As filed with the Securities and Exchange Commission on May 10, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARKIT LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	7370	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Markit Ltd.

4th Floor, Ropemaker Place

25 Ropemaker Street

London EC2Y 9LY

England

+44 20 7260 2000

(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sari Granat

General Counsel

Markit North America, Inc.

620 Eighth Avenue, 35th Floor

New York, NY 10018

(212) 931-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis L. Goldberg, Esq. Richard D. Truesdell, Jr., Esq. H. Oliver Smith, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Stephen Green Executive Vice President, Legal and Corporate Secretary IHS Inc. 15 Inverness Way East Englewood, CO 80112 (303) 790-0600	Michael J. Aiello, Esq. Jaclyn L. Cohen, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)
Common shares, par value $0.01 per share	250,445,248 shares	N/A	$8,702,972,368	$876,389.32

(1)	Represents the estimated maximum number of common shares, par value $0.01 per share, of Markit Ltd. (“Markit”, and such shares, the “Markit common shares”) to be issued in connection with the merger described herein. The estimated maximum number of Markit common shares is based on the product of: (i) the sum of 67,436,803 shares of common stock, par value $0.01 per share, of IHS Inc. (“IHS” and such stock, the “IHS common stock”) that are estimated to be issued and outstanding immediately prior to the merger (calculated on a fully diluted basis), restricted stock unit awards of IHS of 932,369 shares, performance-based vesting stock unit awards of IHS of 1,413,119 shares, deferred stock units of IHS of 139,750 shares and interim grants of IHS of 495,000 shares, multiplied by (ii) 3.5566, which is the exchange ratio for the holders of IHS common stock under the Agreement and Plan of Merger, dated as of March 20, 2016 (the “merger agreement”), among Markit, IHS and Marvel Merger Sub, Inc., a Delaware corporation and an indirect and wholly owned subsidiary of Markit (“Merger Sub”).
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Markit common shares to be registered was calculated based on the product of (i) the average of the high and low sale prices of Markit common shares as reported on the NASDAQ Global Select Market on May 4, 2016 ($34.75) and (ii) 250,445,248, representing the maximum number of Markit common shares expected to be issued in connection with the merger (as defined herein).
(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $100.70 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED May 10, 2016

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Markit Ltd., which we refer to as Markit, IHS Inc., which we refer to as IHS, and Marvel Merger Sub, Inc., a Delaware corporation and an indirect and wholly owned subsidiary of Markit, which we refer to as Merger Sub, have entered into an Agreement and Plan of Merger, dated as of March 20, 2016, as it may be amended from time to time, which we refer to as the merger agreement. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into IHS, with IHS surviving such merger as an indirect and wholly owned subsidiary of Markit, which we refer to as the merger. Upon completion of the merger, Markit will be the combined group holding company and will be renamed IHS Markit Ltd., which we refer to as IHS Markit.

We believe the merger of equals will create a global information powerhouse with leading positions in energy, financial services and transportation, serving a worldwide customer base with the opportunity to deliver a broader set of next-generation solutions across industries. We believe that the merger will benefit both the Markit shareholders and the IHS stockholders and we ask for your support in voting for the applicable proposals at our respective special meetings.

If the merger is completed, holders of IHS common stock will be entitled to receive 3.5566 fully paid and nonassessable Markit common shares for each share of IHS common stock that they hold, which we refer to as the exchange ratio, in addition to cash in lieu of any fractional shares based on then prevailing market prices.

Based on IHS’s and Markit’s respective fully diluted shares as of the signing date, it is expected that the exchange ratio will result in IHS stockholders and Markit shareholders owning approximately 57% and 43% of IHS Markit, respectively, immediately following the effective time of the merger, which we refer to as the effective time. Markit common shares are currently traded on the NASDAQ Global Select Market under the symbol “MRKT” and IHS common stock is currently traded on the New York Stock Exchange under the symbol “IHS”. We expect that IHS Markit common shares will be listed on the [●] under the symbol “[●]”. We urge you to obtain current market quotations of Markit and IHS common stock prior to casting your vote.

Markit will hold a special general meeting of its shareholders and IHS will hold a special meeting of its stockholders in connection with the proposed merger, which we refer to as the Markit special meeting and IHS special meeting, respectively.

At the Markit special meeting, Markit shareholders will be asked to consider and vote on (i) a proposal to approve the issuance of Markit common shares in connection with the merger, which we refer to as the Markit share issuance proposal; (ii) a proposal to approve amending and restating the bye-laws of Markit, which we refer to as the Markit amended bye-laws proposal, (iii) a proposal to approve the name change of “Markit Ltd.” to “IHS Markit Ltd.”, which we refer to as the Markit name change proposal; and (iv) a proposal to adjourn the Markit special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Markit share issuance proposal, the Markit amended bye-laws proposal or the Markit name change proposal, which we refer to as the Markit adjournment proposal. The Markit board unanimously recommends that Markit shareholders vote “FOR” each of the proposals to be considered at the Markit special meeting.

At the IHS special meeting, IHS stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, which we refer to as the IHS merger proposal, (ii) a non-binding, advisory proposal to approve the compensation that may become payable to IHS’s named executive officers in connection with the consummation of the merger and (iii) a proposal to adjourn the IHS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the IHS merger proposal. The IHS board unanimously recommends that IHS stockholders vote “FOR” each of the proposals to be considered at the IHS special meeting.

We cannot complete the merger unless the Markit shareholders approve the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal and the IHS stockholders approve the IHS merger proposal. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Markit special meeting and/or the IHS special meeting, as applicable, please promptly mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet (if applicable) as described in the instructions included with your proxy card.

The obligations of Markit and IHS to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. More information about Markit, IHS, and the merger is contained in this joint proxy statement/prospectus. Markit and IHS encourage you to read this entire joint proxy statement/prospectus carefully, including the section entitled “Risk Factors” beginning on page 27.

We look forward to the successful combination of Markit and IHS.

Sincerely,

Lance Uggla Chairman and Chief Executive Officer Markit Ltd.	Jerre Stead Chairman and Chief Executive Officer IHS Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined that this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of shares in Markit to and between residents and non-residents of Bermuda for exchange control purposes provided shares of Markit remain listed on an appointed stock exchange, which includes the [●]. In granting such consent the Bermuda Monetary Authority does not accept any responsibility for the companies’ financial soundness or the correctness of any of the statements made or opinions expressed in this joint proxy statement/prospectus.

This joint proxy statement/prospectus is dated [●], 2016 and is first being mailed to the shareholders of Markit and stockholders of IHS on or about [●], 2016.

Markit Ltd.

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

To be held on [●], 2016

TIME: [●] (local time) on [●], 2016

PLACE: [●]

ITEMS OF BUSINESS:

1.	To consider and vote on a proposal to approve the issuance of Markit common shares (the “Markit share issuance”) in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of March 20, 2016 (as it may be amended from time to time, the “merger agreement”), by and among Markit Ltd. (“Markit”), Marvel Merger Sub, Inc., a Delaware corporation and an indirect and wholly owned subsidiary of Markit (“Merger Sub”), and IHS Inc., a Delaware corporation (“IHS”), a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice (the “Markit share issuance proposal”);

2.	To consider and vote on a proposal to approve amending and restating the bye-laws of Markit (the “Markit amended bye-laws”) to be effective upon completion of the transactions contemplated by the merger agreement, a copy of which is attached as Annex B to the joint proxy statement/prospectus accompanying this notice (the “Markit amended bye-laws proposal”);

3.	To consider and vote on a proposal to approve the name change of “Markit Ltd.” to “IHS Markit Ltd.” (the “Markit name change”) for registration upon completion of the transactions contemplated by the merger agreement (the “Markit name change proposal”); and

4.	To consider and vote on a proposal to adjourn the Markit special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Markit share issuance proposal, the Markit amended bye-laws proposal or the Markit name change proposal (the “Markit adjournment proposal”).

The approval by Markit shareholders of the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal is required to complete the merger described in the accompanying joint proxy statement/prospectus.

The Markit share issuance proposal, the Markit amended bye-laws proposal, the Markit name change proposal and the Markit adjournment proposal are described in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before you vote.

The joint proxy statement/prospectus accompanying this notice, including the annexes thereto, contains further information with respect to the business to be transacted at the special general meeting of the Markit shareholders, which we refer to as the Markit special general meeting. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. Markit will transact no other business at the Markit special general meeting except such business as may properly be brought before the Markit special general meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Markit special general meeting.

BOARD OF DIRECTORS’ RECOMMENDATION:

After careful consideration, the Markit board, on March 19, 2016, unanimously approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby, including the merger, are advisable for, fair to and in the best interests of Markit, and, subject to the requisite shareholder approvals, approved the Markit share issuance, the Markit amended bye-laws and the Markit name change.

The Markit board unanimously recommends that the Markit shareholders vote “FOR” each of the Markit share issuance proposal, the Markit amended bye-laws proposal, the Markit name change proposal and the Markit adjournment proposal.

WHO MAY VOTE:

Only holders of record of Markit common shares at the close of business on [●], 2016, the record date for voting at the Markit special general meeting, which we refer to as the “Markit record date”, are entitled to vote at the Markit special general meeting. On the Markit record date, [●] Markit common shares were issued and outstanding, including 25,219,470 shares held by the Markit Group Holdings Limited Employee Benefit Trust (“EBT”). Each Markit common share is entitled to one vote.

Two or more persons present at the start of the Markit special general meeting and representing in person or by proxy in excess of 50% of the total issued shares in Markit entitled to vote at the Markit special general meeting (including the Markit common shares held by the EBT) shall form a quorum for the transaction of business at the Markit special general meeting. The Markit common shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by Markit prior to the close of voting at the Markit special general meeting or any adjournment or postponement thereof. Any proxies returned without instructions will be voted FOR the proposals set forth on this Notice of Special General Meeting of Shareholders.

All shareholders will need proof of ownership of shares in Markit, and may be asked to present a form of personal photo identification, in order to be admitted to the Markit special general meeting. In addition, if your shares are held in the name of your broker, bank, or other nominee and you wish to attend the Markit special general meeting, you must bring an account statement or letter from the broker, bank, or other nominee indicating that you were the owner of the shares on [●], 2016.

VOTE REQUIRED FOR APPROVAL:

Your vote is very important. We cannot complete the merger without the approval of the Markit share issuance, the Markit amended bye-laws and the Markit name change. Assuming a quorum is present:

•	approval of the Markit share issuance proposal requires the affirmative vote of a majority of the votes cast at the Markit special general meeting;

•	approval of the Markit amended bye-laws proposal requires the affirmative vote at the Markit special general meeting of not less than 66 2/3% of the votes attaching to all shares in issue as of the Markit record date;

•	approval of the Markit name change proposal requires the affirmative vote of a majority of the votes cast at the Markit special general meeting; and

•	approval of the Markit adjournment proposal requires the affirmative vote of a majority of the voting rights held by those shareholders present at the Markit special general meeting, in person or by proxy.

Whether or not you plan to attend the Markit special general meeting, please promptly mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number included with your proxy card. If your shares are held in the name of a broker or other nominee, please follow the instructions on a voting instruction card furnished by the record holder.

By order of the Board of Directors,

Jeffrey Gooch

Chief Financial Officer and Secretary

London, England

[●], 2016

IHS Inc.

15 Inverness Way East

Englewood, CO 80112

www.ihs.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on [●], 2016

TIME: [●] (local time) on [●], 2016

PLACE: [●]

ITEMS OF BUSINESS:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 20, 2016 (as it may be amended from time to time, the “merger agreement”), by and among Markit Ltd., a Bermuda exempted company (“Markit”), Marvel Merger Sub, Inc., a Delaware corporation and an indirect and wholly owned subsidiary of Markit (“Merger Sub”), and IHS Inc., a Delaware corporation (“IHS”), a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice, pursuant to which Merger Sub will merge with and into IHS with IHS continuing as the surviving corporation and an indirect and wholly owned subsidiary of Markit (the “IHS merger proposal”).

2.	To consider and vote on a proposal to approve, on an advisory (non-binding) basis, a specified compensatory arrangement between IHS and its named executive officers relating to the transaction contemplated by the merger agreement (the “IHS compensation proposal”); and

3.	To consider and vote on a proposal to adjourn the IHS special meeting (as defined below), if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the IHS merger proposal (the “IHS adjournment proposal”).

The approval by IHS stockholders of the IHS merger proposal is required to complete the merger described in the accompanying joint proxy statement/prospectus.

The IHS merger proposal, IHS compensation proposal and IHS adjournment proposal are described in the accompanying proxy statement/prospectus, which you should read carefully in its entirety before you vote.

The joint proxy statement/prospectus accompanying this notice, including the annexes thereto, contains further information with respect to the business to be transacted at the special meeting of the IHS stockholders, which we refer to as the IHS special meeting. We urge you to read the joint proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. IHS will transact no other business at the IHS special meeting except such business as may properly be brought before the IHS special meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the IHS special meeting.

BOARD OF DIRECTORS’ RECOMMENDATION:

After careful consideration, the IHS board, on March 19, 2016, unanimously approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby are advisable, fair to and in the best interests of IHS and its stockholders.

The IHS board unanimously recommends that the IHS stockholders vote “FOR” each of the IHS merger proposal, the IHS compensation proposal and the IHS adjournment proposal.

WHO MAY VOTE:

Only holders of record of IHS Class A common stock (“IHS common stock”) at the close of business on [●], 2016, the record date for voting at the IHS special meeting, are entitled to vote at the IHS special meeting. On the IHS record date, [●] shares of IHS common stock were outstanding. Each share of IHS common stock is entitled to one vote.

VOTE REQUIRED FOR APPROVAL:

Your vote is very important. We cannot complete the merger without the approval of the IHS merger proposal. Assuming a quorum is present, approval of the IHS merger proposal requires the affirmative vote of the holders of a majority of all outstanding shares of IHS common stock entitled to vote on the IHS merger proposal. Assuming a quorum is present, approval of the IHS compensation proposal requires the affirmative vote of IHS stockholders present, in person or represented by proxy, and entitled to vote at the IHS special meeting representing a majority of the votes actually cast on the matter. Assuming a quorum is present, approval of the IHS adjournment proposal requires the affirmative vote of IHS stockholders present, in person or represented by proxy, and entitled to vote at the IHS special meeting representing a majority of the votes actually cast on the matter.

Whether or not you plan to attend the IHS special meeting, please promptly mark, sign and date the accompanying joint proxy statement/prospectus and return it promptly in the enclosed postage-paid envelope, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number included with your proxy card. If your shares are held in the name of a broker or other nominee, please follow the instructions on a voting instruction card furnished by the record holder.

By order of the Board of Directors,

[●]

[●]

Englewood, CO

[●], 2016

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Markit and IHS from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Markit Ltd. 4th Floor, Ropemaker Place 25 Ropemaker Street, London EC2Y 9LY, England +44 20 7260 2000 Attention: Investor Relations	IHS Inc. 15 Inverness Way East Englewood, CO 80112 +1 303-397-2969 Attention: Investor Relations

Investors may also consult Markit’s or IHS’s websites for more information concerning the merger described in this joint proxy statement/prospectus. Markit’s website is www.markit.com. IHS’s website is www.ihs.com. Information included on either of these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by [●], 2016 in order to receive them before the respective special meetings.

For more information, see “Where You Can Find More Information” beginning on page 198.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form F-4 (File No. [●]) filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, by Markit Ltd., which we refer to as Markit, constitutes a prospectus of Markit under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the Markit common shares to be issued to IHS stockholders pursuant to the Agreement and Plan of Merger, dated March 20, 2016, as may be amended from time to time, which we refer to as the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act only with respect to IHS stockholders. It also constitutes a notice of meeting with respect to the special general meeting of Markit shareholders, which we refer to as the Markit special meeting, and a notice of meeting with respect to the special meeting of IHS stockholders, which we refer to as the IHS special meeting and, together with the Markit special meeting, which we refer to as the special meetings.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2016. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to Markit shareholders and/or IHS stockholders, nor the issuance by Markit of Markit common shares in connection with the merger, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Markit has been provided by Markit and information contained in this joint proxy statement/prospectus regarding IHS has been provided by IHS.

Unless otherwise indicated or as the context otherwise requires, each reference in this joint proxy statement/prospectus to:

•	“2014 corporate reorganization” refers to the corporate reorganization that was completed prior to the closing of Markit’s initial public offering in June 2014 in which all of the interests in Markit Group Holdings Limited were exchanged for newly issued common shares of Markit Ltd. and, as a result, Markit Group Holdings Limited became a wholly-owned subsidiary of Markit Ltd.;

•	“2014 Equity Plan” refers to Markit’s 2014 Equity Incentive Award Plan;

•	“Bermuda Act” refers to the Companies Act 1981, as amended, of Bermuda;

•	“closing” refers to the closing of the merger;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“combined company” refers to IHS Markit, following completion of the merger;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•	“EBT” refers to the Markit Group Holdings Limited Employee Benefit Trust;

•	“exchange ratio” refers to 3.5566 Markit common shares for each share of IHS common stock;

•	“executive employment agreements” refers to Markit’s employment agreement with the following executive officers: Lance Uggla, Kevin Gould, Jeffrey Gooch, Shane Akeroyd and Stephen Wolff;

•	“effective time” refers to the effective time of the merger;

•	“Goldman Sachs” refers to Goldman, Sachs & Co.;

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

•	“IHS” refers to IHS Inc., a Delaware corporation;

•	“IHS adjournment proposal” refers to the IHS stockholder proposal to adjourn the IHS special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the IHS merger proposal;

•	“IHS board” refers to the board of directors of IHS;

•	“IHS Markit” refers to IHS Markit Ltd., following completion of the merger;

•	“IHS Markit board” refers to the board of directors of IHS Markit, following completion of the merger;

•	“IHS merger proposal” refers to the IHS stockholder proposal to adopt the merger agreement;

•	“IHS common stock” refers to the Class A common stock, par value $0.01 per share, of IHS;

•	“IHS financial advisors” refers collectively to M. Klein and Company and Goldman Sachs;

•	“IHS record date” refers to [●], 2016;

•	“IHS stockholders” refers to the holders of IHS common stock;

•	“IHS required stockholder approval” refers to the approval of the IHS merger proposal at the IHS special meeting by the affirmative vote of the holders of a majority of all outstanding shares of IHS common stock as of the IHS record date;

•	“J.P. Morgan” refers to J.P. Morgan Securities LLC;

•	“KEIP” refers to Markit’s Key Employee Incentive Program;

•	“M. Klein” refers to M. Klein and Company;

•	“Markit” refers to Markit Ltd., a Bermuda exempted company, after completion of the 2014 corporate reorganization, or to Markit Group Holdings Limited, prior to completion of the 2014 corporate reorganization;

•	“Markit adjournment proposal” refers to the Markit shareholder proposal to adjourn the Markit special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal;

•	“Markit amended bye-laws” refers to the amended and restated bye-laws of Markit in the form attached as Annex B to this joint proxy statement/prospectus;

•	“Markit amended bye-laws proposal” refers to the Markit shareholder proposal to approve the Markit amended bye-laws;

•	“Markit board” refers to the board of directors of Markit;

•	“Markit common shares” refers to the common shares, par value $0.01 per share, of Markit;

•	“Markit financial advisor” refers to J.P. Morgan;

•	“Markit name change proposal” refers to the Markit shareholder proposal to approve the name change of Markit to “IHS Markit Ltd.”;

•	“Markit record date” refers to [●], 2016;

•	“Markit shareholders” refers to the holders of Markit common shares;

•	“Markit required shareholder approvals” refers to (i) the approval of the Markit share issuance proposal at the Markit special meeting by the affirmative vote of a majority of the votes cast at the Markit special meeting, (ii) the approval of the Markit amended bye-laws proposal at the Markit special meeting by the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue as of the Markit record date and (iii) the approval of the Markit name change proposal at the Markit special meeting by the affirmative vote of a majority of the votes cast at the Markit special meeting.

•	“Markit share issuance” refers to the issuance of Markit common shares as merger consideration;

•	“Markit share issuance proposal” refers to the Markit shareholder proposal to approve the Markit share issuance;

•	“merger” refers to the merger of Merger Sub with and into IHS, with IHS surviving the merger as an indirect and wholly owned subsidiary of Markit;

•	“merger agreement” refers to the Agreement and Plan of Merger, dated as of March 20, 2016, as it may be amended from time to time, by and among Markit, Merger Sub and IHS, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

•	“merger consideration” refers to the right of holders of IHS common stock to receive 3.5566 Markit common shares for each share of IHS common stock held by them (together with cash in lieu of any fractional shares based on then prevailing market prices);

•	“Merger Sub” refers to Marvel Merger Sub, Inc., a Delaware corporation and an indirect and wholly owned subsidiary of Markit;

•	“NASDAQ” refers to the NASDAQ Global Select Market;

•	“NYSE” refers to the New York Stock Exchange;

•	“outside date” refers to November 30, 2016, or, if the outside date has been extended in accordance with the merger agreement, February 28, 2017;

•	“required stockholder approvals” refers collectively to the Markit required shareholder approvals and the IHS required stockholder approval;

•	“SEC” refers to the U.S. Securities and Exchange Commission; and

•	“we”, “our” and “us” refer to Markit and IHS, collectively.

i

QUESTIONS AND ANSWERS

The following are some questions that you, as a shareholder of Markit and/or a stockholder of IHS, may have regarding the merger and the other matters being considered at the special meetings as well as the answers to those questions. Markit and IHS (which we refer to, collectively, as “we”) urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meetings. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.

About the Merger

Q:	What is the proposed transaction on which I am being asked to vote?

A:	Markit and IHS have agreed to the strategic combination of Markit and IHS under the terms of a merger agreement that is described in this joint proxy statement/prospectus. Subject to the terms and conditions of the merger agreement, Merger Sub, a Delaware corporation and an indirect and wholly owned subsidiary of Markit, will be merged with and into IHS, with IHS surviving as an indirect and wholly owned subsidiary of Markit, which we refer to as the merger. As a result of the merger, each issued and outstanding share of IHS common stock, par value $0.01, which we refer to as IHS common stock, will be converted into the right to receive 3.5566 common shares of Markit, par value $0.01, which we refer to as Markit common shares, plus cash in lieu of any fractional shares based on then prevailing market prices. Upon completion of the merger, Markit will be the combined group holding company and will be renamed IHS Markit Ltd., which we refer to as IHS Markit or the combined company.

Following the merger, IHS common stock will be delisted from the New York Stock Exchange, which we refer to as the NYSE, and IHS common stock will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The shares of IHS Markit will be listed for trading on the [●] upon the closing.

Q:	Why is stockholder approval necessary and who is entitled to vote?

A:	This joint proxy statement/prospectus serves as the proxy statement through which Markit and IHS will solicit proxies to obtain the necessary stockholder approvals for the proposed merger. It also serves as the prospectus by which Markit will issue its common shares as consideration in the merger.

Markit is holding a special general meeting of shareholders, which we refer to as the Markit special meeting, in order to obtain the shareholder approvals necessary to approve (i) the issuance of Markit common shares as merger consideration, which we refer to as the Markit share issuance and which proposal we refer to as the Markit share issuance proposal, (ii) amending and restating the bye-laws of Markit, which we refer to as the Markit amended bye-laws, effective upon completion of the merger, which proposal we refer to as the Markit amended bye-laws proposal, and (iii) the name change of “Markit Ltd.” to “IHS Markit Ltd.” for registration upon completion of the merger, which we refer to as the Markit name change and which proposal we refer to as the Markit name change proposal. We refer to the foregoing proposals as the Markit required shareholder proposals and the approval of such proposals as the Markit required shareholder approvals. Markit shareholders will also be asked to approve the adjournment of the Markit special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve the Markit shareholder proposals).

IHS is holding a special meeting of stockholders, which we refer to as the IHS special meeting, and which we refer to, together with the Markit special meeting, as the special meetings, in order to obtain the stockholder approval necessary to adopt the merger agreement. We refer to the stockholder approval necessary to adopt the merger agreement as the IHS merger proposal and the approval of such proposal as the IHS required stockholder approval. IHS stockholders will also be asked to approve the adjournment of the IHS special meeting (if necessary or appropriate to obtain additional proxies if there are not sufficient votes to approve the IHS merger proposal) and to approve, by a non-binding advisory vote, the IHS compensation proposal.

We will be unable to complete the merger unless, among other things, the IHS stockholders vote to adopt the merger agreement and the Markit shareholders vote to approve the Markit share issuance, the Markit amended bye-laws and the Markit name change.

You are receiving this joint proxy statement/prospectus because you were a holder of record of Markit common shares and/or IHS common stock as of the close of business on [●], 2016, the record date for the Markit special meeting, which we refer to as the Markit record date, or on [●], 2016, the record date for the IHS special meeting, which we refer to as the IHS record date, respectively, and are therefore entitled to vote at the Markit special meeting and/or IHS special meeting.

This joint proxy statement/prospectus contains important information about the merger, the merger agreement (a copy of which is attached as Annex A), the Markit amended bye-laws (a form of which is attached as Annex B) and the special meetings. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the Markit special meeting or the IHS special meeting, as applicable. Your vote is very important and we encourage you to submit your proxy as soon as possible.

Q:	What will IHS stockholders receive in the merger?

A:	If the merger is completed, IHS stockholders will be entitled to receive 3.5566 (which we refer to as the exchange ratio) Markit common shares for each share of IHS common stock they hold at the effective time, which we refer to as the merger consideration. IHS stockholders will not receive any fractional Markit common shares in the merger. Instead, IHS stockholders will receive cash in lieu of any fractional Markit common shares, that they would otherwise have been entitled to receive, based on then prevailing market prices.

Q:	What will Markit shareholders receive in the merger?

A:	If the merger is completed, Markit shareholders will continue to hold their Markit common shares and will not receive any consideration.

Q:	What equity stake will former Markit shareholders and former IHS stockholders hold in IHS Markit?

A:	Under the merger agreement and pursuant to the exchange ratio, based on IHS’s and Markit’s respective fully diluted shares as of the signing date, it is expected that IHS stockholders and Markit shareholders will own approximately 57% and 43%, respectively, of the combined company common shares immediately following the effective time, excluding shares held by the EBT.

Q:	How do I calculate the value of the merger consideration?

A:

The merger agreement provides that the merger consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, share consolidation, share subdivision, share bonus issue or stock dividend (including any dividend or distribution of securities convertible into the IHS common stock or Markit common shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of IHS common stock or Markit common shares issued and outstanding after the date hereof and prior to the effective time. However, the merger agreement does not contain any provision that would adjust the exchange ratio based on fluctuations in the market value of either the Markit common shares or IHS common stock. Because of this, the implied value of consideration to the IHS stockholders may fluctuate between now and the completion of the merger. The value of the consideration to IHS stockholders will depend on the market value of Markit common shares at the time the merger is completed.

On March 18, 2016, the last trading day prior to the public announcement of the proposed merger, the closing price on NASDAQ was $26.80 per Markit common share. On [●], 2016, the latest practicable date before the date of this joint proxy statement/prospectus, the closing price of the Markit common shares on the NASDAQ was $[●] per Markit common share. We urge you to obtain current market quotations before voting your shares.

Q:	What do I need to do now to receive the merger consideration?

A:	After the merger is completed, IHS stockholders will each receive from the exchange agent instructions on how to surrender their book-entry shares in exchange for the merger consideration.

Q:	Who is the exchange agent for the merger?

A:	[●], is the exchange agent.

Q:	When do you expect the merger to be completed?

A:	Markit and IHS intend to complete the merger as soon as reasonably practicable and are currently targeting completion of the merger during the second half of 2016. However, the merger is subject to certain conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. For additional information on the regulatory approvals and clearances required to complete the merger, see the section entitled “The Merger Agreement—Regulatory Approvals” beginning on page 115. For additional information on the conditions to completion of the merger, see the section entitled “The Merger Agreement—Description of the Merger Agreement—Conditions to Completion of the Merger” beginning on page 131.

Q:	What effects will the merger have on Markit and IHS?

A:	Upon completion of the merger, IHS will cease to have its common stock traded publicly. Merger Sub will merge with and into IHS, with IHS surviving the merger as an indirect and wholly owned subsidiary of Markit. Following completion of the merger, the registration of the IHS common stock and the reporting obligations of IHS with respect to its common stock under the Exchange Act will be terminated. In addition, upon completion of the merger, shares of IHS common stock will no longer be listed on the NYSE or any other stock exchange or quotation system. Although current IHS stockholders will no longer be stockholders of IHS, they will have an indirect interest in IHS through their ownership of Markit common shares. Upon completion of the merger, IHS Markit common shares will be listed on the [●].

Q:	What are the conditions to the completion of the merger?

A:	In addition to the adoption of the merger agreement by the IHS stockholders, and the approval of the Markit share issuance, the Markit amended bye-laws and the Markit name change by the Markit shareholders, the completion of the merger is subject to the satisfaction or waiver of a number of other conditions, including:

•	the receipt of certain regulatory approvals and clearances, including (i) the termination or expiration of any applicable waiting period under the HSR Act (termination of such waiting period was granted on April 20, 2016) and (ii) approval from the German Bundeskartellamt (Federal Cartel Office (“BKartA”)) without the imposition of any regulatory material adverse effect (as defined in the merger agreement) (BKartA cleared the merger on May 2, 2016);

v

•	the absence of certain governmental restraints or prohibitions preventing the consummation of the merger or imposing a regulatory material adverse effect;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of any stop order or proceeding seeking a stop order; and

•	the approval for listing by the [●] of the Markit common shares to be issued in connection with the merger, subject to official notice of issuance.

For additional information on the regulatory approvals and clearances required to complete the merger, see the section entitled “The Merger Agreement—Regulatory Approvals” beginning on page 115. For additional information on the conditions to completion of the merger, see the section entitled “The Merger Agreement—Description of the Merger Agreement—Conditions to Completion of the Merger” beginning on page 131.

Q:	What will happen to outstanding Markit equity awards in the merger?

A:	All Markit equity awards will remain outstanding in accordance with the terms and conditions under the applicable plan and award agreement in effect immediately prior to the effective time, including amendments to such terms and conditions that have been adopted in connection with the merger. For additional information on these amended terms and conditions, see the section entitled “The Merger Agreement—Interests of Markit Directors and Executive Officers in the Merger” beginning on page 93.

Q:	What will happen to outstanding IHS equity awards in the merger?

A:	The merger agreement generally provides for the conversion of IHS restricted stock unit awards, IHS deferred stock units and IHS performance-based vesting stock unit awards into corresponding awards for a number of IHS Markit common shares, rounded up to the nearest whole share, determined by multiplying the number of shares of IHS common stock subject to each IHS award by the exchange ratio. For certain performance-based vesting stock unit awards, the number of units so converting will be based on the specified percentage applicable to the underlying award. The converted awards will be subject to the same terms and conditions as the original IHS awards, except that certain performance-based vesting stock unit awards will become time-based vesting awards that vest on the February 1 following the expiration of the applicable performance period. For additional information on the treatment of IHS equity awards, see the section entitled “The Merger Agreement—Treatment of IHS Equity Awards” beginning on page 116.

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all mergers. These risks are discussed in more detail in the section entitled “Risk Factors” beginning on page 27 and you should also refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

Q:	Are IHS stockholders entitled to appraisal rights?

A:	No. Under the DGCL, no appraisal rights are available to IHS stockholders in connection with the merger.

Q:	Are Markit shareholders entitled to appraisal rights?

A:	No. Under the Bermuda Act, no appraisal rights are available to Markit common shareholders in connection with the merger.

Q:	What are the U.S. federal income tax consequences of the merger to U.S. holders of shares of IHS common stock?

A:

In general, subject to the discussion below relating to the potential application of Section 304 of the Code under “The Merger Agreement—Certain U.S. Federal Income Tax Consequences” beginning on page 101 of this proxy statement/prospectus, a U.S. holder of IHS common stock will recognize gain or loss equal to the difference between (i) the fair market value of the IHS Markit common shares received by such

U.S. holder in the merger (including any cash received in lieu of fractional IHS Markit common shares) and (ii) its aggregate tax basis in the IHS common stock surrendered in the merger.

Q:	What are the U.S. federal income tax consequences of the merger to U.S. holders of Markit common shares?

A:	There are no U.S. federal income tax consequences of the merger to U.S. holders of Markit common shares, unless they also hold IHS common stock.

About the Special Meetings

Q:	When and where will the special meetings be held?

A:	Markit. The Markit special meeting will be held at [●] on [●], 2016, at [●], local time.

IHS. The IHS special meeting will be held at [●] on [●], 2016, at [●], local time.

Q:	Who is entitled to vote at the special meetings?

A:	Only holders of record of Markit common shares at the close of business on [●], 2016, the record date for voting at the Markit special meeting, are entitled to vote at the Markit special meeting.

Only holders of record of IHS common stock at the close of business on [●], 2016, the record date for voting at the IHS special meeting, are entitled to vote at the IHS special meeting.

Q:	How can I attend the Markit special meeting?

A:	All shareholders will need proof of ownership of shares in Markit, and may be asked to present a form of personal photo identification, in order to be admitted to the Markit special meeting. In addition, if your shares are held in the name of your broker, bank, or other nominee and you wish to attend the Markit special meeting, you must bring an account statement or letter from the broker, bank, or other nominee indicating that you were the owner of the shares on the Markit record date.

Q:	How can I attend the IHS special meeting?

A:	Each stockholder of record has the opportunity to vote in person at the IHS special meeting. You will need to bring picture identification to the meeting. If you own shares in street name (i.e., your shares are held in street name through a broker, bank, trustee or other nominee), please bring your most recent brokerage statement, along with picture identification, to the meeting. IHS will use your brokerage statement to verify your ownership of IHS common stock and admit you to the meeting. Shares held in your name as the stockholder of record may be voted by you in person at the IHS special meeting. Shares held beneficially in street name may be voted by you in person at the IHS special meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the IHS special meeting.

Q:	What proposals will be considered at the Markit special meeting?

A:

At the Markit special meeting, Markit shareholders will be asked to consider and vote on (i) a proposal to approve the issuance of Markit common shares as merger consideration, which we refer to as the Markit share issuance proposal, (ii) a proposal to approve amending and restating the bye-laws of Markit to be effective upon completion of the merger, which we refer to as the Markit amended bye-laws proposal, (iii) a proposal to approve the name change of “Markit Ltd.” to “IHS Markit Ltd.” for registration upon completion of the merger, which we refer to as the Markit name change proposal and (iv) a proposal to adjourn the Markit special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Markit share issuance proposal, the Markit amended bye-laws proposal or the

Markit name change proposal, which we refer to as the Markit adjournment proposal. Markit will transact no other business at its special meeting except such business as may be properly brought before the Markit special meeting or any adjournment or postponement thereof.

Q:	What proposals will be considered at the IHS special meeting?

A:	At the IHS special meeting, IHS stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, which we refer to as the IHS merger proposal, (ii) a non-binding, advisory proposal to approve the compensation that may become payable to IHS’s named executive officers in connection with the consummation of the merger, which we refer to as the IHS compensation proposal, and (iii) a proposal to adjourn the IHS special meeting, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the IHS merger proposal, which we refer to as the IHS adjournment proposal. IHS will transact no other business at its special meeting except such business as may properly be brought before the IHS special meeting or any adjournment or postponement thereof.

Q:	What are the Markit amended bye-laws?

A:	In connection with the transactions contemplated by the merger agreement, Markit is amending and restating its bye-laws to reflect certain governance provisions including, among other things, the planned succession for IHS Markit’s CEO and Chairman of the Board, to be implemented at the effective time.

Q:	How does the Markit board recommend that I vote?

A:	The Markit board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Markit. The Markit board, subject to the requisite shareholder approvals, unanimously approved the Markit share issuance, the Markit amended bye-laws and the Markit name change.

The Markit board unanimously recommends that the Markit shareholders vote:

•	“FOR” the Markit share issuance proposal;

•	“FOR” the Markit amended bye-laws proposal;

•	“FOR” the Markit name change proposal; and

•	“FOR” the Markit adjournment proposal.

Q:	How does the IHS board recommend that I vote?

A:	The IHS board unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of IHS and its stockholders.

The IHS board unanimously recommends that the IHS stockholders vote:

•	“FOR” the IHS merger proposal;

•	“FOR” the IHS compensation proposal; and

•	“FOR” the IHS adjournment proposal.

Q:	How do I vote?

A:	If you are a holder of record of Markit common shares as of the close of business on the record date for the Markit special meeting or a holder of record of IHS common stock as of the close of business on the record date for the IHS special meeting, you may vote in person by attending the applicable special meeting or, to ensure your shares are represented at the applicable meeting, you may vote by:

•	accessing the Internet website specified on your proxy card (if applicable);

•	calling the toll-free number specified on your proxy card; or

•	marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If your shares are held in street name, through a broker, bank, trustee or other nominee, please follow the instructions on a voting instruction card furnished by the record holder.

Q:	What is a “broker non-vote”?

A:	Under NYSE and NASDAQ rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares held of record by banks, brokerage firms or other nominees but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. A “broker non-vote” occurs on an item when (i) a broker, nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, nominee or intermediary with such instructions. Because none of the proposals to be voted on at either the Markit special meeting or IHS special meeting are routine matters for which brokers may have discretionary authority to vote, Markit and IHS do not expect there to be any broker non-votes at the Markit special meeting or IHS special meeting.

Q:	What vote is required to approve each Markit proposal?

A:	Proposal to Approve the Markit Share Issuance by Markit Shareholders. Approving the Markit share issuance requires the affirmative vote of a majority of the votes cast at the Markit special meeting. Accordingly, a Markit shareholder’s failure to submit a proxy card or to vote in person at the Markit special meeting, an abstention from voting (which is not considered a vote cast), or a broker non-vote (which is not considered a vote cast) will have no effect on the outcome of any vote on the Markit share issuance proposal, assuming a quorum is present.

Proposal to approve the Markit Amended Bye-Laws by Markit Shareholders. Approving the Markit amended bye-laws requires the affirmative vote at the Markit special meeting of not less than 66 2/3% of the votes attaching to all shares in issue as of the Markit record date. Accordingly, a Markit shareholder’s failure to submit a proxy card or to vote in person at the Markit special meeting, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Markit amended bye-laws proposal.

Proposal to approve the Markit Name Change by Markit Shareholders. Approving the Markit name change requires the affirmative vote of a majority of the votes cast at the Markit special meeting. Accordingly, a Markit shareholder’s failure to submit a proxy card or to vote in person at the Markit special meeting, an abstention from voting (which is not considered a vote cast) or a broker non-vote (which is not considered a vote cast) will have no effect on the outcome of any vote on the Markit name change proposal, assuming a quorum is present.

Proposal to Adjourn the Markit Special Meeting by Markit Shareholders. Approving an adjournment of the Markit special meeting (if necessary or appropriate to solicit additional proxies if there are not sufficient votes to adopt the Markit share issuance, the Markit amended bye-laws or the Markit name change) requires the affirmative vote of a majority of the voting rights held by those shareholders present at the Markit special meeting, in person or by proxy. Accordingly, a Markit shareholder’s failure to vote in person at the Markit special meeting (if such Markit shareholder is present at such meeting), an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Markit adjournment proposal, while a Markit shareholder’s failure to submit a proxy card or to vote in person at the Markit special meeting will have no effect on the outcome of any vote on the Markit adjournment proposal (so long as such Markit shareholder is not present at the Markit special meeting).

Q:	What vote is required to approve each IHS proposal?

A:	Proposal to Adopt the Merger Agreement by IHS Stockholders. Approving the IHS merger proposal requires the affirmative vote of a majority of the outstanding shares of the IHS common stock entitled to vote on the IHS merger proposal. Accordingly, an IHS stockholder’s failure to submit a proxy card or to vote in person at the IHS special meeting, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Proposal Regarding Certain Merger-Related Executive Compensation Arrangements. In accordance with Section 14A of the Exchange Act, IHS is providing stockholders with the opportunity to approve, by non-binding advisory vote, compensation payments for IHS’s named executive officers in connection with the merger, as reported in the section of this joint proxy statement/prospectus entitled “IHS Proposal 2: The IHS Compensation Proposal” beginning on page 145. Approving the IHS compensation proposal, on a non-binding advisory basis, requires the affirmative vote of IHS stockholders present, in person or represented by proxy, and entitled to vote at the IHS special meeting representing a majority of the votes actually cast on the matter. Accordingly, abstentions and broker non-votes (which are not considered votes cast) and shares held by IHS stockholders not in attendance at, and who have not submitted a proxy for, the IHS special meeting, will have no effect on the outcome of any vote to approve, on a non-binding advisory basis, the IHS compensation proposal, assuming a quorum is present.

Proposal to Adjourn the IHS special meeting by IHS Stockholders. Approving the IHS adjournment proposal (if necessary or appropriate to obtain additional proxies if there are not sufficient votes to adopt the merger agreement) requires the affirmative vote of IHS stockholders present, in person or represented by proxy, and entitled to vote at the IHS special meeting representing a majority of the votes actually cast on the matter. Accordingly, abstentions and broker non-votes (which are not considered votes cast) and shares held by IHS stockholders not in attendance at, and who have not submitted a proxy for, the IHS special meeting, will have no effect on the outcome of any vote on the IHS adjournment proposal, assuming a quorum is present.

Q:	How many votes do I have?

A:	Markit. You are entitled to cast one vote for each Markit common share that you owned as of the close of business on the record date for the Markit special meeting. As of the close of business on the record date for the Markit special meeting, there were [●] Markit common shares issued and outstanding entitled to vote at the Markit special meeting, including 25,219,470 shares held by the EBT.

IHS. You are entitled to cast one vote for each share of IHS common stock that you owned as of the close of business on the record date for the IHS special meeting. As of the close of business on the record date for the IHS special meeting, there were [●] shares of IHS common stock outstanding entitled to vote at the IHS special meeting.

Q:	What is the EBT and how will shares held by the EBT be voted?

A:	The Markit Group Holdings Limited Employee Benefit Trust (the “EBT”) is a discretionary trust established by a deed dated January 27, 2010 between Markit Group Holdings Limited and Elian Employee Benefit Trustee Limited (the “trustee”), as trustee of the EBT, through which shares and other benefits may be provided to Markit’s existing and former employees in satisfaction of their rights under any compensation or share incentive arrangements established by Markit. The trustee is an independent provider of fiduciary services, based in Jersey, Channel Islands.

Shares held by the EBT are held for issuance to satisfy equity awards under Markit’s employee plans, and will be available after closing to satisfy awards of IHS Markit to employees of the combined company. The combined company 57%/43% approximate ownership split between IHS stockholders and Markit shareholders, respectively, referred to in this joint proxy statement/prospectus is calculated based on IHS’s and Markit’s respective fully diluted shares as of the signing date and excluding the EBT shares.

x

As of the Markit record date, 25,219,470 Markit common shares were held by the EBT. The trustee of the EBT may not vote any Markit common shares held by the EBT unless Markit directs otherwise. Markit intends to direct the EBT to vote the Markit common shares held by the EBT on each proposal at the Markit special meeting in accordance with the percentages voted by other holders of Markit common shares on such proposal.

Q:	What will happen if I fail to vote or I abstain from voting?

A:	Markit.

Proposal to Approve the Markit Share Issuance by Markit Shareholders. If you are a Markit shareholder and fail to vote, fail to instruct your broker or nominee to vote, or abstain, it will have no effect on the Markit share issuance proposal, assuming a quorum is present.

Proposal to Approve the Markit Amended Bye-Laws by Markit Shareholders. If you are a Markit shareholder and fail to vote, fail to instruct your broker or nominee to vote, or abstain, it will have the same effect as a vote “AGAINST” the Markit amended bye-laws proposal.

Proposal to Approve the Markit Name Change by Markit Shareholders. If you are a Markit shareholder and fail to vote, fail to instruct your broker or nominee to vote, or abstain, it will have no effect on the Markit name change proposal, assuming a quorum is present.

Proposal to Adjourn the Markit General Meeting by Markit shareholder. If you are a Markit shareholder and fail to vote in person at the Markit special meeting (if you are present at the Markit special meeting) or vote to abstain, it will have the same effect as a vote “AGAINST” the Markit adjournment proposal. If you are a Markit shareholder and fail to instruct your broker or nominee to vote or fail to submit a proxy card or to vote in person at the Markit special meeting, it will have no effect on the Markit adjournment proposal (so long as you are not present at the Markit special meeting).

IHS.

Proposal to Adopt the Merger Agreement by IHS Stockholders. If you are an IHS stockholder and fail to vote, fail to instruct a broker or other nominee to vote, or abstain, it will have the same effect as a vote “AGAINST” the IHS merger proposal.

Proposal Regarding Certain Merger-Related Executive Compensation Arrangements. If you are an IHS stockholder and fail to vote, fail to instruct your broker or nominee to vote, or abstain, it will have no effect on the IHS compensation proposal, assuming a quorum is present.

Proposal to Adjourn the IHS special meeting by IHS Stockholders. If you are an IHS stockholder and fail to vote, fail to instruct your broker or nominee to vote, or abstain, it will have no effect on the IHS adjournment proposal, assuming a quorum is present.

Q:	What constitutes a quorum?

A:	Markit. A quorum for action on any subject matter at any special meeting of Markit shareholders will exist when two or more persons present at the start of the Markit special meeting and representing in the aggregate in person or by proxy in excess of 50% of the total issued shares in Markit entitled to vote at the Markit special meeting (including the shares held by the EBT) shall form a quorum for the transaction of business at the Markit special meeting.

IHS. A quorum of stockholders is necessary to transact business at the IHS special meeting. A quorum exists if the holders of at least a majority of the shares of IHS common stock entitled to vote are present either in person or by proxy at the meeting. Abstentions and broker non-votes will be counted in determining whether a quorum exists. Because none of the proposals to be voted on at the IHS special meeting are routine matters for which brokers may have discretionary authority to vote, IHS does not expect any broker non-votes at the IHS special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee, that is, in “street name”, your broker, bank, trust company or other nominee cannot vote your shares on “non-routine” matters without instructions from you. You should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions provided by your broker, bank, trust company or other nominee to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you are a Markit shareholder and you do not provide your broker, bank, trust company or other nominee with instructions, your broker, bank, trust company or other nominee will not submit a proxy, your Markit common shares will not be counted for purposes of determining a quorum at the Markit special meeting, and will not be voted on any proposal.

If you are an IHS stockholder and you do not provide your broker, bank, trust company or other nominee with instructions and your broker, bank, trust company or other nominee submits an unvoted proxy, your shares of IHS common stock will be counted for purposes of determining a quorum at the IHS special meeting, but will not be voted on any proposal on which your broker, bank, trust company or other nominee does not have discretionary authority.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	If you are a registered holder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Markit board, in the case of Markit common shares, or the IHS board, in the case of IHS common stock.

Please note that you may not vote shares held in street name by returning a proxy card directly to Markit or IHS, as applicable, or by voting in person at your special meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank, trust company or other nominee.

If you are a Markit shareholder and you do not instruct your broker on how to vote your Markit shares, your broker may not vote your Markit shares, which will have the same effect as a vote “AGAINST” the Markit amended bye-laws proposal, but will have no effect on the Markit share issuance proposal, the Markit name change proposal or the Markit adjournment proposal, assuming a quorum is present.

If you are an IHS stockholder and you do not instruct your broker on how to vote your IHS shares, your broker may not vote your IHS shares, which will have the same effect as a vote “AGAINST” the IHS merger proposal but will have no effect on the IHS adjournment proposal or the IHS compensation proposal, assuming a quorum is present. However, because none of the proposals to be voted on at the IHS special meeting are routine matters for which brokers may have discretionary authority to vote, IHS does not expect any broker non-votes at the IHS special meeting.

Q:	Can I change my vote after I have returned a proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at your special meeting. You can do this in one of four ways, depending on whether you are a Markit shareholder or an IHS stockholder:

Markit Shareholders. You can change your vote or revoke your proxy at any time before it is exercised at the Markit special meeting by doing any of the following:

•	filing with the Secretary of Markit prior to the Markit special meeting a written notice of revocation by mail to Markit Ltd., Attention: Company Secretary, c/o Markit Legal Department, 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England;

•	submitting a duly executed proxy bearing a later date that Markit receives prior to the conclusion of voting at the Markit special meeting;

•	attending the Markit special meeting and voting in person; or

•	logging on to www.proxyvote.com in the same manner you would to submit your proxy electronically or calling (800) 690-6903, and in either case following the instructions to revoke or change your voting instructions.

Your attendance at the special meeting in and of itself will not revoke any proxy.

IHS Stockholders. You can change your vote or revoke your proxy at any time before it is exercised at the IHS special meeting by doing any of the following:

•	you can submit a valid proxy with a later date;

•	you can notify IHS’s Secretary in writing, at Secretary, IHS Inc., 15 Inverness Way East, Englewood, CO 80112, that you have revoked your proxy;

•	you can call the telephone number specified on your proxy card, in each case following the instructions on your proxy card and to the extent you are eligible to do so; or

•	you can vote in person by written ballot at the IHS special meeting.

Q:	What happens if I transfer my Markit common shares or IHS common stock before the special meetings?

A:	The record dates for the Markit and IHS special meetings are earlier than both the date of the special meetings and the date that the merger is expected to be completed. If you transfer your Markit or IHS shares after the applicable record date but before the applicable special meeting, you will retain your right to vote at the applicable special meeting. However, if you are an IHS stockholder, in order to receive the merger consideration you must hold your shares of IHS common stock through the completion of the merger.

Q:	What if I hold shares in both Markit and IHS?

A:	If you are both a Markit shareholder and an IHS stockholder, you will receive two separate packages of proxy materials. A vote cast as a Markit shareholder will not count as a vote cast as an IHS stockholder, and a vote cast as an IHS stockholder will not count as a vote cast as a Markit shareholder. Therefore, please separately submit a proxy for each of your Markit common shares and IHS common stock.

Q:	Who is the inspector of election?

A:	The Markit board has appointed a representative of Broadridge Financial Solutions, Inc., to act as the inspector of election at the Markit special meeting. The IHS board has appointed a representative from [●] to act as the inspector of election at the IHS special meeting.

Q:	Where can I find the voting results of the special meetings?

A:	The preliminary voting results are expected to be announced at the Markit and IHS special meetings. In addition, within four business days following certification of the final voting results, Markit intends to furnish on Form 6-K and IHS intends to file on Form 8-K the final voting results of its special meeting, in each case, with the SEC.

Q:	What will happen if all of the proposals to be considered at the special meetings are not approved?

A:

As a condition to the completion of the merger, Markit shareholders must approve the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal and IHS stockholders must approve the IHS merger proposal. Completion of the merger is not conditioned or dependent on approval of any of the other proposals to be considered at the special meetings. Under specified circumstances, Markit or IHS may be required to pay to, or be entitled to receive from, the other party a fee with respect to termination of the merger agreement, see “The Merger Agreement—Description of the Merger Agreement—Expenses and Termination Fees” beginning on page 133.

Q:	Why are IHS stockholders being asked to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to IHS’s named executive officers in connection with the completion of the merger?

A:	The rules promulgated by the SEC under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder require IHS to seek a non-binding, advisory vote with respect to certain compensation that may be paid or become payable to IHS’s named executive officers in connection with the merger. For more information regarding such payments, see the section entitled “IHS Proposal 2: The IHS Compensation Proposal” beginning on page 145.

Q:	What will happen if IHS stockholders do not approve, on a non-binding advisory basis, the payments to IHS’s named executive officers in connection with the completion of the merger?

A:	The votes on the IHS compensation proposal are votes separate and apart from the votes on the IHS merger proposal. Accordingly, IHS stockholders may vote in favor of the IHS merger proposal and not in favor of the IHS compensation proposal, or vice versa. Approval of the IHS compensation proposal is not a condition to consummation of the merger, and it is advisory in nature only, meaning it will not be binding on IHS.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes.

If you are a holder of record, in order for your shares to be represented at your special meeting, you must:

•	attend your special meeting in person;

•	vote through the Internet (if applicable) or by telephone by following the instructions included on your proxy card; or

•	indicate on the enclosed proxy card how you would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope.

If you hold your shares in street name, in order for your shares to be represented at your special meeting, you should instruct your broker, bank, trust company or other nominee as to how to vote your shares, following the directions provided to you by your broker, bank, trust company or other nominee.

Q:	Who can help answer my questions?

A:	Markit shareholders or IHS stockholders who have questions about the merger agreement, the merger or the other matters to be voted on at the special meetings, who need assistance submitting their proxy or voting shares or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

if you are a Markit shareholder: Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 All locations: (877) 815-6525	if you are an IHS stockholder: D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 1005 All locations: (866) 416-0553 Email: IHS@dfking.com

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you. Markit and IHS urge you to read carefully the remainder of this joint proxy statement/prospectus, including the attached annexes and the other documents to which we refer you herein and documents incorporated by reference into this joint proxy statement/prospectus, as this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the applicable special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 198. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Markit Ltd. (See page 41)

Markit Ltd.

4th Floor, Ropemaker Place

25 Ropemaker Street

London EC2Y 9LY

England

Telephone: +44 20 7260 2000

Markit, founded in 2003, is a leading global provider of financial information services. Markit provides products that enhance transparency, reduce risk and improve operational efficiency. Markit’s customers include banks, hedge funds, asset managers, central banks, regulators, auditors, fund administrators and insurance companies. Markit employs over 4,200 people in 13 countries.

Markit’s headquarters and principal executive offices are located at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England. Markit maintains a registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Markit common shares are listed on the NASDAQ under the symbol “MRKT”.

Additional information about Markit and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.

IHS Inc. (See page 41)

IHS Inc.

15 Inverness Way East

Englewood, CO 80112

Telephone: (303) 397-2969

IHS Inc. (NYSE: IHS) is the leading source of information, insight and analytics in critical areas that shape today’s business landscape. Businesses and governments in more than 140 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS is committed to sustainable, profitable growth and employs nearly 9,000 people in 33 countries around the world.

IHS Class A common stock is listed on the NYSE under the symbol “IHS”.

Additional information about IHS and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.

Marvel Merger Sub, Inc. (See page 41)

Marvel Merger Sub, Inc.

c/o Markit North America, Inc.

620 Eighth Avenue, 35th Floor

New York, NY 10018

Marvel Merger Sub, Inc., which we refer to as Merger Sub, is a Delaware corporation and an indirect and wholly owned subsidiary of Markit that was formed on October 23, 2015. To date, Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the merger. Pursuant to the merger agreement, Merger Sub will be merged with and into IHS, with IHS surviving the merger as an indirect and wholly owned subsidiary of Markit.

The Merger and the Merger Agreement

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Markit and IHS encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 53.

Effects of the Merger (See page 53)

The organization of Markit and IHS (simplified) before and after the merger is illustrated on this page and the following page:

Prior to the Merger

The Merger

After the Merger

Merger Consideration (See page 120)

Subject to the terms and conditions set forth in the merger agreement, at the effective time, each share of IHS common stock issued and outstanding immediately prior to the effective time will be cancelled and each holder of such shares of the IHS common stock will have the right to receive 3.5566 fully paid and nonassessable Markit common shares, together with cash in lieu of fractional Markit common shares, based on then prevailing market prices, without interest, which we refer to as the merger consideration. In addition, each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the effective time will be cancelled and, in exchange for the cancellation and the funding of the merger consideration by Markit, IHS, as the surviving corporation in the merger will issue an equivalent number of fully paid and non-assessable shares of common stock, par value $0.01 per share, all of which shares shall be held by a subsidiary of Markit, and which shall constitute the only outstanding shares of common stock of IHS, as the surviving corporation, immediately following the effective time.

The merger agreement provides that the merger consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, share consolidation, share subdivision, share bonus issue or stock dividend (including any dividend or distribution of securities convertible into the IHS common stock or Markit common shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of IHS common stock or Markit common shares issued and outstanding after the date hereof and prior to the effective time. However, the merger agreement does not contain any provision that would adjust the exchange ratio based on the fluctuations in the market value of either the Markit common shares or IHS common stock. Because of this, the implied value of consideration to the IHS stockholders may fluctuate between now and the completion of the merger. The value of the consideration to IHS stockholders will depend on the market value of Markit common shares at the time the merger is completed.

On March 18, 2016, the last trading day prior to the public announcement of the proposed merger, the closing price of Markit common shares on NASDAQ was $26.80 per share. On [●], 2016, the latest practicable date before the date of this joint proxy statement/prospectus, the closing price of Markit common shares on the NASDAQ was $[●] per share. We urge you to obtain current market quotations before voting your shares.

Treatment of Markit Equity Awards (See page 93)

All Markit equity awards will remain outstanding in accordance with the terms and conditions under the applicable plan and award agreement in effect immediately prior to the effective time, including amendments to such terms and conditions that have been adopted in connection with the merger. For additional information on these amended terms and conditions, see the section entitled “The Merger Agreement—Interests of Markit Directors and Executive Officers in the Merger” beginning on page 93.

Treatment of IHS Equity Awards (See page 116)

The merger agreement provides that, as of the effective time:

•	each IHS restricted stock unit award, which we refer to as an IHS RSU Award, that is outstanding immediately prior to the effective time will automatically be converted into a corresponding award (on the terms and conditions under the applicable award agreement in effect immediately prior to the effective time) on a number of IHS Markit common shares, rounded up to the nearest whole share, determined by multiplying the number of shares of IHS common stock subject to such IHS RSU Award by the exchange ratio;

•

each IHS performance-based vesting stock unit award, which we refer to as an IHS PSU Award, that is outstanding immediately prior to the effective time will automatically be converted into a corresponding award (on the terms and conditions under the applicable award agreement in effect immediately prior to the effective time) on a number of IHS Markit common shares, rounded up to the nearest whole share, determined by multiplying the number of shares of IHS common stock subject to such IHS PSU Award (which number depends on the underlying IHS PSU Award) by the exchange ratio; and the awards so converting will become time-based vesting units vesting on the February 1st following the expiration of the applicable performance period (unless otherwise provided under the merger agreement); and

•	each IHS deferred stock unit, which we refer to as an IHS DSU Award, that is outstanding immediately prior to the effective time will automatically be converted into a corresponding award (on the terms and conditions under the applicable award agreement in effect immediately prior to the effective time) on a number of IHS Markit common shares, rounded up to the nearest whole share, determined by multiplying the number of shares of IHS common stock subject to such IHS DSU Award by the exchange ratio.

U.S. Federal Income Tax Consequences (See page 101)

In general, subject to the discussion below relating to the potential application of Section 304 of the Code under “The Merger Agreement—Certain U.S. Federal Income Tax Consequences” beginning on page 101 of this joint proxy statement/prospectus, a U.S. holder of IHS common stock will recognize gain or loss equal to the difference between (i) the fair market value of the IHS Markit common shares received by such U.S. holder in the merger (including any cash in lieu of fractional IHS Markit common shares) and (ii) its aggregate tax basis in the IHS common stock surrendered in the merger. A non-U.S. holder of IHS common stock generally will not be subject to U.S. federal income tax on any gain recognized in the merger other than in certain specific circumstances (including as a result of the potential application of Section 304 of the Code), as further described under “The Merger Agreement—Certain U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders of the Receipt of IHS Markit Common Shares” beginning on page 106 of this joint proxy statement/prospectus.

Please carefully review the information set forth in the section entitled “The Merger Agreement—Certain U.S. Federal Income Tax Consequences” beginning on page 101 for a discussion of certain U.S. federal income tax consequences of the merger. Please consult your own tax advisors as to the specific tax consequences to you of the merger.

Markit’s Reasons for the Merger; Recommendation of the Markit Board (See page 62)

After careful consideration, the Markit board, on March 19, 2016, unanimously approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Markit. The Markit board also, subject to the requisite shareholder approvals, unanimously approved the Markit share issuance, the Markit amended bye-laws and the Markit name change. For factors considered by the Markit board in reaching its decision to approve the merger agreement, see the section entitled “The Merger Agreement—Markit’s Reasons for the Merger; Recommendation of the Markit Board” beginning on page 62. The Markit board unanimously recommends that Markit shareholders vote “FOR” each of the Markit share issuance proposal, the Markit amended bye-laws proposal; the Markit name change proposal and the Markit adjournment proposal.

IHS’s Reasons for the Merger; Recommendation of the IHS Board (See page 66)

After careful consideration, the IHS board, on March 19, 2016, unanimously approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby are advisable and fair to, and in the best interests of, IHS and its stockholders. For factors considered by the IHS board in reaching its decision to approve the merger agreement, see the section entitled “The Merger Agreement—IHS’s Reasons for the Merger; Recommendation of the IHS Board” beginning on page 66. The IHS board unanimously recommends that the IHS stockholders vote “FOR” each of the IHS merger proposal, the IHS compensation proposal and the IHS adjournment proposal.

Opinion of Markit’s Financial Advisor (See page 79)

Markit retained J.P. Morgan to act as its financial advisor in connection with the merger. At the meeting of the Markit board on March 19, 2016, J.P. Morgan rendered its oral opinion to the Markit board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to Markit. J.P. Morgan confirmed its March 19, 2016 oral opinion by delivering its written opinion to the Markit board, dated March 20, 2016, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to Markit.

The full text of the written opinion of J.P. Morgan dated March 20, 2016, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this joint proxy statement/prospectus. Markit’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Markit board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. The opinion does not constitute a recommendation to any shareholder of Markit as to how such shareholder should vote with respect to the Markit share issuance proposal, the Markit amended bye-laws proposal, the Markit name change proposal, the Markit adjournment proposal or any other matter.

For further information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Opinion of Markit’s Financial Advisor” beginning on page 79 of this joint proxy statement/prospectus and Annex C.

Opinion of IHS’s Financial Advisor (See page 85)

Goldman Sachs, delivered its opinion to the IHS board that, as of March 20, 2016 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 3.5566 Markit common shares to be paid for each issued and outstanding share of IHS common stock pursuant to the merger agreement was fair from a financial point of view to the holders (other than Markit and its affiliates) of shares of IHS common stock.

The full text of the written opinion of Goldman Sachs, dated March 20, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the IHS board in connection with its consideration of the combination. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of IHS common stock should vote with respect to the combination or any other matter. Pursuant to an engagement letter between IHS and Goldman Sachs, IHS has agreed to pay Goldman Sachs a transaction fee of $3.5 million, which may be increased in an amount to be determined by IHS in its sole discretion, $1 million of which became payable upon execution of the merger agreement on March 20, 2016 and the remainder of which is payable upon consummation of the combination.

For further information, see the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Opinion of IHS’s Financial Advisor” beginning on page 85 of this joint proxy statement/prospectus and Annex D.

In addition, M. Klein separately evaluated the transaction, but did not render a fairness opinion as to any matter or present any separate financial analyses.

Interests of Markit Directors and Executive Officers in the Merger (See page 93)

In considering the recommendation of the Markit board that you vote to approve the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal, you should be aware that Markit’s directors and executive officers have certain financial interests in the merger that may be different from, or in addition to, those of Markit shareholders generally. The Markit board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and in recommending to you that you vote to approve the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal. See “The Merger Agreement—Interests of Markit Directors and Executive Officers in the Merger” beginning on page 93.

Interests of IHS Directors and Executive Officers in the Merger (See page 95)

In considering the recommendation of the IHS board that you vote to approve the IHS merger proposal, you should be aware that IHS’s directors and executive officers have certain financial interests in the merger that may be different from, or in addition to, those of IHS stockholders generally. The IHS board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and in recommending to you that you vote to approve the adoption of the merger agreement. See “The Merger Agreement—Interests of IHS Directors and Executive Officers in the Merger” beginning on page 95.

Certain Governance Matters Following the Merger (See page 99); Markit Amended Bye-Laws (See page 136)

Pursuant to the terms of the merger agreement, Markit and IHS have agreed to certain governance related matters. Additional governance related matters agreed to by Markit and IHS are set forth in the proposed Markit amended bye-laws, the approval of which by Markit shareholders is a condition to the closing.

The IHS Markit Chairman and Chief Executive Officer

The merger agreement provides that, as of the effective time, (i) Mr. Stead will serve as Chairman and Chief Executive Officer of the combined company and (ii) Mr. Uggla will serve as President of the combined company. The merger agreement further provides that if, as of the effective time, Mr. Stead is unwilling or unable to serve as Chairman and Chief Executive Officer of the combined company, Mr. Uggla will serve as Chairman and Chief Executive Officer.

Pursuant to the Markit amended bye-laws, Mr. Stead will serve as the Chairman of the IHS Markit board and Chief Executive Officer of the combined company until the first date on which Mr. Stead is not the Chairman, a director and the Chief Executive Officer of the combined company (such date not being later than December 31, 2017, and which we refer to as the “change date”), unless otherwise determined by an affirmative vote of not less than 75% of the IHS Markit board then in office (which we refer to as “supermajority approval”). Effective as of the change date, Mr. Uggla will be appointed the Chairman of the IHS Markit board and Chief Executive Officer of the combined company, unless otherwise determined by supermajority approval (excluding the vote of Mr. Uggla).

The IHS Markit board

Under the terms of the merger agreement, at the effective time, the IHS Markit board will initially consist of eleven directors, six of whom will be IHS designees (each of which we refer to as an “IHS designee”), and five of whom will be Markit designees (each of which we refer to as a “Markit designee”), with each class of directors to be made up, as near as possible, of an equal number of IHS designees and Markit designees. If, as of the effective time, Mr. Stead is unwilling or unable to serve as a director, and effective as of the change date, the number of directors of the combined company will be reduced to ten, consisting of five IHS designees and five

Markit designees, unless otherwise determined by supermajority approval. The Markit amended bye-laws provide that, prior to the change date, unless otherwise determined by supermajority approval, the IHS Markit board will consist of eleven directors.

The Markit amended bye-laws provide that, prior to the change date, if any IHS designee or Markit designee can no longer serve as a director of the combined company due to death, disability, disqualification or resignation, the remaining IHS designees (if the departing director is an IHS designee) or Markit designees (if the departing director is a Markit designee), will appoint his or her successor, in each case, acting by the affirmative vote of a majority of such remaining IHS designees or Markit designees, as applicable. The Markit amended bye-laws also provide that, prior to the change date, for any director election to occur by resolution of the IHS Markit shareholders, any person proposed or nominated by the IHS Markit board to replace an IHS designee will require the approval of the remaining IHS designees and any person proposed or nominated by the IHS Markit board to replace a Markit designee will require the approval of the remaining Markit designees, in each case, acting by the affirmative vote of such remaining IHS designees or remaining Markit designees, as applicable.

Additionally, Markit and IHS have agreed in the merger agreement to cooperate to cause, effective as of the effective time (and at all times prior to the change date, unless otherwise determined by supermajority approval, the Markit amended bye-laws require), each committee of the IHS Markit board to be comprised of an equal number of directors selected by each of Markit and IHS.

The Markit amended bye-laws also provide that the IHS Markit board will have a lead director, who, among other things, will serve as chairman of board meetings in the absence of the chairman and will serve as the liaison between the non-management directors and the management directors and that, prior to the change date, unless otherwise determined by supermajority approval, the lead director will be a Markit designee.

IHS Markit Headquarters

Under the terms of the Markit amended bye-laws, following the effective time, unless otherwise determined by supermajority approval prior to the change date or by the IHS Markit board from and after the change date, the headquarters of IHS Markit, including its principal executive offices, will be located in London, England.

Amendments

The Markit amended bye-laws also provide that no amendment of the provisions of the Markit amended bye-laws described above may be rescinded, altered or amended prior to the change date, and no new bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such bye-laws prior to the change date, until the same has been approved by supermajority approval and by a resolution of IHS Markit shareholders including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue.

* * *

A copy of the Markit amended bye-laws is attached as Annex B to this joint proxy statement/prospectus. Markit and IHS encourage you to read the Markit amended bye-laws carefully because it will be the principal document governing the combined company from and after the effective time. For more information on the Markit amended bye-laws, see the section entitled “Markit Amended Bye-Laws” beginning on page 136.

Regulatory Approvals Required to Complete the Merger (See page 115)

United States Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), which we refer to as the HSR Act, the merger cannot be consummated until, among other things, notifications have been filed and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of

Justice (the “Antitrust Division”), and specified waiting period requirements have been satisfied. On April 1, 2016, each of Markit and IHS filed a Notification and Report Form pursuant to the HSR Act (“HSR Notification”) with the Antitrust Division and the FTC.

On April 20, 2016, early termination of the waiting period under the HSR Act was granted in connection with the merger.

Other Regulatory Clearances

Markit and IHS derive revenues in other jurisdictions where merger control filings or clearances are or may be required or advisable, including merger control clearance by the BKartA. The merger cannot be consummated until after such clearance by the BKartA has been received. Markit and IHS submitted the German merger control filing to BKartA on April 5, 2015.

On May 2, 2016, BKartA provided clearance in writing for the merger to be consummated.

Markit and IHS have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable antitrust laws and regulations, including the HSR Act and other applicable state or foreign antitrust laws, to complete and effect the merger as soon as possible following the date of the merger agreement.

Completion of the Merger

We are currently targeting completion of the merger during the second half of 2016, subject to the receipt of required shareholder and stockholder approvals and regulatory approval and clearances and the satisfaction or waiver of the other closing conditions. It is possible that factors outside the control of Markit or IHS could result in the merger being completed at a later time or not at all.

Conditions to Completion of the Merger (See page 131)

The obligations of each of Markit and IHS to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the waiting period (and any extension thereof) applicable to the merger under the HSR Act shall have been terminated or shall have expired (such waiting period was terminated on April 20, 2016);

•	all applicable waiting periods (or extensions thereof) or necessary approvals relating to the merger under applicable German law shall have expired, been terminated or received, in each case without the imposition of any regulatory material adverse effect (approval from BKartA was granted on May 2, 2016);

•	the absence of any judgment, order, law or other legal restraint by a court or other governmental entity in certain jurisdictions as mutually agreed by Markit and IHS, that prevents the consummation of the merger or imposes a regulatory material adverse effect;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of a stop order or proceedings seeking a stop order;

•	the approval for listing by the [●], subject to official notice of issuance, of the Markit common shares issuable to the holders of IHS common stock in connection with the merger;

•	the representation and warranty of the other party relating to the absence of a material adverse effect since November 30, 2015 (in the case of IHS) and December 31, 2015 (in the case of Markit) being true and correct as of the closing date;

•	certain representations and warranties of the other party relating to capital structure being true and correct as of the closing date except for exceptions that are de minimis in the aggregate;

•	certain representations and warranties of the other party relating to organization, standing, corporate power, authority, capital structure and inapplicability of state antitakeover statutes being true and correct in all material respects as of the closing date (except to the extent such representations and warranties expressly relate to a specific date or as of the date of the merger agreement, in which case such representations and warranties must be true and correct in all material respects as of such date);

•	each other representation and warranty of the other party (without giving effect to any limitation as to materiality, material adverse effect or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated by the merger agreement) being true and correct as of the closing date (except to the extent such representations and warranties relate to a specific date or as of the date of the original merger agreement, in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on such party;

•	the other party having performed in all material respects all obligations required to be performed by it under the merger agreement; and

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the conditions in the five preceding bullet points have been satisfied.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Alternative Proposals (See page 126)

Markit and IHS have each agreed not to, and not to authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and to use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its controlled affiliates not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any alternative transaction (as defined on page 126) or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction, except to notify such person or group of persons as to the existence of the provisions of the merger agreement summarized in this section.

Notwithstanding these restrictions, the merger agreement provides that, if at any time prior to obtaining approval of its stockholders, Markit or IHS receives a proposal that its board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to result in a superior proposal (as defined on page 126) and which did not result from a material breach of the non-solicitation obligations set forth in the merger agreement, then Markit or IHS, as applicable, may (i) furnish information about itself and its subsidiaries to the person (or group of persons) making such proposal pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the confidentiality agreement entered into between Markit and IHS and (ii) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal.

Markit and IHS have each also agreed to (i) notify the other party promptly, and in any event within 24 hours of receipt, of any request for information or of any proposal relating to an alternative transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal; (ii) keep the other party reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis; and (iii) provide the other party, as soon as reasonably practicable, copies of all correspondence and other written materials exchanged with the person making the proposal that describes in any material respect any of the material terms or conditions of any such request or proposal.

Changes in Board Recommendations (See page 127)

Markit and IHS have agreed under the merger agreement to, through their respective boards of directors, in the case of Markit, recommend approval to its shareholders of the Markit share issuance, the Markit amended bye-laws and the Markit name change, and in the case of IHS, recommend approval to its stockholders of the merger, and in the case of both Markit and IHS, to include such recommendations in this joint proxy statement/prospectus.

The merger agreement provides that, subject to the exceptions described below, neither the Markit board nor the IHS board will (i) effect a board recommendation change (as defined on page 127, (ii) approve or recommend, or propose publicly to approve or recommend, any alternative transaction or (iii) enter into, or cause any of its controlled affiliates to enter into, any letter of intent, agreement in principle, acquisition agreement or other agreement related to any alternative transaction, or requiring, or reasonably likely to cause, it to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the merger or any of the other transactions contemplated by the merger agreement (other than a confidentiality agreement otherwise permitted by the merger agreement).

Notwithstanding the foregoing restrictions, at any time prior to obtaining the relevant shareholder or stockholder approval, the Markit board or the IHS board, as applicable, may, if it determines in good faith, after it has received a superior proposal (as defined on page 127) (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, effect a board recommendation change. However, such board of directors may not take any such action unless it has given the other party at least four business days’ written notice specifying the material terms and conditions of such proposal, identifying the person making such proposal and stating that it intends to take such action, or in the event of a subsequent modification to the material terms and conditions of such superior proposal, at least two business days’ written notice advising such other party of the modification to such terms and conditions; provided that during such four or two business day notice period, as applicable, such party engages (to the extent requested by the other party) in good faith negotiations with the other party to amend the merger agreement in such a manner that the proposal to enter into an alternative transaction no longer constitutes a superior proposal.

Termination of the Merger Agreement (See page 132)

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of Markit and IHS; or

•	by either Markit or IHS:

if the merger is not consummated by November 30, 2016, which we refer to as the outside date (except that if the closing shall not have occurred by such date and all conditions have been satisfied or waived (other than the antitrust conditions and those that by their terms are to be fulfilled at closing) then either Markit or IHS may elect to extend such date to February 28, 2017); provided that this right to terminate the merger agreement will not be available to a party whose failure to perform any of its material obligations under the merger agreement has been the primary cause of, or primarily resulted in, the failure of the merger to be consummated by such time;

if the IHS required stockholder approval has not been obtained by reason of the failure to obtain the required vote at a duly convened IHS stockholders meeting or any adjournment or postponement thereof; or

if the Markit required shareholder approvals have not been obtained by reason of the failure to obtain the required vote at a duly convened Markit shareholders meeting or any adjournment or postponement thereof.

In addition, the merger agreement may be terminated by Markit or IHS, at any time prior to the other party’s special meeting, if a triggering event (as defined on page 132) shall have occurred.

Expenses and Termination Fees Relating to the Merger (See page 133)

Generally, each party is required to pay all fees and expenses incurred by it in connection with the merger and the other transactions and agreements contemplated by the merger agreement. However, the merger agreement provides that, IHS will pay to Markit a termination fee in cash equal to $272,000,000 or that Markit will pay to IHS a termination fee in cash equal to $195,000,000 upon termination of the merger agreement under specified circumstances, including (i) a termination of the merger agreement as a result of a change in the recommendation of the board of directors of such party or (ii) a termination of the merger agreement by (1) either party if such party’s requisite stockholder or shareholder approval is not obtained, (2) the other party if there is an uncured breach of the merger agreement by such party such that the closing conditions would not be satisfied, or (3) either party if the merger is not consummated by the outside date and the requisite stockholder or shareholder approval of the other party has been obtained and, in each case set forth in this clause (ii), at the time of the relevant event giving rise to termination of the merger agreement there was an offer or proposal for an alternative transaction with respect to such party and such party enters into or consummates an alternative transaction within 12 months following such date of termination.

In addition, if either IHS or Markit terminates the merger agreement in the event the IHS required stockholder approval or the Markit required shareholder approvals are not obtained, the party whose stockholders or shareholders failed to provide the requisite approval is required to pay the other party’s expenses in an amount equal to $30,000,000. The expense reimbursement is credited against any termination fee payable as described above. The expenses and termination fee payments described above are subject to any adjustments that may be required in respect of VAT.

See the section entitled “The Merger Agreement—Description of the Merger Agreement—Expenses and Termination Fees” beginning on page 133 for a more complete discussion of the circumstances under which termination fees will be required to be paid.

Accounting Treatment (See page 114)

The merger will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which we refer to as ASC 805. Generally accepted accounting principles in the United States, which we refer to as U.S. GAAP, require that one of the two companies in the merger be designated as the acquirer for accounting purposes based on the evidence available. IHS will be treated as the acquiring entity for accounting purposes. In identifying IHS as the acquiring entity for accounting purposes, the companies took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, EBITDA, adjusted EBITDA, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that IHS is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion. Following completion of the transaction, IHS Markit will retain its status as a foreign private issuer, or FPI, until at least the end of fiscal 2017. However, even while IHS Markit continues to qualify as an FPI, it intends to report financial results in accordance with U.S. GAAP. In addition, Markit currently operates on a December 31 fiscal year end, while IHS operates on a November 30 fiscal year end. Following completion of the transaction, IHS Markit will operate on a November 30 fiscal year end.

No Appraisal Rights Available (See page 118)

Under the DGCL, no appraisal rights are available to IHS stockholders in connection with the merger.

Under the Bermuda Act, no appraisal rights are available to Markit common shareholders in connection with the merger.

Listing of Markit common shares; De-listing and Deregistration of IHS common stock (See page 118)

It is a condition to the completion of the merger that the Markit common shares to be issued to IHS stockholders in connection with the merger be approved for listing on the [●], subject to official notice of issuance. Additionally, at the effective time, the ticker symbol for Markit will be changed to “[●]”, as mutually agreed by Markit and IHS. When the merger is completed, the IHS common stock currently listed on the NYSE will cease to be quoted on the NYSE and will subsequently be deregistered under the Exchange Act.

Name Change (See page 138)

As of the effective time, Markit will file for registration to change the name of Markit from “Markit Ltd.” to “IHS Markit Ltd.” As described above, approval of the Markit name change requires the affirmative vote of majority of the votes cast, either in person or by proxy, at the Markit special meeting. It is a condition to the completion of the merger that the Markit shareholders approve the Markit name change. In addition, the implementation of the Markit name change is conditioned on the consummation of the merger.

Markit Amended Bye-laws (See page 136)

As of the effective time, Markit will amend and restate its bye-laws in the form of the Markit amended bye-laws, the form of which is attached to this joint proxy statement/prospectus as Annex B. As described above, approval of the Markit amended bye-laws requires the affirmative vote at the Markit special meeting of not less than 66 2/3% of the votes attaching to all shares in issue as of the Markit record date. It is a condition to the completion of the merger that the Markit shareholders approve the Markit amended bye-laws. In addition, the implementation of the Markit amended bye-laws is conditioned on the consummation of the merger.

Markit Foreign Private Issuer Status and Fiscal Year End (See page 139)

Markit currently qualifies as a foreign private issuer, or FPI, under the rules of the SEC. As a result, Markit qualifies for certain accommodations under the U.S. securities laws, including (i) being able to report its financial results in accordance with the International Financial Reporting Standards, which we refer to as IFRS, as adopted by the International Accounting Standards Board, which we refer to as the IASB, (ii) being subject to reduced disclosure requirements with respect to quarterly reporting and executive compensation, (iii) not being subject to the proxy rules under the Exchange Act, Section 16 under the Exchange Act or Regulation FD, and (iv) being able to follow certain home country rules in lieu of domestic company requirements under NASDAQ rules. Following completion of the transaction, IHS Markit will retain FPI status until at least the end of fiscal 2017. However, even while IHS Markit continues to qualify as an FPI, it will report its financial results in accordance with U.S. GAAP and it intends to elect to file its annual and interim reports on Forms 10-K, 10-Q and 8-K. Markit and IHS have not yet determined whether IHS Markit will avail itself of the other accommodations available to FPIs or whether IHS Markit will voluntarily comply with some or all of the requirements that would be applicable to domestic companies.

In addition, Markit currently operates on a December 31 fiscal year end, while IHS operates on a November 30 fiscal year end. Following completion of the transaction, IHS Markit will operate on a November 30 fiscal year end.

Litigation Relating to the Transaction (See page 118)

The merger agreement requires each party to promptly advise the other party of any litigation brought by any shareholder or stockholder of that party, as applicable, against such party or any of their respective directors relating to the merger agreement or any of the transactions contemplated thereby. Each party will give the other party the opportunity to participate in the defense or settlement of any such litigation by any stockholders or shareholders, and no such settlement will be agreed to without the other party’s prior written consent, which consent will not be unreasonably withheld or delayed. For a description of any current litigation related to the merger agreement and the merger, see “Litigation Relating to the Transaction” beginning on page 118 of this joint proxy statement/prospectus.

Comparison of Stockholder Rights (See page 168)

Upon completion of the merger, IHS stockholders will become shareholders of IHS Markit and their rights will be governed by Bermuda law and the governing corporate documents of IHS Markit in effect at the effective time, including the Markit amended bye-laws, the form of which is attached as Annex B hereto. IHS stockholders will have different rights once they become IHS Markit shareholders due to differences between the governing corporate documents of each of the entities and Markit shareholders will have different rights once the merger is completed due to differences between Markit’s current bye-laws and the Markit amended bye-laws. These differences are described in detail in the section entitled “Comparison of Rights of Markit Shareholders and IHS Stockholders” beginning on page 168.

Bermuda Company Considerations (See page 190)

Markit’s corporate affairs are governed by its memorandum of association and bye-laws and by the corporate law of Bermuda. Upon consummation of the merger, the rights of IHS Markit shareholders will be governed by the Markit memorandum of association, the Markit amended bye-laws and the corporate law of Bermuda. The provisions of the Bermuda Act, which applies to Markit, differ in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware, including IHS, and their stockholders. For additional information, see the section entitled “Bermuda Company Considerations” beginning on page 190.

The Special Meetings

The Markit Special Meeting (See page 42)

Date, Time and Place: The Markit special meeting will be held at [●], on [●], 2016, at [●], local time.

Purpose: At the Markit special meeting, Markit shareholders will be asked:

•	to consider and vote on the Markit share issuance proposal;

•	to consider and vote on the Markit amended bye-laws proposal;

•	to consider and vote on the Markit name change proposal; and

•	to consider and vote on the Markit adjournment proposal (if necessary or appropriate).

Markit Record Date; Voting Rights:

Only holders of record of Markit common shares at the close of business on [●], 2016, the record date for voting at the Markit special meeting, which we refer to as the Markit record date, are entitled to vote at the Markit special meeting. On the Markit record date, [●] Markit common shares were issued and outstanding, including 25,219,470 common shares held by the EBT.

Vote Required. The votes required for each proposal are as follows:

Proposal 1: Markit share issuance proposal. Approval of this proposal requires the affirmative vote of Markit shareholders present, in person or represented by proxy, and entitled to vote at the Markit special meeting representing a majority of the votes actually cast on the Markit share issuance proposal.

Proposal 2: Markit amended bye-laws proposal. Approval of this proposal requires the affirmative vote at the Markit special meeting of not less than 66 2/3% of the votes attaching to all shares in issue as of the Markit record date.

Proposal 3: Markit name change proposal. Approval of this proposal requires the affirmative vote of Markit shareholders present, in person or represented by proxy, and entitled to vote at the Markit special meeting representing a majority of the votes actually cast on the Markit name change proposal.

Proposal 4: Markit adjournment proposal. Approval of this proposal requires the affirmative vote of a majority of the voting rights held by those shareholders present at the Markit special meeting, in person or by proxy.

Under the NASDAQ rules, if you hold your Markit common shares in “street name,” your broker, nominee or intermediary may not vote your shares without instructions from you on non-routine matters. None of the proposals to be voted on at the Markit special meeting are routine matters. Therefore, without your voting instructions, your broker or other nominee may not vote your shares on Proposal 1, Proposal 2, Proposal 3 or Proposal 4 at the Markit special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 2 and Proposal 4 and will have no effect on Proposal 1 or Proposal 3 (assuming a quorum is present). However, because none of the proposals to be voted on at the Markit special meeting are routine matters for which brokers may have discretionary authority to vote, Markit does not expect any broker non-votes at the Markit special meeting.

As of the close of business on the Markit record date, approximately [●]% of the issued and outstanding Markit common shares were held by Markit’s directors and executive officers and their affiliates. We currently expect that Markit’s directors and executive officers will vote their Markit shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Completion of the merger is conditioned on approval of the Markit required shareholder proposals.

The IHS Special Meeting (See page 48)

Date, Time and Place: The IHS special meeting will be held at [●], on [●], 2016, at [●], local time.

Purpose: At the IHS special meeting, IHS stockholders will be asked:

•	to consider and vote on the IHS merger proposal;

•	to consider and vote on the IHS compensation proposal; and

•	to consider and vote on the IHS adjournment proposal.

IHS Record Date; Voting Rights:

Only holders of record of IHS common stock at the close of business on [●], 2016, the record date for voting at the IHS special meeting, which we refer to as the IHS record date, are entitled to vote at the IHS special meeting. On the IHS record date, [●] shares of IHS common stock were outstanding.

You may cast one vote for each share of IHS common stock that you owned as of the close of business on the IHS record date.

Votes Required. The votes required for each proposal are as follows:

Proposal 1: IHS merger proposal. The votes cast “FOR” this proposal must represent a majority of all outstanding shares of IHS common stock entitled to vote.

Proposal 2: IHS compensation proposal. The affirmative vote of IHS stockholders present, in person or represented by proxy, and entitled to vote at the IHS special meeting representing a majority of the votes actually cast on the matter is required to approve the IHS compensation proposal.

Proposal 3: IHS adjournment proposal. The affirmative vote of IHS stockholders present, in person or represented by proxy, and entitled to vote at the IHS special meeting representing a majority of the votes actually cast on the matter is required to approve the IHS adjournment proposal.

Under the NYSE rules, if you hold your shares of IHS common stock in “street name,” your broker, nominee or intermediary may not vote your shares without instructions from you on non-routine matters. None of the proposals to be voted on at the IHS special meeting are routine matters. Therefore, without your voting instructions, your broker or other nominee may not vote your shares on Proposal 1, Proposal 2 or Proposal 3 at the IHS special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 1 and will have no effect on Proposal 2 and Proposal 3 (assuming a quorum is present). However, because none of the proposals to be voted on at the IHS special meeting are routine matters for which brokers may have discretionary authority to vote, IHS does not expect any broker non-votes at the IHS special meeting.

As of the close of business on the IHS record date, less than [●]% of the outstanding shares of IHS common stock were held by IHS’s directors and executive officers and their affiliates. We currently expect that IHS’s directors and executive officers will vote their IHS shares in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Completion of the merger is conditioned on approval of the IHS merger proposal.

Selected Historical Financial Data of Markit

The following table sets forth selected historical consolidated financial information for Markit, which is reported in accordance with IFRS as adopted by the IASB. The historical consolidated financial information for each of the fiscal years in the three-year period ended December 31, 2015 and the selected historical consolidated balance sheet data as of December 31, 2015 and December 31, 2014 have been derived from the audited consolidated financial statements of Markit as of and for the fiscal year ended December 31, 2015, contained in its annual report on Form 20-F filed with the SEC on March 11, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial information for each of the fiscal years ended December 31, 2012 and December 31, 2011 and the selected balance sheet data as of December 31, 2013, December 31, 2012, and December 31, 2011 have been derived from Markit’s audited consolidated financial statements as of and for such years contained in Markit’s other filings with the SEC, which are not incorporated by reference into this joint proxy statement/prospectus. The following information should be read together with Markit’s consolidated financial statements and the notes related to those financial statements. See “Where You Can Find More Information” beginning on page 198. Markit’s historical consolidated financial information may not be indicative of the future performance of Markit or the combined company. All results of operations presented are continuing operations. No dividends have been declared in the periods presented.

	As of and for the year ended December 31,
	2015	2014	2013	2012	2011
	($ in millions other than share and per share data)
Income statement data:
Revenue	$1,113.4	$1,065.1	$947.9	$860.6	$762.5
Operating profit	252.3	243.4	230.1	224.7	229.7
Profit for the period	152.1	164.1	147.0	153.1	156.2
Profit attributable to equity holders	152.5	165.2	139.4	125.0	125.8
Earnings per share—basic	$0.85	$0.92	$0.80	$0.70	$0.70
Earnings per share—diluted	$0.80	$0.90	$0.79	$0.69	$0.69
Weighted average number of shares issued and outstanding—basic	179,797,425	179,183,880	173,875,980	177,716,240	178,929,210
Weighted average number of shares issued and outstanding—diluted	189,796,719	184,467,540	175,550,760	180,020,120	181,730,830

Balance sheet data:
Total assets	$3,568.3	$3,300.0	$3,096.7	$3,151.3	$2,648.3
Total equity / net assets	2,112.5	2,270.6	2,055.9	1,929.7	2,031.4
Share capital	1.7	1.8	0.2	0.2	0.2

Selected Historical Financial Data of IHS

The following table sets forth selected historical consolidated financial information for IHS, which is reported in accordance with U.S. GAAP. The historical consolidated financial information for each of the years in the three-year period ended November 30, 2015 and the selected historical consolidated balance sheet data as of November 30, 2015 and November 30, 2014 have been derived from the audited consolidated financial statements of IHS as of and for the fiscal year ended November 30, 2015, contained in its annual report on Form 10-K filed with the SEC on January 15, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial information for each of the years ended November 30, 2012 and November 30, 2011 and the selected balance sheet data as of November 30, 2013, November 30, 2012, and November 30, 2011 have been derived from IHS’s audited consolidated financial statements as of and for such years contained in IHS’s other reports filed with the SEC, as adjusted as described herein, which are not incorporated by reference into this joint proxy statement/prospectus. The following information should be read together with IHS’s consolidated financial statements and the notes related to those financial statements. See “Where You Can Find More Information” beginning on page 198. IHS’s historical consolidated financial information may not be indicative of the future performance of IHS or IHS Markit. No dividends have been declared in the periods presented.

	Years Ended November 30,
	2015	2014	2013	2012(1)	2011(1)
	($ in millions)
Statement of Operations Data:
Revenue	$2,184.3	$2,079.8	$1,692.0	$1,403.7	$1,223.6
Income from continuing operations	$188.9	$178.0	$116.5	$143.4	$125.5
Income from discontinued operations	51.3	16.6	15.2	14.8	9.7
Net income	$240.2	$194.5	$131.7	$158.2	$135.4
Basic earnings per share:
Income from continuing operations	$2.76	$2.61	$1.75	$2.18	$1.93
Income from discontinued operations	0.75	0.24	0.23	0.22	0.15
Net income	$3.51	$2.85	$1.98	$2.40	$2.09
Diluted earnings per share:
Income from continuing operations	$2.73	$2.57	$1.73	$2.15	$1.91
Income from discontinued operations	0.74	0.24	0.23	0.22	0.15
Net income	$3.47	$2.81	$1.95	$2.37	$2.06
Balance Sheet Data (as of period end):
Cash and cash equivalents	$291.6	$153.2	$258.4	$345.0	$234.7
Total assets	5,601.1	5,272.1	5,359.6	3,549.2	3,073.0
Total long-term debt and capital leases	2,095.2	1,806.1	1,779.1	890.9	658.9
Total stockholders’ equity/net assets	2,200.9	2,159.5	1,907.0	1,584.4	1,384.7

(1)	Statement of Operations Data has been adjusted for reclassification for discontinued operations.

The following table sets forth selected historical consolidated financial information and selected balance sheet data for IHS for the three months ended February 29, 2016, derived from the unaudited consolidated financial statements of IHS contained in its quarterly report on Form 10-Q filed with the SEC on March 21, 2016, which is incorporated by reference into this joint proxy statement/prospectus. The following information should be read together with IHS’s consolidated financial statements and the notes related to those financial statements. See “Where You Can Find More Information” beginning on page 198. IHS’s historical consolidated financial information may not be indicative of the future performance of IHS or IHS Markit.

Three Months Ended February 29,
2016
(in millions, except for per share amounts)
Statement of Operations Data:
Revenue	$548.4
Income from continuing operations	$41.2
Income from discontinued operations	3.8
Net income	$45.0
Basic earnings per share:
Income from continuing operations	$0.61
Income from discontinued operations	0.06
Net income	$0.67
Diluted earnings per share:
Income from continuing operations	$0.61
Income from discontinued operations	0.06
Net income	$0.66
Balance Sheet Data (as of period end):
Cash and cash equivalents	$60.5
Total assets	$6,562.4
Total long-term debt and capital leases	$2,410.0
Total stockholders’ equity/net assets	$2,139.2

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following table shows summary unaudited pro forma condensed combined financial information, which we refer to as the summary pro forma financial information, about the financial condition and results of operations of the combined company, after giving effect to the merger, which were prepared using the acquisition method of accounting with IHS designated as the accounting acquirer of Markit. See “The Merger Agreement—Accounting Treatment” beginning on page 114 and see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 147 for more information.

The summary pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period presented, nor are they necessarily indicative of the future operating results or financial position of the combined company. In addition, the summary pro forma financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented. The summary pro forma financial information does not include estimated cost or growth synergies, adjustments related to restructuring or integration activities, future acquisitions or disposals not yet known or probable, including those that may be required by regulatory or governmental authorities in connection with the merger, or impacts of merger related change in control provisions that are currently not factually supportable and/or probable of occurring.

The summary pro forma financial information has been derived from and should be read in conjunction with the consolidated financial statements and the related notes of both Markit and IHS, as filed with their respective Annual Reports on Form 20-F and 10-K, respectively, for the fiscal year ended December 31, 2015 and the fiscal year ended November 30, 2015, respectively, and IHS’s Quarterly Report on Form 10-Q for the period ended February 29, 2016, which are incorporated by reference in this joint proxy statement/prospectus, and the more detailed unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198 and see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 147.

	For the year ended November 30, 2015	For the three months ended February 29, 2016
	($ in millions)
Income Statement Data
Revenue	$3,297.7	$839.9

Operating expenses:
Cost of revenue	1,360.4	353.3
Selling, general and administrative	962.2	226.9
Depreciation and amortization	420.8	116.2
Restructuring charges	39.4	5.7
Acquisition-related costs	5.5	5.7
Net periodic pension and postretirement expense	4.5	0.4
Litigation related charges	48.7	—
Other expense (income), net	(12.1)	(3.4)
Total operating expenses	2,829.4	704.8

Operating income	468.3	135.1

Interest income	1.0	0.2
Interest expense	(87.6)	(34.7)

Non-operating expense, net	(86.6)	(34.5)
Equity in earnings of equity method investee	(11.3)	(3.2)

Income from continuing operations before income taxes	370.4	97.4
Provision for income taxes	(89.0)	(23.3)

Income from continuing operations	$281.4	$74.1

Net income (loss) attributable to noncontrolling interests	(0.4)	0.1

Income from continuing operations attributable to IHS Markit stockholders	$281.8	$74.0

As of February 29, 2016
($ in millions)
Balance Sheet Data
Cash and cash equivalents	$105.9
Accounts receivable, net	596.6
Assets held for sale	199.9
Other current assets	229.4
Property and equipment, net	368.9
Intangible assets, net	4,410.1
Goodwill	9,314.9
Other non-current assets	50.4

Total assets	15,276.1

Short-term debt	674.6
Accounts payable	63.0
Deferred revenue	890.0
Liabilities held for sale	42.0
Other current liabilities	463.9
Long-term debt	3,147.6
Deferred income taxes	1,059.0
Other non-current liabilities	153.3

Total liabilities	6,493.4

Redeemable noncontrolling interest	76.4

Total stockholders’ equity	$8,706.3

Reconciliation from the Net Income (Profit) to the Adjusted EBITDA under U.S. GAAP

Markit Adjusted EBITDA and Adjusted EBITDA Margin are measures used by Markit’s management and chief operating decision maker to analyze the primary financial performance. Adjusted EBITDA is defined as Markit’s net income under U.S. GAAP, adjusted to exclude certain items, including but not limited to income taxes, non-operating expense (net), depreciation and amortization on fixed assets and intangible assets (including acquisition related intangible assets), acquisition related costs, litigation related charges, share based compensation and related items, other income or expense (net), including Adjusted EBITDA attributable to joint ventures and excluding Adjusted EBITDA attributable to noncontrolling interests. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue, excluding revenue attributable to noncontrolling interests. Adjusted EBITDA and Adjusted EBITDA Margin have limitations as an analytical tool. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition or liquidity and should not be considered as an alternative to operating income for the periods determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. The determination of Adjusted EBITDA and Adjusted EBITDA Margin contains a number of estimates and assumptions that may prove to be incorrect and differ materially from actual results. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow, as it does not take into account certain items such as interest and principal payments on our indebtedness, working capital needs, tax payments, and capital expenditures. We believe that the inclusion of Adjusted EBITDA and Adjusted EBITDA Margin in this prospectus is appropriate to provide additional information to investors about our operating performance and to provide a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Companies also present Adjusted EBITDA, Adjusted EBITDA Margin and other pro forma measures of Adjusted EBITDA because investors, analysts and rating agencies consider these measures useful. Because not all companies calculate Adjusted EBITDA and Adjusted EBITDA Margin identically, this presentation of Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to the similarly titled measures of other companies. The following table reconciles Markit’s net income to Markit’s Adjusted EBITDA for the year ended December 31, 2015:

For the year ended December 31, 2015
(in $ millions)
Net income	$128.7
Income tax expense	55.1
Non-operating expense, net (Finance costs—net)	16.6
Depreciation and amortization	214.4
Acquisition related costs	4.1
Litigation related charges	48.7
Share based compensation and related items	31.6
Other (income)/expense, net	(13.7)
Share of results from joint venture not attributable to EBITDA	(2.7)
Adjusted EBITDA attributable to non-controlling interests	(2.1)
Adjusted EBITDA	$480.7
Adjusted EBITDA Margin	43.5%

Reconciliation from the Net Income (Profit) to the Adjusted Earnings under U.S. GAAP

Markit Adjusted Earnings and Adjusted Diluted EPS are measures used by Markit’s management and chief operating decision maker to analyze the primary financial performance. Adjusted Earnings is defined as Markit’s net income under U.S. GAAP, adjusted to exclude certain items, including but not limited to amortization on acquisition related intangible assets, acquisition related costs, litigation related charges, share based compensation and related items, other income or expense (net), unwind of discount, less the tax effect of these adjustments and excluding Adjusted Earnings attributable to noncontrolling interests. Adjusted diluted EPS is defined as Adjusted Earnings divided by the weighted number of common shares issued and outstanding, diluted. Adjusted Earnings and Adjusted Diluted EPS have limitations as an analytical tool. Adjusted Earnings is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition or liquidity and should not be considered as an alternative to operating income for the periods determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. The determination of Adjusted Earnings and Adjusted Diluted EPS contains a number of estimates and assumptions that may prove to be incorrect and differ materially from actual results. Additionally, Adjusted Earnings is not intended to be a measure of free cash flow, as it does not take into account certain items such as interest and principal payments on our indebtedness, working capital needs, tax payments, and capital expenditures. We believe that the inclusion of Adjusted Earnings and Adjusted Diluted EPS in this prospectus is appropriate to provide additional information to investors about our operating performance and to provide a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Companies also present Adjusted Earnings and Adjusted Diluted EPS and other pro forma measures of Adjusted Earnings because investors, analysts and rating agencies consider these measures useful. Because not all companies calculate Adjusted Earnings and Adjusted Diluted EPS identically, this presentation of Adjusted Earnings and Adjusted Diluted EPS may not be comparable to the similarly titled measures of other companies. The following table reconciles Markit’s net income to Markit’s Adjusted Earnings for the year ended December 31, 2015:

For the year ended December 31, 2015
Net income	$128.7
Amortization—acquisition related	118.4
Acquisition related costs	4.1
Litigation related charges	48.7
Share based compensation and related items	31.6
Other (income)/expense, net	(13.7)
Unwind of discount	6.9
Tax effect of above adjustments	(52.6)
Adjusted earnings attributable to non-controlling interests	(2.4)

Adjusted earnings	$269.7

Adjusted diluted EPS	$1.43

Equivalent and Comparative Per Share Information

The following table sets forth selected per share information for Markit common shares on a historical basis for the fiscal year ended December 31, 2015, selected per share information for IHS common stock on a historical basis for the fiscal year ended November 30, 2015, selected per share information for the combined company shares on a pro forma combined basis for the fiscal year ended November 30, 2015 and selected per share information for IHS common stock on a pro forma equivalent basis for the fiscal year ended November 30, 2015. The per share information reflects the Markit common shares and IHS common stock issued and outstanding (excluding any shares that are held in either treasury or the Markit EBT). The historical information of each of Markit and IHS as of and for the fiscal year ended December 31, 2015 and the fiscal year ended November 30, 2015, respectively, is audited and the historical book value per share information was derived from those audited historical financial statements; other information in the table is unaudited.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. You should read the data with the historical consolidated financial statements and related notes of Markit and IHS contained in their respective Annual Reports on Form 20-F and Form 10-K, respectively, for the fiscal year ended December 31, 2015 and the fiscal year ended November 30, 2015, respectively, each of which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.

IHS Markit’s pro forma combined earnings per share was calculated in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 147. IHS’s pro forma equivalent per share amounts were calculated by multiplying IHS Markit pro forma combined per share amounts by the exchange ratio.

As of or for the Fiscal Year Ended December 31, 2015
Markit—Historical:
Book value per share	$11.95
Cash dividends per share	N/A
Earnings per common share—diluted	$0.80
Earnings per common share—basic	$0.85

As of or for the Fiscal Year Ended November 30, 2015
IHS—Historical:
Book value per share	$32.59
Cash dividends per share	N/A
Earnings per share of common stock—diluted	$3.47
Earnings per share of common stock—basic	$3.51

As of or for the Fiscal Year Ended November 30, 2015
IHS Markit—Pro forma:
Book value per share	$20.01
Cash dividends per share(1)	N/A
Earnings from continuing operations per common share—diluted	$0.65
Earnings from continuing operations per common share—basic	$0.67

(1)	Pro forma cash dividends per share is not presented as the dividend policy for the combined company will be determined by the IHS Markit board following completion of the combination.

As of or for the Fiscal Year Ended November 30, 2015
IHS Pro forma—Equivalents
Book value per share	$71.17
Cash dividends per share(1)	N/A
Diluted earnings per share attributable to IHS stockholders from continuing operations	$2.31
Basic earnings per share attributable to IHS stockholders from continuing operations	$2.38

(1)	Pro forma cash dividends per share is not presented as the dividend policy for the combined company will be determined by the IHS Markit board following completion of the combination.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed merger or to make or take any filing or other action required to consummate such transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, (i) the completion of the proposed merger on anticipated terms and timing, including obtaining shareholder or stockholder (as applicable), anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the combined company’s operations and other conditions to the completion of the merger, (ii) the ability of IHS and Markit to integrate their businesses successfully and to achieve anticipated synergies, (iii) potential litigation relating to the proposed merger on that could be instituted against IHS, Markit or their respective directors, (iv) the risk that disruptions from the proposed merger will harm IHS’s and Markit’s business, including current plans and operations, (v) the ability of IHS or Markit to retain and hire key personnel, (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, (vii) continued availability of capital and financing and rating agency actions, (viii) legislative, regulatory and economic developments, including any new or proposed U.S. Treasury rule changes, (ix) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect IHS’s and/or Markit’s financial performance, (x) certain restrictions during the pendency of the merger that may impact IHS’s or Markit’s ability to pursue certain business opportunities or strategic transactions and (xi) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. Unlisted risks and uncertainties may present significant additional obstacles to the realization of forward looking statements. Such risks and other factors that may impact management’s assumptions are more particularly described in IHS’s and Markit’s filings with the SEC, including under the caption “Cautionary Statement Regarding Forward-Looking Statements” with respect to Markit and “Cautionary Note Regarding Forward-Looking Statements” with respect to IHS, and “Risk Factors” in Markit’s and IHS’s respective Annual Reports on Forms 20-F and 10-K respectively for the fiscal year ended December 31, 2015 in the case of Markit and the fiscal year ended November 30, 2015 in the case of IHS. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on IHS’s or Markit’s consolidated financial condition, results of operations, credit rating or liquidity. The information contained herein speaks as of the date hereof. Neither IHS nor Markit assumes any obligation to publicly provide revisions or updates to any forward looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26, you should carefully consider the following risks before deciding whether to vote for the Markit share issuance proposal, the Markit amended bye-laws proposal, the Markit name change proposal and the Markit adjournment proposal, in the case of Markit shareholders, or for the IHS merger proposal, the IHS compensation proposal and the IHS adjournment proposal, in the case of IHS stockholders. In addition, you should read and consider the risks associated with each of the businesses of Markit and IHS because these risks will also affect IHS Markit after the consummation of the merger. Descriptions of some of these risks can be found in Markit’s and IHS’s Annual Report on Form 20-F and Form 10-K for the fiscal year ended December 31, 2015 and the fiscal year ended November 30, 2015, respectively, each of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 198.

Risks Related to the Merger

IHS Stockholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

IHS stockholders will receive a fixed number of Markit common shares in the merger, rather than a number of Markit common shares with a particular fixed market value. The market value of Markit common shares at the effective time may vary significantly from their prices on the date prior to the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the date on which IHS stockholders vote on the IHS merger proposal. Because the exchange ratio is fixed and will not be adjusted to reflect any changes in the market prices of Markit common shares, the market value of the Markit common shares issued in the merger, and the IHS common stock surrendered in the merger, may be higher or lower than the values of these shares on earlier dates. All of the merger consideration to be received by IHS stockholders will be Markit common shares (other than cash in lieu of fractional shares, based on then prevailing market prices, received by IHS stockholders). At the time of the special meetings, IHS stockholders will not know or be able to determine the value of the Markit common shares they may receive upon completion of the merger. Changes in the market prices of Markit common shares may result from a variety of factors that are beyond the control of Markit, including changes in its business, operations and prospects, regulatory considerations, governmental actions, and legal proceedings and other developments. Market assessments of the benefits of the merger, the likelihood that the merger will be completed and general and industry-specific market and economic conditions may also have an effect on the market price of Markit common shares. Changes in market prices of Markit common shares may also be caused by fluctuations and developments affecting industry-specific and general economic and market conditions and may have an adverse effect on Markit common shares prior to the consummation of the merger.

Neither IHS nor Markit is permitted to terminate the merger agreement solely because of changes in the market prices of Markit common shares. In addition, the market value of Markit common shares may vary significantly from the date of the special meetings to the date of the completion of the merger. You are urged to obtain up-to-date prices for Markit common shares. There is no assurance that the merger will be completed, that there will not be a delay in the completion of the merger, or that all or any of the anticipated benefits of the merger will be obtained. See “Comparative Stock Prices” for ranges of historic prices of IHS common stock and Markit common shares.

The Market Price for the Combined Company Common Shares May Be Affected by Factors Different from Those that Historically Have Affected IHS Common Stock and Markit Common Shares.

Upon completion of the merger, holders of shares of IHS common stock (other than any shares held in treasury) will become holders of Markit common shares. IHS and Markit each have businesses that differ from each other. Accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently affecting the results of operations of each of Markit and IHS. For a discussion of the businesses of IHS and Markit and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” in this joint proxy statement/prospectus.

IHS or Markit May Waive One or More of the Closing Conditions Without Re-soliciting Stockholder Approval.

IHS or Markit may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the merger. IHS or Markit currently expect to evaluate the materiality of any waiver and its effect on IHS stockholders or Markit shareholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the merger or as to re-soliciting stockholder approval or amending this joint proxy statement/prospectus as a result of a waiver will be made by IHS or Markit, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The completion of the merger is subject to the satisfaction or waiver of a number of conditions. Those conditions include: (i) the approval of the IHS merger proposal by the IHS stockholders and the approval of the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal by the Markit shareholders; (ii) the receipt of certain domestic and foreign regulatory approvals under competition laws, including the termination or expiration of the waiting period under the HSR Act; (iii) the absence of certain governmental restraints or prohibitions preventing completion of the merger or imposing a regulatory material adverse effect; (iv) the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of any stop order or proceedings by the SEC; (v) the approval of the Markit common shares to be issued to IHS stockholders for listing on the [●]; (vi) the truth and correctness of the representations and warranties made by both parties (generally subject to certain “materiality” and “material adverse effect” qualifiers); and (vii) the performance by IHS and Markit of their respective obligations under the merger agreement in all material respects.

These conditions to the closing may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by November 30, 2016 (subject to extension to February 28, 2017, by either party if certain antitrust-related conditions to the closing have not been satisfied), either IHS or Markit may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time prior to the consummation of the merger, before or after the required IHS and Markit shareholder approvals. In addition, IHS or Markit may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated, Markit and IHS may incur substantial fees in connection with termination of the merger agreement and will not recognize the anticipated benefits of the merger. See “The Merger Agreement—Description of the Merger Agreement—Termination of the Merger Agreement.”

Termination of the Merger Agreement Could Negatively Impact IHS and/or Markit.

If the merger agreement is terminated in accordance with its terms and the merger is not consummated, the ongoing businesses of IHS and Markit may be adversely affected by a variety of factors. IHS’s and Markit’s respective businesses may be adversely impacted by the failure to pursue other beneficial opportunities during the pendency of the merger, by the failure to obtain the anticipated benefits of completing the merger, by payment of certain costs relating to the merger, and by the focus of their respective managements on the merger for an extended period of time rather than on management opportunities or other issues. The market price of IHS common stock and/or Markit common shares might decline as a result of any such failures to the extent that the current market prices reflect a market assumption that the merger will be completed.

In addition, if the merger agreement is terminated under certain circumstances, IHS may be required to pay Markit a termination fee of $272,000,000 in cash or to pay Markit’s expenses in the amount of $30,000,000 in cash or Markit may be required to pay IHS a termination fee of $195,000,000 in cash or to pay IHS’s expenses in the amount of $30,000,000 in cash, depending on the circumstances surrounding the termination (and in each case subject to any adjustments that may be required in respect of VAT). See “The Merger Agreement—Description of the Merger Agreement—Expenses and Termination Fees.” IHS or Markit may also be negatively impacted if the merger agreement is terminated and their respective boards seek but are unable to find another business combination or strategic transaction offering equivalent or more attractive benefits than the benefits expected to be provided in the merger, or if the respective companies become subject to litigation related to entering into or failing to consummate the merger, including direct actions by IHS stockholders or Markit shareholders, as applicable, against the directors and/or officers of IHS or Markit for breaches of fiduciary duty and derivative actions brought by IHS stockholders or Markit shareholders in the name of the respective companies.

IHS and Markit Will Be Subject to Business Uncertainties While the Merger is Pending.

Uncertainty about the completion or effect of the merger may affect the relationship between Markit and IHS and their respective suppliers, customers, distributors, licensors and licensees and may have an adverse effect on IHS and/or Markit, and consequently on the combined company. These uncertainties may cause suppliers, customers, distributors, licensors and others that deal with the parties to seek to change existing business relationships with them and to delay or defer decisions concerning Markit or IHS. Changes to existing business relationships, including termination or modification, could negatively affect each of IHS’s and Markit’s revenues, earnings and cash flow, as well as the market price of its common stock.

In addition, each of IHS and Markit is dependent on the experience and industry knowledge of their respective officers, key management personnel and other key employees to operate their businesses and execute their respective business plans. The combined company’s success after the merger will depend in part upon the ability of IHS and Markit to retain key management personnel and other key employees and to attract new management personnel and other key employees. Current and prospective employees of IHS and Markit may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of IHS and Markit to attract or retain key management personnel and other key employees. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the businesses, the combined company’s business following the consummation of the merger could be negatively impacted. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of IHS and Markit to the same extent that IHS and Markit have previously been able to attract or retain their employees. Adverse effects arising from the pendency of the merger could be exacerbated by any delays in consummation of the merger or termination of the merger agreement.

IHS and Markit Will Be Subject to Certain Contractual Restrictions While the Merger is Pending.

The merger agreement restricts each of IHS and Markit from making certain acquisitions and divestitures, entering into certain contracts, incurring certain indebtedness and expenditures, repurchasing or issuing securities outside of existing equity award programs (and, in the case of Markit, outside of Markit’s existing accelerated share repurchase program), and taking other specified actions until the earlier of the completion of the merger or the termination of the merger agreement without the consent of the other party. These restrictions may prevent IHS and/or Markit from pursuing attractive business opportunities that may arise prior to the completion of the merger and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the merger could be exacerbated by any delays in consummation of the merger or the termination of the merger agreement. See “The Merger Agreement—Description of the Merger Agreement—Conduct of Business” beginning on page 123.

Third Parties May Terminate or Alter Existing Contracts or Relationships with IHS or Markit.

Each of IHS and Markit has contracts with customers, suppliers, vendors, distributors, landlords, licensors, joint venture partners, and other business partners which may require IHS or Markit, as applicable, to obtain consent from these other parties in connection with the merger. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which IHS and/or Markit currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with either or both parties in anticipation of the merger, or with the combined company following the merger. The pursuit of such rights may result in IHS, Markit or the combined company suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements and losing rights that are material to its business. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the merger. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the merger or the termination of the merger agreement.

IHS and Markit Will Incur Significant Transaction Costs in Connection with the Merger.

IHS and Markit have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs and expenses include financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs, severance/employee benefit-related expenses, public company filing fees and other regulatory expenses, printing expenses and other related charges. Some of these costs are payable by IHS and Markit regardless of whether the merger is completed.

IHS Directors and Executive Officers May Have Interests in the Merger Different from the Interests of IHS Stockholders Generally and Markit Directors and Executive Officers May Have Interests in the Merger Different from the Interests of Markit Shareholders Generally.

Certain of the directors and executive officers of each of IHS and Markit negotiated the terms of the merger agreement, the IHS board recommended that IHS stockholders vote in favor of the IHS merger proposal, the IHS compensation proposal, and the IHS adjournment proposal and the Markit board recommended that Markit shareholders vote in favor of the Markit share issuance proposal, the Markit amended bye-laws proposal, the Markit name change proposal and the Markit adjournment proposal. These directors and executive officers may have interests in the merger, which are different from, or in addition to, or in conflict with, those of IHS stockholders and Markit shareholders, generally. These interests include the continued employment of certain executive officers of IHS and Markit by the combined company, the continued service of certain independent directors and executive directors of IHS and Markit as directors of IHS Markit, the treatment in (or in connection with) the merger of equity awards as well as certain change-in-control severance payments and benefits, transition or retention awards, or other rights held by IHS directors and executive officers or Markit directors and executive officers, as applicable, and the indemnification of former IHS and Markit directors and officers by the combined company.

IHS stockholders and Markit shareholders should be aware of these interests when they consider recommendations of the respective IHS and Markit boards that they vote in favor of the IHS merger proposal, the IHS compensation proposal and the IHS adjournment proposal, or the Markit share issuance proposal, the Markit amended bye-laws proposal, the Markit name change and the Markit adjournment proposal, as applicable. The IHS board was aware of these interests when it determined that the merger agreement and the transactions contemplated thereby were advisable and fair to and in the best interests of the IHS stockholders and recommended that the IHS stockholders adopt the merger agreement. The interests of IHS directors and executive officers are described in more detail in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Interests of IHS Directors and Executive Officers in the Merger.” Likewise, the Markit board was aware of these interests when it determined that the merger agreement and the transactions contemplated thereby were advisable and fair to and in the best interests of the Markit shareholders and recommended that the Markit shareholders approve the Markit share issuance, the Markit amended bye-laws and the Markit name change. The interests of Markit directors and executive officers are described in more detail in the section of this joint proxy statement/prospectus entitled “The Merger Agreement—Interests of Markit Directors and Executive Officers in the Merger.”

Existing IHS Stockholders and Markit Shareholders Will Have a Reduced Ownership and Voting Interest in, and Will Exercise Less Influence Over Management of, the Combined Company After the Merger Than They Did With Respect to IHS and Markit Prior to the Merger.

IHS stockholders and Markit shareholders currently have the right to vote in the election of the IHS board and the Markit board, respectively, and on other matters affecting the respective companies. Upon the completion of the merger, each IHS stockholder who receives Markit common shares in the merger will become a stockholder of the combined company with a percentage ownership of, and voting interest in, the combined company that is smaller than such stockholder’s percentage ownership of, and voting interest in IHS immediately prior to the merger. In addition, as a result of the Markit share issuance, upon the completion of the merger, each Markit shareholder will have a percentage ownership of, and voting interest in, the combined company that is smaller than such shareholder’s percentage ownership of, and voting interest in Markit immediately prior to the merger. Immediately following the completion of the merger, the former IHS stockholders, as a group, and the former Markit shareholders, as a group, will own approximately 57% and 43%, respectively, of the combined company, calculated based on fully diluted shares as of the signing date and excluding shares held by the EBT. In addition, former directors of IHS will constitute six, and former directors of Markit will constitute five, of the members of the IHS Markit board. Accordingly, IHS stockholders and Markit shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of IHS or Markit, as applicable.

Markit Common Shares to Be Received by IHS Stockholders in the Merger Will Have Rights Different from the Shares of IHS Common Stock.

Upon completion of the merger, IHS stockholders will no longer be stockholders of IHS, but will instead be shareholders of Markit. The rights of former IHS stockholders who become Markit shareholders will be governed by the Markit amended bye-laws, which will be adopted, as of the effective time, in the form attached as Annex B. The rights associated with Markit common shares are different from the rights associated with shares of IHS common stock. See “Comparison of Rights of Markit shareholders and IHS stockholders.”

The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Enter into a Strategic Transaction with Either IHS or Markit for Greater Consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to IHS or Markit both during the pendency of the proposed combination transaction as well as afterward, should the merger not be consummated, that might result in greater value to IHS stockholders or Markit shareholders, as applicable, than the merger. These merger agreement provisions include a general prohibition on each company from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition or combination proposal or offers for competing transactions, subject to limited exceptions. Further, if either the IHS board or Markit board (i) withdraws, qualifies or modifies, or proposes publicly to withdraw, qualify or modify, or fails to make, in each case in any manner adverse to the other party, its approval or recommendation of the IHS required stockholder approval or the Markit required shareholder approvals, as applicable, or (ii) approves or recommends, or proposes publicly to approve or recommend, any alternative transaction, IHS or Markit, as applicable, will still be required to submit the merger, to a vote of its stockholders or shareholders, as applicable, at the respective special meetings unless the merger agreement is earlier terminated in accordance with its terms. For further information, please see the section entitled “The Merger Agreement—Description of The Merger Agreement—Changes in Board Recommendations.”

In addition, IHS may be required to pay Markit a termination fee in cash equal to $272,000,000 or Markit may be required to pay to IHS a termination fee in cash equal to $195,000,000 in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the section entitled “The Merger Agreement—Description of the Merger Agreement—Expenses and Termination Fees.”

If the merger agreement is terminated and either Markit or IHS determines to seek another strategic transaction, Markit or IHS, as applicable, may not be able to negotiate a transaction on terms comparable to, or better than, the terms of this transaction.

The Market Price of the Combined Company’s Common Shares May Be Volatile, and Holders of the Combined Company’s Common Shares Could Lose a Significant Portion of Their Investment Due to Drops in the Market Price of the Combined Company’s Common Shares Following Completion of the Merger.

The market price of the combined company’s common shares may be volatile, and following completion of the merger, shareholders may not be able to resell their IHS Markit common shares at or above the price at which they acquired the common shares pursuant to the merger agreement or otherwise due to fluctuations in its market price, including changes in price caused by factors unrelated to the combined company’s operating performance or prospects.

Specific factors that may have a significant effect on the market price for the combined company’s common shares include, among others, the following:

•	changes in stock market analyst recommendations or earnings estimates regarding the combined company’s common shares, other companies comparable to it or companies in the industries they serve;

•	actual or anticipated fluctuations in the combined company’s operating results of future prospects;

•	reaction to public announcements by the combined company;

•	strategic actions taken by the combined company or its competitors;

•	failure of the combined company to achieve the perceived benefits of the transactions, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•	adverse conditions in the financial market or general U.S. or international economic conditions, including those results from war, incidents of terrorism and responses to such events; and

•	sales of common shares by the combined company, members of its management team or significant shareholders.

The Opinions of IHS’s and Markit’s Financial Advisors Will Not Be Updated to Reflect Changes in Circumstances Between the Signing of the Merger Agreement in March 2016 and the Completion of the Merger.

IHS and Markit have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus, and neither IHS nor Markit anticipates asking its financial advisors to update their opinions. Changes in the operations and prospects of IHS or Markit, general market and economic conditions and other factors that may be beyond the control of IHS or Markit, and on which IHS’s and Markit’s financial advisors’ opinions were based, may significantly alter the prices of the shares of IHS common stock or Markit common shares by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or as of any date other than the date of such opinions. Because IHS’s and Markit’s financial advisors will not be updating their opinions, which were issued in connection with the signing of the merger agreement in March 2016, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The IHS board’s recommendation that IHS stockholders vote “FOR” the IHS merger proposal and the Markit board’s recommendation that Markit shareholders vote “FOR” the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal, however, are made as of the date of this joint proxy statement/prospectus. For a description of the opinions that IHS and Markit received from their respective financial advisors, please refer to “The Merger Agreement—Opinion of IHS’s Financial Advisor” and “The Merger Agreement—Opinion of Markit’s Financial Advisor.”

IHS Stockholders Will Not Be Entitled to Appraisal Rights in the Merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, as of the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon a merger, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)-(c).

Because IHS common stock is listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date for the IHS special meeting, and because IHS stockholders will receive Markit common shares in the merger, which is expected to be listed on the [●] upon the effective time, IHS stockholders will not be entitled to appraisal rights in the merger with respect to their shares of IHS common stock.

Markit Shareholders Will Not Be Entitled to Appraisal Rights in the Merger.

Under the Bermuda Act, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Because Markit is not a direct party to the merger and Markit shareholders will continue to own their Markit common shares, Markit shareholders will not be entitled to appraisal rights in connection with the merger.

Risks Related to the Business of the Combined Company Upon Completion of the Merger

The Combined Company May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, the combined company’s ability to combine the IHS and Markit businesses in a manner that realizes anticipated synergies and exceeds the projected stand-alone cost savings and revenue growth trends identified by each company. On a combined basis, IHS Markit expects to benefit from significant cost synergies at both the business and corporate levels that will exceed the cost reductions achievable by Markit and IHS through their stand-alone cost reduction programs. Such cost synergies are expected to be driven by integrating corporate functions, reducing technology spending by optimizing IT infrastructure, using centers of excellence in cost-competitive locations and optimizing real estate and other costs.

However, the combined company must successfully combine the businesses of IHS and Markit in a manner that permits these cost savings and synergies to be realized. In addition, the combined company must achieve the anticipated savings and synergies in a timely manner and without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, or the cost to achieve these synergies is greater than expected, then in either case the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

A variety of factors may adversely affect the combined company’s ability to realize the currently expected operating synergies, savings and other benefits of the merger, including the failure to successfully optimize the combined company’s facilities footprint, the inability to leverage existing customer relationships, the failure to identify and eliminate duplicative programs, and the failure to otherwise integrate Markit’s and IHS’s respective businesses, including their technology platforms.

The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are preliminary. Therefore, the actual financial condition and results of operations of IHS Markit after the merger may differ materially.

This joint proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the combined company, which we refer to as the pro forma financial statements, that combine the audited historical consolidated financial statements of Markit for the fiscal year ended December 31, 2015 with the audited historical consolidated financial statements of IHS for the fiscal year ended November 30, 2015, and the unaudited historical consolidated financial statements of Markit for the fiscal quarter ended December 31, 2015 with the unaudited historical consolidated financial statements of IHS for the fiscal quarter ended February 29, 2016, adjusted to give effect to the merger, and should be read in conjunction with such financial statements and accompanying notes which are incorporated by reference in this joint proxy statement/prospectus. The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Markit as of December 31, 2015 and IHS as of November 30, 2015 and gives pro forma effect to the merger as if it had been consummated on such dates. The unaudited pro forma condensed combined statements of income combine (i) the Markit audited consolidated statements of income for the fiscal year ended December 31, 2015 and the IHS audited consolidated statements of income for the fiscal year ended November 30, 2015, giving effect to the merger as if it had been consummated on the first day of such fiscal years and (ii) the Markit unaudited consolidated statements of income for the fiscal quarter ended December 31, 2015 and the IHS unaudited consolidated statements of income for the fiscal quarter ended February 28, 2016, giving effect to the merger as if it had been consummated on the first day of such fiscal quarters. The pro forma financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. The pro forma financial statements do not include, among other things, estimated cost or growth synergies, adjustments related to integration activities, future acquisitions or disposals not yet known or probable, including those that may be required by regulatory or governmental authorities in connection with the merger, or impacts of merger related change in control provisions that are currently not factually supportable and/or probable of occurring. Therefore, the pro forma financial statements are presented for informational purposes only and are not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the date indicated. Accordingly, the combined company’s business, assets, results of operations and financial condition may differ significantly from those indicated by the pro forma financial statements included in this joint proxy statement/prospectus. For more information, see “Unaudited Pro Forma Financial Information.”

The Financial Analyses and Forecasts Considered by IHS and Markit and their Respective Financial Advisors May Not Be Realized, Which May Adversely Affect the Market Price of IHS Markit Common Shares Following the Completion of the Merger.

In performing their financial analyses and rendering their opinions regarding the fairness, from a financial point of view, of the exchange ratio, each of the respective financial advisors to Markit and IHS relied on, among other things, internal stand-alone financial analyses and forecasts as separately provided to each respective financial advisor by Markit and IHS. See “The Merger Agreement—Certain Markit Forecasts” and “The Merger Agreement—Certain IHS Forecasts.” These analyses and forecasts were prepared by, or as directed by, the managements of Markit or IHS, as applicable. None of these analyses or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, U.S. GAAP, IFRS or the guidelines established by the American Institute of Certified Public Accountants or the IASB, for preparation and presentation of financial forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of Markit and IHS. There can be no assurance that Markit’s or IHS’s financial condition or results of operations will be consistent with those set forth in such analyses and forecasts, which could have a material impact on the market price of IHS Markit common shares following the merger.

Combining the Businesses of IHS and Markit May Be More Difficult, Costly or Time-Consuming than Expected, Which May Adversely Affect the Combined Company’s Results and Negatively Affect the Value of IHS Markit Common Shares Following the Merger.

IHS and Markit have entered into the merger agreement because each believes that the merger will be beneficial to its respective company and stockholders or shareholders, as applicable, and that combining the businesses of IHS and Markit will produce benefits and cost savings. However, IHS and Markit have historically operated as independent companies and will continue to do so until the completion of the merger. Following the completion of the merger, the combined company’s management will need to integrate IHS’s and Markit’s respective business. The combination of two independent businesses is a complex, costly and time consuming process and the management of the combined company may face significant challenges in implementing such integration, many of which may be beyond the control of management, including, without limitation:

•	latent impacts resulting from the diversion of Markit’s and IHS’s respective management teams attention from ongoing business concerns as a result of the devotion of management’s attention to the merger and performance shortfalls at one or both of the companies;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects;

•	the possibility of faulty assumptions underlying expectations regarding the integration process;

•	unanticipated issues in integrating information technology, communications programs, financial procedures and operations, and other systems, procedures and policies;

•	difficulties in managing a larger combined company, addressing differences in business culture and retaining key personnel;

•	unanticipated changes in applicable laws and regulations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company;

•	coordinating geographically separate organizations; and

•	unforeseen expenses or delays associated with the merger.

Some of these factors will be outside of the control of Markit and IHS and any one of them could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue which could materially impact our business, financial conditions and results of operations. The integration process and other disruptions resulting from the merger may also adversely affect the combined company’s relationships with employees, suppliers, customers, distributors, licensors and others with whom IHS and Markit have business or other dealings, and difficulties in integrating the businesses or regulatory functions of IHS and Markit could harm the reputation of the combined company.

If the combined company is not able to successfully combine the businesses of IHS and Markit in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of IHS Markit common shares, the revenues, levels of expenses and results of operations may be affected adversely. If the combined company is not able to adequately address integration challenges, the combined company may be unable to successfully integrate IHS’s and Markit’s operations or realize the anticipated benefits of the transactions contemplated by the merger agreement.

IHS Markit has Incurred and Expects to Incur Additional Significant Costs in Connection with the Integration of the Combined Company.

There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger. While both IHS and Markit have assumed that a certain level of expenses would be incurred in connection with the merger and the other transactions contemplated by the merger agreement, there are many factors beyond their control that could affect the total amount of, or the timing of, anticipated expenses with respect to the integration and implementation of the combined businesses.

There may also be additional unanticipated significant costs in connection with the merger that the combined company may not recoup. These costs and expenses could reduce the benefits and additional income IHS Markit expects to achieve from the merger. Although IHS Markit expects that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

Inability to Access the Debt Capital Markets Could Impair the Combined Company’s Liquidity, Business or Financial Condition.

Each of IHS and Markit has relied and continues to rely on access to the debt capital markets to finance their day-to-day and long-term operations. An inability to raise money in the long-term or short-term debt markets could have a substantial negative effect on the liquidity of the combined company. The combined company’s access to the debt markets in amounts adequate to finance its activities could be impaired as a result of potential factors, including factors that are not specific to the combined company, such as a severe disruption of the financial markets and interest rate fluctuations.

The costs and availability of financing from the debt capital markets will be dependent on the short-term and long-term credit ratings of the combined company. The level and quality of the combined company’s earnings, operations, business and management, among other things, will impact the determination of the combined company’s credit ratings. A decrease in the ratings assigned to the combined company by the ratings agencies may negatively impact the combined company’s access to the debt capital markets and increase the combined company’s cost of borrowing. There can be no assurance that the combined company will maintain the current creditworthiness or prospective credit ratings of Markit or IHS, and any actual or anticipated changes or downgrades in such credit ratings may have a negative impact on the liquidity, capital position or access to capital markets of the combined company.

The U.S. Internal Revenue Service (the “IRS”) may not agree with the conclusion that IHS Markit is to be treated as a foreign corporation for U.S. federal income tax purposes following the merger.

Although Markit is incorporated in Bermuda and is and has been treated as (and IHS Markit after the merger is expected to be treated as) tax resident in the United Kingdom, the IRS may assert that IHS Markit should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Code (referred to as “Section 7874”). Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, IHS Markit would generally be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes under certain circumstances.

Section 7874 provides that if, following an acquisition of a U.S. corporation by a non-U.S. corporation, at least 80% of the acquiring non-U.S. corporation’s stock (by vote or value) is considered to be held by former shareholders of the U.S. corporation by reason of holding stock of such U.S. corporation (such percentage referred to as the “ownership percentage” and such test referred to as the “ownership test”) and the “expanded affiliated group” which includes the acquiring non-U.S. corporation does not have substantial business activities in the country in which the acquiring non-U.S. corporation is created or organized, then the non-U.S. corporation would be treated as a U.S. corporation for U.S. federal income tax purposes even though it is a corporation created and organized outside the United States.

Section 7874 is not expected to apply to the merger because the former IHS stockholders are expected to hold, for purposes of the relevant Section 7874 rules, less than 60% of the IHS Markit common shares (by vote and value) after the merger by reason of holding IHS common stock. However, whether the ownership test has been satisfied is determined only after the closing of the merger, by which time there could be adverse changes to the relevant facts and circumstances, such as the number of equity-based awards of IHS or Markit that are granted, vested or are exercised before the closing of the merger and the number of Markit common shares delivered under Markit’s accelerated share repurchase programs. In addition, for purposes of determining the ownership percentage of the former IHS stockholders, the former IHS stockholders will be deemed to own an amount of IHS Markit common shares in respect of certain prior distributions (including stock repurchases) by IHS prior to the closing of the merger. A number of these factors are correlated with the share prices of IHS and Markit, and a substantial decline in Markit’s share price could result in former IHS stockholders being treated as holding 60% or more of IHS Markit common shares after the merger for purposes of the ownership test. Further, a subsequent change in law might cause IHS stockholders to be treated as owning 80% or more of the IHS Markit common shares after the merger for U.S. federal income tax purposes, including with retroactive effect to the date of the merger. In such event, IHS Markit could be treated as a U.S. corporation for U.S. federal income tax purposes, and IHS Markit could be liable for substantial additional U.S. federal income tax on its operations and income following the closing of the merger. Additionally, if IHS Markit were treated as a U.S. corporation for U.S. federal income tax purposes, non-U.S. IHS Markit shareholders would be subject to U.S. withholding tax on the gross amount of any dividends paid by IHS Markit to such shareholders. There can be no assurance that the IRS will agree with the position that IHS Markit is to be treated as a non-U.S. corporation.

Please see “The Merger Agreement—Certain U.S. Federal Income Tax Consequences—Tax Consequences of the Merger to IHS Markit,” beginning on page 103 for a full discussion of the application of Section 7874 to the merger.

The IRS may not agree with the conclusion that IHS Markit is not subject to certain adverse consequences for U.S. federal income tax purposes following the merger.

As described above, based on the rules for determining share ownership under Section 7874 and certain factual assumptions, after the merger, former IHS stockholders are expected to hold, for purposes of the relevant Section 7874 rules, less than 60% of the IHS Markit common shares (by vote and value) after the merger by reason of holding IHS common stock. However, if IHS stockholders were treated as owning 60% or more (but less than 80%) of the IHS Markit common shares after the merger for U.S. federal income tax purposes, IHS could be prohibited from using its foreign tax credits or other attributes to offset the income or gain recognized by reason of the transfer of property to a foreign related person or any income received or accrued by reason of a license of any property by IHS to a foreign related person. In addition, on April 4, 2016, the U.S. Treasury and the IRS released temporary regulations that, in such case, may limit the combined company’s ability to integrate certain of its non-U.S. operations or access cash earned by IHS’s non-U.S. subsidiaries, in each case without incurring substantial U.S. tax liabilities. Moreover, in such case, Section 4985 of the Code and rules related thereto would impose an excise tax on the value of certain IHS stock compensation held directly or indirectly by certain “disqualified individuals” (including officers and directors of IHS) at a rate equal to 15%.

As previously discussed, based on the rules for determining share ownership under Section 7874 and the Treasury regulations promulgated thereunder, and certain factual assumptions, the ownership percentage is expected to be less than 60%. However, as described above, there is limited guidance regarding the application of Section 7874, and there can be no assurance that the IRS will agree with the position that the former IHS stockholders will be treated as holding less than 60% of the IHS Markit common shares (by vote and value) after the merger by reason of holding IHS common stock for purposes of the ownership test.

Please see “The Merger Agreement—Certain U.S. Federal Income Tax Consequences—Tax Consequences of the Merger to IHS Markit,” beginning on page 103 for a full discussion of the application of Section 7874 to the merger.

Receipt of the merger consideration may be treated as a dividend, instead of proceeds of a sale, for some IHS stockholders.

Although it is expected that the receipt of the merger consideration by most, if not all, holders of IHS common stock pursuant to the merger will be treated for U.S. federal income tax purposes as the proceeds from the sale of stock, some IHS stockholders may be treated as having received a taxable dividend. If you are a non-U.S. stockholder, the paying agent or other withholding agent for the transaction may withhold U.S. federal income tax with respect to such deemed dividend and may sell a portion of your IHS Markit common shares to satisfy such withholding obligation. See “The Merger Agreement—Certain U.S. Federal Income Tax Consequences.”

Proposed Regulations under Section 385 of the Code may limit IHS Markit’s ability to use intercompany debt.

On April 4, 2016, the U.S. Treasury and the IRS released proposed Treasury regulations under Section 385 of the Code. In general, the proposed Treasury regulations would (i) require intercompany debt to be accompanied by extensive contemporaneous documentation in order to be treated as debt for U.S. federal income tax purposes; (ii) treat intercompany debt as equity for U.S. federal income tax purposes in certain circumstances; and (iii) authorize the IRS to treat intercompany debt as in part debt and in part equity for U.S. federal income tax purposes in certain circumstances. The scope and interpretation of the proposed Treasury regulations are subject to significant uncertainty. However, if finalized in their current form, the proposed Treasury regulations may limit the ability of IHS Markit to utilize intercompany debt and may increase cash taxes for IHS Markit.

Changes to the U.S. Model Income Tax Treaty could adversely affect IHS Markit.

On February 17, 2016, the U.S. Treasury released a newly revised U.S. model income tax convention (the “model”), which is the baseline text used by the U.S. Treasury to negotiate tax treaties. The new model treaty provisions were preceded by draft versions released by the U.S. Treasury on May 20, 2015 (the “May 2015 draft”) for public comment. The revisions made to the model address certain aspects of the model by modifying existing provisions and introducing entirely new provisions. Specifically, the new provisions target (i) permanent establishments subject to little or no foreign tax, (ii) special tax regimes, (iii) expatriated entities subject to Section 7874, (iv) the anti-treaty shopping measures of the limitation on benefits article and (v) subsequent changes in treaty partners’ tax laws.

With respect to new model provisions pertaining to expatriated entities, because it is expected that the merger will not result in the creation of an expatriated entity as defined in Section 7874, payments of interest, dividends, royalties and certain other items of income by or to IHS and/or its U.S. affiliates after the merger to or from non-U.S. persons would not be expected to become subject to full withholding tax, even if applicable treaties were subsequently amended to adopt the new model provisions. In response to comments the U.S. Treasury received regarding the May 2015 draft, the new model treaty provisions pertaining to expatriated entities states that the definition of “expatriated entity” has the meaning ascribed to such term under Section 7874 (a)(2)(A) as of the date the relevant bilateral treaty is signed. However, as discussed above, the rules under Section 7874 are relatively new, complex and are the subject of current and future legislative and regulatory changes. Accordingly, there can be no assurance that the IRS will agree with the position that the merger does not result in the creation of an expatriated entity (within the meaning of Section 7874) under the law as in effect at the time the applicable treaty were amended or that such a challenge would not be sustained by a court, or that such position would not be affected by future or regulatory action which may apply retroactively to the merger.

Future changes to U.S., U.K. and foreign tax laws could adversely affect the combined company.

As discussed above, under current law, IHS Markit is expected to be treated as a non-U.S. corporation for U.S. federal income tax purposes. However, changes to Section 7874, or the Treasury regulations promulgated thereunder, could affect the combined company’s status as a non-U.S. corporation for U.S. federal income tax purposes. Any such changes could have prospective or retroactive application, and may apply even if enacted or asserted after the merger is consummated. If the combined company were to be treated as a U.S. corporation for U.S. federal income tax purposes, it could be subject to substantially greater U.S. tax liability than currently contemplated as a non-U.S. corporation.

Recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, including in such a way as would cause IHS Markit to be treated as a U.S. corporation if the management and control of the combined company and its affiliates were determined to be located primarily in the United States, or would reduce the ownership percentage at or above which the combined company would be treated as a U.S. corporation. Thus, the rules under Section 7874 and other relevant provisions could change on a prospective or retroactive basis in a manner that could adversely affect IHS Markit after the merger.

In addition, the U.S. Congress, the Organisation for Economic Co-operation and Development and other government agencies in jurisdictions where IHS and Markit and their respective affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. The Organisation for Economic Co-operation and Development addressed fifteen specific actions as part of a comprehensive plan to create an agreed set of international rules for fighting base erosion and profit shifting that was presented in a report to the G20 finance ministers in October 2015. The G20 finance ministers subsequently endorsed the comprehensive plan. As a result, the tax laws in the United States, the United Kingdom, and other countries in which IHS and Markit and their respective affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect IHS Markit after the merger.

If Markit is, or IHS Markit were to become, a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, U.S. investors in IHS Markit common shares would be subject to certain adverse U.S. federal income tax consequences.

In general, a non-U.S. corporation will be a PFIC for any taxable year if (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Markit believes that it was not a PFIC for its 2015 taxable year, and IHS and Markit do not expect IHS Markit to be a PFIC for its 2016 taxable year or in the foreseeable future. However, there can be no assurance that IHS Markit will not be considered a PFIC for any taxable year. If IHS Markit were a PFIC for any taxable year during which a U.S. investor held IHS Markit common shares, such investor would be subject to certain adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, an additional interest charge on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. If IHS Markit were characterized as a PFIC, a U.S. investor may be able to make a “mark-to-market” election with respect to its IHS Markit common shares that would alleviate some of the adverse consequences of PFIC status. Although U.S. tax rules also permit a U.S. investor to make a “qualified electing fund” election with respect to the shares of a foreign corporation that is a PFIC if the foreign corporation provides certain information to its investors, it is not expected that IHS Markit will provide the information that would be necessary for a U.S. investor to make a valid “qualified electing fund” election with respect to IHS Markit common shares. See “The Merger Agreement—Certain U.S. Federal Income Tax Consequences— Certain U.S. Federal Income Tax Consequences of the Ownership and Disposition of IHS Markit Common Shares—Tax Consequences to U.S. Holders—Passive Foreign Investment Company Rules.”

Following the merger, IHS Markit will be a foreign private issuer under the rules and regulations of the SEC and will therefore qualify for certain accommodations under the U.S. securities laws, which may result in you receiving less information about IHS Markit than you currently receive about IHS and/or you being provided with less protection than you currently have as an IHS stockholder.

Following the merger, IHS Markit will be a foreign private issuer under the rules and regulations of the SEC and will therefore qualify for certain accommodations under the U.S. securities laws, including (i) being able to report its financial results in accordance with IFRS as adopted by the IASB, (ii) being subject to reduced disclosure requirements with respect to quarterly reporting and executive compensation, (iii) not being subject to the proxy rules under the Exchange Act, Section 16 under the Exchange Act or Regulation FD, and (iv) being able to follow certain home country rules in lieu of domestic company requirements under NASDAQ rules. While IHS Markit will report its financial results in accordance with U.S. GAAP and intends to elect to file its annual and interim reports on Forms 10-K, 10-Q and 8-K, regardless of whether IHS Markit continues to qualify as an FPI following completion of the transaction, IHS Markit will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act. IHS Markit will also not be required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, IHS Markit’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of IHS Markit common shares. Accordingly, after the merger, if you continue to hold IHS Markit common shares, you may receive less information about IHS Markit than you currently receive about IHS.

As a foreign private issuer, IHS Markit may also follow certain home country corporate governance practices instead of those otherwise required under the applicable rules of the [●] for domestic U.S. issuers for so long as IHS Markit retains foreign private issuer status. For instance, IHS Markit may follow home country practice in Bermuda with regard to, among other things, composition of its board of directors and approval of compensation of officers. In addition, IHS Markit may follow its home country law instead of the applicable rules of the [●] that require that it obtain shareholder approval for certain dilutive events, such as the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or greater interest in the company, and certain acquisitions of the stock or assets of another company. IHS and Markit have not yet determined whether IHS Markit will follow IHS Markit’s home country governance practices or the requirements that would otherwise apply to a domestic U.S. company listed on the [●]. Following IHS Markit’s home country governance practices as opposed to the requirements that would otherwise apply to a domestic U.S. company listed on the [●] may provide you with less protection than you currently have as an IHS stockholder.

Risks Related to Markit’s Business

You should read and consider risk factors specific to Markit’s businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 3D of Markit’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015, and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” for the location of information incorporated by reference in this joint proxy statement/prospectus.

Risks Related to IHS’s Business

You should read and consider risk factors specific to IHS’s businesses that will also affect the combined company after the completion of the merger. These risks are described in Part I, Item 1A of IHS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2015, and in other documents that are incorporated by reference into this document. See “Where You Can Find More Information” for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

MARKIT

Markit Ltd.

4th Floor, Ropemaker Place

25 Ropemaker Street

London EC2Y 9LY

England

Telephone: +44 20 7260 2000

The Markit group, founded in 2003, is a leading global provider of financial information services. Markit provides products that enhance transparency, reduce risk and improve operational efficiency. Markit’s customers include banks, hedge funds, asset managers, central banks, regulators, auditors, fund administrators and insurance companies. Markit employs over 4,200 people in 13 countries.

Markit’s headquarters and principal executive offices are located at 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England. Markit maintains a registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Markit common shares are listed on the NASDAQ under the symbol “MRKT”.

Additional information about Markit and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.

IHS

IHS Inc.

15 Inverness Way East

Englewood, CO 80112

Telephone: (303) 397-2969

IHS Inc. (NYSE: IHS) is the leading source of information, insight and analytics in critical areas that shape today’s business landscape. Businesses and governments in more than 140 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS is committed to sustainable, profitable growth and employs nearly 9,000 people in 33 countries around the world.

IHS Class A common stock is listed on the NYSE under the symbol “IHS”.

Additional information about IHS and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.

MERGER SUB

Marvel Merger Sub, Inc.

c/o Markit North America, Inc.

620 Eighth Avenue, 35th Floor

New York, NY 10018

Marvel Merger Sub, Inc., which we refer to as Merger Sub, is a Delaware corporation and an indirect and wholly owned subsidiary of Markit. To date, Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement in connection with the merger. Pursuant to the merger agreement, Merger Sub will be merged with and into IHS, with IHS surviving the merger as an indirect wholly owned subsidiary of Markit.

THE MARKIT SPECIAL MEETING

General

This section contains information about the Markit special meeting that has been called to consider and vote on the Markit share issuance proposal, the Markit amended bye-laws proposal, the Markit name change proposal and the Markit adjournment proposal. This joint proxy statement/prospectus is being furnished to Markit shareholders in connection with the solicitation of proxies by the Markit board for use at the Markit special meeting and any postponements or adjournments of such special meeting. This joint proxy statement/prospectus provides Markit shareholders with information about the Markit special meeting and should be read carefully in its entirety.

Date, Time and Place

The Markit special meeting will be held at [●], on [●], 2016, at [●], local time.

Purpose of the Markit Special Meeting

At the Markit special meeting, Markit shareholders will be asked to vote on the following proposals:

•	Proposal 1 (Markit share issuance proposal)—Approval of the Markit Share Issuance. To consider and vote on the Market share issuance proposal;

•	Proposal 2 (Markit amended bye-laws proposal)—Approval of the Markit Amended Bye-Laws. To consider and vote on the Markit amended bye-laws proposal;

•	Proposal 3 (Markit name change proposal)—Approval of the Markit Name Change. To consider and vote on the Markit name change proposal; and

•	Proposal 4 (Markit adjournment proposal)—Adjournment of the Markit Special Meeting. To consider and vote on the Markit adjournment proposal (if necessary or appropriate).

Recommendation of the Markit Board

After careful consideration, the Markit board, on March 19, 2016, unanimously (a) approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby, including the merger, are advisable for, fair to and in the best interests of Markit; (b) authorized and approved the execution, delivery and performance of the merger agreement by Markit and approved the merger; (c) approved, subject to the requisite shareholder approval, the Markit share issuance, the Markit amended bye-laws and the Markit name change and (d) recommended the approval of the Markit share issuance, the Markit amended bye-laws and the Markit name change by the Markit shareholders and directed that the Markit share issuance, the Markit amended bye-laws and the Markit name change be submitted for consideration by Markit’s shareholders at the Markit special meeting.

The Markit board unanimously recommends that the Markit shareholders vote “FOR” each of the Markit share issuance proposal, the Markit amended bye-laws proposal, the Markit name change proposal and the Markit adjournment proposal.

Markit Record Date; Shareholders Entitled to Vote

Only holders of record of Markit common shares at the close of business on [●], 2016, the record date for the Markit special meeting, will be entitled to notice of, and to vote at, the Markit special meeting or any adjournments or postponements thereof.

As of the close of business on the Markit record date, there were [●] Markit common shares issued and outstanding and entitled to vote at the Markit special meeting, including 25,219,470 common shares held by the EBT.

Shares and Voting of Markit’s Directors and Executive Officers

As of the close of business on the Markit record date, approximately [●]% of the issued and outstanding Markit common shares were held by Markit directors and executive officers and their affiliates. We currently expect that Markit’s directors and executive officers will vote their Markit common shares in favor of the above listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Quorum

A quorum is necessary to transact business at the Markit special meeting. Two or more persons present at the start of the Markit special meeting and representing in person or by proxy in excess of 50% of the total issued shares in Markit entitled to vote at the Markit special meeting (including the Markit common shares held by the EBT) will form a quorum for the transaction of business at the Markit special meeting.

Required Vote

Approval of the Markit share issuance requires the affirmative vote of a majority of the votes cast at the Markit special meeting.

Approval of the Markit amended bye-laws requires the affirmative vote at the Markit special meeting of not less than 66 2/3% of the votes attaching to all shares in issue as of the Markit record date.

Approval of the Markit name change requires the affirmative vote of a majority of the votes cast at the Markit special meeting.

Approval of the Markit adjournment proposal requires the affirmative vote of a majority of the voting rights held by those shareholders present at the Markit special meeting, in person or by proxy.

Under the NASDAQ rules, if you hold your Markit common shares in “street name,” your broker, nominee or intermediary may not vote your shares without instructions from you on non-routine matters. None of the proposals to be voted on at the Markit special meeting are routine matters. Therefore, without your voting instructions, your broker or other nominee may not vote your shares on Proposal 1, Proposal 2, Proposal 3 and Proposal 4 at the Markit special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 2 and Proposal 4 and will have no effect on Proposal 1 or Proposal 3 (assuming a quorum is present). However, because none of the proposals to be voted on at the Markit special meeting are routine matters for which brokers may have discretionary authority to vote, Markit does not expect any broker non-votes at the Markit special meeting.

Abstentions and Broker Non-Votes

A broker non-vote occurs on an item when (i) a broker, nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the broker, nominee or intermediary with such instructions. Under the NASDAQ rules, “non-routine” matters include the Markit share issuance proposal (Proposal 1), the Markit amended bye-laws proposal (Proposal 2), the Markit name change proposal (Proposal 3) and the Markit adjournment proposal (Proposal 4). Because none of the proposals to be voted on at the Markit special meeting are routine matters for which brokers may have discretionary authority to vote, Markit does not expect any broker non-votes at the Markit special meeting. If you hold your shares in street name, it is critical that you cast your vote by instructing your bank, broker or other nominee on how to vote if you want your vote to be counted at the Markit special meeting. The NASDAQ rules governing brokers’ discretionary authority will not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Markit special meeting.

If you are a Markit shareholder and you mark your proxy or voting instructions to abstain or fail to instruct your broker or nominee to vote, it will have the effect of a vote “AGAINST” the Markit amended bye-laws proposal and the Markit adjournment proposal but will have no effect on the Markit share issuance proposal or the Markit name change proposal, assuming a quorum is present.

Voting in Person

All shareholders will need proof of ownership of shares in Markit, and may be asked to present a form of personal photo identification, in order to be admitted to the Markit special meeting. In addition, if your shares are held in the name of your broker, bank, or other nominee and you wish to attend the Markit special meeting, you must bring an account statement or letter from the broker, bank, or other nominee indicating that you were the owner of the shares on [●], 2016.

In addition, street name holders who wish to vote in person at the Markit special meeting must obtain a “legal proxy” from the bank, broker or other holder of record that holds their shares in order to be entitled to vote at the Markit special meeting.

EBT

As of the Markit record date, 25,219,470 Markit common shares were held by the EBT. The trustee of the EBT may not vote any Markit common shares held by the EBT unless Markit directs otherwise. Markit intends to direct the EBT to vote the Markit common shares held by the EBT on each proposal at the Markit special meeting in accordance with the percentages voted by other holders of Markit common shares on such proposal.

Voting of Proxies

A proxy card is enclosed for your use. Markit requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, Markit common shares represented by it will be voted at the Markit special meeting or any adjournment thereof in accordance with the instructions contained in the proxy. If no specific instructions are given by you when you execute your voting form, as explained on the form, your shares will be voted as recommended by the Markit board as stated in this joint proxy statement/prospectus, specifically “FOR” the Markit share issuance proposal, “FOR” the Markit amended bye-laws proposal, “FOR” the Markit name change proposal and “FOR” the Markit adjournment proposal.

At the date hereof, Markit’s management has no knowledge of any business that will be presented for consideration at the Markit special meeting and which would be required to be set forth in this joint proxy statement/prospectus or the related Markit proxy card other than the matters set forth in Markit’s Notice of Special Meeting of Shareholders. If any other matter is properly presented at the Markit special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please mark, sign, date and return the enclosed proxy card whether or not you plan to attend the Markit special meeting in person.

How Proxies Are Counted

All Markit common shares represented by properly executed proxies received in time for the Markit special meeting will be voted at the meeting in the manner specified by the Markit shareholder giving those proxies.

Properly executed proxies that do not contain voting instructions with respect to the Markit share issuance proposal, the Markit amended bye-laws proposal, the Markit name change proposal or the Markit adjournment proposal will be voted as recommended by the Markit board as stated in this joint proxy statement/prospectus, specifically “FOR” the Markit share issuance proposal, “FOR” the Markit amended bye-laws proposal, “FOR” the Markit name change proposal and “FOR” the Markit adjournment proposal.

Voting of Markit Common Shares Held in Street Name

If you hold Markit shares through a broker or other nominee, you may instruct your broker or other nominee to vote your Markit shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for shareholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you do not provide voting instructions to your broker, your Markit shares will not be voted on any proposal as your broker does not have discretionary authority to vote on any of the proposals to be voted on at the Markit special meeting.

Broker non-votes are counted for the purpose of determining the presence or absence of a quorum for purposes of the Markit special meeting but are not considered votes cast. With respect to the Markit amended bye-laws proposal and the Markit adjournment proposal, a broker non-vote will have the effect of a vote “AGAINST” the proposal. With respect to the Markit share issuance proposal and the Markit name change proposal, a broker non-vote will have no effect on such proposals. Because none of the proposals to be voted on at the Markit special meeting are routine matters for which brokers may have discretionary authority to vote, Markit does not expect any broker non-votes at the Markit special meeting.

If your shares are held in the name of your broker, bank, or other nominee and wish to vote your Markit common shares in person at the Markit special meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the Markit special meeting.

Revocability of Proxies and Changes to a Markit Shareholders’ Vote

You may change your vote or revoke your proxy at any time before it is exercised at the Markit special meeting. You may do this in one of four ways:

•	filing with the Secretary of Markit prior to the Markit special meeting a written notice of revocation by mail to Markit Ltd., Attention: Company Secretary, c/o Markit Legal Department, 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England;

•	submitting a duly executed proxy bearing a later date that Markit receives prior to the conclusion of voting at the Markit special meeting;

•	attending the Markit special meeting and voting in person; or

•	logging on to www.proxyvote.com in the same manner you would to submit your proxy electronically or calling (800) 690-6903, and in either case following the instructions to revoke or change your voting instructions.

Your attendance in and of itself will not revoke any proxy.

Written notices of revocation and other communications about revoking Markit proxies should be addressed to:

Company Secretary

c/o Markit Legal Department

4th Floor, Ropemaker Place

25 Ropemaker Street

London EC2Y 9LY

England

If your Markit shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

Once voting on a particular matter is completed at the Markit special meeting, a Markit shareholder will not be able to revoke its proxy or change its vote as to that matter.

All Markit common shares represented by valid proxies that Markit receives through this solicitation and that are not revoked will be voted in accordance with the instructions on the proxy card. If a Markit shareholder makes no specifications on its proxy card as to how it should want its Markit common shares voted before signing and returning it, such proxy will be voted as recommended by the Markit board as stated in this joint proxy statement/prospectus, specifically “FOR” the Markit share issuance proposal, “FOR” the Markit amended bye-laws proposal, “FOR” the Markit name change proposal and “FOR” the Markit adjournment proposal.

Tabulation of Votes

The Markit board has appointed Broadridge Financial Solutions, Inc. to serve as the inspector of election for the Markit special meeting. The inspector of election will, among other matters, determine the number of Markit common shares represented at the Markit special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the Markit shareholders.

Solicitation of Proxies

Markit is soliciting proxies to provide an opportunity to all Markit shareholders to vote on agenda items, whether or not the shareholders are able to attend the Markit special meeting or an adjournment or postponement thereof. Markit will bear the entire cost of soliciting proxies from its shareholders, except that Markit and IHS have agreed to each pay one half of the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, Markit will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Markit common shares and secure their voting instructions, if necessary. Markit will reimburse the record holders on request for their reasonable expenses in taking those actions.

Markit has also made arrangements with Morrow & Co., LLC to assist in soliciting proxies and in communicating with Markit shareholders and estimates that it will pay them a fee of approximately $50,000 plus out-of-pocket fees and expenses for these services. Proxies also may be solicited on behalf of Markit in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication, or by Markit directors, officers and employees in person, by mail, by telephone, by facsimile, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of Markit will not be specially compensated for their services or solicitation in this regard.

Adjournments

If a quorum is not present within half an hour from the time appointed for the Markit special meeting, the meeting will stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary of Markit may determine. If a quorum is present at the Markit special meeting but there are not sufficient votes at the time of the Markit special meeting to approve the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal, then the chairman of the Markit special meeting may adjourn the meeting with the consent of the shareholders holding a majority of the voting rights of those shareholders present in person or by proxy (and will if so directed by shareholders holding a majority of the voting rights of those shareholders present in person or by proxy). Unless the Markit special meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Markit shareholder entitled to attend and vote thereat in accordance with Markit’s bye-laws.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Markit special meeting, please contact Morrow & Co., LLC, the proxy solicitation agent for Markit, at 470 West Avenue, Stamford, CT 06902. Banks and brokers please call: (203) 658-9400. Shareholders please call: (877) 815-6525.

THE IHS SPECIAL MEETING

General

This section contains information about the IHS special meeting that has been called to consider and vote on the IHS merger proposal, the IHS compensation proposal and the IHS adjournment proposal. This joint proxy statement/prospectus is being furnished to IHS stockholders in connection with the solicitation of proxies by the IHS board for use at the IHS special meeting and any adjournments of such special meeting. This joint proxy statement/prospectus provides IHS stockholders with information about the IHS special meeting and should be read carefully in its entirety.

Date, Time and Place

The IHS special meeting will be held at [●], on [●], 2016, at [●], local time.

Purpose of the IHS Special Meeting

At the IHS special meeting, IHS stockholders will be asked to vote on the following proposals:

•	Proposal 1 (IHS merger proposal)—Adoption of the Merger Agreement. To consider and vote on the IHS merger proposal;

•	Proposal 2 (IHS compensation proposal)—Approval, on an Advisory (Non-Binding) Basis, of Certain Compensatory Arrangements with IHS Named Executive Officers. To consider and vote on the IHS compensation proposal; and

•	Proposal 3 (IHS adjournment proposal)—Adjournment of the IHS Special Meeting. To consider and vote on the IHS adjournment proposal (if necessary or appropriate).

Recommendation of the IHS Board

After careful consideration, the IHS board, on March 19, 2015, unanimously (a) approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, IHS and its stockholders; (b) authorized and approved the execution, delivery and performance of the merger agreement by IHS and approved the merger; and (c) recommended the adoption of the merger agreement by the IHS stockholders and directed that the merger agreement be submitted for consideration by the IHS stockholders at the IHS special meeting.

The IHS board unanimously recommends that IHS stockholders vote:

“FOR” the IHS merger proposal;

“FOR” the IHS compensation proposal; and

“FOR” the IHS adjournment proposal.

IHS Record Date; Stockholders Entitled to Vote

Only holders of record of IHS common stock at the close of business on the IHS record date for voting at the IHS special meeting are entitled to vote at the IHS special meeting. On the IHS record date, [●] shares of IHS common stock were outstanding. There were no shares of IHS preferred stock outstanding. A list of stockholders of record entitled to vote at the IHS special meeting shall be open to any stockholder for any purpose relevant to such meeting for ten days before the IHS special meeting, during normal business hours, at the Office of the Corporate Secretary, 15 Inverness Way East, Englewood, Colorado 80112.

Shares and Voting of IHS’s Directors and Executive Officers

As of the close of business on the IHS record date, less than [●]% of the outstanding shares of IHS common stock were held by IHS’s directors and executive officers and their affiliates. We currently expect that IHS’s directors and executive officers will vote their shares of IHS common stock in favor of the above-listed proposals, although none of them has entered into any agreements obligating him or her to do so.

Quorum

A quorum of stockholders is necessary to transact business at the IHS special meeting. A quorum exists if the holders of at least a majority of the shares of IHS common stock entitled to vote are present either in person or by proxy at the meeting. Abstentions and broker non-votes will be counted in determining whether a quorum exists. Because none of the proposals to be voted on at the IHS special meeting are routine matters for which brokers may have discretionary authority to vote, IHS does not expect any broker non-votes at the IHS special meeting.

Required Vote

Proposal 1: Vote on the IHS merger proposal. The votes cast “FOR” this proposal must represent a majority of all outstanding shares of IHS common stock entitled to vote thereon.

Proposal 2: Advisory vote on the IHS compensation proposal. The affirmative vote of IHS stockholders present, in person or represented by proxy, and entitled to vote at the IHS special meeting representing a majority of the votes actually cast on the matter is required to approve the IHS compensation proposal.

Proposal 3: Vote on the IHS adjournment proposal. The affirmative vote of IHS stockholders present, in person or represented by proxy, and entitled to vote at the IHS special meeting representing a majority of the votes actually cast on the matter is required to approve the IHS adjournment proposal.

Under the NYSE rules, if you hold your shares of IHS common stock in “street name,” your broker, nominee or intermediary may not vote your shares without instructions from you on non-routine matters. None of the proposals to be voted on at the IHS special meeting are routine matters. Therefore, without your voting instructions, your broker or other nominee may not vote your shares on Proposal 1, Proposal 2 or Proposal 3 at the IHS special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” Proposal 1 and will have no effect on Proposal 2 and Proposal 3 (assuming a quorum is present). However, because none of the proposals to be voted on at the IHS special meeting are routine matters for which brokers may have discretionary authority to vote, IHS does not expect any broker non-votes at the IHS special meeting.

Abstentions and Broker Non-Votes

A broker non-vote occurs on an item when (i) a broker, nominee or intermediary has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the broker, nominee or intermediary with such instructions. Under the NYSE rules, “non-routine” matters include the IHS merger proposal (Proposal 1), the vote, on an advisory basis, on the IHS compensation proposal (Proposal 2) and the IHS adjournment proposal (Proposal 3). Because none of the proposals to be voted on at the IHS special meeting are routine matters for which brokers may have discretionary authority to vote, IHS does not expect any broker non-votes at the IHS special meeting. If you hold your shares in street name, it is critical that you cast your vote by instructing your bank, broker or other nominee on how to vote if you want your vote to be counted at the IHS special meeting. The NYSE rules governing brokers’ discretionary authority will not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the IHS special meeting.

If you are an IHS stockholder and you mark your proxy or voting instructions to abstain or fail to instruct your broker or nominee to vote, it will have the effect of a vote “AGAINST” the IHS merger proposal but will have no effect on the IHS compensation proposal or the IHS adjournment proposal, assuming a quorum is present.

How to Vote

By Telephone—IHS stockholders can vote their shares via a toll-free telephone number by following the instructions provided on the enclosed proxy card. The telephone voting procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

By Mail—IHS stockholders may vote their shares by signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided with this joint proxy statement/prospectus. Proxy cards submitted by mail must be received by the time of the IHS special meeting for your shares to be voted.

At the IHS Special Meeting—Only IHS stockholders and invited guests may attend the IHS special meeting. You will need to bring picture identification to the meeting. If you own shares in street name (i.e., your shares are held in street name through a broker, bank, trustee or other nominee), please bring your most recent brokerage statement, along with picture identification, to the meeting. IHS will use your brokerage statement to verify your ownership of IHS common stock and admit you to the meeting. Shares held in your name as the stockholder of record may be voted by you in person at the IHS special meeting. Shares held beneficially in street name may be voted by you in person at the IHS special meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the IHS special meeting. If you vote by proxy and also attend the IHS special meeting, you do not need to vote again at the IHS special meeting unless you wish to change your vote. Even if you plan to attend the IHS special meeting, we strongly urge you to vote in advance by proxy by signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided or by voting by telephone by following the instructions provided on the enclosed proxy card and below.

Voting of IHS Shares Held in Street Name

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record as detailed on the enclosed voting instructions form. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker will not be able to vote your shares with respect to the approval of the IHS merger proposal (Proposal 1), the vote on the IHS compensation proposal (Proposal 2) or the vote on the IHS adjournment proposal (Proposal 3). We urge you to instruct your broker or other nominee how to vote your shares by following those instructions.

Voting of Proxies

If you vote by telephone or by signing, dating and returning a proxy card, we will vote your shares as you direct. If you submit a proxy to IHS without indicating instructions with respect to specific proposals, we will vote your shares consistent with the recommendations of the IHS board as stated in this joint proxy statement/prospectus, specifically for approval of the IHS merger proposal, in favor of the advisory vote on the IHS compensation proposal and in favor of the IHS adjournment proposal.

Revocability of Proxies and Changes to an IHS Stockholder’s Vote

You can change your vote or revoke your proxy at any time before it is exercised at the IHS special meeting by doing any of the following: (1) you can submit a valid proxy with a later date; (2) you can notify IHS’s Secretary in writing, at Secretary, IHS Inc., 15 Inverness Way East, Englewood, CO 80112, that you have revoked your proxy; (3) you can call the telephone number specified on your proxy card, following the instructions on your proxy card and to the extent you are eligible to do so; or (4) you can vote in person by written ballot at the IHS special meeting.

Your attendance alone will not revoke any proxy.

Written notices of revocation and other communications about revoking IHS proxies should be addressed to:

IHS Inc.

15 Inverness Way East

Englewood, CO 80112

Attn: Stephen Green, Corporate Secretary

If your IHS shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

Once voting on a particular matter is completed at the IHS special meeting, an IHS stockholder will not be able to revoke its proxy or change its vote as to that matter.

Tabulation of Votes

The IHS board has appointed representatives of American Stock Transfer & Trust Company, LLC to serve as the inspector of election for the IHS special meeting. The inspector of election will, among other matters, determine the number of shares of IHS common stock represented at the IHS special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the IHS stockholders.

How to Attend the IHS special meeting

Registered stockholders may be admitted to the IHS special meeting upon providing picture identification. If you own shares in street name (i.e., your shares are held in street name through a broker, bank, trustee or other nominee), please bring your most recent brokerage statement, along with picture identification, to the IHS special meeting. We will use your brokerage statement to verify your ownership of IHS common stock and admit you to the IHS special meeting.

Please note that cameras, sound or video recording equipment, or other similar equipment, electronic devices, large bags or packages will not be permitted in the IHS special meeting.

Solicitation of Proxies

IHS is soliciting proxies to provide an opportunity to all IHS stockholders to vote on agenda items, whether or not the stockholders are able to attend the IHS special meeting or an adjournment or postponement thereof. IHS will bear the entire cost of soliciting proxies from its stockholders, except that IHS and Markit have agreed to each pay one half of the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, IHS will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of IHS common stock and secure their voting instructions, if necessary. IHS will reimburse the record holders on request for their reasonable expenses in taking those actions.

IHS has also made arrangements with D.F. King & Co., Inc. to assist in soliciting proxies and in communicating with IHS stockholders and estimates that it will pay them a fee of approximately $15,000 plus out-of-pocket fees and expenses for these services. Proxies also may be solicited on behalf of IHS in person, by mail, by telephone, by electronic communication or by IHS officers and employees, who will not be specially compensated for their services in this regard.

Adjournments

If a quorum is not present or represented, a meeting of IHS stockholders may be adjourned by the Chairman, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

If a quorum is present at the IHS special meeting but there are not sufficient votes at the time of the IHS special meeting to approve the IHS merger proposal, then IHS stockholders may be asked to vote on the IHS adjournment proposal. No notices of an adjourned meeting need be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless the IHS board sets a new record date for such meeting, in which case a notice of the adjourned meeting will be given to each IHS stockholder of record entitled to vote at the meeting. At any subsequent reconvening of the IHS special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the IHS special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you have any questions or need assistance in voting your shares, please call D.F. King & Co., Inc., the firm assisting IHS in the solicitation. IHS stockholders in the U.S., Canada, and internationally, may call (866) 416-0553 or, alternatively, (201) 806-7301. Banks and brokers may call collect at (212) 493-3910.

THE MERGER AGREEMENT

Effects of the Merger

At the effective time, Merger Sub will be merged with and into IHS, with IHS surviving the merger as an indirect and wholly owned subsidiary of Markit.

Subject to the terms and conditions set forth in the merger agreement, IHS stockholders will have the right to receive, with respect to each share of IHS common stock they hold at the effective time, 3.5566 Markit common shares, with cash paid in lieu of fractional Markit common shares based on then prevailing market prices. In addition, each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the effective time will be cancelled and, in exchange for the cancellation and the funding of the merger consideration by Markit, IHS, as the surviving corporation in the merger will issue an equivalent number of fully paid and non-assessable shares of common stock, par value $0.01 per share, all of which shares will be held by a subsidiary of Markit, and which will constitute the only outstanding shares of common stock of IHS, as the surviving corporation, immediately following the effective time.

The merger agreement provides that the merger consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, share consolidation, share subdivision, share bonus issue or stock dividend (including any dividend or distribution of securities convertible into the IHS common stock or Markit common shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of IHS common stock or Markit common shares issued and outstanding after the date hereof and prior to the effective time. However, the merger agreement does not contain any provision that would adjust the exchange ratio based on fluctuations in the market value of either company’s common stock. Because of this, the implied value of consideration to the IHS stockholders may fluctuate between now and the completion of the merger. The value of the consideration to IHS stockholders will depend on the market value of Markit common shares at the time the merger is completed.

Background of the Merger

The management and board of directors of each of IHS and Markit regularly review and discuss the performance, risks, strategy and competitive position of their respective companies, as well as opportunities available to their respective companies. In addition, the management and board of directors of each of IHS and Markit regularly review and evaluate the possibility of pursuing various strategic alternatives and relationships as part of their respective companies’ ongoing efforts to strengthen their respective overall business and enhance value for their respective shareholders or stockholders, as applicable, taking into account economic, regulatory, competitive and other conditions.

In November 2015, Mr. William E. Ford, Chief Executive Officer and Managing Director of General Atlantic and a member of the Markit board, suggested to both Mr. Jerre Stead, Chief Executive Officer and Chairman of IHS, and Mr. Lance Uggla, Chief Executive Officer and Chairman of Markit, on separate occasions, that they may want to meet to discuss partnering together on commercial opportunities. As the chief executive officers of similarly situated companies, Messrs. Stead and Uggla were familiar with each other and had previously on occasion discussed via telephone the respective businesses of IHS and Markit and the industries in which those businesses operate.

As part of the Markit board’s regular review, at a board meeting held on December 3, 2015, at the Markit board’s invitation, J.P. Morgan made a presentation relating to potential strategic alternatives, including potential transactions with various counterparties in the industries in which Markit operates, including IHS.

On December 4, 2015, Messrs. Stead, Uggla and Ford met in New York to discuss various potential commercial opportunities between IHS and Markit, including Markit utilizing IHS content sets and the use of

Markit solutions’ and managed services products by clients of IHS. Following the meeting, Messrs. Stead and Uggla spoke a number of times with each other, as well as with Mr. Ford, via telephone between December 9, 2015 and December 18, 2015 about potential opportunities for their respective companies. As part of these discussions, during a call between Messrs. Stead and Uggla during the week of December 9, 2015, the topic of a potential business combination between IHS and Markit was discussed. Mr. Stead and Mr. Uggla both indicated that they believed a business combination could provide significant benefits to both IHS stockholders and Markit shareholders, as well as customers of their respective companies, and they agreed that it would be worthwhile to explore a potential combination. In furtherance of these discussions, and in order to permit the exchange of confidential information, Messrs. Stead and Uggla agreed that their respective companies should enter into a mutual confidentiality agreement.

On December 19, 2015, Mr. Stead spoke with representatives of M. Klein regarding the possibility of engaging M. Klein as a financial advisor in connection with the potential combination. Mr. Stead reached out to M. Klein due to M. Klein’s familiarity with IHS as a result of prior engagements, and their expertise in the industry. Following this discussion, M. Klein began advising IHS, and was subsequently engaged on February 26, 2016 as a financial advisor to IHS with respect to the potential combination.

Also on December 19, 2015, Mr. Jeff Gooch, Chief Financial Officer of Markit, and Mr. Todd Hyatt, Executive Vice President and Chief Financial Officer of IHS, were introduced to each other by Messrs. Uggla and Stead via email.

On December 20, 2015, Mr. Uggla spoke with representatives of J.P. Morgan regarding the possible engagement of J.P. Morgan as a financial advisor in connection with the potential combination. Following this discussion, J.P. Morgan began advising Markit on the potential combination. Pursuant to an engagement letter dated March 17, 2016 and effective as of November 9, 2015, Markit and J.P. Morgan confirmed J.P. Morgan’s engagement as Markit’s financial advisor with respect to the potential combination. From December 20, 2015 to January 4, 2016, members of Markit management discussed its high-level views on potential areas of revenue synergy and cost synergy and the strategic rationale for the potential combination with J.P. Morgan.

On December 24, 2015, IHS and Markit entered into a mutual confidentiality agreement.

During December, 2015 and January, 2016, Mr. Uggla had conversations with Mr. Ford, Mr. Robert Kelly, lead director of the Markit board and chair of Markit’s human resources and compensation committee, which we refer to as the Markit HRCC, and, beginning on December 11, 2015, certain other members of the Markit board, regarding his discussions with Mr. Stead and the potential combination with IHS. As part of these discussions, Mr. Uggla and Mr. Kelly spoke via telephone and agreed that Mr. Kelly and Mr. Stead should meet in person.

At the start of January, 2016, Messrs. Stead and Uggla discussed arranging a meeting of the IHS and Markit management teams and their respective financial advisors to continue exploring a potential combination of the companies.

On January 4, 2016, representatives of M. Klein and J.P. Morgan met in New York to discuss, on a preliminary basis, a potential combination transaction between IHS and Markit. Between January 4, 2016 and February 4, 2016, at the direction of the respective management teams of IHS and Markit, M. Klein and J.P. Morgan held a number of telephonic meetings to discuss a potential combination.

On January 8, 2016, Messrs. Gooch and Hyatt held discussions by telephone regarding the respective businesses and corporate information of Markit and IHS.

On January 15, 2016, Messrs. Gooch and Hyatt discussed on a telephone call various matters related to the potential combination, including the potential structure and certain synergies of the potential combination. Messrs. Gooch and Hyatt also discussed next steps regarding a potential combination and the importance of a face to face meeting between the respective managements of Markit and IHS.

On February 4, 2016, the Markit board held a regularly scheduled telephonic meeting. At the meeting, Mr. Uggla updated the Markit board on various matters, including Markit management’s evaluation of the potential combination with IHS. At the conclusion of the meeting, the Markit board directed Markit management and its advisors to continue engaging in discussions with IHS regarding the potential combination.

On February 5, 2016 and February 6, 2016, IHS’s and Markit’s respective management teams and financial advisors met in Miami, Florida to continue discussing a potential business combination between IHS and Markit, including an overview of both businesses, developing a plan for due diligence review and evaluation of potential synergies which might be realized as a result of such combination. The IHS attendees were Mr. Stead, Mr. Hyatt and Mr. Stephen Green, Executive Vice President, Legal and Corporate Secretary of IHS, and the Markit attendees were Mr. Uggla, Ms. Sari Granat, General Counsel of Markit, Mr. Gooch and Mr. Stephen Wolff, Head of Group Corporate Strategy of Markit. During the course of those meetings, on February 6, 2016, Mr. Kelly met with Mr. Stead to discuss the potential combination and Mr. Stead’s vision for the combined company.

On February 7, 2016, Mr. Stead called an IHS director with experience in the finance industry, Deborah McWhinney, to discuss her knowledge of Markit in the context of a potential transaction.

From February 8, 2016 to February 23, 2016, representatives from each of IHS management, Markit management, M. Klein and J.P. Morgan participated in a series of calls to discuss the potential combination, including among other things, structural considerations and IHS’s and Markit’s management’s forecasts of the potential synergies, including cost synergies and revenue synergies, that could be realized in the proposed combination. On February 12, 2016, representatives from each of IHS management, Markit management, M. Klein and J.P. Morgan participated in a telephone call led by Mr. Gooch and Mr. Hyatt to discuss IHS’s and Markit’s management’s views regarding the cost synergy potential.

During the week of February 8, 2016, and in preparation for a meeting of the Markit board to be held on February 18, 2016, Mr. Uggla and Mr. Kelly held discussions with various individual members of Markit’s board regarding the potential combination with IHS.

On February 12, 2016, Mr. Stead shared a proposed deal timeline with Mr. Uggla.

On February 16, 2016, Mr. Stead sent to Mr. Uggla a draft summary setting forth certain key terms of a proposed “merger of equals” between IHS and Markit, including terms relating to closing certainty and deal protections and a proposed governance framework and CEO/Chairman succession plan for the combined company.

On February 17, 2016, Mr. Ford and Mr. Stead discussed the potential combination via telephone.

On February 18, 2016, the Markit board held a special meeting by telephone to discuss the potential combination with IHS. Prior to the meeting, the Markit board received materials on the proposed combination that were prepared by Markit management, J.P. Morgan and Davis Polk & Wardwell LLP, legal advisor to Markit, referred to as Davis Polk. At the meeting, which was attended by Markit management and representatives of J.P. Morgan and Davis Polk, Markit management presented their evaluation of the potential combination and representatives of J.P. Morgan presented preliminary financial analyses relating to the potential combination. Representatives of Davis Polk then reviewed with the Markit board, based on the advice of Conyers Dill & Pearman Limited, Markit’s special Bermuda counsel, which we refer to as Conyers, the fiduciary duties of the Markit board in connection with the potential combination. The Markit board then discussed the merits and risks of the proposed transaction, as well as the merits and risks of remaining a standalone company and executing on Markit’s existing operating plan or of pursuing other strategic transactions reasonably available to Markit. At the conclusion of the meeting, the Markit board directed Markit management and its advisors to continue engaging in discussions with IHS regarding the potential combination.

On February 21, 2016, Mr. Stead sent a further revised draft of the summary to Mr. Uggla, which reflected, among other things, certain changes to the structure of the potential combination.

On February 21 and 23, 2016, Markit entered into mutual confidentiality agreements regarding the potential combination with two of its key shareholders, Canada Pension Plan, which we refer to as CPPIB, and Temasek, respectively. Mr. Uggla and CPPIB held initial discussions on February 22, 2016 and continued such discussions thereafter from February 26, 2016 to explain and hear CPPIB’s view of the potential combination. Mr. Uggla and Temasek held discussions from March 9, 2016 and continued such discussions thereafter to explain and hear Temasek’s view of the potential combination.

On February 24, 2016, the IHS board convened a special telephonic meeting to discuss a potential combination with Markit. Mr. Green, Mr. Hyatt, and representatives from each of IHS management, M. Klein and Weil, Gotshal & Manges LLP, legal advisor to IHS, referred to as Weil, participated in the meeting. Prior to such meeting, the IHS board received materials on the proposed combination that were prepared by Weil and incorporated material prepared by M. Klein. Mr. Stead briefed the board regarding the preliminary discussions with Markit regarding a potential combination with Markit and the strategic rationale for the combination. A representative of Weil provided an overview of the fiduciary duties of directors, including in connection with a review of the potential combination. The IHS board, along with representatives from M. Klein and Weil, discussed the strategic rationale for a potential combination with Markit and reported on the status of the work of the collective management and advisory teams regarding potential synergies that could result from the proposed combination. Representatives of IHS management then provided the IHS board with an overview of the business and legal due diligence performed to date.

Following the February 24, 2016 IHS board meeting, IHS determined to seek an additional independent third party perspective on Markit’s market positions in its key products areas. At IHS’s request, representatives of M. Klein facilitated discussions with two nationally recognized consulting firms. Due to their level of expertise in the relevant financial services sectors, Boston Consulting Group, referred to as BCG, was selected for the assignment. Representatives of BCG and M. Klein, in consultation with IHS management, had several follow up meetings and/or calls between March 11, 2016 and March 17, 2016 regarding the assignment and to review BCG’s findings. IHS management met with BCG on March 18, 2016 to fully discuss their findings.

On February 26, 2016 and February 27, 2016, Mr. Stead and Mr. Uggla met to continue discussing the potential combination, including progress of due diligence, potential synergies and governance of a combined business.

From February 26, 2016 through March, 2016, representatives of IHS, M. Klein and Weil and representatives of Markit, J.P. Morgan and Davis Polk, participated in due diligence calls covering various aspects of the businesses of IHS and Markit, including IHS’s and Markit’s management’s forecasts of potential synergies arising from a combination. After March 1, 2016, Goldman Sachs also participated in all due diligence calls as a financial advisor to IHS.

On February 27, 2016 and February 28, 2016, representatives from IHS, including Messrs. Stead and Hyatt, and representatives from Markit, including Messrs. Uggla and Gooch, as well as key business lines leaders from both IHS and Markit, met in Scottsdale, Arizona to discuss the potential combination. Over the course of the two days, the two companies’ business lines leaders provided overviews of their respective businesses and discussed in depth potential revenue synergies that could arise from the combination. Prior to the February 27, 2016 meeting, management of Markit and IHS shared information about their respective businesses and products.

On February 29, 2016, Ms. Granat and representatives of Davis Polk, participated in a call with Mr. Kelly and Mr. Timothy Frost, a director of Markit and chair of Markit’s nominating and governance committee, regarding the proposed combination, including the proposed governance framework of the combined company. Over the next three weeks, members of Markit management and representatives of Davis Polk continued to provide updates to Messrs. Kelly and Frost, as well as other members of the Markit board, regarding the status of discussions.

On March 1, 2016, representatives of Davis Polk, at the direction of Markit, sent to Weil a draft of the amended and restated Markit bye-laws, which provided for certain governance terms of the combined company, including a CEO/Chairman succession plan pursuant to which (i) Mr. Stead would serve as CEO and Chairman, and Mr. Uggla would serve as President, of the combined company through the end of 2017 and (ii) Mr. Uggla would assume the role of CEO and Chairman of the combined company on January 1, 2018. On March 2, 2016, representatives of Weil, at the direction of IHS, sent a draft merger agreement to Davis Polk. The draft agreement provided, among other things, that the merger consideration would consist solely of Markit common shares, included reciprocal representations and warranties and covenants and equal termination fees, contemplated a “force-the-vote” provision prohibiting either party from terminating the merger agreement to enter into an alternative transaction, included a footnote contemplating an exchange ratio that would result in IHS stockholders owning approximately 59% of the combined company and Markit shareholders owning approximately 41% of the combined company immediately following the transaction, which was the approximate ownership implied by IHS’s and Markit’s respective market capitalizations at the time, and included customary restrictions on IHS’s and Markit’s respective ability to take certain actions during the period between signing and closing.

Following consideration by the IHS board and Mr. Stead of the benefits of adding an additional financial advisor, on March 1, 2016, Mr. Stead spoke with representatives of Goldman Sachs regarding the possibility of engaging Goldman Sachs as a financial advisor in connection with the proposed combination. Following this discussion, Goldman Sachs began advising, and was subsequently engaged on March 14, 2016, as an additional financial advisor to the IHS board with respect to the proposed combination.

On March 2, 2016, IHS’s Audit Committee held a meeting by telephone to discuss a proposed combination.

During the period between March 3, 2016 and March 20, 2016, representatives of IHS and Weil, on the one hand, and representatives of Markit and Davis Polk, on the other hand, exchanged numerous drafts of the merger agreement and amended and restated Markit bye-laws and engaged in negotiations regarding the terms and conditions of the merger agreement and the amended and restated Markit bye-laws. During this period, IHS, Markit and their respective advisors continued their respective due diligence reviews.

On March 3, 2016, the Markit board held a special meeting by telephone to discuss the potential combination with IHS. Prior to the meeting, the Markit board received materials relating to the proposed combination that were prepared by Markit management, J.P. Morgan and Davis Polk. At that meeting, which was attended by Markit management and representatives of J.P. Morgan and Davis Polk, Markit management presented an update on the status of the potential combination, which included an update on the diligence process for the potential combination and diligence findings to date relating to IHS, as well as the potential synergies expected to result from the transaction. Also at the meeting, representatives of J.P. Morgan presented to the Markit board preliminary financial analyses relating to the potential combination. Representatives of Davis Polk then presented to the Markit board the key terms of the potential combination, including the key terms and the remaining open deal terms of the draft merger agreement provided by IHS’s counsel on March 2, 2016, and reviewed with the Markit board, based on the advice of Conyers, the fiduciary duties of the Markit board in connection with the potential combination. The Markit board then discussed the open deal terms and the merits and risks of the proposed transaction, as well as the merits and risks of remaining a standalone company and executing on Markit’s existing operating plan or of pursuing other strategic transactions reasonably available to Markit. At the conclusion of the meeting, the Markit board directed Markit management and its advisors to continue engaging in discussions with IHS regarding the potential combination.

Also on March 3, 2016, the IHS board convened a telephonic meeting during which representatives of IHS management, Weil and M. Klein provided the IHS board with an update on the discussions with Markit, including an update on the structure of the transaction and proposed organizational structure of the combined company, key transaction terms, financial considerations, key due diligence findings and risks and other considerations.

During the period between March 5, 2016 to March 13, 2016, each of the IHS directors met with Mr. Uggla in person or by telephone, in order to better understand Mr. Uggla’s future plans and visions for the combined company as a continuing executive and successor to the positions of Chief Executive Officer and Chairman of the combined company.

On March 8, 2016, IHS’s Audit Committee convened a special telephonic meeting to review the proposed combination. Members of IHS management and representatives from Weil were in attendance. The IHS Audit Committee received an update on the tax and capital structure of the transaction and progress of accounting and financial diligence, as well as an overview of the accounting and reporting considerations for the proposed combination. Following such update, the members of the IHS Audit Committee discussed with IHS management and representatives from Weil such tax and accounting matters and the impact on the potential proposed combination.

On March 8, 2016, Davis Polk provided Weil with revisions to the draft merger agreement. Among other things, their comments contemplated that the Markit amended bye-laws approval and the Markit name change approval would be conditions to closing, that the termination fee would be equal to a percentage of each party’s respective market value and noted that the proposed ownership split for the combined company would be subject to further discussion and negotiation between the parties. On March 9, 2016, Weil sent Davis Polk comments on the draft merger agreement. Over the next several days, representatives of Davis Polk and Weil continued to exchange drafts of the merger agreement and negotiate its terms. The due diligence review by each of Markit and IHS and their respective advisors continued.

On March 9-10, 2016, Markit held a regularly scheduled board meeting in London, England. Prior to the meeting, the Markit board received materials on the proposed combination that were prepared by Markit management, J.P. Morgan and Davis Polk. At the meeting on March 9, which was attended by Markit management and representatives of Davis Polk and J.P. Morgan, Markit management provided an update on the potential combination with IHS, including the strategic rationale for the transaction, the long term objectives for the combined company, the capital structure of the combined company and the synergies expected to result from the transaction. The Markit board then dismissed all members of management and advisors and met with Mr. Stead by video conference to discuss the potential combination, including Mr. Stead’s vision for the combined company. Members of Markit management and Markit’s advisors rejoined the meeting following the video conference with Mr. Stead and representatives of Davis Polk reviewed with the Markit board, based on the advice of Markit’s special Bermuda counsel, the Markit board’s fiduciary duties in connection with the potential combination.

At the March 9, 2016 meeting, representatives of Davis Polk also provided the Markit board with a detailed summary of the proposed terms of the merger agreement and the Markit amended bye-laws, including the proposed structure of the merger, the closing conditions, the deal protections, the governance framework for the combined company and the CEO/Chairman succession plan, and provided an overview of the open deal terms remaining to be negotiated. The Markit board discussed the proposed terms of the merger agreement and the Markit amended bye-laws and the open deal terms remaining to be negotiated. Representatives of J.P. Morgan then provided updated preliminary financial analyses relating to the potential combination and reviewed the presentation circulated to the Markit board. The Markit board discussed with Markit management and J.P. Morgan the preliminary financial analyses presented by J.P. Morgan, as well as Markit’s performance and general market conditions for the first quarter of 2016 to date, and the Markit board noted that, if early first quarter 2016 sales levels or general market conditions were to continue in the future, Markit could fail to achieve the Markit management forecasts. Accordingly, the Markit board directed Markit management to prepare certain alternative projection scenarios, as described below under “Certain Markit Forecasts”. Representatives of J.P. Morgan then reviewed the analytics of the proposed combined company and provided an analysis of the implied pro forma ownership for current Markit shareholders in the combined company, at various exchange ratios based on certain of J.P. Morgan’s financial analyses. The Markit board discussed J.P. Morgan’s presentation.

Also on March 9, 2016, Markit’s audit and risk committee, which we refer to as the Markit ARC, held a meeting in London, England, which was attended by Markit management and by representatives of Davis Polk, PricewaterhouseCoopers LLP (in their capacity as auditors of Markit) and Deloitte. At the meeting, the Markit ARC reviewed and approved Markit’s annual audited financial statements and Markit’s annual report on Form 20-F for the year ended December 31, 2015. The Markit ARC also discussed the potential combination with IHS, including the tax structure of the transaction and an analysis under Section 7874 of the Code.

On March 10, 2016, at the continuation of the Markit March 9, 2016 board meeting, Markit management continued their discussion of the proposed transaction, including a discussion of whether the combined company would retain Markit’s foreign private issuer status. Markit management also discussed the actions that would be necessary to ensure that the combined company would remain tax resident in the United Kingdom. Representatives of Davis Polk presented to the Markit board an overview of the tax analysis of the proposed transaction structure. The Markit board then discussed the potential loss of Markit’s foreign private issuer status and the tax analysis for the proposed transaction structure. Also at the March 10, 2016 meeting, the Markit board reviewed information provided by J.P. Morgan with respect to its historical business relationships with IHS, which matters are described below under “—Opinion of Markit’s Financial Advisors”, and approved the engagement of J.P. Morgan to act as Markit’s financial advisor in connection with the potential combination with IHS.

At the March 10, 2016 Markit board meeting, Markit management presented an update on the commercial and legal diligence for the potential combination. Markit management also presented to the Markit board the proposed execution timeline for the transaction, noting the intention to announce the transaction on March 21, 2016 if the transaction were approved by the boards of both Markit and IHS. The Markit board discussed the proposed timeline and the strategy for any announcement of the transaction. Representatives of J.P. Morgan presented updated preliminary financial analyses relating to the potential transaction to the Markit board.

The Markit board then discussed the merits and risks of the proposed transaction, as well as the merits and risks of remaining a standalone company and executing on Markit’s existing operating plan or of pursuing other strategic transactions reasonably available to Markit. At the conclusion of the meeting, the Markit board directed Markit management and its advisors to continue engaging in discussions with IHS regarding the potential combination with the aim of negotiating the most favorable available terms for Markit and its shareholders.

Also on March 10, 2016, the Markit HRCC held a meeting in London, England, which was attended by Markit management and by representatives of Davis Polk. At that meeting, Markit management presented to the Markit HRCC an overview of the proposed treatment of executives at both Markit and IHS in the potential combination. The Markit HRCC discussed the presentation relating to equity awards and severance and, after discussion, approved certain amendments to be made to the Company’s KEIP and 2014 Equity Incentive Plan in connection with the transaction. Markit management then provided an overview of the treatment of Mr. Uggla’s employment agreement and equity award terms in connection with the potential transaction structure in light of the proposed CEO/Chairman succession plan. The Markit HRCC discussed the compensation and equity award terms of Mr. Uggla and the treatment of such terms under the potential transaction structure, and unanimously agreed to adopt certain changes to his compensation structure as proposed and as described under “Interests of Markit Directors and Executive Officers in the Merger”.

Also on March 10, 2016, the IHS board convened a special telephonic meeting to review the transaction. Members of IHS management and representatives from each of M. Klein, Goldman Sachs and Weil also participated in the meeting. The IHS board received an update on the discussions regarding the potential combination, as well as the call Mr. Stead had with Markit’s directors, at their request, to discuss the potential combination and value creation opportunities for the shareholders and stockholders of both companies as well as their respective customers. Representatives from Weil provided an update on the transaction structure and the key terms of the draft merger agreement and the issues being negotiated by the parties, as well as discussing the benefits and risks of the proposed transaction. Representatives from M. Klein provided an overview of the transaction to the IHS board. Members of IHS management also provided a due diligence update to the IHS board. The IHS board discussed the progress of the negotiations, and the terms of the proposed transaction and questioned management and its advisors regarding the financial and legal impact of the proposed terms and conditions. Thereafter, the directors excused members of IHS management and its advisors and continued to discuss the proposed combination in executive session.

On March 12, 2016 and March 16, 2016, IHS’s HR Committee convened special telephonic meetings to discuss the status of certain employee related items in connection with the proposed combination, including, among other things, the treatment of equity performance share units in connection with the proposed combination. Representatives of IHS management and Weil were also in attendance.

On March 15, 2016, representatives of J.P. Morgan spoke with representatives of M. Klein regarding the open issues in the merger agreement, including the exchange ratio and resulting pro forma ownership of the combined company by Markit shareholders and IHS stockholders. Separately, on that same day, Messrs. Uggla and Stead also discussed the exchange ratio and resulting pro forma ownership of the combined company, and Mr. Stead suggested an exchange ratio of 3.65 Markit common shares for each share of IHS common stock, which would result in IHS stockholders and Markit shareholders owning approximately 57.3% and approximately 42.7%, respectively, of the combined company.

On March 15, 2016 Bala Iyer, a member of the IHS board, had discussions with Dinyar Devitre, a member of the Markit board and Chair of Markit’s Audit and Risk Committee regarding certain tax aspects of the potential combination, including the analysis under section 7874 of the Code. Representatives of Weil, Davis Polk, Deloitte, J.P. Morgan and members of management of IHS and Markit attended such discussions.

On March 17, 2016, Mr. Stead and Mr. Uggla discussed the exchange ratio via telephone and agreed that they would propose to the boards of directors of their respective companies an exchange ratio that would result in IHS stockholders and Markit shareholders owning approximately 57% and 43%, respectively, of the combined company on a fully diluted basis, which, based on the respective companies’ fully diluted share counts as of March 16, 2016, implied an exchange ratio of 3.5566 Markit common shares for each share of IHS common stock.

Also on March 17, 2016, Markit’s board held a special meeting by telephone, which was attended by Markit management and by representatives of J.P. Morgan and Davis Polk. At that meeting, representatives of Davis Polk presented to the board an update on the key transaction terms, including an overview of the key transaction terms that remained to be negotiated. Representatives of Davis Polk also presented to the Markit board an update on the tax analysis of the proposed transaction structure. The Markit board discussed the key transaction terms and the tax analysis of the potential combination.

Also at the March 17, 2016 Markit board meeting, representatives of J.P. Morgan provided the Markit board with updated preliminary financial analyses relating to the potential combination based on a proposed exchange ratio of 3.5566 of Markit common shares per share of IHS common stock. The Markit board then discussed J.P. Morgan’s financial analyses, which reflected the three projections scenarios included in the Markit management forecasts as described below under “Certain Markit Forecasts”.

Davis Polk sent Weil a revised draft of the merger agreement on the evening of March 18, 2016 and over the next two days Davis Polk and Weil and their respective clients, worked to resolve the remaining open items in the draft merger agreement and the other transaction documents.

On the morning of March 19, 2016, the Markit board held a special meeting in London, England. Prior to the meeting, the Markit board received materials on the proposed combination that were prepared by Markit management, J.P. Morgan and Davis Polk. At the meeting, which was attended by representatives of J.P. Morgan and Davis Polk, Markit management provided the Markit board with an update of management’s completed diligence on the potential combination with IHS. Representatives of Davis Polk then presented to the Markit board the final terms of the potential combination, including the final terms of the proposed governance framework and the CEO/Chairman succession plan of the combined company, including that five members of the combined company board, including the lead director, would be former Markit directors. The Markit board discussed the final transaction terms and governance structure. The Markit board also discussed certain social issues relating to the potential combination, including the name and headquarters of the combined company.

Representatives of J.P. Morgan then presented the Markit board with its financial analyses relating to the potential combination based on the final transaction terms. J.P. Morgan then rendered its opinion, subsequently confirmed in writing, to the Markit board that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio of 3.5566 Markit common shares for each share of IHS common stock in the merger was fair, from a financial point of view, to Markit. The Markit board discussed J.P. Morgan’s presentation and the fairness opinion presented by J.P. Morgan on the potential combination.

Following these discussions, at the March 19, 2016 meeting, the Markit board discussed the merits and risks of the proposed transaction, and the directors unanimously determined that it was advisable for, fair to and in the best interests of Markit to enter into the merger agreement, substantially in the form presented, and to consummate the merger and the other transactions contemplated thereby, and unanimously approved the merger and the merger agreement. Also at the March 19, 2016 meeting, the Markit board unanimously determined that it is advisable and in the best interests of Markit to adopt an amendment to its 2014 Equity Incentive Plan and the amendment to Mr. Uggla’s compensation structure as described under “Interests of Markit Directors and Executive Officers in the Merger”.

On the same date, the IHS board held an in-person meeting at Weil’s offices in New York. The IHS board was joined at the meeting by representatives of IHS management, as well as representatives from M. Klein, BCG, Goldman Sachs and Weil. Mr. Stead described the purpose of the meeting and provided the IHS board with an overview of the proposed combination and the value creation opportunities for a combined company. A representative from BCG then reviewed for the IHS board its analysis of the industry in which Markit operates made in connection with the proposed combination and answered questions from the IHS board regarding its analysis. After such presentation the representative from BCG was excused from the meeting. A representative from Weil reviewed with the IHS board their fiduciary duties in connection with evaluating the proposed combination and presented a summary of the material terms of the merger agreement. Representatives of IHS management and Weil also updated the IHS board on due diligence and risks and other considerations related to the proposed combination. A question and answer session followed, during which the IHS board discussed the matters presented and asked questions of IHS management and representatives of Weil. The IHS board then excused IHS management and the IHS board’s advisors from the meeting and continued its evaluation and discussion of the proposed combination in executive session. Following such executive session, IHS management and representatives from M. Klein, Goldman Sachs and Weil re-entered the meeting. Representatives of M. Klein reviewed for the IHS board an overview of the transaction. Following such discussion, representatives from Goldman Sachs reviewed their financial analysis of the proposed combination. The IHS board then engaged in further discussions of the proposed combination and asked questions of the IHS management and representatives of M. Klein and Goldman. Following such discussions, Goldman Sachs rendered to the IHS board its oral opinion, confirmed by delivery of a written opinion dated March 20, 2016, to the effect that as of that date, and based upon and subject to the various assumptions, matters considered and limitations and qualifications described in its opinion, the Exchange Ratio was fair, from a financial point of view, to the stockholders of IHS (other than Markit and its affiliates). After discussion, the IHS board unanimously determined that it was advisable and in the best interests of IHS to enter into the merger agreement and the transactions contemplated by the merger agreement, and the board unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

On March 19, 2016, the IHS board and certain members of the Markit board met for dinner in New York City.

On March 20, 2016, representatives of IHS and Markit met at IHS’s offices to finalize negotiations of the merger agreement and related documentation and discuss potential post-signing investor and employee communications in connection with the proposed combination. Later in the day on March 20, 2016, the merger agreement was finalized and was executed and delivered by IHS, Markit and Merger Sub.

On the morning of March 21, 2016, prior to market opening, IHS and Markit issued a joint press release announcing the execution of the merger agreement.

Markit’s Reasons for the Merger; Recommendation of the Markit Board

At its meeting on March 19, 2016, the Markit board unanimously approved the merger agreement and determined that entering into the merger agreement and consummating the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Markit. The Markit board also unanimously approved, subject to the requisite shareholder approvals, the Markit share issuance, the Markit amended bye-laws and the Markit name change. The Markit board unanimously recommends that the Markit shareholders vote “FOR” each of the Markit share issuance proposal, the Markit amended bye-laws proposal, the Markit name change proposal and the Markit adjournment proposal.

In evaluating the merger agreement, the Markit board consulted with and received the advice of Markit’s management and its legal and financial advisors. In reaching its decision, the Markit board considered a number of factors, including, but not limited to, the following factors which the Markit board viewed as generally supporting its decision to approve the merger agreement and its recommendation that Markit shareholders vote “FOR” the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal.

Strategic Considerations. The Markit board considered that the merger is expected to provide a number of significant strategic opportunities, including the following:

•	the merger would create a leader in critical information, analytics and solutions, and the combined company will have non-overlapping customers and products, a strong financial profile and a world-class management team, resulting in improved opportunities for growth, cost savings and innovation relative to what Markit could achieve on a stand-alone basis;

•	IHS and Markit have deep, non-overlapping senior relationships across corporate, government and financial services customers, which will create significant opportunities to offer a more diverse product set to a broader combined customer base;

•	the merger is expected to result in approximately 20% adjusted diluted EPS growth in 2017 and is expected to have an adjusted effective tax rate in the low- to mid- 20% range;

•	the combined company will have a capital policy with a target leverage ratio of 2.0 to 3.0 times and execute $1 billion of share repurchases in each of 2017 and 2018, which will provide the combined company with a strong balance sheet with financial flexibility and meaningful capital returns;

•	the merger will create a global information platform across industries with leading positions in energy, financial services and transportation, resulting in a platform for innovation and new product development to drive future revenue growth;

•	the merger is expected to be immediately accretive to adjusted diluted earnings per share, with mid-teens accretion in 2018 and the combined company expects to realize cost synergies of $125 million by year-end 2019, which are expected to be driven by integrating corporate functions, reducing technology spending by optimizing IT infrastructure, using centers of excellence in cost-competitive locations and optimizing real estate and other costs;

•	Markit anticipates the combination will deliver approximately $100 million of run rate revenue opportunities by fiscal year 2019 and that IHS Markit’s subscription-based model will generate approximately 85% in recurring revenues, providing predictability and stability; and

•	the merger will result in IHS Markit having more than 50,000 customers, including 75% of the Fortune Global 500, creating significant cross-selling opportunities across multiple commercial industries and governments.

Other Factors Considered by the Markit Board. In addition to considering the strategic factors described above, the Markit board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger agreement:

•	its knowledge of Markit’s business, operations, financial condition, earnings and prospects and of IHS’s business, operations, financial condition, earnings and prospects, taking into account the results of Markit’s due diligence review of IHS;

•	the current and prospective business climate in the industries in which Markit and IHS operate;

•	the alternatives reasonably available to Markit, including remaining a stand-alone entity and pursuing other strategic alternatives, and the Markit board’s belief that the merger with IHS created the best reasonably available opportunity to maximize value for Markit shareholders given the potential risks, rewards and uncertainties associated with each alternative and without limiting strategic alternatives that IHS Markit could pursue in the future;

•	the projected financial results of Markit as a stand-alone company and the fit of the transaction with Markit’s previously established strategic goals;

•	the recommendation of Markit’s senior management in favor of the merger;

•	the fact that five members of the 11-member IHS Markit board will be comprised of members designated by Markit;

•	the fact that Mr. Uggla will be President and a member of the IHS Markit board and will assume the role of Chairman of the IHS Markit board and Chief Executive Officer of IHS Markit upon Mr. Stead’s transition on December 31, 2017;

•	the fact that Markit and IHS have agreed to cooperate and take all action as is necessary to cause, effective as of the effective time, each committee of the IHS Markit board to be comprised of an equal number of directors selected by each of Markit and IHS to serve on the IHS Markit board in accordance with the Markit amended bye-laws;

•	the fact that the lead director of the combined company will be a Markit designee;

•	the fact that any change to the governance provision in the Markit amended bye-laws described in the foregoing three bullets would require the affirmative vote of 75% of the members of the IHS Markit board, and the Markit board’s belief that these arrangements would reasonably assure continuity of the management and oversight of IHS Markit following completion of the merger and allow a strong management team drawn from both Markit and IHS to work together to integrate the two companies;

•	the written opinion of J.P. Morgan, dated March 20, 2016, to the Markit board to the effect that, as of such date and based upon and subject to the factors and assumptions, set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to Markit, as more fully described below under the section entitled “—Opinion of Markit’s Financial Advisor” beginning on page 79;

•	the terms and conditions of the merger agreement, including the strong commitments by both Markit and IHS to complete the merger;

•	the Markit board’s view, after consultation with its legal counsel, concerning the likelihood that regulatory approvals and clearances necessary to consummate the merger would be obtained (the waiting period under the HSR Act in connection with the merger was terminated on April 20, 2016, and approval from BKartA was granted on May 2, 2016);

•

the fact that the merger agreement provides for a fixed exchange ratio that is expected to result in IHS stockholders and Markit shareholders owning approximately 57% and 43%, respectively of IHS Markit immediately following the effective time, calculated based on IHS’s and Markit’s respective fully diluted shares as of the signing date and excluding the EBT shares, and that no adjustment will be made in the merger consideration to be received by IHS’s stockholders in the merger as a result of possible increases or decreases in the trading price of the Markit common shares following the announcement of the merger;

•	the fact that, because holders of the issued and outstanding Markit common shares as of immediately prior to the merger would hold approximately 43% of the issued and outstanding shares of IHS Markit immediately after completion of the merger, Markit shareholders would have the opportunity to participate in the future performance of the combined company, including the synergies;

•	the fact that IHS Markit will be headquartered in London;

•	the anticipated customer, supplier and stakeholder reaction to the merger;

•	the Markit board’s right to withhold, withdraw or change its recommendation to the Markit shareholders to vote “FOR” the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal if a superior proposal is available, subject to Markit being obligated to pay IHS a termination fee of $195,000,000 in the event IHS terminates the merger agreement prior to the Markit shareholders’ vote on the Markit shareholder proposals or in certain other circumstances in which Markit enters into an alternative transaction agreement within 12 months after the termination of the merger agreement;

•	the inability of IHS to terminate the merger agreement in connection with the IHS board withholding, withdrawing or changing its recommendation to the IHS stockholders to vote “FOR” the IHS merger proposal, and the ability of Markit to terminate the merger agreement prior to the IHS stockholders meeting and collect a termination fee of $272,000,000 if such change of recommendation occurs;

•	the fact that Markit has a proven track record of effectively executing and implementing complex transactions; and

•	the fact that IHS and Markit have a proven track record of successfully integrating acquired business.

The Markit board weighed these advantages and opportunities against a number of other factors identified in its deliberations weighing negatively against the merger, including:

•	the challenges inherent in the merger of two businesses of the size, geographical diversity and scope of Markit and IHS and the size of the companies relative to each other, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the difficulties of combining the businesses and workforces of Markit and IHS;

•	IHS’s right, subject to certain conditions, to respond to and negotiate with respect to certain alternative proposals from third parties made prior to the time IHS stockholders adopt the merger agreement;

•	the restrictions in the merger agreement on the conduct of each of Markit’s and IHS’s respective businesses during the period between execution of the merger agreement and the consummation of the merger;

•	the risk that Markit shareholders or IHS stockholders may object to and challenge the merger and take actions that may prevent or delay the consummation of the merger, including to vote down the proposals at the Markit special meeting or IHS special meeting;

•	the risk that regulatory agencies may object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of IHS Markit; see the section entitled “—Regulatory Approvals” beginning on page 115;

•	the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on Markit or IHS Markit;

•	the potential for diversion of management and employee attention during the period prior to completion of the merger, and the potential negative effects on Markit’s and, ultimately, IHS Markit’s businesses;

•	the risk that, despite the efforts of Markit and IHS prior to the consummation of the merger, Markit and IHS may lose key personnel, and the potential resulting negative effects on Markit’s and, ultimately, IHS Markit’s businesses;

•	the risk of not capturing all the anticipated cost savings and synergies between Markit and IHS and the risk that other anticipated benefits might not be realized;

•	the risk that a change in applicable law with respect to Section 7874 of the Code or any other US tax law, or official interpretations thereof, could cause IHS Markit to be treated as a domestic corporation for US federal income tax purposes following the consummation of the merger or otherwise adversely affect IHS Markit or its affiliates;

•	the possibility that IHS Markit might not achieve its projected financial results;

•	the potential that the fixed exchange ratio under the merger agreement could result in Markit delivering greater value to the IHS stockholders than had been anticipated by Markit should the value of the Markit common shares increase disproportionately from the date of the execution of the merger agreement;

•	the fact that the merger agreement prohibits each of Markit and IHS from soliciting or engaging in discussions regarding alternative transactions during the pendency of the merger, subject to limited exceptions;

•	the requirement that Markit pay IHS a $195,000,000 termination fee if the merger agreement is terminated under certain circumstances and the inability of Markit to terminate the merger agreement in connection with a change of recommendation by the Markit board, and the risk that such restrictions and termination fee may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, Markit from making alternative proposals;

•	the risk that changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the merger; and

•	the risks of the type and nature described under “Risk Factors” beginning on page 27 and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

The foregoing discussion of the factors considered by the Markit board is not intended to be exhaustive, but rather includes the principal factors considered by the Markit board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Markit board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to make its recommendations to Markit shareholders. In addition, individual members of the Markit board may have given differing weights to different factors. The Markit board conducted an overall review of the factors described above, including thorough discussions with Markit’s management and outside legal and financial advisors.

In considering the recommendation of the Markit board to approve the Markit shareholder proposals, Markit shareholders should be aware that Markit’s directors may have interests in the merger that are different from, or in addition to, those of Markit shareholders generally. For additional information, see the section entitled “—Interests of Markit Directors and Executive Officers in the Merger” beginning on page 93.

The explanation of the reasoning of the Markit board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this joint proxy statement/prospectus.

IHS’s Reasons for the Merger; Recommendation of the IHS Board

At its meeting on March 19, 2016, the IHS board unanimously adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of IHS and its stockholders. The IHS board unanimously recommends that the IHS stockholders vote “FOR” each of the IHS merger proposal, the IHS compensation proposal and the IHS adjournment proposal.

In evaluating the merger agreement, the IHS board consulted with and received the advice of IHS’s senior management and its legal and financial advisors. In reaching its decision, the IHS board considered a number of factors, including, but not limited to, the following factors which the IHS board viewed as generally supporting its decision to adopt and enter into the merger agreement and its recommendation that IHS stockholders vote “FOR” each of the IHS merger proposal, the IHS compensation proposal and the IHS adjournment proposal.

Strategic Considerations

The IHS board considered that the merger will likely provide a number of significant strategic opportunities, including the following:

•	the merger would create a combined company with a global information platform across industries with leading positions in energy, financial services and transportation and a platform for innovation and new product development to drive future revenue growth, which will result in a more balanced, stable portfolio;

•	the merger is expected to result in approximately 20% adjusted diluted EPS growth in 2017 and the combined company is expected to realize cost synergies of $125 million by year-end 2019;

•	the combined company will have a capital policy with a target leverage ratio of 2.0 to 3.0 times and execute $1 billion of share repurchases in each of 2017 and 2018, which will provide the combined company with a strong balance sheet with financial flexibility and meaningful capital returns;

•	the merger will deliver approximately $100 million of run rate revenue opportunities by fiscal year 2019, with the combined company’s subscription-based model to generate approximately 85% in recurring revenues;

•	the merger will create significant opportunities to offer a more diverse product set to a broader combined customer base as both IHS and Markit have deep, non-overlapping senior relationships across corporate, government, financial services and consumer customers;

•	the combined company is expected to have an adjusted effective tax rate in the low- to mid- 20% range;

•	and the merger will enable the combined company to (i) integrate the skill sets and capabilities of each of the companies’ management teams to apply operational and cost discipline across IHS Markit, (ii) take advantage of strategic and innovation opportunities with an enhanced platform with the potential to achieve substantial synergies and improve management and deployment policies, and (iii) generate higher earnings growth and cash flow than either IHS or Markit could on a standalone basis.

Other Factors Considered by the IHS Board

In addition to considering the strategic factors described above, the IHS board considered the following additional factors, all of which it viewed as supporting its decision to approve the merger agreement:

•	its knowledge of IHS’s business, operations, financial condition, earnings and prospects and of Markit’s business, operations, financial condition, earnings and prospects, taking into account the results of IHS’s due diligence review of Markit;

•	the current and prospective business, economic and market conditions in the industries in which each of IHS and Markit operate;

•	the opportunities reasonably available to IHS, including remaining a standalone entity, and the IHS board’s belief that the combination with Markit will create the best reasonably available opportunity to maximize value for IHS stockholders;

•	the recommendation of IHS’s senior management in favor of the merger;

•	the fact that IHS Markit’s board will initially consist of eleven (11) individuals, six (6) of whom will be designated by IHS and five (5) of whom will be designated by Markit;

•	the fact that Mr. Stead will serve as the chief executive officer and chairman of IHS Markit until December 31, 2017 and Mr. Uggla will serve as the president and a board member of IHS Markit until December 31, 2017 and thereafter serve as the chief executive officer and chairman;

•	the fact that certain provisions of the bye-laws of IHS Markit would require the affirmative vote of not less than 75% of the members of the IHS Markit board, and the IHS board’s belief that these arrangements would reasonably assure the continuity of the management and oversight of IHS Markit following completion of the merger and allow a strong management team drawn from both IHS and Markit to work together to integrate the two companies;

•	the evaluation of the transaction by M. Klein;

•	the financial analyses and presentation of Goldman Sachs, and Goldman Sachs’ opinion, dated March 20, 2016, to the IHS board that, as of March 20, 2016, and based upon and subject to the factors and assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders (other than Markit and its affiliates) of IHS common stock, as more fully described below under the section entitled “—Opinion of IHS’s Financial Advisor—Goldman Sachs” beginning on page 85 of this joint proxy statement/prospectus;

•	the fact that the merger agreement provides for a fixed exchange ratio and that no adjustment will be made in the merger consideration to be received by IHS stockholders in the merger as a result of possible increases or decreases in the trading price of the IHS common stock or Markit common shares following the announcement of the merger;

•	the fact that the merger and the all-stock consideration offered in connection therewith provide IHS stockholders with an opportunity to participate in the equity value of IHS Markit, including future growth and the expected synergies resulting from the merger;

•	the fact that, based on the shares of IHS common stock outstanding, IHS stockholders would own approximately 57% of IHS Markit on a fully diluted basis;

•	the terms and conditions of the merger agreement, including the commitments made by IHS and Markit in the merger agreement with respect to obtaining regulatory clearances, including with respect to the HSR Act and, approval from the BKartA;

•	the IHS board’s view, after consultation with its legal counsel, concerning the likelihood that regulatory approvals and clearances necessary to consummate the merger would be obtained;

•	the fact that the merger agreement does not preclude IHS from responding to and negotiating certain unsolicited alternative transaction proposals from third parties made prior to the time IHS stockholders adopt the merger agreement;

•	the restrictions in the merger agreement on Markit’s ability to respond to and negotiate certain alternative transaction proposals from third parties, the requirement that Markit pay IHS a $195 million termination fee if the merger agreement is terminated under certain circumstances and the inability of Markit to terminate the merger agreement in connection with a change of recommendation by the Markit board;

•	the IHS board’s right to withhold, withdraw or change its recommendation to IHS stockholders to vote “FOR” the IHS merger proposal if a superior proposal is available, subject to IHS being obligated to pay Markit a termination fee of $272 million in the event Markit terminates the merger agreement prior to the IHS stockholders’ vote on the IHS merger proposal or in certain other circumstances in which IHS enters into an alternative transaction agreement within 12 months after the termination of the merger agreement; and

•	the inability of Markit to terminate the merger agreement in connection with the Markit board withholding, withdrawing or changing its recommendation to Markit shareholders to vote “FOR” the Markit share issuance proposal, the Markit name change proposal and the Markit amended bye-laws proposal, and the ability of IHS to terminate the merger agreement prior to the Markit shareholders’ meeting and collect a termination fee of $195 million if such a change of recommendation occurs.

The IHS board weighed these advantages and opportunities against a number of other risks and potential negative factors concerning the merger agreement and the merger, including:

•	the challenges inherent in the combination of two companies of the size, geographical diversity and scope of IHS and Markit, including the risk that integration costs may be greater than anticipated and the possible diversion of management attention for an extended period of time;

•	the challenges of developing and executing a successful strategy and business plan for IHS Markit, including the risk of not capturing all the anticipated cost savings and synergies between IHS and Markit and the risk that other anticipated benefits of the merger might not be realized;

•	the difficulties of combining the businesses and workforces of IHS and Markit;

•	the restrictions in the merger agreement on IHS’s ability to respond to and negotiate certain alternative transaction proposals from third parties, the requirement that IHS pay Markit a $272 million termination fee if the merger agreement is terminated under certain circumstances and the inability of IHS to terminate the merger agreement in connection with a change of recommendation by the IHS board, and the risk that such restrictions and termination fee may discourage third parties that might otherwise have an interest in a business combination with, or acquisition of, IHS from making alternative proposals;

•	the fact that the merger agreement does not preclude Markit from responding to and negotiating certain unsolicited alternative transaction proposals from third parties made prior to the time Markit shareholders adopt the merger agreement;

•	the restrictions in the merger agreement on the conduct of IHS’s business during the period between execution of the merger agreement and the consummation of the merger;

•	the risk that IHS stockholders or Markit shareholders, as applicable, may vote down the proposals at the IHS special meeting or Markit special meeting;

•	the risk that regulatory agencies may object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of IHS Markit; see the section entitled “—Regulatory Approvals” beginning on page 115 of this joint proxy statement/prospectus;

•	the amount of time it could take to complete the merger, including the fact that completion of the merger depends on factors outside of IHS’s or Markit’s control, and the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on IHS or Markit;

•	the potential for diversion of management and employee attention during the period prior to completion of the merger, and the potential negative effects on IHS’s and/or Markit’s businesses;

•	the risk that, despite the retention efforts of IHS and Markit prior to the consummation of the merger, IHS Markit may lose key personnel;

•	the possibility that IHS Markit might not achieve its projected financial results;

•	the potential that the fixed exchange ratio under the merger agreement could result in IHS delivering greater value to the Markit shareholders than had been anticipated by IHS should the value of the shares of IHS common stock increase relative to the value of Markit common shares from the date of the execution of the original merger agreement;

•	that the merger consideration would be taxable to IHS stockholders;

•	the risk that changes in the regulatory landscape or new industry developments, including changes in consumer preferences, may adversely affect the business benefits anticipated to result from the merger;

•	the risk that, upon consummation of the merger, the counterparties under certain material contracts of IHS and Markit may be able to exercise certain “change of control” rights; and

•	the risks of the type and nature described under “Risk Factors” beginning on page 27 of this joint proxy statement/prospectus and the matters described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this joint proxy statement/prospectus.

The foregoing discussion of the factors considered by the IHS board is not intended to be exhaustive, but rather includes the principal factors considered by the IHS board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the IHS board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement and to make its recommendations to IHS stockholders. In addition, individual members of the IHS board may have given differing weights to different factors. The IHS board conducted an overall review of the factors described above, including thorough discussions with the IHS management and outside legal and financial advisors.

In considering the recommendation of the IHS board to approve the IHS merger proposal, IHS stockholders should be aware that IHS’s directors may have interests in the merger that are different from, or in addition to, those of IHS stockholders generally. For additional information, see the section entitled “—Interests of IHS Directors and Executive Officers in the Merger” beginning on page 95 of this joint proxy statement/prospectus.

The explanation of the reasoning of the IHS board and certain information presented in this section are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this joint proxy statement/prospectus.

Certain Markit Forecasts

Markit does not as a matter of course make public forecasts as to future performance, revenues, earnings or other results due to the unpredictability and uncertainty of the underlying assumptions and estimates. However, in connection with the review of the merger, Markit’s management prepared and provided to Markit’s financial advisor and board of directors, as well as to IHS, certain non-public, unaudited prospective internal financial information regarding Markit’s anticipated future operations for the fiscal years ending December 31, 2016 through 2018. In addition, in connection with the merger, Markit management directed J.P. Morgan to derive extrapolations of these standalone regular forecasts, in all respects on the basis and in accordance with directions that were provided to J.P. Morgan by Markit management, to cover the fiscal years ending December 31, 2019 through 2025. This unaudited prospective financial information, which we refer to as the Markit management forecasts, treats Markit on a stand-alone basis, without giving effect to, and as if Markit never contemplated, the merger, including the impact of negotiating or executing the merger, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Markit’s management also jointly prepared with the IHS management certain estimates of synergies expected to be realized following the closing, which we refer to in this section as the estimated synergies. The estimated synergies are not reflected in the Markit management forecasts.

The Markit management forecasts included three scenarios for Markit’s future performance. The first scenario, which we refer to as the scenario one forecasts, was based on Markit’s standalone regular forecasts for the fiscal years ending December 31, 2016 through 2018, which were prepared by Markit management for purposes of standalone planning and budgeting and not in connection with the merger, and which were presented to the Markit board of directors in December 2015. The scenario one forecasts were provided to Markit’s financial advisor in February 2016 and presented to the Markit board of directors at its meetings on February 18, March 3, March 9-10, March 17 and March 19, 2016, and were also provided to IHS. In addition, in March 2016, Markit management and the Markit board of directors observed Markit’s sales performance and general market conditions for the first quarter of 2016 to date and noted that, if early sales levels or general market conditions were to continue in the future, Markit could fail to achieve the scenario one forecasts. As a result, at its meeting on March 9-10, 2016, the Markit board of directors directed Markit management to prepare two additional scenarios for Markit’s future performance, which we refer to as the scenario two forecasts and the scenario three forecasts, respectively. The scenario two forecasts assumed revenue growth impact of negative 150 basis points relative to the scenario one forecasts. The scenario three forecasts assumed revenue growth impact of negative 300 basis points relative to the scenario one forecasts. All other assumptions for the scenario two forecasts and the scenario three forecasts were the same as for the scenario one forecasts. The scenario two forecasts and the scenario three forecasts were presented to the Markit board of directors at its meetings on March 17 and March 19, 2016 and were also provided to IHS. Each of the scenarios presented to the Market board of directors was presented with the extrapolations referred to above for the fiscal years ending December 31, 2019 through 2025. Markit management directed J.P. Morgan to view each of the scenarios included in the Markit management forecasts as equally likely and to not rely on any of such scenarios independently.

Markit has included below a summary of the Markit management forecasts, as well as a summary of the estimated synergies in the section entitled “—Certain Estimated Synergies” to provide its shareholders access to certain non-public unaudited prospective internal financial information that was furnished to the above-listed parties and considered by the Markit financial advisors in connection with its financial analyses.

The Markit management forecasts and the estimated synergies were not prepared for the purpose of public disclosure, nor were they prepared in compliance with IFRS, U.S. GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or the guidelines established by the International Accounting Standards Board for preparation and presentation of financial forecasts, but in the view of Markit management were prepared on a reasonable basis, reflect the best available estimates and judgments at the time the Markit management forecasts were prepared, and present, to the best of Markit management’s knowledge and belief at the time the Markit management forecasts were prepared, the expected course of action and the expected future financial performance of Markit and the expected synergies to be derived in connection with the merger. The Markit management forecasts were prepared consistent with the accounting policies used in Markit’s historical financial statements and Markit’s management is not aware of any significant accounting standard changes applicable in 2016. The inclusion of the Markit management forecasts and estimated synergies below should not be regarded as an indication that Markit or the Markit board considered, or currently considers, such information to be a reliable predictor of actual future results. Although Markit management believes that, at the time the Markit management forecasts were prepared, there was a reasonable basis for the Markit management forecasts and the estimated synergies, Markit cautions shareholders that future results could be materially different from the Markit management forecasts or estimated synergies. The summary of the Markit management forecasts and estimated synergies is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the Markit required shareholder proposals or the IHS merger proposal, but rather because these internal financial forecasts were provided by Markit to IHS, as well as to Markit’s and IHS’s respective financial advisors and boards of directors for purposes of considering and evaluating the merger and the merger agreement. Neither Markit’s independent registered public accounting firm nor any other independent accountant has examined, compiled or performed any procedures with respect to the accompanying prospective financial information, or expressed any opinion or any other form of assurance on such information or its achievability and they assume no responsibility for and have disclaimed any association with such information. The independent registered public accounting firm report issued by PricewaterhouseCoopers LLP, London, United Kingdom (PwC UK) incorporated by reference in this document relates to Markit’s historical financial information. It does not extend to the Markit management forecasts and should not be read to do so.

The Markit management forecasts and the estimated synergies are subjective in many respects and, as a result, subject to interpretation. While presented with numeric specificity, the Markit management forecasts and the estimated synergies were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Markit’s management. Important factors that may affect actual results and cause the Markit management forecasts and/or the estimated synergies to not be achieved include, but are not limited to, risks and uncertainties relating to Markit’s, IHS’s or (with respect to the estimated synergies) the combined company’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and, with respect to the estimated synergies, the ability of IHS and Markit to integrate their businesses successfully, to achieve anticipated synergies, changes in tax laws and changes in currency exchange rates and, in each case, the other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this joint proxy statement/prospectus. See also “Where you Can Find More Information” and “Risk Factors” beginning on pages 198 and 27, respectively, of this joint proxy statement/prospectus. The Markit management forecasts and estimated synergies also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from the Markit management forecasts and/or the estimated synergies. Accordingly, there can be no assurance that the Markit management forecasts and/or the estimated synergies will be realized or that actual results will not be significantly lower or higher than estimated. Portions of the Markit management forecasts and estimated synergies cover multiple years. Such information by its nature becomes less predictive with each successive year.

The Markit management forecasts reflect various assumptions and estimates that Markit management made in good faith at the time that the Markit management forecasts were prepared, all of which are difficult to predict and many of which are beyond Markit’s control, including, without limitation:

•	an economic environment, competitive environment and regulatory requirements consistent with conditions existing and known at the time of preparation of the projections;

•	2016 to 2018 segmental revenue growth trends broadly in line with published long term guidance, with additional incremental growth associated with our price increase strategy;

•	a return to revenue growth in Markit’s processing division in 2016 and a conservative, low growth, assumption for new business initiatives;

•	revenue growth reducing from 2019 on a straight line basis to a terminal growth rate of 2.5%;

•	no acquisitions are undertaken, other than those communicated pre-merger announcement;

•	EBITDA operating expenses growth in line with regional inflation levels experienced at the date of preparation of the plan, with assumed continuation of cost reduction and operating efficiency strategies to maintain margin;

•	capital expenditure in line with Markit’s published long term guidance (9-11% of revenue);

•	a stable tax environment, with no significant changes in tax legislation or tax rates in the major jurisdiction in which Markit operates and a standard adjusted effective tax rate, in line with Markit’s long term guidance, of 27%; and

•	no effects of potential foreign exchange rate fluctuations from the date that the Markit management forecasts were prepared.

These assumptions are inherently uncertain, were made as of the time the prospective financial information was prepared, and may not be reflective of actual results, either now or in the future, in light of changed circumstances, economic conditions, or other developments.

Markit uses a variety of financial measures that are not in accordance with IFRS for forecasting, budgeting and measuring operating performance, including Adjusted EBITDA (which has been calculated as profit for the period from continuing operations before income taxes, net finance costs, depreciation and amortization on fixed assets and intangible assets (including acquisition related intangible assets), acquisition related items, exceptional items, share based compensation and related items, net other gains or losses, including Adjusted EBITDA attributable to joint ventures and excluding Adjusted EBITDA attributable to non-controlling interests). The Markit management forecasts and estimated synergies include certain other non-IFRS financial measures. While Markit believes that these non-IFRS financial measures provide meaningful information to help investors understand its operating results and to analyze Markit’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-IFRS financial measures. These non-IFRS financial measures are not prepared in accordance with IFRS, are not reported by all of Markit’s competitors and may not be directly comparable to similarly titled measures of Markit’s competitors (including IHS) due to potential differences in the exact method of calculation. Further, these non-IFRS financial measures are not meant to be considered in isolation or as a substitute for comparable IFRS measures.

None of Markit, IHS or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the Markit management forecasts and/or estimated synergies, and, except as required by applicable securities laws, none of them undertakes any obligation to update, or otherwise revise or reconcile, the Markit management forecasts or estimated synergies to reflect circumstances existing after the date such forward-looking information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Markit management forecasts or the estimated synergies, as applicable, are shown to be in error. Except as required by applicable securities laws, Markit does not intend to make publicly available any update or other revision to the Markit management forecasts or estimated synergies, even in the event that any or all assumptions are shown to be in error. None of Markit or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding Markit’s ultimate performance compared to the information contained in the Markit management forecasts or estimated synergies or that forecasted results will be achieved. Markit has made no representation to IHS, in the merger agreement or otherwise, concerning the Markit management forecasts or the estimated synergies. The Markit management forecasts do not take into account any circumstances or events occurring after the date that they were prepared. The inclusion of this information should not be regarded as an indication that the Markit board of Directors, Markit, J.P. Morgan or any other recipient of this information considered, or now considers, the Markit management forecasts to be material information of Markit.

Summary of the Markit Management Forecasts(1)

	Year Ended December 31,
	2016E	2017E	2018E
Scenario One
Revenue	$1,277	$1,387	$1,517
Adjusted EBITDA(2)	$567	$627	$704
Acquisitions(3)	$(30)	$(98)	$(15)
Scenario Two
Revenue	$1,260	$1,350	$1,456
Adjusted EBITDA(2)	$560	$610	$675
Acquisitions(3)	$(30)	$(98)	$(15)
Scenario Three
Revenue	$1,243	$1,313	$1,397
Adjusted EBITDA(2)	$553	$594	$648
Acquisitions(3)	$(30)	$(98)	$(15)

(1)	All figures in US dollar millions.
(2)	Adjusted EBITDA is calculated as profit for the period from continuing operations before income taxes, net finance costs, depreciation and amortization on fixed assets and intangible assets (including acquisition related intangible assets), acquisition related items, exceptional items, share based compensation and related items, net other gains or losses, including Adjusted EBITDA attributable to joint ventures and excluding Adjusted EBITDA attributable to non-controlling interests.
(3)	Acquisitions represent cash flows associated with deferred consideration and a put/call option to purchase a minority shareholding as recorded on the December 31, 2015 balance sheet, and the consideration associated with the transfer of HSBC’s Asian Bond Index completed on January 21,2016.

In addition, J.P. Morgan calculated, from the Markit management forecasts, Unlevered Free Cash Flow for use in certain of its financial analyses:

	Year Ended December 31,
	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Scenario One
Unlevered Free Cash Flow(4)	$235	$225	$349	$396	$426	$455	$480	$503	$522	$536
Scenario Two
Unlevered Free Cash Flow(4)	$231	$216	$333	$373	$397	$418	$437	$454	$468	$481
Scenario Three
Unlevered Free Cash Flow(4)	$227	$207	$318	$352	$369	$384	$398	$410	$420	$431

(4)	Unlevered Free Cash Flow, as calculated by J.P. Morgan from the Markit management forecasts for use in certain of its financial analyses, represents unlevered net operating profit after tax, adjusted for depreciation and amortization, capital expenditures, changes in net working capital, and cash flow from acquisitions.

In connection with the merger, the Markit board reviewed, and Markit management directed J.P. Morgan to use in certain of its financial analyses, the IHS management forecasts provided by IHS for the fiscal years ending November 30, 2016 through November 30, 2018 (as described below under “—Certain IHS Forecasts”). The IHS management forecasts for Adjusted Net Income and Adjusted EPS provided by IHS to Markit and J.P. Morgan differed from those provided to IHS’s financial advisors and set forth under “—Certain IHS Forecasts” as a result of differing assumptions, and are set forth below:

	Year Ended November 31,(1)
	2016	2017	2018
Adjusted Net Income	$423	$478	$540
Adjusted EPS	$6.18	$6.98	$7.89

(1)	Forecast implies net leverage of approximately 2.9x in 2016, 2.4x in 2017 and 1.9x in 2018 and does not include access to global capital for acquisitions and enhanced share repurchases.

In connection with the merger, Markit management directed J.P. Morgan to derive extrapolations of the IHS management forecasts for the fiscal years ending November 30, 2016 through November 30, 2018 (as described below under “–Certain IHS Forecasts”), on the basis and in accordance with directions that were provided to J.P. Morgan by Markit management, to cover the fiscal years ending November 30, 2019 through November 30, 2025. In providing these directions to J.P. Morgan, Markit management took into account IHS estimates, discussions with IHS management, publicly available information regarding IHS including sell side analyst estimates, and Markit management’s knowledge of and experience in the information services industry. In addition, J.P. Morgan calculated, from the IHS management forecasts (including the extrapolations referred to in the preceding sentences for the fiscal years ending November 30, 2019 through 2025), Unlevered Free Cash Flow for use in certain of its financial analyses:

	Year Ended November 30,
	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Unlevered Free Cash Flow(5)	$392	$478	$517	$535	$566	$596	$623	$648	$670	$687

(5)	Unlevered Free Cash Flow, as calculated by J.P. Morgan from the IHS management forecasts for use in certain of its financial analyses, represents unlevered net operating profit after tax, adjusted for depreciation and amortization, capital expenditures, and changes in net working capital.

Certain IHS Forecasts

IHS does not as a matter of course make public forecasts as to future performance, revenues, earnings or other results due to the unpredictability and uncertainty of the underlying assumptions and estimates. However, in connection with the review of the merger, the IHS management prepared and provided to Markit, as well as to Markit’s financial advisor and board of directors, certain non-public, unaudited prospective internal financial information regarding IHS’s anticipated future operations for the fiscal years ending November 30, 2016 through November 30, 2018, and prepared and provided to IHS and its financial advisors and board of directors certain non-public, unaudited prospective internal financial information regarding IHS’s anticipated future operations for the fiscal years ending November 30, 2016 through 2020. This unaudited prospective financial information, which we refer to as the IHS management forecasts, was prepared and provided in February 2016, treating IHS on a stand-alone basis, without giving effect to, and as if IHS never contemplated, the merger, including the impact of negotiating or executing the merger, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by IHS Markit as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. In March 2016, IHS also prepared and provided to its financial advisors and board of directors financial information based on the Markit management forecasts, regarding Markit’s anticipated future operations for the fiscal years ended November 30, 2016 through 2018. In March 2016, the IHS management also jointly prepared with Markit’s management certain estimates of synergies expected to be realized following the closing, which we refer to in this section as the estimated synergies. The estimated synergies are not reflected in the IHS management forecasts.

IHS has included below a summary of the IHS management forecasts as well as a summary of the estimated synergies in the section entitled “—Certain Estimated Synergies” to provide its stockholders access to certain non-public unaudited prospective internal financial information that was furnished to the above-listed parties and considered by the IHS financial advisors in connection with their respective financial analyses.

The IHS management forecasts and the estimated synergies were not prepared for the purpose of public disclosure, nor were they prepared in compliance with IFRS, U.S. GAAP, the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, but in the view of IHS management were prepared on a reasonable basis, reflect the best available estimates and judgments at the time the IHS management forecasts were prepared, and present, to the best of IHS management’s knowledge and belief at the time the IHS management forecasts were prepared, the expected course of action and the expected future financial performance of IHS and the expected synergies to be derived in connection with the merger. The inclusion of the IHS management forecasts and estimated synergies below should not be regarded as an indication that IHS or the IHS board considered, or currently considers, such information to be a reliable predictor of actual future results. Although IHS management believes that, at the time the IHS management forecasts were prepared, there was a reasonable basis for the IHS management forecasts and the estimated synergies, IHS cautions shareholders that future results could be materially different from the IHS management forecasts or estimated synergies. The summary of the IHS management forecasts and estimated synergies is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the IHS merger proposal or the Markit proposals, but rather because these internal financial forecasts were provided by IHS to Markit, as well as to IHS’s and Markit’s respective financial advisors and boards of directors, for purposes of considering and evaluating the merger and the merger agreement.

Neither the independent registered public accounting firm of IHS nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of IHS contained in IHS’s Annual Report on Form 10-K for the year ended November 30, 2015, which is incorporated by reference into this registration statement, relates to the historical financial information of IHS and does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date on which it was prepared. The independent registered public accounting firm report issued by Ernst & Young LLP, Denver, Colorado, United States of America (E&Y US) incorporated by reference in this document relates to IHS’s historical financial information. It does not extend to the IHS management forecasts and should not be read to do so.

The IHS management forecasts and the estimated synergies are subjective in many respects and, as a result, subject to interpretation. While presented with numeric specificity, the IHS management forecasts and the estimated synergies were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the IHS management. Important factors that may affect actual results and cause the IHS management forecasts and/or the estimated synergies to not be achieved include, but are not limited to, risks and uncertainties relating to IHS’s or Markit’s businesses (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general business and economic conditions, the ability of Markit and IHS to integrate their businesses successfully and to achieve anticipated synergies, and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this joint proxy statement/prospectus. See also “Where you Can Find More Information” and “Risk Factors” beginning on pages 198 and 27, respectively, of this joint proxy statement/prospectus. The IHS management forecasts and estimated synergies also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from the IHS management forecasts and/or the estimated synergies. Accordingly, there can be no assurance that the IHS management forecasts and/or the estimated synergies will be realized or that actual results will not be significantly lower or higher than estimated. Portions of the IHS management forecasts and estimated synergies cover multiple years. Such information by its nature becomes less predictive with each successive year.

The IHS management forecasts reflect various assumptions and estimates that IHS management made in good faith at the time that the IHS management forecasts were prepared, all of which are difficult to predict and many of which are beyond IHS’s control. In preparing the IHS Projections and the Markit Projections, IHS management made numerous assumptions about IHS and Markit’s respective industries, markets, products and services. IHS management took into account Markit estimates and scenarios, discussions with Markit management, publicly available information regarding Markit including sell side analyst estimates, and IHS management’s knowledge of and experience in the information services industry. In addition, in order to ensure consistency in financial projections, IHS management made certain adjustments to the Markit projections including normalizing differences in fiscal years and accounting principles.

IHS uses a variety of financial measures that are not in accordance with U.S. GAAP for forecasting, budgeting and measuring operating performance, including adjusted EBITDA (which has been calculated as net income plus or minus net interest, plus provision for income taxes, depreciation and amortization and further excludes primarily non-cash items and other items that we do not consider to be useful in assessing our operating performance (e.g., stock-based compensation expense, restructuring charges, acquisition-related costs, asset impairment charges, gain or loss on sale of assets, gain or loss on debt extinguishment, pension mark-to-market and settlement expense, and income or loss from discontinued operations), and which we refer to in the table below as adjusted EBITDA). The IHS management forecasts and estimated synergies include certain other non-GAAP financial measures. While IHS believes that these non-GAAP financial measures provide meaningful information to help investors understand its operating results and to analyze IHS’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with U.S. GAAP, are not reported by all of IHS’s competitors and may not be directly comparable to similarly titled measures of IHS’s competitors due to potential differences in the exact method of calculation. Further, these non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures.

None of IHS, Markit or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the IHS management forecasts and/or estimated synergies, and, except as required by applicable securities laws, none of them undertakes any obligation to update, or otherwise revise or reconcile, the IHS management forecasts or estimated synergies to reflect circumstances existing after the date such forward-looking information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the IHS management forecasts or the estimated synergies, as applicable, are shown to be in error. Except as required by applicable securities laws, IHS does not intend to make publicly available any update or other revision to the IHS management forecasts or estimated synergies, even in the event that any or all assumptions are shown to be in error. Since the date of the IHS management forecasts, IHS has made publicly available its actual results of operations for the fiscal year ended November 30, 2015. You should review IHS’s Annual Report on Form 10-K filed with the SEC on January 15, 2016. None of IHS or its respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding IHS’s ultimate performance compared to the information contained in the IHS management forecasts or estimated synergies or that forecasted results will be achieved. IHS has made no representation to Markit, in the merger agreement or otherwise, concerning the IHS management forecasts or the estimated synergies. The IHS management forecasts do not take into account any circumstances or events occurring after the date that they were prepared. The inclusion of this information should not be regarded as an indication that the IHS board, IHS, Goldman Sachs or any other recipient of this information considered, or now considers, the IHS management forecasts to be material information of IHS.

Summary of the IHS Management Forecasts

($ in millions, except per share figures)

IHS

	Year Ended November 30,
	2016E	2017E	2018E	2019E	2020E
Total Revenue	$2,392	$2,524	$2,700	$2,903	$3,135
Adjusted EBITDA(1)	$796	$876	$967	$1,069	$1,185
Adjusted Net Income(2)	$430	$477	$517	$563	$618
Adjusted Diluted EPS	$6.10	$7.07	$8.26	$9.67	$11.41

(1)	Adjusted EBITDA has been calculated as net income plus or minus net interest, plus provision for income taxes, depreciation and amortization and further excludes primarily non-cash items and other items that we do not consider to be useful in assessing our operating performance (e.g., stock-based compensation expense, restructuring charges, acquisition-related costs, asset impairment charges, gain or loss on sale of assets, gain or loss on debt extinguishment, pension mark-to-market and settlement expense, and income or loss from discontinued operations).
(2)	Adjusted net income has been calculated as net income plus primarily non-cash items and other items that management does not consider to be useful in assessing our operating performance (e.g., stock-based compensation expense, amortization related to acquired intangible assets, restructuring charges, acquisition-related costs, acquisition financing fees, asset impairment charges, gain or loss on sale of assets, gain or loss on debt extinguishment, pension mark-to-market and settlement expense, and income or loss from discontinued operations, all net of the related tax effects).

MARKIT(1)

	Year Ended November 30,(2)(3)
	2016P	2017P	2018P	2019P	2020P
Total Revenue	$1,206	$1,281	$1,354	$1,449	$1,555
Adjusted EBITDA(4)	$512	$545	$576	$617	$662
Adjusted Net Income(5)	$266	$288	$309	$333	$363
Adjusted Diluted EPS (U.S. GAAP)	$1.41	$1.63	$1.81	$2.01	$2.28

(1)	IHS management adjusted Markit forecasts to reflect Markit’s scenarios, publicly available information regarding Markit, IHS management’s knowledge of and experience in the information services industry, and differences in accounting principles.
(2)	IHS management adjusted Markit forecasts to reflect pro forma fiscal year end of November 30.
(3)	In addition to the adjustments made to derive Markit’s Revenue and projected EBITDA as outlined above, IHS management developed its own assumptions for Markit’s standalone: tax rate, capital structure and annual share repurchase assumptions to arrive at the above forecasts for Adjusted Net Income and Adjusted Diluted EPS.
(4)	Represents forecast of non-GAAP Adjusted EBITDA defined as profit for the period from continuing operations before income taxes, net finance costs, depreciation and amortization on fixed assets and intangible assets (including acquisition related intangible assets), acquisition related items, exceptional items, share based compensation and related items, net other gains or losses including Adjusted EBITDA attributable to joint ventures and excluding Adjusted EBITDA attributable to non-controlling interests, further adjusted for estimated differences between IFRS and U.S. GAAP accounting standards.
(5)	Represents forecast of non-GAAP Adjusted Net Income defined as profit for the period from continuing operations before amortization of acquired intangible assets, acquisition related items, exceptional items, share based compensation and related items, net other gains or losses, less the tax effects of these adjustments and excluding Adjusted Earnings attributable to non-controlling interests, further adjusted for estimated differences between IFRS and U.S. GAAP accounting standards.

IHS and MARKIT

In addition, using the IHS management forecasts, unlevered free cash flow of IHS and Markit and pro forma unlevered free cash flow for IHS Markit were calculated by Goldman Sachs for use in certain of its financial analysis:

	Nine Months Ended November 30,	Year Ended November 30,
	2016E	2017E	2018E	2019E	2020E
IHS Unlevered Free Cash Flow(1)	$320	$529	$579	$627	$690
Markit Unlevered Free Cash Flow(2)	$180	$289	$308	$334	$358
Pro Forma Unlevered Free Cash Flow(3)	$542	$907	$1,030	$1,171	$1,255

(1)	Unlevered Free Cash Flow is calculated as adjusted EBITDA, minus stock-based compensation, plus other expense, minus taxes (as calculated on adjusted EBIT), minus capital expenditures and plus or minus, as applicable, the increase or decrease in working capital, in each case, as set forth in the IHS management forecasts.
(2)	Unlevered Free Cash Flow is calculated as adjusted EBITDA, minus stock-based compensation, plus other expense, minus taxes (as calculated on adjusted EBIT), minus capital expenditures, minus capital expenditures for acquired intangibles, and plus or minus, as applicable, the increase or decrease in working capital, in each case, as set forth in the IHS management forecasts.
(3)	Pro Forma—Unlevered Free Cash Flow is calculated as adjusted EBITDA including forecasted synergies, minus stock-based compensation, plus other expense, minus taxes (as calculated on adjusted EBIT), minus capital expenditures, minus capital expenditures for acquired intangibles, and plus or minus, as applicable, the increase or decrease in working capital, in each case, as set forth in the IHS management forecasts.

Certain Estimated Synergies

IHS management and Markit management also jointly prepared certain estimated unaudited synergies that were projected to result from the merger and be realized by the combined company, assuming that the closing occurs by December 31, 2016, which we refer to in this section as the estimated synergies. IHS management provided the estimated synergies to the IHS board in connection with its review and evaluation of the proposed merger and to the IHS financial advisors. Markit management provided the estimated synergies to the Markit board in connection with its review and evaluation of the proposed merger and to Markit’s financial advisor. The estimated synergies included $125 million in cost synergies for the fiscal year ending December 31, 2019 (on an in-year basis) and $100 of revenue synergies for the fiscal year ending December 31, 2019 (on a run-rate basis).

The estimated synergies assumed that the merger would be consummated and that the expected benefits of the merger would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the proposed merger, including any divestitures or other actions contemplated by the merger agreement. See the sections above titled “—Certain IHS Forecasts” and “—Certain Markit Forecasts” for further information regarding the uncertainties and assumptions underlying the estimated synergies as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26 of this joint proxy statement/prospectus and “Risk Factors—The Combined Company May Fail to Realize the Anticipated Benefits of the Merger” beginning on page 33 of this joint proxy statement/prospectus for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the merger.

In addition, the estimated synergies provided to IHS and Markit’s respective boards of directors and financial advisors included certain structural synergies that were projected by IHS management and Markit management to result from the merger. On April 4, 2016, after IHS and Markit entered into the merger agreement, the U.S. Treasury and the IRS released proposed regulations that, if finalized, may limit the ability of the combined company to put in place incremental intercompany debt with respect to the combined company’s U.S. operations. As noted above, the estimated synergies, including the structural synergies, are not reflected in the standalone Markit management forecasts or the standalone IHS management forecasts. Whether or not the proposed regulations are finalized in their current form, IHS and Markit expect to be able to achieve substantial structural synergies as a result of the merger and believe that any loss of structural synergies due to such regulations would not materially diminish the benefits that are expected to result from the merger. IHS and Markit also believe that the proposed regulations will not impact the combined company’s adjusted effective tax rate guidance of a low to mid-twenties percentage range.

Opinion of Markit’s Financial Advisor

J.P. Morgan

Pursuant to an engagement letter dated March 17, 2016, Markit retained J.P. Morgan as its financial advisor in connection with the merger.

At the meeting of the Markit board on March 19, 2016, J.P. Morgan rendered its oral opinion to the Markit board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to Markit. J.P. Morgan confirmed its March 19, 2016 oral opinion by delivering its written opinion to the Markit board, dated March 20, 2016, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to Markit.

The full text of the written opinion of J.P. Morgan dated March 20, 2016, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference. Markit’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Markit board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Markit or as to the underlying decision by Markit to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any shareholder of Markit as to how such shareholder should vote with respect to the Markit share issuance proposal, the Markit amended bye-laws proposal, the Markit name change proposal, the Markit adjournment proposal or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Markit and IHS and the industries in which they operate;

•	compared the financial and operating performance of Markit and IHS with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Markit common shares and IHS common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of Markit and IHS relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the merger, which we refer to as the estimated synergies; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the managements of Markit and IHS with respect to certain aspects of the merger, and the past and current business operations of Markit and IHS, the financial condition and future prospects and operations of Markit and IHS, the effects of the merger on the financial condition and future prospects of Markit and IHS, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Markit and IHS or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Markit or IHS under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the estimated synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management as to the expected future results of operations and financial condition of Markit and IHS to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the estimated synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Markit, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by Markit and IHS in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Markit with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Markit or IHS or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, of the exchange ratio in the merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any class of securities, creditors or other constituencies of Markit or as to the underlying decision by Markit to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Markit common shares or IHS common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between Markit and IHS, and the decision to enter into the merger agreement was solely that of the Markit board and the IHS board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Markit board in its evaluation of the merger and should not be viewed as determinative of the views of the Markit board or management with respect to the merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its oral opinion to the Markit board on March 19, 2016 and in the presentation delivered to the Markit board on such date in connection with the rendering of such opinion and the following does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Analysis of Implied Equity Value Per Markit Common Share.

For purposes of J.P. Morgan’s financial analyses, the Markit board instructed J.P. Morgan to analyze three scenarios furnished by Markit’s management to J.P. Morgan. Markit Scenario 1, Markit Scenario 2 and Markit

Scenario 3 are referred to in this section as the “Markit management forecasts”. For purposes of its opinion, at the instruction of the Markit board, J.P. Morgan viewed each of the scenarios comprising the Markit management forecasts as equally likely and did not rely on any of the scenarios comprising the Markit management forecasts independently. J.P. Morgan expressed no view as to any of the Markit management forecasts or the probabilities assigned to them by Markit’s management.

Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of Markit with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the businesses engaged in by Markit. The companies selected by J.P. Morgan were as follows:

•	FactSet Research Systems Inc.

•	IHS Inc.

•	Markit Ltd.

•	McGraw Hill Financial, Inc.

•	MSCI Inc.

•	Thomson Reuters Corporation

•	Verisk Analytics, Inc.

With respect to the selected companies, the information J.P. Morgan presented included: (1) the multiple of share price to estimated adjusted earnings per share (adjusted to exclude impact of stock-based compensation and deal-related amortization), based on analyst consensus estimates for the calendar year ended 2016 (referred to in this section as “P/E 2016E”) and the calendar year ended 2017 (referred to in this section as “P/E 2017E”) and (2) the multiple of firm value (calculated as equity value plus non-controlling interest and net debt) to adjusted EBITDA (representing earnings before interest, taxes, depreciation and amortization and stock-based compensation), based on analyst consensus estimates for the calendar year ended 2016 (referred to in this section as “FV/EBITDA 2016E”) and for the calendar year ended 2017 (referred to in this section as “FV/EBITDA 2017E”). Estimated financial data for the selected companies was based on the selected companies’ filings with the SEC and publicly available analyst consensus estimates that J.P. Morgan obtained from FactSet Research Systems. The trading multiples and operating metrics presented were adjusted for stock based compensation and deal related amortization.

Results of this analysis were presented for the selected companies, as indicated in the following table:

Public trading multiples analysis: Selected companies
	P/E 2016E	P/E 2017E	FV/EBITDA 2016E	FV EBITDA 2017E
Median	19.5x	18.0x	13.6x	12.7x
Mean	20.3x	18.1x	13.3x	12.3x

Based on the above analysis, J.P. Morgan then selected (1) a P/E 2016E reference range for Markit of 19.5x to 23.5x, (2) a P/E 2017E reference range for Markit of 18.0x to 20.0x, (3) a FV/EBITDA 2016E reference range for Markit of 12.0x to 14.0x and (4) a FV/EBITDA 2017E reference range for Markit of 11.0x to 13.0x. Applying these ranges to the applicable metrics of Markit under each of the Markit management forecasts, the analysis indicated the following implied per share equity values per Markit common share:

Markit public trading multiples analysis: Implied equity value per Markit common share
	Markit Scenario 1	Markit Scenario 2	Markit Scenario 3
P/E 2016E	$32.50 - $39.25	$32.00 - $38.75	$31.75 - $38.25
P/E 2017E	$35.50 - $39.50	$34.50 - $38.25	$33.50 - $37.25
FV/EBITDA 2016E	$31.75 - $36.75	$31.50 - $36.25	$31.00 - $35.75
FV/EBITDA 2017E	$32.25 - $37.75	$31.50 - $36.75	$30.50 - $35.75

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for Markit common shares. J.P. Morgan calculated the unlevered free cash flows that Markit (using each of the scenarios comprising Markit management forecasts) is expected to generate from calendar year 2016 through calendar year 2025, as set forth in the Markit management forecasts. J.P. Morgan also calculated a range of terminal values for Markit at the end of this period by applying terminal value growth rates ranging from 2.25% to 2.75% to the unlevered free cash flows for Markit during the terminal period of the Markit management forecasts. The unlevered free cash flows and the range of terminal values were discounted to present value as of December 31, 2015 using a range of discount ranges of 6.75% to 7.75%, chosen by J.P. Morgan based on an analysis of the weighted average cost of capital of Markit. The present value of the unlevered free cash flows was then adjusted for non-controlling interest and net debt for Markit. This analysis indicated a range of implied equity values for Markit on a standalone basis (i.e., without the estimated synergies), which J.P. Morgan divided by the number of Market fully diluted common shares outstanding, which indicated the following implied equity values per Markit common share:

Markit discounted cash flow analysis: Implied equity value per Markit common share
Markit Scenario 1	$35.50 - $47.00
Markit Scenario 2	$32.50 - $42.75
Markit Scenario 3	$29.75 - $39.00

Analysis of Implied Equity Value Per Share of IHS Common Stock.

Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of IHS with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the businesses engaged in by IHS. The companies selected by J.P. Morgan were as follows:

•	FactSet Research Systems Inc.

•	IHS Inc.

•	Markit Ltd.

•	McGraw Hill Financial, Inc.

•	MSCI Inc.

•	Thomson Reuters Corporation

•	Verisk Analytics, Inc.

With respect to the selected companies, the information J.P. Morgan presented included P/E 2016E, P/E 2017E, FV/EBITDA 2016E and FV/EBITDA 2017E, as indicated in the above table entitled “Public trading multiples analysis: Selected companies”.

Based on the above analysis, J.P. Morgan then selected (1) a P/E 2016E reference range for IHS of 17.5x to 22.0x, (2) a P/E 2017E reference range for IHS of 16.0x to 20.0x, (3) a FV/EBITDA 2016E reference range for IHS of 13.5x to 14.5x and (4) a FV/EBITDA 2017E reference range for IHS of 12.5x to 13.5x. Applying these ranges to the applicable metrics of IHS, the analysis indicated the following implied per share equity values per share of IHS common stock:

IHS public trading multiples analysis: Implied equity value per share of IHS common stock
P/E 2016E	$109.25 - $137.50
P/E 2017E	$113.00 - $141.25
FV/EBITDA 2016E	$112.50 - $123.75
FV/EBITDA 2017E	$115.50 - $128.00

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for IHS common stock. J.P. Morgan calculated the unlevered free cash flows that IHS is expected to generate from calendar year 2016 through calendar year 2025, as set forth in the IHS management forecasts. J.P. Morgan also calculated a range of terminal values for IHS at the end of this period by applying terminal value growth rates ranging from 2.25% to 2.75% to the unlevered free cash flows for IHS during the terminal period of the IHS management forecasts. The unlevered free cash flows and the range of terminal values were discounted to present value as of December 31, 2015 using a range of discount ranges of 6.75% to 7.75%, chosen by J.P. Morgan based on an analysis of the weighted average cost of capital of IHS. The present value of the unlevered free cash flows was then adjusted for net debt for IHS. This analysis indicated a range of implied equity values for IHS on a standalone basis (i.e., without the estimated synergies), which J.P. Morgan divided by the number of shares of fully diluted IHS common stock, which indicated a range of implied equity values per share of IHS common stock of $103.50 to $152.00.

Combination Analyses.

Comparison of Implied Equity Value Per Common Share Analyses.

J.P. Morgan presented a comparison of the results of the analyses of the implied equity value per Markit common share and the implied equity value per share of IHS common stock described above. For each comparison, J.P. Morgan calculated the range of implied exchange ratios between (a) the ratio of the highest implied equity value per share of IHS common stock to the lowest implied equity value per Markit common share and (b) the ratio of the lowest implied equity value per share of IHS common stock to the highest implied equity value per Markit common share, as compared to the exchange ratio in the merger of 3.5566x.

Results of these calculations with respect to the public trading multiples analyses for Markit and IHS are indicated in the following table:

Combination analysis: Public trading multiples
		P/E 2016E	P/E 2017E	FV/EBITDA 2016E	FV EBITDA 2017E
Markit Scenario 1	Implied exchange ratio range	2.79x - 4.22x	2.87x - 3.98x	3.06x - 3.89x	3.06x - 3.97x
Markit Scenario 2	Implied exchange ratio range	2.82x - 4.28x	2.95x - 4.10x	3.10x - 3.94x	3.14x - 4.08x
Markit Scenario 3	Implied exchange ratio range	2.87x - 4.34x	3.04x - 4.22x	3.14x - 3.99x	3.23x - 4.18x

Results of these calculations with respect to the discounted cash flow analyses for Markit and IHS are indicated in the following table:

Combination analysis: Discounted cash flow
Markit Scenario 1	Implied exchange ratio range	2.20x - 4.28x
Markit Scenario 2	Implied exchange ratio range	2.42x - 4.68x
Markit Scenario 3	Implied exchange ratio range	2.66x - 5.12x

Illustrative Value Creation Analysis.

J.P. Morgan conducted an illustrative value creation analysis that compared the implied equity value per Markit common share derived from a discounted cash flow valuation on a standalone basis to the pro forma combined company implied equity value per share. J.P. Morgan determined the pro forma combined company implied equity value per share by calculating the product of (1) (a) the implied equity values of Markit and IHS using the midpoint values determined pursuant to J.P. Morgan’s discounted cash flow analyses described above, plus (b) estimated present value of the estimated synergies, discounted to present value using a discount rate of

7.25% and a terminal value growth rate of 2.5%, minus (c) the estimated transaction costs relating to the merger, multiplied by (2) the pro forma equity ownership of the combined company by the existing holders of Markit common shares pursuant to the merger. The analysis indicated, on an illustrative basis, that with and without the structural synergies the merger created hypothetical incremental implied value for the holders of Markit common shares under the midpoint of the implied values in each of the Markit management forecasts.

Miscellaneous.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Markit or IHS. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Markit or IHS, and certain of these companies may have characteristics that are materially different from those of Markit or IHS. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Markit and IHS. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect such companies differently from how they would affect Markit or IHS.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Markit with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Markit, IHS and the industries in which they operate.

For financial advisory services rendered in connection with the merger (including the delivery of its opinion), Markit has agreed to pay J.P. Morgan a fee based on a percentage of the Markit firm value which is expected to be up to approximately $40 million based on the trading price of Markit common stock at the close of business prior to transaction announcement on March 18, 2016, $4 million of which was payable upon the delivery by J.P. Morgan of its opinion, and the remainder of which is payable upon the closing. In addition, Markit has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Markit and IHS for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on Markit’s initial public offering of common shares in June 2014, acting as joint bookrunner on Markit’s follow-on equity offering in June 2015, acting as joint bookrunner on IHS’s senior notes offering in June 2014, acting as lead arranger and joint bookrunner for IHS’s subsidiary, IHS Global Inc., in connection with its credit facility in October 2014 and acting as a lead arranger and joint bookrunner on two of IHS’s credit facilities in October 2014 and February 2016. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding IHS common stock and less than 2% of the outstanding Markit common shares. During the two year period preceding delivery of its opinion, the aggregate fees received by J.P. Morgan from Markit were $6.3 million and from IHS were $8.6 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Markit or IHS for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Opinion of IHS’s Financial Advisor

Goldman Sachs

Goldman Sachs rendered its opinion to the IHS board that, as of as of March 20, 2016 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than Markit and its affiliates) of shares of IHS common stock.

The full text of the written opinion of Goldman Sachs, dated March 20, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the IHS board in connection with its consideration of the combination. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of IHS common stock should vote with respect to the combination or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of IHS for the five fiscal years ended November 30, 2015;

•	annual reports to shareholders and Annual Reports on Form 20-F of Markit for the two years ended December 31, 2015;

•	Markit’s Registration Statement on Form F-1, including the prospectus contained therein dated June 18, 2014 relating to an initial public offering of 53,472,353 Markit common shares;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of IHS;

•	certain interim reports to shareholders on Form 6-K of Markit;

•	certain other communications from IHS and Markit to their respective stockholders or shareholders;

•	certain publicly available research analyst reports for IHS and Markit;

•	certain financial analyses and forecasts for Markit prepared by its management;

•	certain internal financial analyses and forecasts for IHS prepared by its management and certain financial analyses and forecasts for Markit prepared by the management of IHS, in each case, as approved for Goldman Sachs’ use by IHS (the “Forecasts”); and

•	certain operating cost and revenue synergies projected by the managements of IHS and Markit to result from the combination, as approved for Goldman Sachs’ use by IHS (the “Synergies”).

Goldman Sachs also held discussions with members of the senior management of IHS regarding their assessment of the strategic rationale for, and the potential benefits of, the combination and the past and then current business operations, financial condition and future prospects of IHS and with members of the senior managements of IHS and Markit regarding their assessments of the past and then current business operations, financial condition and future prospects of Markit; reviewed the reported price and trading activity for the shares of IHS common stock and Markit common shares; compared certain financial and stock market information for IHS and Markit with similar information for certain other publicly traded companies; reviewed the financial terms of certain recent business combinations in the information services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with IHS’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with IHS’s consent that the Forecasts and the Synergies were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the management of IHS. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of IHS or Markit or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the combination would be obtained without any adverse effect on IHS or Markit or on the expected benefits of the combination in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs assumed that the combination would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of IHS to engage in the combination, or the relative merits of the combination as compared to any strategic alternatives that may be available to IHS; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Markit and its affiliates) of shares of IHS common stock, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs does not express any view on, and Goldman Sachs’ opinion does not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the combination, including, the fairness of the combination to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of IHS; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of IHS or Markit, or class of such persons, in connection with the combination, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the prices at which Markit common shares will trade at any time or as to the impact of the combination on the solvency or viability of IHS or Markit or the ability of IHS or Markit to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of IHS in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone, do not constitute a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 17, 2016 and is not necessarily indicative of current market conditions.

Following Goldman Sachs’ presentation to the IHS board on March 19, 2016 (referred to as the “March 19 Presentation”), Goldman Sachs determined that it had treated incorrectly certain items affecting the calculation of the estimates of unlevered free cash flow used in the pro forma combined company illustrative discounted cash flow analysis. Goldman Sachs subsequently performed such analyses, as of March 19, 2016, using the corrected estimates of unlevered free cash flow for the pro forma combined company (as corrected, referred to as the “Final Pro Forma Combined Company Unlevered Free Cash Flow Estimates”). Such subsequent analyses performed by Goldman Sachs do not address any circumstances, developments or events occurring after March 20, 2016, which is the date of the written opinion of Goldman Sachs, and Goldman Sachs’ opinion set forth in its written opinion letter was provided only as of such date. Based upon and subject to the foregoing, Goldman Sachs confirmed to the IHS board that, had Goldman Sachs performed its financial analyses set forth in the presentation on March 19, 2016 using the Final Pro Forma Combined Company Unlevered Free Cash Flow Estimates, there would have been no change to the conclusion set forth in the written opinion of Goldman Sachs.

Historical Stock Trading Analysis and Exchange Ratio Analysis. Goldman Sachs reviewed the historical trading prices for the shares of IHS common stock and Markit common shares for the 52-week period ended March 17, 2016. Goldman Sachs calculated the premium implied by the implied value per share of IHS common stock in the combination of $105.20 (which implied value per share of IHS common stock was obtained by multiplying the exchange ratio by the closing price of Markit common shares on March 17, 2016) and (1) the closing price per share of IHS common stock on March 17, 2016; (2) the volume-weighted average price, or “VWAP”, per share of IHS common stock during the 30-day period ended on March 17, 2016; and (3) the VWAP per share of IHS common stock for the 52-week period ended on March 17, 2016. This analysis showed the following implied premia:

Historical Date or Period	Premium/(Discount)
Closing Price per share of IHS common stock on March 17, 2016	(4.6)%
30-Day VWAP	3.6%
52-Week VWAP	(9.7)%

Goldman Sachs also calculated the exchange ratio on March 17, 2016 and historical average exchange ratios over the 1-month, 3-month, 6-month and 1-year periods ended on March 17, 2016, as well as over the period from Markit’s initial public offering to March 17, 2016, by first dividing the closing price per share of IHS common stock on each trading day during each such period by the closing price per Markit common share on the same trading day, and subsequently taking the average of these daily historical exchange ratios over such periods. Goldman Sachs then calculated the premia implied by the exchange ratio to the historical average exchange ratio over various periods. The following table presents the results of this analysis:

Historical Date or Period	IHS/Markit Implied Exchange Ratio	Premium/(Discount) vs. Transaction Exchange Ratio
March 17, 2016	3.7289 x	4.8%
1-Month	3.7504 x	5.4%
3-Month	3.7303 x	4.9%
6-Month	3.8702 x	8.8%
1-Year	4.2262 x	18.8%
Since Markit IPO	4.5500 x	27.9%

Illustrative Financial Contribution Analysis

Goldman Sachs analyzed the implied equity contribution of IHS and Markit to the combined company using actual and estimated future financial metrics, including revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted for stock based compensation and for Markit the depreciation adjustment for IFRS to GAAP conversion (“Adjusted EBITDA”) and net income adjusted for stock based compensation, amortization of intangibles and deferred financing fees (“Adjusted Net Income”) for the year 2015 and for estimated years 2016 through 2018, using IHS public filings, Markit public filings, the Forecasts and market data as of March 17, 2016. The implied equity ownership analysis was conducted on a pro forma basis applying a blended multiple, implied by relative ownership at market price as of March 17, 2016, to IHS’s and Markit’s respective metrics to arrive at an implied enterprise value for each of IHS and Markit and subtracting IHS’s and Markit’s respective net debt as of February 29, 2016, as provided by the management of IHS and Markit, respectively, to calculate an implied equity value for each of IHS and Markit.

The analysis resulted in the following illustrative ranges of the unweighted contribution and implied equity contribution of IHS and Markit, respectively, to the combined company and the implied exchange ratio for a share of IHS common stock into Markit common shares, in each case, using each financial metric for IHS and Markit for the year 2015 and estimated years 2016 through 2018:

	% Unweighted Contribution		Implied Equity Ownership
2015A, 2016E-2018E	IHS	Markit	IHS	Markit	Exchange Ratio
Revenue	66.3%-66.6%	33.4%-33.7%	62.7%-63.0%	37.0%-37.3%	4.5186x-4.5839x
Adjusted EBITDA	59.0%-62.7%	37.3%-41.0%	53.3%-58.0%	42.0%-46.7%	3.0683x-3.7165x
Adjusted Net Income	59.4%-62.6%	37.4%-40.6%	59.4%-62.6%	37.4%-40.6%	3.9387x-4.5097x

Illustrative Discounted Cash Flow Analysis

Using the Forecasts and Synergies, Goldman Sachs performed an illustrative discounted cash flow analysis on each of IHS and Markit on a standalone basis and on the pro forma combined entity.

IHS Standalone

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on IHS on a standalone basis to derive a range of illustrative present values per share of IHS common stock. Using discount rates ranging from 7.8% to 8.8%, reflecting estimates of IHS’s weighted average cost of capital, Goldman Sachs discounted to present value as of February 29, 2016 (i) estimates of the projected unlevered free cash flow for IHS for the nine months ending November 30, 2016 and for the fiscal years ending November 30, 2017 through November 30, 2020 as reflected in the Forecasts and (ii) a range of illustrative terminal values for IHS derived by applying perpetuity growth rates ranging from 2.5% to 3.5% to a terminal year estimate of IHS’s unlevered free cash flow as reflected in the Forecasts. Goldman Sachs derived ranges of illustrative enterprise values for IHS by adding the ranges of present values it derived above. Goldman Sachs then subtracted from such range of illustrative enterprise values it derived the amount of IHS net debt as of February 29, 2016, as provided by the management of IHS, to derive a range of illustrative equity values for IHS. Goldman Sachs then divided such range of illustrative equity values it derived by the number of fully diluted outstanding shares of IHS common stock as of February 29, 2016, as provided by the management of IHS, to derive a range of illustrative present values per share of IHS common stock ranging from $107.67 to $169.19.

Markit Standalone

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Markit on a standalone basis to derive a range of illustrative present values per Markit common share. Using discount rates ranging from 7.0% to 8.0%, reflecting estimates of Markit’s weighted average cost of capital, Goldman Sachs discounted to present value as of February 29, 2016 (i) estimates of the projected unlevered free cash flow for Markit for the nine months ending November 30, 2016 and for the fiscal years ending November 30, 2017 through November 30, 2020 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Markit derived by applying perpetuity growth rates ranging from 2.5% to 3.5% to a terminal year estimate of Markit’s unlevered free cash flow as reflected in the Forecasts. Goldman Sachs derived ranges of illustrative enterprise values for Markit by adding the ranges of present values it derived above. Goldman Sachs then subtracted from such range of illustrative values it derived the amount of Markit’s net debt as of February 29, 2016, as provided by the management of Markit, to derive a range of illustrative equity values for Markit. Goldman Sachs then divided such range of illustrative equity values it derived by the number of fully diluted outstanding Markit common shares as of February 29, 2016, as provided by the management of Markit, to derive a range of illustrative present values per Markit common share ranging from $27.27 to $40.36.

Pro Forma Combined Company

Using the Forecasts and Synergies, Goldman Sachs performed an illustrative discounted cash flow analysis on the pro forma combined company to derive a range of illustrative present values per share of the pro forma combined company. Using discount rates ranging from 7.4% to 8.4%, reflecting estimates of the pro forma combined company’s weighted average cost of capital, Goldman Sachs discounted to present value as of February 29, 2016 (i) estimates of the projected unlevered free cash flow for the pro forma combined company for the nine months ending November 30, 2016 and for the fiscal years ending November 30, 2017 through November 30, 2020 as reflected in the Forecasts and (ii) a range of illustrative terminal values for the pro forma combined company derived by applying perpetuity growth rates ranging from 2.5% to 3.5% to a terminal year estimate of the pro forma combined company’s unlevered free cash flow as reflected in the Forecasts. Goldman Sachs derived ranges of illustrative enterprise values for the pro forma combined company by adding the ranges of present values it derived above. Goldman Sachs then subtracted from such range of illustrative values it derived the amount of the pro forma combined company’s net debt as of February 29, 2016, as provided by the management of IHS, to derive a range of illustrative equity values for the pro forma combined company. Goldman Sachs then divided such range of illustrative equity values it derived by the number of fully diluted outstanding shares of the pro forma combined company, as provided by the management of IHS. As set forth in the March 19 Presentation, this analysis indicated a range of illustrative present values per share of the pro forma combined company ranging from $34.64 to $53.55 and applying the exchange ratio of 3.5566x derived a range of illustrative present values per share of IHS common stock of $123.21 to $190.44. Using the Final Pro Forma Combined Company Unlevered Free Cash Flow Estimates, this analysis indicated a range of illustrative present values per share of the pro forma combined company ranging from $34.23 to $52.91 and applying the exchange ratio of 3.5566x derived a range of illustrative present values per share of IHS common stock of $121.75 to $188.19.

Illustrative Public Market Present Value of Future Stock Price Analysis

Using the Forecasts and Synergies, Goldman Sachs performed an illustrative public market present value of future stock price analysis on each of IHS and Markit on a standalone basis and on the pro forma combined entity.

IHS Standalone

Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of IHS common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple.

For this analysis, Goldman Sachs used the Forecasts to calculate the illustrative values per share of IHS common stock as of November 30 for 2019 by applying illustrative price to future earnings per share multiples of 15.0x to 20.0x to estimates of forward earnings per share, adjusted to exclude stock based compensation, amortization of intangibles and deferred financing fees (“Adjusted EPS”), for IHS on a standalone basis for 2019, and then discounted these illustrative future values of the shares of IHS common stock to present values as of March 17, 2016, using a range of illustrative discount rates of 9.7% to 10.7%, reflecting an estimate of IHS’s cost of equity. This analysis resulted in a range of implied present values of $115.47 to $158.82 per share of IHS common stock.

Markit Standalone

Goldman Sachs performed an illustrative analysis of the implied present value of the future price per Markit common share.

For this analysis, Goldman Sachs used the Forecasts to calculate the illustrative values per Markit common share as of November 30 for 2019 by applying illustrative price to future earnings per share multiples of 15.0x to 20.0x to forward Adjusted EPS estimates for Markit on a standalone basis for 2019, and then discounted these illustrative future values of the Markit common shares to present values as of March 17, 2016, using a range of illustrative discount rates of 8.2% to 9.2%, reflecting an estimate of Markit’s cost of equity. This analysis resulted in a range of implied present values of $24.52 to $33.75 per Markit common share.

Pro Forma Combined Company

Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of the pro forma combined company.

For this analysis, Goldman Sachs used the Forecasts and Synergies to calculate the illustrative values per share of the pro forma combined company’s common stock as of November 30 for 2019 by applying illustrative price to future earnings per share multiples of 15.0x to 20.0x to forward Adjusted EPS estimates for the pro forma combined company for 2019, and then discounted these illustrative future values of the shares of the pro forma combined company’s common stock to present values as of March 17, 2016, using a range of illustrative discount rates of 9.1% to 10.1%, reflecting an estimate of the pro forma combined company’s cost of equity. This analysis resulted in a range of implied present values of $35.96 to $49.36 per share of the pro forma combined company’s common stock and, by applying the exchange ratio of 3.5566x, a range of implied present values per share of IHS common stock of $127.91 to $175.55.

Illustrative Pro Forma Accretion / Dilution Analysis

Goldman Sachs performed illustrative pro forma analyses of the potential financial impact of the combination on Adjusted EPS for IHS and Markit using the Forecasts and Synergies. For each of the years 2016 through 2019 ending November 30, Goldman Sachs compared the projected Adjusted EPS of IHS common stock and the projected Adjusted EPS of Markit common stock, in each case, on a standalone basis, to the projected Adjusted EPS of the pro forma combined company. This analysis indicated the combination would be accretive to the holders of shares of IHS common stock on an Adjusted EPS basis in each of the years 2017 through 2019 ending November 30.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information, ratios and public market multiples for IHS and Markit to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the information services industry:

Financial:

•	FactSet Research Systems Inc.;

•	MSCI Inc.;

•	Moody’s Corporation;

•	McGraw Hill Financial, Inc.; and

•	Thomson Reuters Corporation.

Subscription:

•	Gartner, Inc.;

•	Verisk Analytics, Inc.;

•	Nielsen Holdings plc;

•	IMS Health Holdings, Inc.; and

•	The Dun & Bradstreet Corporation.

Although none of the selected companies is directly comparable to IHS or Markit, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of IHS and Markit.

Goldman Sachs also calculated and compared various financial multiples and ratios for IHS, Markit and the selected companies. The multiples and ratios for each of IHS, Markit and the selected companies were calculated using the closing price of the respective company’s common stock on March 17, 2016. The multiples and ratios for each of IHS, Markit, and each of the selected companies were based on the most recent publicly available data and the Forecasts and Institutional Brokers’ Estimate System (“IBES”) estimates.

Goldman Sachs calculated for the selected companies, IHS and Markit: (i) the enterprise value (“EV”), which is the market value of common equity as of March 17, 2016 plus net debt as of the latest available balance sheet of each respective company, as a multiple of estimated Adjusted EBITDA for 2016 (“EV/2016E Adjusted EBITDA”); (ii) the price to earnings ratio calculated using estimated adjusted earnings for 2016 (“2016E Adjusted P/E”); (iii) the price to free cash flow ratio (“P/2016E FCF”) calculated using estimated free cash flow (“FCF”), which is the Adjusted EBITDA less the capital expenditures of each respective company, for 2016; and (iv) the proportion of the price to earnings ratio to the compounded annual growth rate of adjusted earnings per share for 2016 to 2018 (“2016E Adjusted P/E/G”). For purposes of calculating median values, IHS and Markit were excluded. For IBES estimates, price to earnings ratio calculations are calculated using per share data for both the share price and net income. For purposes of all calculations referred to above, all figures were calendarized to November. The following table presents the results of these analyses:

	Financial		Subscription		IHS	Markit	IHS	Markit
	Range	Median	Range	Median	(IBES)	(IBES)	(Forecasts)	(Forecasts)

EV/2016E Adjusted EBITDA	12.0x-15.9x	12.7x	10.7x-16.8x	13.6x	13.7x	12.0x	13.4x	12.4x
2016E Adjusted P/E	19.1x-25.6x	20.5x	14.2x-32.4x	18.5x	17.9x	19.6x	18.1x	21.0x
P/ 2016E FCF	9.7x-14.1x	11.4x	7.8x-13.4x	10.5x	9.8x	13.3x	9.2x	12.5x
2016E Adjusted P/E/G	1.3x-2.3x	1.6x	1.2x-1.9x	1.7x	1.5x	2.9x	1.1x	1.6x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to IHS or Markit or the contemplated combination.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the IHS board as to the fairness from a financial point of view to the holders (other than Markit and its affiliates) of shares of IHS common stock of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of IHS, Markit, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between IHS and Markit and was approved by the IHS board. Goldman Sachs provided advice to IHS during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to IHS or the IHS board or that any specific exchange ratio constituted the only appropriate exchange ratio for the combination.

As described above, Goldman Sachs’ opinion to the IHS board was one of many factors taken into consideration by the IHS board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of IHS, Markit, any of their respective affiliates and third parties, including General Atlantic LLC (“GA”), Temasek Holdings Private Limited (“Temasek”) and CPP Investment Board Inc. (“CPPIB”), each an affiliate of a significant shareholder of Markit, and any of their respective affiliates and portfolio companies, including the Republic of Singapore, an affiliate of Temasek, and its agents or instrumentalities, or any currency or commodity that may be involved in the combination. Goldman Sachs has acted as financial advisor to IHS in connection with, and has participated in certain of the negotiations leading to, the combination. Goldman Sachs has provided certain financial advisory and/or underwriting services to IHS and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as manager with respect to a public offering of IHS’s 5% Notes due November 2022 (aggregate principal amount $750,000,000) in October 2014. During the two year period ended March 20, 2016, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to IHS and/or its affiliates of approximately $254,897. Goldman Sachs has provided certain financial advisory and/or underwriting services to Markit and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as book running manager with respect to an initial public offering of 53,472,353 Markit common shares in June 2014 and book running manager with respect to a public offering of 25,746,604 Markit common shares in June 2015. During the two year period ended March 20, 2016, Goldman Sachs has received compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Markit and/or its affiliates of approximately $5,854,568. Goldman Sachs has provided certain financial advisory and/or underwriting services to GA and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as manager with respect to a public offering of 5.870% Senior Notes due 2022 (aggregate principal amount $300,000,000) for Quality Technology Services Inc., a portfolio company of GA, in July 2014; as book running manager with respect to a public offering of 9,350,000 shares of common stock of Quality Technology Services Inc., in February 2015; as financial advisor to MedExpress Urgent Care PLLC, a portfolio company of GA, in connection with its sale in April 2015; as book running manager with respect to a public offering of 7,000,000 shares of common stock of Quality Technology Services Inc. in June 2015; as financial advisor to TE Connectivity Ltd., a portfolio company of GA, in connection with the sale of Network Solutions LLC, a subsidiary of TE Connectivity Ltd., in August 2015; and as financial advisor to Amedes Holding AG, a portfolio company of GA, in connection with its sale in August 2015. Goldman Sachs has provided certain financial advisory and/or underwriting services to Temasek and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as book running manager with respect to a public offering of 15,000,000 shares of common stock of Quintiles Transnational Corporation, a portfolio company of Temasek, in March 2014; as book running manager with respect to a public offering of 78,000,000 shares of common stock of New China Life Insurance Co. Ltd., a portfolio company of Temasek, in July 2014; as book running manager with respect to a public offering of 35,000,000 shares of common stock of Shanghai Pharmaceuticals Holdings Co., Ltd., a portfolio company of Temasek, in March 2015; and as book running manager with respect to a public offering of 15,000,000 shares of common stock of Evonik Industries AG, a portfolio company of Temasek, in June 2015. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Republic of Singapore and its agents or instrumentalities and their respective affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to CPPIB and/or its affiliates and portfolio companies from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint lead arranger in connection with a bank loan facility (aggregate principal amount $3,772,000,000) for IMS Health Inc., a portfolio company of CPPIB, in March 2014; as financial advisor to CPPIB in connection with the acquisition of Wilton Re in June 2014; as joint lead arranger in connection with a bank loan facility (aggregate principal amount $2,761,000,000) for Gates Global Inc., a portfolio company of CPPIB, in June 2014; as financial advisor to Gates Global Inc. in connection with its sale in July 2014; as book running manager with respect to a public offering of 51,000,000 shares of common stock of IMS Health Holdings, Inc., a portfolio company of CPPIB, in May 2015; and as financial advisor to CPPIB in connection with the acquisition of Informatica Corporation in August 2015. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to IHS, Markit, GA, Temasek and CPPIB, and their respective affiliates and portfolio companies, for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with GA, Temasek and CPPIB and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of GA, Temasek and CPPIB from time to time and may do so in the future.

The board of directors of IHS selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the combination. Pursuant to a letter agreement dated March 14, 2016, IHS engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, IHS has agreed to pay Goldman Sachs a transaction fee of $3.5 million, which may be increased in an amount to be determined by IHS in its sole discretion, $1 million of which became payable upon execution of the merger agreement on March 20, 2016 and the remainder of which is payable upon consummation of the merger. In addition, IHS has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of Markit Directors and Executive Officers in the Merger

In considering the recommendation of the Markit board that you vote to approve the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change, you should be aware that Markit’s directors and executive officers have certain financial interests in the merger that may be different from, or in addition to, those of Markit shareholders generally. The Markit board was aware of and considered these potential interests, among other matters, in approving the merger agreement and in recommending to the Markit shareholders that the Markit shareholders vote to approve the Markit share issuance, the Markit amended bye-laws and the Markit name change. These interests are further described below.

These interests include that certain of Markit’s current directors and executive officers will continue to serve as directors and executive officers of the combined company following the consummation of the merger, as discussed in more detail in “—Employment Arrangements Following the Merger” below and the section entitled “—Certain Governance Matters Following the Merger” on page 99.

Outstanding Equity Awards

Markit’s directors and executive officers hold Markit stock options, restricted stock and/or restricted stock unit awards, which will remain outstanding and will continue to vest in accordance with their terms following the closing.

Pursuant to amendments adopted by the Markit board in connection with the execution of the merger agreement to Markit’s Key Employee Incentive Program, which we refer to as the KEIP, and Markit’s 2014 Equity Incentive Award Plan, which we refer to as the 2014 Equity Plan, if a participant is terminated without “cause” or for members of Markit’s executive committee, resigns for “good reason”, within 12 months after the closing, generally, all unvested equity awards will vest and, in the case of options, remain exercisable for a period of 12 months.

The following table sets forth the number of Markit stock options, restricted stock and restricted stock units held by each executive officer and director of Markit as of March 31, 2016. The following table assumes that Markit’s executive officers and directors will not sell or acquire any Markit common shares or equity awards following the date of this joint proxy statement/prospectus.

	Stock Options(1)		Unvested Restricted Stock	Unvested Restricted Stock Units
Name	Vested	Unvested
Executive Officers
Lance Uggla	91,820	5,000,000	402,944	0
Kevin Gould	73,950	1,995,000	76,327	0
Jeffrey Gooch	785,820	1,250,000	75,345	0
Shane Akeroyd	932,250	1,250,000	65,706	0
Stephen Wolff	400,000	600,000	40,172	0
Non-Executive Directors
Edwin D. Cass	0	0	0	0
Gillian H. Denham	0	0	0	1,124
Dinyar S. Devitre	0	0	1,124	0
William E. Ford	0	0	0	0
Timothy J.A. Frost	0	0	1,124	0
Robert P. Kelly	0	0	1,404	0
James A. Rosenthal	0	0	0	0
Cheng Chih Sung	0	0	0	0
Anne Walker	0	0	0	0

(1)	As of March 31, 2016 the weighted average exercise price of all unvested stock options held by Markit executive officers was $20.35.

Markit is a party to an employment agreement with the following executive officers: Lance Uggla, Kevin Gould, Jeffrey Gooch, Shane Akeroyd and Stephen Wolff, which we refer to as the executive employment agreements.

Pursuant to the executive employment agreements, upon a termination of the executive officer’s employment without “cause” or a resignation for “good reason” (each as defined in the applicable executive employment agreement), the executive officer is entitled to receive one month of base salary and target bonus for each year of service up to a total of 12 months (payable monthly in equal installments). In addition, if such termination occurs within 12 months after a change in control (which would include the consummation of the merger), the executive officer would be entitled to an additional one times current base salary and target bonus (payable monthly in equal installments). Mr. Uggla would also be entitled on such a termination to a continuation of his car and housing allowance, dining club membership, tax preparation services and home leave for a period of 12 months. Each executive employment agreement contains 12-month employee and customer non-solicitation and non-compete restrictions.

The aggregate value of the severance amounts (excluding the value of equity awards) that would be payable to Markit’s executive officers in connection with a qualifying termination within 12 months of the closing (assuming such termination occurred on May 10, 2016), would be $12,395,597. However, these amounts are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the dates referenced. As a result, the actual amounts, if any, that may be paid or become payable may materially differ.

Amendment to Lance Uggla’s Employment Agreement

In connection with Lance Uggla’s appointment as President of the combined company, Mr. Uggla’s executive employment agreement was amended to provide that if he is not serving as the Chief Executive Officer and Chairman of the combined company by January 1, 2018, he may resign in which case he would be entitled to receive the same change in control severance (described above under “—Change in Control Severance Rights Under Executive Officer Employment Agreements”) and equity award vesting (described above under “—Outstanding Equity Awards”) he would have received if he was terminated without cause or resigned for good reason within 12 months of the closing. In addition, stock options granted to Mr. Uggla under the KEIP would fully vest on the first anniversary of his termination (subject to compliance with the 12-month employee and customer non-solicitation and non-compete restrictions in his executive employment agreement) and would remain exercisable for the remainder of their original term.

Employment Arrangements Following the Merger

Upon completion of the merger, Jerre Stead, the current Chief Executive Officer of IHS, will serve as Chairman and Chief Executive Officer of the combined company and Lance Uggla, the current Chief Executive Officer of Markit, will serve as President of the combined company. If, as of the effective time, Mr. Stead is unwilling or unable to serve as Chairman and Chief Executive Officer of the combined company, Mr. Uggla will serve as Chairman and Chief Executive Officer.

Potential Markit Compensation Actions Between Signing of the Merger Agreement and Completion of the Mergers

The terms of the merger agreement permit Markit to take certain compensation actions prior to the completion of the merger that could benefit Markit’s executive officers, including allocating amounts under a $12.5 million retention pool or granting off-cycle equity incentive awards (other than Markit stock options) of up to 500,000 Markit common shares under the Markit equity plans. Markit does not anticipate granting retention awards to its executive officers and is still determining whether any of its executive officers will receive off-cycle grants of equity incentive awards.

Interests of IHS Directors and Executive Officers in the Merger

In considering the recommendation of the IHS board that you vote to approve the IHS merger proposal, you should be aware that IHS’s directors and executive officers have certain financial interests in the merger that may be different from, or in addition to, those of IHS stockholders generally. The IHS board was aware of and considered these potential interests, among other matters, in approving the merger agreement and in recommending to the IHS stockholders that the IHS stockholders vote to approve the adoption of the merger agreement.

These interests include that certain of IHS’s current directors and executive officers will continue to serve as directors and executive officers of Parent following the consummation of the merger, as discussed in more detail in the section entitled “—Certain Governance Matters Following the Merger” on page 99.

Treatment of Outstanding Equity Awards

As further described under “—Treatment of IHS Equity Awards,” on page 116, under the merger agreement, IHS equity awards, including awards held by IHS directors and executive officers, will be converted to corresponding equity awards on a number of IHS Markit common shares calculated using the exchange ratio. The merger shall not constitute a “change in control” under the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan. Accordingly, the closing of the merger alone will not trigger any accelerated vesting of awards outstanding under the plan, including with respect to awards held by IHS directors and executive officers.

Any deferred stock units held by a non-employee director who does not continue as a director of the combined company (to be determined) following the effective time of the merger will be settled on the 10th day following such director’s termination of service, under the terms of the applicable award agreements. In addition, as described further below under “—Severance Protections in the Merger,” an executive officer’s outstanding equity awards may be subject to accelerated vesting provisions in the event of certain terminations of employment following the closing of the merger, under the terms of the applicable arrangements.

The two tables below sets forth the number of shares of IHS common stock underlying outstanding equity awards held by IHS’s non-employee directors and executive officers as of April 30, 2016 (based on target levels of performance for IHS PSU Awards). The table also sets forth the value of these awards, assuming a price per share of $122.22, the average per share closing price of IHS common stock over the first five business days following the March 21, 2016 public announcement of the merger agreement.

Non-Employee Director Equity Awards

Name	RSUs (#)	RSUs ($)	DSUs (#)	DSUs ($)	Total ($)
Ruann F. Ernst	1,452	$177,463	15,450	$1,888,299	$2,065,762
Christoph von Grolman	1,452	$177,463	11,844	$1,447,574	$1,625,037
Brian H. Hall	1,452	$177,463	27,888	$3,408,471	$3,585,934
Roger Holtback	1,452	$177,463	25,157	$3,074,689	$3,252,152
Balakrishnan S. Iyer	1,452	$177,463	16,539	$2,021,397	$2,198,860
Deborah Doyle McWhinney	3,432	$419,459	—	—	$419,459
Jean-Paul Montupet	1,452	$177,463	6,173	$754,464	$931,927
Richard W. Roedel	1,452	$177,463	35,082	$4,287,722	$4,465,185

Executive Officer Equity Awards

Name	RSUs (#)	RSUs ($)	DSUs (#)	DSUs ($)	PSUs (#)	PSUs ($)	Total ($)
Jerre Stead (Chairman & Chief Executive Officer)	—	—	1,617	$197,630	80,000	$9,777,600	$9,975,230

Todd Hyatt (EVP & Chief Financial Officer)	7,000	$855,540			37,000	$4,522,140	$5,377,680

Daniel Yergin (Vice Chairman)	81,000	$9,899,820			46,000	$5,622,120	$15,521,940

Jonathan Gear (EVP, Resources & Transportation)	10,200	$1,246,644			35,200	$4,302,144	$5,548,788

Anurag Gupta (EVP, Consolidated Markets & Solutions)	15,200	$1,857,744			25,200	$3,079,944	$4,937,688
Other executive officer	1,500	$183,330			8,500	$1,038,870	$1,222,200

Severance Protections in the Merger

Other than for Mr. Stead, IHS maintains employment agreements or offer letters with each of its named executive officers (“IHS NEOs”) pursuant to which they are entitled to the following payments and benefits upon a (x) termination of employment by IHS without cause or (y) resignation for “good reason,” in each case within 15 months following a change in control:

•	A lump sum severance payment equal to two times the sum of the officer’s annual base salary and target annual bonus;

•	A lump sum payment of the officer’s target annual bonus prorated for the year of termination;

•	Continuation of health and welfare benefits for 24 months following termination of employment; and

•	Full vesting of all outstanding equity awards.

The HR Committee approved a framework for an executive severance and transition program, which we refer to as the “Executive Severance and Transition Framework,” for specified employees, including NEOs, to be implemented on an individual basis as future roles in connection with the transition to the combined company are determined. Under the Executive Severance and Transition Framework, a participant would be entitled to the severance payments and benefits that are consistent with those provided under the IHS employment agreements described above, in the event of the participant’s (x) termination of employment by IHS without cause or (y) resignation for “good reason” (each, a “Qualifying Termination”), generally within 24 months following the closing of the merger.

Transitional Equity Awards

The HR Committee approved transitional equity awards for specified employees, including certain IHS NEOs, to be granted in the form of IHS PSU Awards in shares of IHS common stock, contingent upon the closing of the merger.

Transition Cash Awards

The terms of the merger agreement permit IHS to take certain compensation actions prior to the closing of the merger that may affect IHS NEOs, including granting transition awards under a framework approved by the HR Committee. Any award granted to an IHS NEO will be equal to one times such NEO’s annual base salary, payable in cash. Other applicable terms of the program have not yet been decided, and it has not yet been determined whether any IHS NEOs will participate in the transition award program.

Other IHS Executive Officers

IHS’s chief accounting officer, its other executive officer (besides an IHS NEO), is eligible for (i) a severance arrangement that provides for cash severance (equal to annual base salary, annual target bonus and pro rata target bonus), 12 months of health and welfare benefits, full vesting of outstanding equity awards and 12 months of outplacement services, in the event of a Qualifying Termination occurring generally within 24 months following the closing of the merger, and (ii) a retention bonus plan award equal to one times annual base salary, a portion of which is payable upon the closing of the merger and a portion payable on March 21, 2017, subject to the officer’s continued employment through such dates. The value of the foregoing arrangements total $2,558,293, based on the same assumptions described below under “—Merger Related Compensation—IHS.”

Potential Employment Arrangements Following the Merger

It is anticipated that certain current executive officers of IHS will have positions as executive officers of IHS Markit. Subject to the terms of the merger agreement, certain of the current IHS executive officers could, prior to the consummation of the merger, enter into new employment agreements or incentive compensation arrangements with IHS or Markit.

Indemnification, Exculpation and Insurance of IHS Directors and Officers

The merger agreement requires Markit to cause IHS, as the surviving corporation in the merger, to indemnify and hold harmless each individual who is as of the date of the merger agreement or becomes prior to the effective time, a director or officer of IHS and any of its subsidiaries, and each person who was serving as a director or officer of another person at the request of IHS and any of its subsidiaries, each referred to as an indemnified party, to the same extent as such indemnified parties were indemnified as of the date of the merger agreement pursuant to the organizational documents of IHS or any of its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement.

The merger agreement also requires Markit to cause IHS, as the surviving corporation in the merger, to maintain for six years following the merger either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by IHS and any of its subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, except that in no event will the annual cost to IHS for maintaining such policies exceed 300% of the annual premium paid by IHS, referred to as the maximum amount. IHS may obtain a six-year “tail” policy under its existing directors and officers insurance policy in lieu of the foregoing, for a cost not to exceed the maximum amount.

Merger Related Compensation—IHS

The following table contains the information required by Item 402(t) of Regulation S-K setting forth the estimated amounts of compensation and benefits that IHS NEOs could receive that are based on or otherwise relate to the merger. The information in the table assumes that (1) each NEO has entered into a definitive arrangement pursuant to the Executive Severance and Transition Framework described above, (2) the merger was completed on April 30, 2016 (the latest practicable date prior to the date hereof, pursuant to Item 402(t) of Regulation S-K) and (3) the employment of each NEO was terminated without cause on the same day.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the dates calculated or measured based on the assumptions described above. As a result, the actual amounts, if any, that may be paid or become payable to the NEOs may materially differ from the amounts set forth below.

Golden Parachute Compensation—IHS

Name	Cash(1)	Equity(2)	Perquisites/Benefits(3)	Total
Jerre Stead	0	$15,497,496	$1,373	$15,498,869
Todd Hyatt	$2,293,746	$9,264,276	$47,510	$11,605,532
Daniel Yergin	$2,805,923	$18,565,218	$15,000	$21,386,141
Jonathan Gear	$2,096,311	$9,380,385	$47,510	$11,524,206
Anurag Gupta	$2,248,770	$8,054,298	$36,529	$10,339,597

(1)	The following table shows each component part of the cash payments, calculated based on the amounts payable in the event of a Qualifying Termination occurring generally within 24 months following the closing of the merger.

Mr. Stead is not participating in the cash severance component of the Executive Severance and Transition Framework described above.

Name	Two times base salary	Two times target bonus	Pro-rata target bonus	Total
Jerre Stead	0	0	0	0
Todd Hyatt	$1,203,600	$902,700	$187,446	$2,293,746
Daniel Yergin	$1,271,000	$1,271,000	$263,923	$2,805,923
Jonathan Gear	$1,100,000	$825,000	$171,311	$2,096,311
Anurag Gupta	$1,180,000	$885,000	$183,770	$2,248,770

(2)	Represents the value of the acceleration of unvested equity awards in the event of a Qualifying Termination occurring generally within 24 months following the closing of the merger. In the case of Mr. Stead, represents the value of equity awards originally subject to performance vesting through November 30, 2017 and continued service through February 1, 2018, which would vest upon his transition from the chief executive officer position on December 31, 2017.

All amounts have been calculated assuming a price per share of IHS common stock of $122.22, the average per share closing price of IHS common stock over the first five business days following the March 21, 2016 public announcement of the merger agreement. The number of unvested equity awards for each NEO appears in the Executive Officer Unvested Equity Awards table under “—Treatment of Outstanding Equity Awards” above and have been calculated in accordance with the treatment discussed under “—Treatment of IHS Equity Awards” (including the calculation of IHS PSU Awards based on the levels specified therein). For each of Messrs. Hyatt, Gear and Gupta, also includes the transitional IHS PSU Award to be granted upon the closing of the merger.

(3)	Represents the value of the health benefit coverage for 24 months as well as the $15,000 value of outplacement services for 24 months, in the event of a Qualifying Termination occurring generally within 24 months following the closing of the merger.

Certain Governance Matters Following the Merger

The IHS Markit Chairman and Chief Executive Officer

The merger agreement provides that, as of the effective time, (i) Mr. Stead will serve as Chairman and Chief Executive Officer of the combined company and (ii) Mr. Uggla will serve as President of the combined company. The merger agreement further provides that if, as of the effective time, Mr. Stead is unwilling or unable to serve as Chairman and Chief Executive Officer of the combined company, Mr. Uggla will serve as Chairman and Chief Executive Officer.

Pursuant to the Markit amended bye-laws, Mr. Stead will serve as the Chairman of the IHS Markit board and Chief Executive Officer of the combined company until the change date, unless otherwise determined by supermajority approval. Effective as of the change date, Mr. Uggla will be appointed the Chairman of the IHS Markit board and Chief Executive Officer of the combined company, unless otherwise determined by supermajority approval (excluding the vote of Mr. Uggla).

The IHS Markit board

Under the terms of the merger agreement, at the effective time, the IHS Markit board will initially consist of eleven directors, six of whom will be IHS designees, and five of whom will be Markit designees, with each class of directors to be made up, as near as possible, of an equal number of IHS designees and Markit designees. If, as of the effective time, Mr. Stead is unwilling or unable to serve as a director, and effective as of the change date, the number of directors of the combined company will be reduced to ten, consisting of five IHS designees and five Markit designees, unless otherwise determined by supermajority approval. The Markit amended bye-laws provide that, prior to the change date, unless otherwise determined by supermajority approval, the IHS Markit board will consist of eleven directors.

The Markit amended bye-laws provide that, prior to the change date, if any IHS designee or Markit designee can no longer serve as a director of the combined company due to death, disability, disqualification or resignation, the remaining IHS designees (if the departing director is an IHS designee) or Markit designees (if the departing director is a Markit designee), will appoint his or her successor, in each case, acting by the affirmative vote of a majority of such remaining IHS designees or Markit designees, as applicable. The Markit amended bye-laws also provide that, prior to the change date, for any director election to occur by resolution of the IHS Markit shareholders, any person proposed or nominated by the IHS Markit board to replace an IHS designee will require the approval of the remaining IHS designees and any person proposed or nominated by the IHS Markit board to replace a Markit designee will require the approval of the remaining Markit designees, in each case, acting by the affirmative vote of such remaining IHS designees or remaining Markit designees, as applicable.

Additionally, Markit and IHS have agreed in the merger agreement to cooperate to cause, effective as of the effective time (and at all times prior to the change date, unless otherwise determined by supermajority approval, the Markit amended bye-laws require), each committee of the IHS Markit board to be comprised of an equal number of directors selected by each of Markit and IHS.

The Markit amended bye-laws also provide that the IHS Markit board will have a lead director, who, among other things, will serve as chairman of board meetings in the absence of the chairman and will serve as the liaison between the non-management directors and the management directors and that, prior to the change date, unless otherwise determined by supermajority approval, the lead director will be a Markit designee.

As of the date of this joint proxy statement/prospectus, other than as set forth above, the individuals to serve on the IHS Markit board at the effective time have not been determined.

Appointment of IHS Markit Officers

At the effective time, the following individuals will become officers of IHS Markit, serving in the respective offices set forth beside each individual’s name, until the change date or such officer’s earlier death, resignation, retirement, disqualification or removal in accordance with the Markit amended bye-laws:

•	Jerre Stead—Chief Executive Officer

•	Lance Uggla—President

If, as of the effective time, Mr. Stead is unwilling or unable to serve Chief Executive Officer of the combined company, Mr. Uggla will serve as Chief Executive Officer.

As of the date of this joint proxy statement/prospectus, other than as set forth above, the individuals to serve as officers of IHS Markit board at the effective time have not been determined.

IHS Markit Headquarters

Under the terms of the Markit amended bye-laws, following the effective time, unless otherwise determined by supermajority approval prior to the change date or by the IHS Markit board from and after the change date, the headquarters of IHS Markit, including its principal executive offices, will be located in London, England.

Certain U.S. Federal Income Tax Consequences

The following discussion summarizes certain material U.S. federal income tax consequences of the merger to IHS and Markit and to U.S. holders and non-U.S. holders of IHS common stock. This summary also describes certain U.S. federal income tax consequences of the subsequent ownership and disposition by U.S. holders of IHS Markit common shares after the merger.

This summary addresses generally certain U.S. federal income tax consequences of the ownership and disposition by non-U.S. holders of IHS Markit common shares. Accordingly, non-U.S. holders should consult their respective tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences (including the potential application of and operation of any income tax treaties) relating to the ownership and disposition of IHS Markit common shares.

This summary is based on provisions of the Code, the Treasury regulations promulgated thereunder (whether final, temporary or proposed), administrative rulings, and judicial interpretations thereof, and the United States-United Kingdom Income Tax Convention, which we refer to in this joint proxy statement/prospectus as the U.S.-U.K. Tax Treaty, all as in effect on the date hereof. Each of the foregoing is subject to change, which change could apply with retroactive effect and could affect the accuracy of the statements and conclusions set forth in this discussion. Neither Markit nor IHS will request a ruling from the IRS as to the U.S. federal income tax consequences of the merger, post-merger ownership and disposition of IHS Markit common shares or any other matter. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary. There can be no assurance that the IRS will not challenge any of the U.S. federal income tax consequences described below or that, if challenged, such treatment would be sustained by a court.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the merger or as a result of the ownership and disposition of IHS Markit common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, including specific tax consequences to a holder under an applicable tax treaty. In addition, this summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax consequences of the merger or the ownership and disposition of IHS Markit common shares.

The discussion assumes that IHS stockholders hold their IHS common stock and will hold their IHS Markit common shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular IHS stockholders, as applicable, in light of their personal circumstances, including any tax consequences to stockholders subject to special treatment under the Code, including:

•	banks, thrifts, mutual funds and other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	dealers of securities who apply, and traders in securities who elect to apply, a mark-to-market method of tax accounting;

•	broker-dealers;

•	tax-exempt organizations and pension funds;

•	insurance companies;

•	individual retirement and other deferred accounts;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	U.S. expatriates;

•	“passive foreign investment companies” “controlled foreign corporations” or “corporations liable for the accumulated earnings tax”;

•	persons liable for the alternative minimum tax;

•	holders who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk-reduction transaction;

•	partnerships or other pass-through entities;

•	grantor trusts; and

•	holders who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their tax advisors regarding the tax consequences of the merger and the ownership and disposition of IHS Markit common shares after the merger.

For purposes of this discussion, a U.S. holder means a beneficial owner of IHS common stock who or which is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, a non-U.S. holder means a beneficial owner of IHS common stock that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

If a partnership, including for this purpose any entity or arrangement that is classified as a partnership for U.S. federal income tax purposes, holds IHS common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the merger and the ownership and disposition of IHS Markit common shares after the merger.

IHS STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER AND OF THE OWNERSHIP AND DISPOSITION OF IHS MARKIT COMMON SHARES AFTER THE MERGER TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, AND OTHER TAX LAWS AND ANY APPLICABLE INFORMATION-REPORTING OBLIGATIONS.

Tax Consequences of the Merger to IHS

IHS will not be subject to U.S. federal corporate income tax on the merger; however, IHS (or any U.S. successor entity) will continue to be subject to U.S. federal corporate income tax after the merger. Although not expected, IHS (and its U.S. affiliates) may be subject to limitations on the utilization of certain tax attributes, as described below.

Tax Consequences of the Merger to IHS Markit

Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 of the Code (referred to as “Section 7874”) can limit the ability of the acquired U.S. corporation and its U.S. affiliates (each referred to as an “expatriated entity”) to utilize certain U.S. tax attributes, such as net operating losses, to offset U.S. taxable income resulting from certain transactions. These limitations generally apply if:

1.	a non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation);

2.	after the acquisition, at least 60% of the acquiring non-U.S. corporation’s stock (by vote or value) is considered to be held by former shareholders of the acquired U.S. corporation by reason of holding stock of such U.S. corporation; and

3.	after the acquisition, the “expanded affiliated group” which includes the acquiring foreign corporation does not have substantial business activities in the country in which the acquiring non-U.S. corporation is created or organized relative to its worldwide business activities.

If these requirements are met, Section 7874 would generally impose a minimum level of tax on any “inversion gain” of an expatriated entity (within the meaning of Section 7874) after the acquisition. Generally, inversion gain is defined as (i) the income or gain recognized by reason of the transfer of property by an expatriated entity and related U.S. persons to a foreign related person during the 10-year period following the merger, and (ii) any income received or accrued during such period by reason of a license of any property by an expatriated entity and related U.S. persons to a foreign related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain.

Under current U.S. federal income tax law, a corporation generally will be considered to be resident for U.S. federal income tax purposes in its place of organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Markit, which is an entity incorporated in Bermuda and is and has been treated as (and IHS Markit after the merger is expected to be treated as) tax resident in the United Kingdom, would generally be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident). Section 7874 and the Treasury regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes under certain circumstances.

Section 7874 provides that if, following an acquisition of a U.S. corporation by a non-U.S. corporation, at least 80% of the acquiring non-U.S. corporation’s stock (by vote or value) is considered to be held by former shareholders of the U.S. corporation by reason of holding stock of such U.S. corporation and the “expanded affiliated group” which includes the acquiring non-U.S. corporation does not have substantial business activities in the country in which the acquiring non-U.S. corporation is created or organized, then the non-U.S. corporation would be treated as a U.S. corporation for U.S. federal income tax purposes even though it is a corporation created and organized outside the United States.

Section 7874 is not expected to apply to the merger because the former IHS stockholders are expected to hold, for purposes of the relevant Section 7874 rules, less than 60% of the IHS Markit common shares (by vote and value) after the merger by reason of holding IHS common stock. However, whether the ownership test has been satisfied is determined only after the closing of the merger, by which time there could be adverse changes to the relevant facts and circumstances, such as the number of equity-based awards of IHS or Markit that are granted, vest or are exercised before the closing of the merger and the number of Markit common shares delivered under Markit’s accelerated share repurchase programs. In addition, for purposes of determining the ownership percentage of the former IHS stockholders for purposes of Section 7874, the former IHS stockholders will be deemed to own an amount of IHS Markit common shares in respect of certain prior distributions (including stock repurchases) by IHS prior to the closing of the merger. A number of these factors are correlated with the share prices of IHS and Markit, and a substantial decline in Markit’s share price could result in former IHS stockholders being treated as holding 60% or more of IHS Markit common shares after the merger for purposes of Section 7874. Further, a subsequent change in law might cause IHS stockholders to be treated as owning 80% or more of the IHS Markit common shares after the merger for U.S. federal income tax purposes, including with retroactive effect to the date of the merger. In addition, by the time of the closing of the merger, there could be a change in law under Section 7874, in the Treasury regulations thereunder, or other changes in law that, if enacted, could cause IHS to be subject to the “inversion gain” limitations described above or IHS Markit to be treated as a U.S. corporation for U.S. federal income tax purposes following the merger. In such event, IHS Markit could be liable for substantial additional U.S. federal income tax on its operations and income following the closing of the merger. There is limited guidance regarding the application of Section 7874, and there can be no assurance that the IRS will agree with the position that the former IHS stockholders will hold less than 60% of the IHS Markit common shares (by vote and value) after the merger by reason of holding IHS common stock for purposes of Section 7874.

Additionally, if IHS Markit were treated as a U.S. corporation for U.S. federal income tax purposes, non-U.S. IHS Markit shareholders would be subject to U.S. withholding tax on the gross amount of any dividends paid to such shareholders.

Moreover, on April 4, 2016, the U.S. Treasury and the IRS released temporary regulations that limit, for the 10-year period following the merger, an expatriated entity’s ability to integrate certain of its non-U.S. operations or access cash earned by its non-U.S. subsidiaries, in each case without incurring substantial U.S. tax liabilities. As previously discussed, based on the rules for determining share ownership under Section 7874 and the U.S. Treasury regulations promulgated thereunder, and certain factual assumptions, the combined company believes that the former IHS stockholders are expected to hold, for purposes of the relevant Section 7874 rules, less than 60% of IHS Markit common shares (by vote and value) after the merger by reason of holding IHS common stock. As a result, IHS Markit is not expected to be an expatriated entity, and therefore is not expected to be subject to the new rules limiting its ability to integrate certain of the combined company’s non-U.S. operations or access cash earned by IHS’s non-U.S. subsidiaries after the merger.

Markit is and has been treated as a U.K. tax resident. Regardless of the application of Section 7874, IHS Markit is expected to be treated as a U.K. resident company for U.K. tax purposes after the merger as a result of the central management and control of IHS Markit continuing to be exercised from the United Kingdom, which includes conducting its affairs in accordance with Markit’s past practice and having its headquarters maintained and significant board actions decided in the United Kingdom, each as in accordance with Markit’s established internal operational protocols (as amended to reflect the merger). The remaining discussion assumes that IHS Markit will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874.

Tax Consequences to U.S. Holders of the Receipt of IHS Markit Common Shares

The receipt of IHS Markit common shares in exchange for IHS common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes to a U.S. holder of IHS common stock. In general, subject to the discussion below relating to the potential application of Section 304 of the Code, a U.S. holder will recognize gain or loss equal to the difference between (i) the fair market value of the IHS Markit common shares received by such U.S. holder in the merger (including cash in lieu of any fractional IHS Markit common shares) and (ii) its aggregate tax basis in the IHS common stock surrendered in the merger.

Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the IHS common stock surrendered exceeds one year at the effective time of the merger. Certain non-corporate U.S. holders (including individuals) are eligible for preferential rates applicable to long-term capital gain. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of IHS common stock if blocks of IHS common stock were acquired at different times or for different prices. A U.S. holder’s aggregate tax basis in the IHS Markit common shares received in the merger will generally equal the fair market value of such IHS Markit common shares at the effective time of the merger, and the holder’s holding period for such IHS Markit common shares will begin on the day after the merger.

Notwithstanding the discussion above, the receipt of merger consideration by U.S. holders may be subject to Section 304 of the Code. Section 304 of the Code could cause the entire amount of the merger consideration received by a U.S. holder to be treated as a dividend regardless of the gain realized on the merger. Under Section 304 of the Code, the merger consideration received by a U.S. holder will be treated as the proceeds of a redemption of stock deemed issued by the indirect subsidiary of Markit that is treated as the acquirer of IHS for U.S. federal income tax purposes (hereafter, the “Acquirer”) to such U.S. holder. This deemed redemption will be treated either as a distribution or, alternatively, a sale or exchange of shares if the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” with respect to a particular U.S. holder.”

The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of IHS. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of IHS that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of IHS that is constructively owned (through actual and constructive ownership of IHS Markit after the merger) by the holder immediately after the deemed redemption. The IRS has indicated in a revenue ruling that a minority stockholder in a publicly traded corporation will experience a “meaningful reduction” if the minority stockholder (i) has a minimal percentage stock interest, (ii) exercises no control over corporate affairs and (iii) experiences any reduction in its percentage stock interest. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or stock underlying a holder’s option to purchase stock in addition to the stock actually owned by the holder.

A distribution under Section 304 of the Code will be taxable as a dividend to a U.S. holder to the extent of such U.S. holder’s allocable share of the earnings and profits of Acquirer and IHS. While there is no controlling authority, assuming certain holding period requirements are satisfied, a reduced U.S. federal income tax rate should be available for a dividend that a non-corporate U.S. holder is deemed to receive under Section 304 of the Code. The portion of the deemed distribution not paid out of earnings and profits of Acquirer and IHS will be applied against such U.S. holder’s tax basis in IHS, and thereafter will be treated as gain from the sale of such U.S. holder’s common stock.

To the extent that a corporate holder of IHS common stock is treated as having received a dividend as a result of Section 304 of the Code, such dividend may be eligible for a dividends-received deduction (subject to certain requirements and limitations) and may be subject to the “extraordinary dividend” provisions of the Code.

If the distribution under Section 304 of the Code is taxable as a sale or exchange to a U.S. holder, the results for such U.S. holder should be similar to those described in the first two paragraphs of this section.

Section 304 of the Code and the regulations and guidance thereunder are complex and their application to the merger is unclear. A U.S. holder that actually or constructively owns both IHS common stock and Markit common shares, or that purchases or sells IHS Markit common shares in connection with the merger, should consult its own tax advisors with respect to the application of Section 304 of the Code in light of such holder’s particular circumstances (including as to its tax basis in the shares subject to Section 304 of the Code). A U.S. holder of IHS common stock that also owns Markit common shares should consult its own tax advisors regarding the possible desirability of selling its shares in either IHS or Markit prior to the completion of the merger or in the combined company immediately after the merger.

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividend income and net gains from the disposition of stock (including gains recognized as a result of the merger), unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of this tax to its gains from the merger.

Tax Consequences to Non-U.S. Holders of the Receipt of IHS Markit Common Shares

Subject to the discussion below relating to the potential application of Section 304 of the Code, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized in the merger unless:

•	the recognized gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

Unless an applicable treaty provides otherwise, the recognized gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such non-U.S. holder were a U.S. person (see “—Tax Consequences to U.S. Holders of the Receipt of IHS Markit Common Shares” above). A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Recognized gain described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

As discussed above under “—Tax Consequences to U.S. Holders of the Receipt of IHS Markit Common Shares” relating to Section 304 of the Code, receipt of merger consideration may be treated as a distribution by Acquirer to a non-U.S. holder and a dividend to a non-U.S. holder to the extent of such non-U.S. holder’s allocable share of the earnings and profits of Acquirer and IHS. Any such consideration treated as a dividend that is paid to or for the account of a non-U.S. holder generally will be subject to U.S. federal withholding tax at the rate of 30%, or at a lower rate if provided by an applicable tax treaty and the non-U.S. holder provides the documentation required to claim benefits under such tax treaty to the applicable withholding agent.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such

non-U.S. holder provides the appropriate documentation to the applicable withholding agent. Instead, such non-U.S. holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty). In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Given the uncertainty surrounding the application of Section 304 of the Code to the merger and the treatment of any given non-U.S. holder, a broker or other applicable withholding agent may treat the entire merger consideration received by a non-U.S. holder as subject to U.S. federal withholding tax at the rate of 30%, unless such non-U.S. holder can establish a reduced rate for such withholding or that an exemption applies. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such withholding tax by asking the non-U.S. holder to provide the funds, by using funds in the non-U.S. holder’s account with the broker or by selling (on the non-U.S. holder’s behalf) all or a portion of the IHS Markit common shares.

The rules of Section 304 of the Code are very complex and all non U.S. holders should consult their own tax advisors with respect to the applicability of Section 304 of the Code to their particular circumstances.

Certain U.S. Federal Income Tax Consequences of the Ownership and Disposition of IHS Markit Common Shares

The following discussion is a summary of certain U.S. federal income tax consequences of the ownership and disposition of IHS Markit common shares to IHS stockholders who receive such IHS Markit common shares pursuant to the merger and assumes that the combined company will be treated as a foreign corporation for U.S. federal income tax purposes. The following discussion also assumes that Markit is not, and that IHS Markit will not become, a passive foreign investment company, as described below.

Tax Consequences to U.S. Holders

Taxation of Distributions. Distributions paid on IHS Markit common shares, other than certain pro rata distributions of IHS Markit common shares, will be treated as dividends to the extent paid out of IHS Markit’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because it is not expected that IHS Markit will maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. holders as dividends. For so long as IHS Markit common shares are listed on the [●] or IHS Markit is eligible for benefits under the U.S.-U.K. income tax treaty, dividends paid to certain non-corporate U.S. holders will be eligible for taxation as “qualified dividend income” and therefore, subject to applicable limitations, will be taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. holder. U.S. holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. The amount of the dividend will, subject to the discussion below regarding foreign corporations that are at least 50% owned by U.S. persons, generally be treated as foreign-source dividend income to U.S. holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will be included in a U.S. holder’s income on the date of the U.S. holder’s receipt of the dividend.

Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent that the foreign corporation has more than a de minimis amount of earnings and profits attributable to U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by IHS Markit as U.S. source income for foreign tax credit purposes. Treatment of the dividends as U.S. source income in whole or in part may limit a U.S. holder’s ability to claim a foreign tax credit. The rules governing the foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the foreign tax credit under the holder’s particular circumstances and the requirements for claiming such credit.

Dividend income recognized by a U.S. holder that is an individual or estate may be subject to the 3.8% tax on net investment income described above under “—Tax Consequences to U.S. Holders of the Receipt of IHS Markit Common Shares.”

Sale or Other Disposition of IHS Markit Common Shares. For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of IHS Markit common shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder held the IHS Markit common shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. holder’s tax basis in the IHS Markit common shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules. Markit believes that it was not a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes for its 2015 taxable year, and IHS and Markit do not expect IHS Markit to be a PFIC for its 2016 taxable year or in the foreseeable future. In general, a non-U.S. corporation is a PFIC for any taxable year if: (i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that IHS Markit will not be a PFIC for any taxable year.

If IHS Markit were a PFIC for any taxable year during which a U.S. holder held IHS Markit common shares (assuming such U.S. holder has not made a timely mark-to-market election, as described below), gain recognized by a U.S. holder on a sale or other disposition (including certain pledges) of the IHS Markit common shares would be allocated ratably over the U.S. holder’s holding period for the IHS Markit common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before IHS Markit became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. holder on its IHS Markit common shares exceeds 125% of the average of the annual distributions on the IHS Markit common shares received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. A U.S. holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its IHS Markit common shares, provided that the IHS Markit common shares are “marketable.” IHS Markit common shares will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable Treasury regulations. If a U.S. holder makes the mark-to-market election, it generally will recognize as ordinary income any excess of the fair market value of the IHS Markit common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the IHS Markit common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. holder makes the election, the holder’s tax basis in the IHS Markit common shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of IHS Markit common shares in a year when IHS Markit is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

In addition, in order to avoid the application of the foregoing rules, a United States person that owns stock in a PFIC for U.S. federal income tax purposes may make a “qualified electing fund” election (a “QEF Election”) with respect to such PFIC if the PFIC provides the information necessary for such election to be made. If a United States person makes a QEF Election with respect to a PFIC, the United States person will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. It is not expected that IHS Markit will provide information necessary for U.S. holders to make qualified electing fund elections.

If IHS Markit is a PFIC for any taxable year during which a U.S. holder owned IHS Markit common shares, the U.S. holder will generally be required to file IRS Form 8621 with their annual U.S. federal income tax returns, subject to certain exceptions.

Tax Consequences to Non-U.S. Holders

In general, a non-U.S. holder of IHS Markit common shares will not be subject to U.S. federal income tax or, subject to the discussion below under “—Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on IHS Markit common shares or any gain recognized on a sale or other disposition of IHS Markit common shares unless:

•	the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	in the case of gain only, the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

A non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on the repatriation from the United States of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

Information Reporting and Backup Withholding. Information reporting requirements apply with respect to (i) cash received by U.S. holders of IHS common stock in lieu of fractional IHS Markit common shares, and (ii) dividends received by U.S. holders of IHS Markit common shares and the proceeds received on the disposition of IHS Markit common shares effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 28%) may apply to the foregoing amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the exchange agent or the U.S. holder’s broker) or is otherwise subject to backup withholding. IHS Markit will also provide information to the exchange agent and withholding agents concerning the fair market value of IHS Markit common shares received by U.S. holders of IHS common stock as consideration in the merger, and such amounts may be reported to the IRS.

Certain U.S. holders (including, for this purpose, U.S. partnerships or other U.S. pass-through entities) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar threshold are required to report information to the IRS relating to IHS Markit common shares, subject to certain exceptions (including an exception for IHS Markit common shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their U.S. federal income tax return, for each year in which they hold IHS Markit common shares. Such U.S. holders should consult their own tax advisors regarding information reporting requirements relating to their ownership of IHS Markit common shares.

Other information reporting requirements may apply to, and a non-U.S. holder may be subject to backup withholding on, cash received by non-U.S. holders of IHS common stock in lieu of fractional IHS Markit common shares, unless the non-U.S. holder furnishes to the paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. Dividends paid with respect to IHS Markit common shares and proceeds from the sale or other disposition of IHS Markit common shares received in the United States by a non-U.S. holder or through certain

U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules. Exemptions from information reporting and backup withholding will not apply if a withholding agent has actual knowledge, or reason to know, that the non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. IHS Markit may also provide information to the exchange agent and withholding agents concerning the fair market value of IHS Markit common shares received by non-U.S. holders of IHS common stock as consideration in the merger, and such amounts may be reported to the IRS, subject to an exemption from reporting as discussed above.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit on a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Accounts. A holder that receives a dividend under Section 304 of the Code should be aware that the Foreign Account Tax Compliance Act (referred to herein as “FATCA”) potentially imposes a withholding tax of 30% on payments of dividends on the equity of a U.S. issuer to (a) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government (or is required by applicable local law under an intergovernmental agreement with the U.S. government) to collect and provide to the U.S. or other relevant tax authorities certain information regarding U.S. account holders of such institution (unless otherwise exempt from FATCA); or (b) a foreign entity (as a beneficial owner) that is not a financial institution unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or that identifies its substantial U.S. owners, which generally includes any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity (unless otherwise exempt from FATCA). Non-U.S. holders, and any U.S. holders that own IHS common stock through a non-U.S. intermediary, should consult their own tax advisor regarding the potential applicability of FATCA to them as a result of the merger.

If a holder is subject to U.S. federal income tax withholding, backup withholding or FATCA withholding on all or any portion of the consideration received in the merger, then the applicable withholding agent will generally be required to withhold the appropriate amount even though there is insufficient cash from which to satisfy its withholding obligation. To satisfy this withholding obligation, the applicable withholding agent may collect the amount of U.S. federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the IHS Markit common shares that such holder would otherwise receive, and such holder may bear brokerage or other costs for this withholding procedure.

Certain Bermuda Tax Consequences

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax that would be payable by IHS Markit or by IHS Markit shareholders in respect of IHS Markit shares, if the merger had already become effective. Markit has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to IHS Markit or to any IHS Markit operations or to IHS Markit shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by IHS Markit in respect of real property owned or leased by IHS Markit in Bermuda.

Certain United Kingdom Taxation Consequences

General

The following is a description of the material U.K. tax consequences of an investment in IHS Markit common shares. It is intended only as a general guide to the position under current U.K. tax law and what is understood to be the current published practice of HM Revenue of Customs (“HMRC”) as at the date of this filing, both of which are subject to change possibly with retrospective effect, and may not apply to certain classes of investors, such as dealers in securities, persons who acquire (or are deemed to acquire) their securities by reason of an office or employment, insurance companies and collective investment schemes. The following only applies to the general U.K. tax consequences of holding IHS Markit common shares and does not address the U.K. tax consequences of the merger, including the replacement of existing IHS shares with IHS Markit common shares. Rates of tax, thresholds and allowances given are the expected rates, thresholds and allowances for the tax year 2016-17 (which may be subject to change). References to the Finance (No. 2) Bill below are to the version ordered to be printed 22 March 2016. To the extent this description applies to U.K. residents and, if individuals, domiciled shareholders, it applies only to those shareholders who beneficially hold their shares as an investment (unless expressly stated otherwise).

Any person who is in any doubt as to their tax position or the U.K. tax consequences of the merger is strongly recommended to consult their own professional advisers.

IHS Markit

It is the intention of the parties that the affairs of IHS Markit will be conducted so that the central management and control of IHS Markit is exercised in the United Kingdom such that IHS Markit is treated as resident in the United Kingdom for U.K. tax purposes.

Taxation of dividends

Withholding tax

IHS Markit will not be required to withhold amounts on account of U.K. tax at source on any dividends paid to shareholders in respect of IHS Markit common shares.

Taxation of Dividends

In the Summer Budget of July 2015, the U.K. government announced its intention to introduce significant changes to the income tax treatment of dividends with effect from 6 April 2016. Paragraph (b) below sets out Markit’s current expectation, based on draft legislation published in Finance (No. 2) Bill, as to the operation of the new rules. Paragraph (a) below summarizes the current rules.

(a) Dividends paid to U.K. resident individual shareholders

Individuals resident in the United Kingdom for taxation purposes are generally liable to income tax on the aggregate amount of any dividend received and a tax credit equal to one-ninth of the dividend received (the “gross dividend”). For example, on a dividend received of £90, the tax credit would be £10, and an individual would be liable to income tax on £100. The gross dividend will be part of the individual’s total income for U.K. income tax purposes and will be regarded as the top slice of that income. However, in calculating the individual’s liability to income tax in respect of the gross dividend, the tax credit (which equates to 10% of the gross dividend) is set off against the tax chargeable on the gross dividend. Where the tax credit exceeds the individual’s tax liability, the individual cannot reclaim repayment of the tax credit from HMRC.

U.K. resident individuals who are subject to income tax at the basic rate (currently 20%), will be subject to tax on the gross dividend at the dividend ordinary rate of 10%. The tax credit will, in consequence, satisfy in full their liability to income tax on the gross dividend.

U.K. resident individuals who are subject to income tax at the higher rate (currently 40%) are subject to tax on the gross dividend at the dividend upper rate of 32.5%, to the extent that the gross dividend falls above the threshold for the higher rate of income tax but below the threshold for the additional rate of income tax (currently 45%), but are entitled to offset the 10% tax credit against such liability. For example, on a dividend received of £90 such a taxpayer would have to pay additional tax of £22.50 (representing 32.5% of the gross dividend less the 10% credit). This represents an effective tax rate of 25% of the cash dividend received.

U.K. resident individuals who are subject to income tax at the additional rate (currently 45%) are subject to tax on the gross dividend at the dividend additional rate of 37.5% to the extent that the gross dividend falls above the threshold for the additional rate of income tax, but are entitled to offset the 10% tax credit against such liability. For example, on a dividend received of £90 such a taxpayer would be required to account for income tax of £27.50 (being 37.5% of the gross dividend less the 10% tax credit). This represents an effective tax rate of 30.55% of the cash dividend received.

A U.K. resident shareholder who holds IHS Markit common shares in an individual savings account or personal equity plan will be exempt from income tax on dividends in respect of such shares but will not be able to claim payment from HMRC of the tax credit associated with the dividend.

No repayment of the tax credit in respect of dividends paid by IHS Markit can be claimed by a U.K. resident shareholder who is not liable to U.K. tax on dividends (such as pension funds and charities).

(b) Changes planned to the taxation of dividends paid to U.K. resident individual shareholders on or after 6 April 2016

Legislation has been published in the Finance (No. 2) Bill to repeal the dividend tax credit described above and introduce a new rates of income tax on dividends, including a new nil rate of tax, with effect from 6 April 2016. Assuming that the Finance (No. 2) Bill is brought into effect in its current form, from 6 April 2016 individuals will pay tax at a nil rate on the first £5,000 of taxable dividend income (the “nil rate band”), and the rates of income tax on dividends received above the nil rate band will be changed to: (a) 7.5% for dividends taxed in the basic rate band; (b) 32.5% for dividends taxed in the higher rate band; and (c) 38.1% for dividends taxed in the additional rate band. Dividend income that is taxed at the nil rate will still count towards an individual’s basic or higher rate limits—and may therefore affect the level of savings allowance that they are entitled to, and the rate of tax that is due on any dividend income in excess of the nil rate band. In calculating into which tax band any dividend income over the £5,000 nil rate band falls, savings and dividend income are treated as the highest part of an individual’s income. Where an individual has both savings and dividend income, the dividend income is treated as the top slice.

(c) Dividends paid to U.K. resident corporate shareholders

Subject to certain exceptions, including for traders in securities and insurance companies, and special rules for shareholders that are treated as small companies for these purposes, shareholders who are within the charge to U.K. corporation tax will be subject to U.K. corporation tax on dividends received on IHS Markit common shares unless the dividends fall within an exempt class and certain other conditions (including anti-avoidance) are met. Each shareholder’s position will depend on its own individual circumstances, although it would normally be expected that the dividends paid by IHS Markit would fall into an exempt class and will not be subject to corporation tax. Such shareholders will not be able to reclaim repayment of tax credits attaching to dividends (and in any event, the Finance (No. 2) Bill includes provisions abolishing the dividend tax credit, as described above).

Non-U.K. resident shareholders

Non-U.K. resident shareholders will not be subject to tax (including withholding tax) in the United Kingdom on dividends received on IHS Markit common shares unless they carry on a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a non-U.K. resident corporate shareholder, a permanent establishment) to which the IHS Markit common shares are attributable, and are therefore not generally entitled to payment of any part of the income tax credit (in any event, the Finance (No. 2) Bill includes provisions abolishing the dividend tax credit), subject to the existence and terms of any applicable double tax convention between the United Kingdom and the jurisdiction in which such shareholder is resident.

Shareholders who are not resident for tax purposes in the United Kingdom should obtain their own tax advice concerning tax liabilities on dividends received on IHS Markit common shares.

Taxation of capital gains

U.K. resident shareholders

A disposal of IHS Markit common shares by an individual shareholder who is (at any time in the relevant U.K. tax year) resident in the United Kingdom for tax purposes, may give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of chargeable gains, depending on the shareholder’s circumstances and subject to any allowable deductions and any available exemption or relief including the annual exempt amount (being £11,100 for 2016-17). Capital gains tax is charged on chargeable gains at a rate of either 18% or 28% depending on whether the individual is a basic rate taxpayer or a higher or additional rate taxpayer. Finance (No. 2) Bill provides that (if enacted in its current form) these rates shall generally be reduced to 10% or 20% respectively in relation to gains arising on or after 6 April 2016.

For shareholders within the charge to U.K. corporation tax on chargeable gains that do not qualify for the substantial shareholding exemption in respect of the IHS Markit common shares, any gain realized on a disposal of IHS Markit common shares would generally be subject to U.K. corporation tax on chargeable gains. However, indexation allowance may be available to reduce the amount of any such chargeable gain (but not to create or increase any loss).

Non-resident shareholders

A shareholder who is not resident in the United Kingdom for tax purposes will not be subject to U.K. taxation of capital gains on the disposal of IHS Markit common shares unless they carry on a trade, profession or vocation in the United Kingdom through a branch or agency (or, in the case of a non-U.K. resident corporate shareholder, a permanent establishment) to which the IHS Markit common shares are attributable, in which case they will be subject to the same rules which apply to U.K. resident shareholders.

A shareholder who is an individual and who is temporarily resident for tax purposes outside the United Kingdom at the date of disposal of IHS Markit common shares may also be liable, on his return, to U.K. taxation of chargeable gains (subject to any available exemption or relief).

Shareholders who are not resident for tax purposes in the United Kingdom should obtain their own tax advice concerning tax liabilities on any disposal of IHS Markit common shares.

Stamp duty and stamp duty reserve tax (“SDRT”)

The statements below summarize the current law and are intended as a general guide only to stamp duty and SDRT. Special rules apply to agreements made by broker dealers and market makers in the ordinary course of their business and to transfers, agreements to transfer or issues to certain categories of person (such as depositaries and clearance services) which may be liable to stamp duty or SDRT at a higher rate.

No stamp duty reserve tax will be payable on any agreement to transfer IHS Markit common shares, provided that IHS Markit common shares are not registered in a register kept in the United Kingdom. It is not intended that such a register will be kept in the United Kingdom. Further, no stamp duty will be payable on transfer of IHS Markit common shares provided that (i) any instrument of transfer is not executed in the United Kingdom; and (ii) such instrument of transfer does not relate to any property situated, or any matter or thing done or to be done, in the United Kingdom.

Inheritance tax

U.K. inheritance tax may be chargeable on the death of, or on a gift of IHS Markit common shares by, a U.K. domiciled individual shareholder. For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit. Special rules also apply to the trustees of settlements who hold IHS Markit common shares. The U.K. inheritance tax rules are complex. Potential investors should consult an appropriate professional adviser if they make a gift or transfer at less than full market value or they intend to hold IHS Markit common shares through trust arrangements.

Individual Savings Account (“ISA”)

IHS Markit common shares will be eligible for inclusion in the stocks and shares component of an ISA, subject, where applicable, to the annual subscription limits for new investments into an ISA (for the tax year 2016-17 this is £15,240). Sums received by a shareholder on a disposal of IHS Markit common shares will not count towards the shareholder’s annual limit, but a disposal of IHS Markit common shares held in an ISA will not serve to make available again any part of the annual subscription limit that has already been used by the shareholder in that tax year.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting in accordance with ASC 805. U.S. GAAP requires that one of the two companies in the merger be designated as the acquirer for accounting purposes based on the evidence available. IHS will be treated as the acquiring entity for accounting purposes. In identifying IHS as the acquiring entity for accounting purposes, the companies took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, EBITDA, adjusted EBITDA, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that IHS is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion. Following completion of the transaction, IHS Markit will retain FPI status until at least the end of fiscal 2017. However, even while IHS Markit continues to quality as an FPI, it intends to report financial results in accordance with U.S. GAAP. In addition, Markit currently operates on a December 31 fiscal year end, while IHS operates on a November 30 fiscal year end. Following completion of the transaction, IHS Markit will operate on a November 30 fiscal year end.

Regulatory Approvals

United States Antitrust

Under the HSR Act, the merger cannot be consummated until, among other things, notifications have been filed and certain information has been furnished to the FTC and the Antitrust Division, and specified waiting period requirements have been satisfied. On April 1, 2016, each of Markit and IHS filed an HSR Notification with the Antitrust Division and the FTC. The parties received early termination of the waiting period on April 20, 2016.

Other Regulatory Clearances

Markit and IHS derive revenues in other jurisdictions where merger or acquisition control filings or clearances are or may be required or advisable. The merger is conditioned upon (i) the merger control clearance from the BKartA; and (ii) the absence of any judgment, order, law or other legal restraint by a court or other governmental entity in certain jurisdictions as mutually agreed by Markit and IHS, that prevents the consummation of the merger or imposes a regulatory material adverse effect. Markit and IHS submitted the German merger control filing to BKartA on April 5, 2016. On May 2, 2016, BKartA provided clearance in writing for the merger to be consummated.

Markit and IHS have agreed to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable antitrust laws and regulations, including the HSR Act and other applicable state or foreign antitrust laws, to complete and effect the merger as soon as possible following the date of the merger agreement. The use of such reasonable best efforts requires Markit and IHS to agree and effect the divestiture of any of their (or their subsidiaries’ or affiliates’) respective assets or businesses, and any restriction on IHS’s or Markit’s freedom of action with respect to, or ability to retain, one or more of its (or its subsidiaries’ or affiliates’) assets or businesses, as may be required to avoid any order that would prevent or materially delay the completion of the merger or that are conditioned upon the completion of the merger, unless such sale, divestiture, disposition, restriction or action would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition or results of operations Markit and its subsidiaries, taken as a whole, or IHS and its subsidiaries, taken as a whole.

Exchange of Shares in the Merger

After the effective time, there will be no further registration of transfers of shares of IHS common stock. IHS does not issue stock certificates; IHS common stock is held in uncertificated form which eliminates the physical handling and safekeeping responsibilities inherent in owning stock certificates and eliminates the need to return a duly executed stock certificate to effect a transfer. From and after the effective time, each holder of a book-entry share representing shares of IHS common stock outstanding immediately prior to the effective time will no longer have any rights with respect to such shares, except for the right to receive the merger consideration, or as otherwise provided in the merger agreement or by applicable laws. Each share of IHS common stock owned by IHS at the effective time will be cancelled without any payment of merger consideration.

If you are an IHS stockholder, you will not be entitled to receive any dividends or other distributions with respect to Markit common shares until the merger is completed and you have surrendered your book-entry shares for IHS common stock in exchange for whole Markit common shares and/or cash in lieu of fractional shares.

If you would otherwise be entitled to receive a fraction of a share of Markit common shares as a result of the merger (after aggregating all fractional Markit common shares issuable to you), in lieu of the fraction of a share and in connection with the exchange of your book-entry shares of IHS common stock you will be paid in cash, based on then prevailing market prices and in accordance with the terms of the merger agreement.

Each of Markit, IHS as the surviving company and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.

IHS Stockholders

Physical certificates representing shares of Markit will not be issued pursuant to the merger. Rather than issuing physical certificates for such shares to IHS stockholders, the exchange agent will cause IHS Markit common shares to be credited in book-entry form to direct registered accounts maintained by IHS Markit’s transfer agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders). Promptly following the crediting of shares to your respective direct registered account, you will receive a statement from IHS Markit’s transfer agent evidencing your holdings, as well as general information on the book-entry form of ownership.

Treatment of IHS Equity Awards

IHS RSU Awards

Each IHS restricted stock unit award, which we refer to as an IHS RSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time will, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into an IHS Markit restricted share unit award on the terms and conditions (including any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, with respect to a number of IHS Markit common shares, rounded up to the nearest whole share, determined by multiplying the number of shares of IHS common stock subject to such IHS RSU Award immediately prior to the effective time by the exchange ratio.

IHS PSU Awards

Each IHS performance-based vesting stock unit award, which we refer to as an IHS PSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time will, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into a IHS Markit restricted share unit award on the terms and conditions (including any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, with respect to a number of IHS Markit common shares, rounded up to the nearest whole share, determined by multiplying (x) the number of shares of IHS common stock subject to such IHS PSU Award outstanding immediately prior to the effective time or on the basis described further below by (y) the exchange ratio; provided that, each unvested IHS PSU Award outstanding immediately prior to the effective time (other than certain designated IHS PSU Awards) will be converted into time-based vesting IHS Market restricted share units vesting on the February 1 following the expiration of the applicable performance period under the IHS PSU Award. The number of shares of IHS common stock subject to each IHS PSU Award (other than with respect to certain designated IHS PSU Awards) for purposes of clause (x) above will be based on 142% of the applicable target level (for 2014-2016 cycle awards), 175% of the applicable target level (for 2015-2017 cycle awards), or 125% of the applicable target level (for 2016-2018 cycle awards).

IHS DSU Awards

Each IHS deferred stock unit, which we refer to as an IHS DSU Award, that is outstanding immediately prior to the effective time will, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into an IHS Markit deferred stock unit on the terms and conditions under the applicable plan and award agreement in effect immediately prior to the effective time, with respect to a number of IHS Markit common shares, rounded up to the nearest whole share, determined by multiplying the number of shares of IHS common stock subject to such IHS DSU Award immediately prior to the effective time by the exchange ratio.

Dividend Policy and Share Repurchases

Dividend Policy.

Neither Markit nor IHS has previously paid a dividend or adopted a dividend policy with respect to future dividends.

Share Repurchases.

Markit. On May 7, 2015, the Markit board authorized the repurchase of up to $500 million of its common shares over two years, at the discretion of its management. On June 10, 2015, Markit completed a public offering of common shares pursuant to a Registration Statement on Form F-1, as amended (Registration No. 333-204106) that was declared effective on June 4, 2015. Under the registration statement, Markit registered the offering and sale by certain selling shareholders of an aggregate of 27,501,271 Markit common shares. As part of the offering, Markit purchased from the underwriters 14,048,820 common shares sold in the offering at a price per common share of $24.913125, for an aggregate purchase price of approximately $350 million. All repurchased shares were cancelled. Markit funded the purchase of shares through a combination of cash on hand and a drawdown of its revolving credit facility. The remaining common shares registered under the registration statement, which included 1,754,667 common shares sold pursuant to an option to purchase additional shares granted to the underwriters, were sold at a price to the public of $25.75 per share.

On December 7, 2015 Markit entered into an aggregate $200 million accelerated share repurchase, which we refer to as the ASR, with each of J.P. Morgan Securities LLC, as agent for JPMorgan Chase Bank, National Association, London Branch, and Morgan Stanley & Co. LLC. Upon commencement, 5,095,108 shares were received and cancelled thereafter. Markit may receive additional shares at or prior to maturity of the ASR. The total number of shares ultimately to be repurchased under the ASR will generally be based on the daily volume-weighted average price of the shares during the calculation period for the ASR, less an agreed discount. At final settlement of the ASR, Markit may be entitled to receive additional shares, or, under certain limited circumstances, be required to deliver shares to the relevant ASR counterparty. The transaction completed the $500 million share repurchase program authorized in May 2015, with an additional $50 million share repurchase being approved by the Markit board in connection with the ASR.

On February 4, 2016, the Markit board authorized the repurchase of up to $500 million Markit common shares over the next two years, at the discretion of Markit’s management. At management’s discretion, Markit may repurchase its common shares on the open market from time to time, in privately negotiated transactions or block transactions, or through an accelerated repurchase agreement. The timing of such repurchases depends on the availability of common shares, price, market conditions, alternative uses of capital, and applicable regulatory requirements. The program may be modified, suspended or terminated at any time without prior notice.

The merger agreement prohibits share repurchases by Markit other than pursuant to the ASR without IHS’s consent. Accordingly, Markit has suspended the $500 million repurchase program authorized on February 4, 2016.

IHS.

In January 2015, the IHS board authorized a repurchase up to $100 million of IHS’s common stock, which was completed in June 2015.

In June 2015, the IHS board authorized a repurchase up to $500 million of IHS’s common stock, which we refer to as the June 2015 program. IHS may repurchase shares in open market purchases or through privately negotiated transactions in compliance with the Exchange Act, subject to market conditions, applicable legal requirements, and other relevant factors. The June 2015 program does not obligate IHS to repurchase any set dollar amount or number of shares and is scheduled to expire on November 30, 2017, but may be suspended at any time at IHS’s discretion. The amount authorized under the June 2015 program is inclusive of share repurchases of IHS’s common stock surrendered by employees in an amount equal to the statutory tax liability associated with the vesting of their equity awards, for which IHS pays the statutory tax on behalf of the employee, as previously approved by the IHS board.

In the first quarter of IHS’s fiscal year, IHS repurchased a total of $104 million of shares which brings total repurchases of $215 million against its $500 million June 2015 program. IHS has suspended its open market share repurchase as it delivers from its two recent acquisitions, and the merger agreement prohibits share repurchases by IHS without Markit’s consent.

IHS Markit

In connection with the merger, IHS and Markit announced the intention of the combined company to initiate a $1 billion share repurchase program in each of 2017 and 2018, subject to approval of the combined company.

Listing of Markit common shares

It is a condition to the completion of the merger that the Markit common shares to be issued to IHS stockholders in connection with the merger be approved for listing on the [●], subject to official notice of issuance.

De-Listing and Deregistration of IHS Common Stock

When the merger is completed, the IHS common stock listed on the NYSE will cease to be quoted on the NYSE and will subsequently be deregistered under the Exchange Act. IHS expects to continue to comply with its duty to file reports under Section 13(a) or Section 15(d) of the Exchange Act, as applicable and to the extent required.

No Appraisal Rights

In accordance with Section 262 of the DGCL, no appraisal rights are available to holders of IHS common stock in connection with the merger.

Under the Bermuda Act, no appraisal rights are available to Markit common shareholders in connection with the merger.

Litigation Relating to the Transactions

The merger agreement requires each party to promptly advise the other party of any litigation brought by any shareholder or stockholder of that party, as applicable, against such party or any of its directors (in their capacity as such) relating to the merger agreement or any of the transactions contemplated thereby. Each party will give the other party the opportunity to participate in the defense or settlement of any such litigation by any stockholders or shareholders, and no such settlement will be agreed to without the other party’s prior written consent, which consent will not be unreasonably withheld or delayed. As of the date of this joint proxy statement/prospectus there has been no shareholder or stockholder litigation relating to the merger agreement or any of the transactions contemplated thereby filed against Markit or IHS to date.

Description of the Merger Agreement

The following summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Markit shareholders and IHS stockholders are urged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus, before making any voting decisions. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein.

In reviewing the merger agreement and this summary, please remember that they have been included to provide you with information regarding the terms of the merger agreement and are not intended to provide any other factual information about Markit, IHS, or any of their respective subsidiaries. The merger agreement contains representations and warranties and covenants by each of the parties to the merger agreement, which are summarized below. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	were not intended as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by certain confidential disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Moreover, information concerning the subject matter of the representations and warranties in the merger agreement and described below may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this joint proxy statement/prospectus. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 198.

Closing

The closing will occur at 10:00 a.m., New York Time, on the third business day after all closing conditions contained in the merger agreement have been fulfilled or waived (other than those conditions that by their terms are to be fulfilled at closing, but subject to fulfillment or waiver of such conditions), unless another time or date is agreed in writing by the parties thereto. We refer to the day on which the closing occurs in this document as the “closing date.” For a description of the conditions to the closing, see “—Description of the Merger Agreement—Conditions to Completion of the Merger” beginning on page 131.

Effective Time

Subject to the provisions of the merger agreement, as soon as practicable on the closing date, the parties will cause the merger to be consummated by (a) filing with the Secretary of State of the State of Delaware a certificate of merger, duly executed and completed in accordance with the relevant provisions of the DGCL and (b) filing any other filings required under the DGCL. The merger will become effective on such time on the closing date as shall be agreed by Markit and IHS and specified in the certificate of merger, such time being referred to as the “effective time”.

Merger Consideration

IHS Common Stock

Subject to the terms and conditions set forth in the merger agreement, at the effective time, each share of IHS common stock issued and outstanding immediately prior to the effective time (excluding any shares of IHS common stock that are held in treasury) will be converted into the right to receive 3.5566 Markit common shares, with cash in lieu of any fractional Markit common shares based on then prevailing prices on the stock exchange on which IHS Markit common shares are listed, which we refer to as the merger consideration.

IHS RSU Awards

Each IHS RSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time will, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into an IHS Markit restricted share unit award on the terms and conditions (including any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, with respect to a number of IHS Markit common shares, rounded up to the nearest whole share, determined by multiplying the number of shares of IHS common stock subject to such IHS RSU Award immediately prior to the effective time by the exchange ratio.

IHS PSU Awards

Each IHS PSU Award, whether vested or unvested, that is outstanding immediately prior to the effective time will, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into a IHS Markit restricted share unit award on the terms and conditions (including any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, with respect to a number of IHS Markit common shares, rounded up to the nearest whole share, determined by multiplying (x) the number of shares of IHS common stock subject to such IHS PSU Award outstanding immediately prior to the effective time or on the basis described further below by (y) the exchange ratio; provided that, each unvested IHS PSU Award outstanding immediately prior to the effective time (other than certain designated IHS PSU Awards) will be converted into time-based vesting IHS Market restricted share units vesting on the February 1 following the expiration of the applicable performance period under the IHS PSU Award. The number of shares of IHS common stock subject to each IHS PSU Award (other than with respect to certain designated IHS PSU Awards) for purposes of clause (x) above will be based on 142% of the applicable target level (for 2014-2016 cycle awards), 175% of the applicable target level (for 2015-2017 cycle awards), or 125% of the applicable target level (for 2016-2018 cycle awards).

IHS DSU Awards

Each IHS DSU Award, that is outstanding immediately prior to the effective time will, as of the effective time, automatically and without any action on the part of the holder thereof, be converted into an IHS Markit deferred stock unit on the terms and conditions under the applicable plan and award agreement in effect immediately prior to the effective time, with respect to a number of IHS Markit common shares, rounded up to the nearest whole share, determined by multiplying the number of shares of IHS common stock subject to such IHS DSU Award immediately prior to the effective time by the exchange ratio.

Merger Sub Common Stock

Subject to the terms and conditions set forth in the merger agreement, at the effective time, each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the effective time will be cancelled and, in exchange for the cancellation and the funding of the merger consideration by Markit, IHS, as the surviving corporation in the merger will issue an equivalent number of fully paid and non-assessable shares of common stock, par value $0.01 per share, all of which shares will be held by a subsidiary of Markit, and which will constitute the only outstanding shares of common stock of IHS, as the surviving corporation, immediately following the effective time.

Representations and Warranties

The merger agreement contains representations and warranties made by Markit to IHS and by IHS to Markit. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge.

The merger agreement provides that a “material adverse effect” means, on IHS or Markit, any fact, circumstance, effect, change, event or development, which we refer to as an effect, that materially adversely affects the business, properties, financial condition or results of operations of such party and its subsidiaries, taken as a whole. However, no effect resulting from or arising out of the following will be taken into account in determining whether there has been a material adverse effect:

•

any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect on such party, unless otherwise excluded in this definition of material adverse effect);

•	the execution and delivery of the merger agreement or the public announcement or pendency of the merger or any of the other transactions contemplated thereby, including any litigation resulting or arising therefrom or with respect thereto and including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, governmental entities and other persons (except with respect to certain corporate authority and non-contravention representations and warranties made by each of Markit and IHS);

•	any change, in and of itself, in the market price or trading volume of such party’s securities (provided that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be a material adverse effect on such party, unless otherwise excluded in this definition of material adverse effect);

•	any action expressly required by Section 6.3 of the merger agreement, which relates to the parties’ efforts to obtain required governmental consents and approvals (for additional details, see the section entitled “—Description of the Merger Agreement—Efforts to Complete the Merger” beginning on page 128); and

•	except if the following affects a party and its subsidiaries in a materially disproportionate manner as compared to other companies that participate in the businesses that such party and its subsidiaries operate, but in such event, only the incremental disproportionate impact of any such effect shall be taken into account in determining whether a material adverse effect has occurred:

•	general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

•	any change in applicable law, regulation, international financial reporting standards or generally accepted accounting principles, as applicable (or authoritative interpretation thereof);

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the original merger agreement; and

•	any hurricane, tornado, flood, earthquake or other natural disaster.

In the merger agreement, each party has made representations and warranties regarding, among other topics:

•	organization, corporate power, good standing and qualification to do business of the party and its subsidiaries;

•	authority to execute and deliver and perform its obligations under, and to consummate the transactions contemplated by, the merger agreement and the enforceability of the merger agreement against the party;

•	capital structure, including the number of shares of common stock, preferred stock, stock options and other stock-based awards outstanding and the ownership of the capital stock of each of its significant subsidiaries;

•	the absence of conflicts with, or violations of, organizational documents, applicable law and certain contracts as a result of entering into the merger agreement and consummating the merger and the other transactions contemplated thereby;

•	the consents and approvals required in connection with the transactions contemplated by the merger agreement;

•	SEC documents, financial statements, internal controls and accounting or auditing practices;

•	the absence of undisclosed liabilities and off-balance sheet arrangements;

•	accuracy of information supplied or to be supplied in this joint proxy statement/prospectus or the Form F-4 of which this joint proxy statement/prospectus forms a part;

•	the absence of a material adverse effect since November 30, 2015 (in the case of IHS) or December 31, 2015 (in the case of Markit);

•	the conduct of business in the ordinary course consistent with past practice from November 30, 2015 (in the case of IHS) or December 31, 2015 (in the case of Markit) through the date of the merger agreement;

•	compliance with applicable laws and permits;

•	absence of certain litigation and governmental orders;

•	employee benefit matters, including matters related to employee benefit plans, and compliance with the Employee Retirement Income Security Act of 1974, as amended;

•	certain compensation and benefits related to the execution of the merger agreement and the consummation of the transactions contemplated thereby;

•	labor and employment matters;

•	tax matters;

•	applicable stockholder vote in connection with the transactions contemplated by the merger agreement;

•	the inapplicability of state takeover statutes to the transactions contemplated by the merger agreement;

•	intellectual property matters;

•	certain contracts;

•	environmental matters;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended;

•	owned and leased real property;

•	receipt of opinions from the party’s financial advisor;

•	broker’s fees and expenses payable in connection with the merger; and

•	insurance.

In addition, Markit has made certain representations regarding the formation, organization, standing, corporate power and capitalization of, and certain other matters with respect to Merger Sub.

Conduct of Business

Each of Markit and IHS has undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time. In general, each of Markit and IHS has agreed to, and to cause their respective subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the effective time.

In addition to these agreements regarding conduct of business generally, each of Markit and IHS has agreed to various specific restrictions relating to the conduct of its business, including with respect to the following

(subject in each case to exceptions specified in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	declaring, setting aside or paying any dividends on, making any distributions in respect of, or entering into any agreement with respect to the voting of, any of its capital stock;

•	splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	purchasing, redeeming or otherwise acquiring any shares of its capital stock or the capital stock of any of its subsidiaries or any other of its or their securities or any rights, warrants or options to acquire such shares or other securities (other than certain acquisitions of shares from holders of awards under Markit or IHS equity plans, as applicable and, in the case of Markit, pursuant to the ASR);

•	issuing, delivering, selling, pledging or otherwise encumbering or subjecting to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (i) in connection with the settlement of equity compensation granted under Markit or IHS equity plans, as applicable, and outstanding as of the date of the merger agreement or (ii) granted after the date of the merger agreement and, in the case of Markit, pursuant to the ASR);

•	other than in the ordinary course of business consistent with past practice, amending, renewing, terminating or waiving any material provision of certain specified contracts except in connection with any amendments to, and normal renewals of, such contracts without materially adverse changes, additions or deletions of terms;

•	entering into any new agreement or contract or other binding obligation containing (i) any material restriction on the ability of it or its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the merger, (ii) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the effective time, would impose obligations on IHS, Markit or its affiliates, or (iii) any non-competition agreement or other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of it and its subsidiaries, taken as a whole, is or would be conducted;

•	(i) merging with or entering into a consolidation with or otherwise acquiring an interest of 50% or more of the outstanding equity interests in any person, or acquiring a substantial portion of the assets or business of any person (or any division or line of business thereof), (ii) authorizing, recommending, proposing or announcing an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (iii) otherwise acquiring (including, through leases, subleases and licenses of real property) any assets or (iv) entering into any new line of business, subject to certain exceptions, including in the case of (i) and (iii) transactions in the ordinary course of business consistent with past practice, transactions involving only direct or indirect wholly owned subsidiaries, or transactions with respect to which the aggregate consideration does not exceed $50,000,000;

•	(i) transferring, selling, leasing, subleasing, licensing, sublicensing, granting a non-assert with respect to or otherwise abandoning or disposing of any material assets or material properties of it or any of its subsidiaries or (ii) mortgaging or pledging any material assets or material properties of it or any of its subsidiaries, or subjecting any such assets or properties to any other lien not otherwise permitted by the merger agreement, subject to certain exceptions, including (x) for transactions in the ordinary course of business consistent with past practice, (y) for assets and properties associated with discontinued operations and (z) pursuant to one or more such transactions with respect to which the aggregate consideration does not exceed $50,000,000;

•

creating, incurring or assuming any indebtedness for borrowed money, or issuing any debt securities or any right to acquire debt securities, assuming, guaranteeing, endorsing or otherwise becoming liable or responsible for the indebtedness of another person, entering into any agreement to maintain any financial statement condition of another person or entering into any arrangement having the economic effect of any of the foregoing, subject to certain exceptions, including indebtedness incurred in the ordinary course of business and consistent with past practice under Markit’s and IHS’s respective current borrowing agreements and facilities, for inter-company indebtedness solely involving a direct or indirect wholly owned subsidiary, as required by existing contracts entered into in the ordinary course of business and incremental debt for borrowed money not to exceed $50,000,000 in aggregate principal amount outstanding at any time;

•	waiving, releasing, assigning, settling or compromising any pending or threatened action which is material to its and its subsidiaries’ business, taken as a whole;

•	making, changing or revoking any material tax election or changing (or making a request from any taxing authority to change) any material aspect of its method of accounting for tax purposes, in each case, that would not reasonably be expected to have an impact in excess of a $30,000,000 income statement expense;

•	taking any action which would reasonably be expected to result in IHS to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code;

•	settling or compromising tax claims or liabilities in an amount in excess of a $30,000,000 income statement expense;

•	except as required by any benefit plan in effect on the date of the merger agreement (or amended thereafter in accordance with the terms of the merger agreement) or as required by applicable law:

•	increasing the compensation or benefits payable or to be provided to any directors, officers, employees or consultants, other than (A) increases in base salaries and incentive compensation and (B) off-cycle promotional or market-based salary increases to employees (other than, in the case of Markit, the Chief Executive Officer and the next four most highly compensated executive officers and in the case of IHS, the named executive officers) in the ordinary course consistent with past practice;

•	granting or increasing to any directors, officers, employees or consultants any severance, termination, change in control or retention pay, other than severance payments made in connection with the termination of employees, in the case of Markit, with the title of managing director or above and, in the case of IHS, the title of senior vice president or above, occurring in the ordinary course of business consistent with past practice; except that, among other things, (A) Markit may establish a $12.5 million retention pool for retention payments and provide for enhanced severance payments to employees terminated as a result of the Merger, (B) each of Markit and IHS may pay ordinary course fiscal year-end annual bonuses which are expected to be paid in or around February 2017, consistent with past practices, and (C) IHS may grant retention or transition bonuses in connection with the transactions, not to exceed $25 million in the aggregate, pursuant to the terms of the Retention Bonus Plan approved by the IHS Human Resources Committee;

•	granting any equity or equity-based awards other than the granting of equity awards pursuant to the equity plans in the ordinary course of business consistent with past practice for newly-hired employees, except that Markit and IHS may grant equity awards up to a maximum of, in the case of Markit, 500,000 Markit common shares (after taking into account any grants to newly hired employees) and, in the case of IHS, 495,000 of IHS common stock;

•	paying or awarding, or committing to pay or award, any cash bonuses or cash incentive compensation, other than the payment of accrued and unpaid cash bonuses or other cash incentive compensation;

•	entering into any employment, severance, retention or change in control agreement with any directors, officers, employees or consultants, other than offer letters that do not otherwise provide for severance, retention or change in control payments or benefits, and severance or separation agreements entered into in connection with permitted severance payments;

•	establishing, adopting, entering into, amending or terminating any collective bargaining agreement or benefit plan; or

•	taking any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any directors, officers, employees or consultants;

•	changing any of its material financial accounting policies or procedures currently in effect, except as required by generally accepted accounting principles, Regulation S-X of the Exchange Act, or a governmental entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), or as required by applicable law;

•	making or authorizing any payment of, commitment for, or accrual of aggregate capital expenditures for any 12-month period that are greater than 110% of the capital expenditure budget disclosed to the other party;

•	writing up, writing down or writing off the book value of any of its assets, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be consistent with its financial accounting policies and procedures and generally accepted accounting principles;

•	amending its organizational documents or the organizational documents of Merger Sub; or

•	authorizing, or committing or agreeing to take, any of the foregoing actions.

No Solicitation of Alternative Proposals

Markit and IHS have each agreed not to, and not to authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and to use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its controlled affiliates not to, directly or indirectly:

•	solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would involve (1) any transaction or series of transactions pursuant to which a third party acquires or would acquire, directly or indirectly, beneficial ownership of more than 20% of the outstanding shares of common stock of such party or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of such party, whether from such party or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, consolidation, share exchange or similar transaction pursuant to which any third party acquires or would acquire, directly or indirectly, assets or businesses of such party or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of such party and its subsidiaries taken as a whole, (3) any transaction pursuant to which any third party acquires or would acquire, directly or indirectly, control of assets of such party or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of such party and its subsidiaries taken as a whole, or (4) any disposition of assets to a third party representing 20% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole, such a transaction being referred to in this document as an alternative transaction; or

•	participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction, except to notify such person or group of persons as to the existence of the provisions of the merger agreement summarized in this section.

Notwithstanding these restrictions, the merger agreement provides that, if at any time prior to obtaining approval of its stockholders, Markit or IHS receives a proposal that its board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to result in a “superior proposal” (as defined below) and which did not result from a material breach of the non-solicitation obligations set forth in the merger agreement, then Markit or IHS, as applicable, may (i) furnish information with respect to itself and its subsidiaries to the person (or group of persons) making such proposal and its representatives and financing sources pursuant to a customary confidentiality agreement containing terms as to confidentiality generally no less restrictive than the terms of the confidentiality agreement entered into between Markit and IHS (provided that (x) such information must have been previously provided to the other party or must be provided to the other party prior to or substantially concurrently with the time it is provided to such person and (y) such confidentiality agreement need not contain any “standstill” term) and (ii) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal and its representatives and financing sources.

The merger agreement also requires each party to (i) notify the other party promptly, and in any event within 24 hours of receipt, of any request for information or of any proposal relating to an alternative transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal; (ii) keep the other party reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis; and (iii) provide the other party, as soon as reasonably practicable, copies of all correspondence and other written materials exchanged with the person making the proposal that describes in any material respect any of the material terms or conditions of any such request or proposal.

For purposes of the merger agreement, “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an alternative transaction (with all references to 20% in the definition of “alternative transaction” above being treated as references to 50%) that (i) did not result from a material breach of the applicable non-solicitation obligations set forth in the merger agreement, (ii) is on terms that the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the party’s stockholders than the transactions contemplated by the merger agreement, taking into account all relevant factors (including any changes to the merger agreement that may be proposed by the other party to this merger agreement in response to such proposal and the identity of the person making such alternative proposal) and (iii) is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Changes in Board Recommendations

Markit and IHS have agreed under the merger agreement to, through their respective boards of directors, recommend to their shareholders and stockholders, respectively, in the case of IHS, the IHS merger proposal, and in the case of Markit, the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal, and in the case of both Markit and IHS, to include such recommendations in this joint proxy statement/prospectus.

The merger agreement provides that, subject to the exceptions described below, neither the Markit board nor the IHS board will (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in any manner adverse to the other party, its approval or recommendation of the IHS merger proposal, in the case of IHS and the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal, in the case of Markit, (ii) approve or recommend, or propose publicly to approve or recommend, any alternative transaction (we refer to any action in clause (i) or this clause (ii) as a “board recommendation change”), provided that nothing shall restrict or otherwise limit Markit or IHS from making accurate disclosure to its shareholders or stockholders, as applicable, of factual information regarding the business, financial condition or results of operations of such party or, so long as such party provides the other party with advance notice and a copy of the proposed disclosure, the fact that a proposal the consummation of which would constitute an alternative transaction has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed a board recommendation change) so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the recommendation made by such party’s board or (iii) enter into, or cause any of its controlled affiliates to enter into, any letter of intent, agreement in principle, acquisition agreement or other agreement related to any alternative transaction, or requiring, or reasonably likely to cause, it to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the merger or any of the other transactions contemplated by the merger agreement (other than a confidentiality agreement otherwise permitted by the merger agreement).

Notwithstanding the foregoing restrictions, at any time prior to obtaining the relevant stockholder or shareholder approval, as applicable, the Markit board or the IHS board, as applicable, may, if it determines in good faith, after it has received a superior proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, effect a board recommendation change. However, such board of directors may not take any such action unless it has given the other party at least four business days’ written notice specifying the material terms and conditions of such proposal, identifying the person making such proposal and stating that it intends to take such action, or in the event of a subsequent modification to the material terms and conditions of such superior proposal, after the later of (x) the fourth business day following the other party’s receipt of the initial written notice of the superior proposal and (y) at least two business days’ written notice advising such other party of the modification to such terms and conditions; provided that during such four or two business day notice period, as applicable, such party engages (to the extent requested by the other party) in good faith negotiations with the other party to amend the merger agreement in such a manner that the proposal to enter into an alternative transaction no longer constitutes a superior proposal.

Efforts to Obtain Required Stockholder Vote

Markit has agreed to hold a special meeting of the Markit shareholders as promptly as practicable after this Registration Statement on Form F-4 is declared effective for the purpose of obtaining the Markit required shareholder approvals, provided that Markit will postpone or adjourn such special meeting up to two times for up to thirty days each time upon the request of IHS if necessary to solicit additional proxies to obtain the Markit required shareholder approvals. Subject to the ability of the Markit board to effect a board recommendation change, Markit is required to, through the Markit board, recommend to the Markit shareholders the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal. The Markit board has approved the merger agreement and the merger, the Markit share issuance, the Markit amended bye-laws and the Markit name change by a unanimous vote of its directors and adopted resolutions directing that the Markit share issuance, the Markit amended bye-laws and the Markit name change be submitted to the Markit shareholders for their consideration.

IHS has agreed to hold a special meeting of the IHS stockholders as promptly as practicable after this Registration Statement on Form F-4 is declared effective for the purpose of obtaining IHS required stockholder approval of the IHS merger proposal, provided that IHS will postpone or adjourn such special meeting up to two times for up to thirty days each time upon the request of Markit if necessary to solicit additional proxies for the purpose of obtaining the IHS required stockholder approval. Subject to the ability of the IHS board to effect a board recommendation change, IHS is required to, through the IHS board, recommend to the IHS stockholders the IHS merger proposal. The IHS board has approved the merger agreement and the merger by a unanimous vote of its directors and adopted resolutions directing that the IHS merger proposal be submitted to the IHS stockholders for their consideration.

Both Markit and IHS are required to use their reasonable best efforts to hold the Markit special meeting and the IHS special meeting on the same date.

Efforts to Complete the Merger

Subject to the terms and conditions of the merger agreement, Markit and IHS have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date of the merger agreement, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts in the:

•	obtaining of all necessary actions or non-actions, waivers, consents and approvals from governmental entities, including any required action or non-action under antitrust laws prior to the effective time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any required consents from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties;

•	contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed;

•	execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement;

•	refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the merger; and

•	unless there has been a change in recommendation of the IHS or Markit board in compliance with the merger agreement, obtaining the IHS required stockholder approval or Markit required shareholder approvals, as applicable.

For purposes of the foregoing, “reasonable best efforts” includes proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, or disposition of such assets or businesses of either party or its subsidiaries or affiliates and (ii) restrictions, or actions that after the effective time would limit IHS, Markit’s or its other subsidiaries’ or affiliates’ freedom of action or operations with respect to, or its ability to, retain one or more of its or its subsidiaries’ businesses, product lines or assets, in each case (A) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement; (B) conditioned upon the consummation of the merger and (C) unless such sale, divestiture, disposition, restriction or action would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition or results of operations Markit and its subsidiaries, taken as a whole, or IHS and its subsidiaries, taken as a whole.

Indemnification, Exculpation and Insurance

The merger agreement requires Markit to cause IHS, as the surviving corporation, to indemnify and hold harmless each individual who is as of the date of the merger agreement or becomes prior to the effective time, a director or officer of IHS and any of its subsidiaries, and each person who was serving as a director or officer of another person at the request of IHS and any of its subsidiaries, each referred to as an indemnified party, to the same extent as such indemnified parties were indemnified as of the date of the merger agreement pursuant to the organizational documents IHS or any of its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement.

The merger agreement also requires Markit to cause IHS, as the surviving corporation, to maintain for six years following the effective time either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by IHS and any of its subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, except that in no event will the annual cost to IHS for maintaining such policies exceed 300% of the annual premium paid by IHS, referred to as the maximum amounts. IHS may obtain a six-year “tail” policy under its existing directors and officers insurance policy in lieu of the foregoing, in each case for a cost not to exceed the applicable maximum amount.

Employee Benefits Matters

The merger agreement requires that, from and after the effective time, Markit will honor, or cause one of its subsidiaries (including IHS), to honor, all contractual obligations under IHS’s and Markit’s benefit plans, and Markit and IHS have agreed that, after the effective time and subject to applicable law and the employee benefit plans of Markit and its subsidiaries (including IHS):

•	Each continuing employee will be credited with his or her years of service with IHS, Markit or any of their respective subsidiaries, before the effective time, to the same extent as such continuing employee was entitled, before the effective time, to credit for such service under any similar IHS benefit plans or Markit benefit plans, as applicable, except to the extent such credit would result in a duplication of benefits and except for benefit accruals under any defined benefit pension plan.

•	Each continuing employee will be immediately eligible to participate, without any waiting time, in any and all new plans which are welfare benefit plans to the extent coverage under such new plan replaces coverage under a comparable IHS benefit plan or Markit benefit plan, as applicable, in which such employees participated immediately before the effective time.

•	Markit or IHS, as applicable, will use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any continuing employee, to be waived for such continuing employee and his or her covered dependents.

•	Markit or IHS, as applicable, will cause any eligible expenses incurred by such continuing employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such continuing employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Markit and IHS in connection with the implementation of certain indebtedness arrangements of either party, including certain pre-merger financing transactions;

•	cooperation between Markit and IHS in the preparation of this joint proxy statement/prospectus;

•	cooperation in good faith to prepare and agree on a mutually acceptable transaction step plan;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time;

•	cooperation between Markit and IHS in connection with public announcements;

•	the use of each party’s reasonable best efforts to cause the Markit common shares to be issued in the merger to be approved for listing on the [●], subject to official notice of issuance;

•	the use of each party’s cooperation to take, or cause to be taken, all actions necessary to delist IHS’s common stock from the NYSE and terminate its registration under the Exchange Act;

•	taking actions to consummate the merger and eliminate or minimize the effects of any antitakeover or similar statute or regulation that is or becomes applicable to the transactions contemplated by the merger agreement;

•	cooperation between Markit and IHS in the preparation, execution and filing of all tax returns, questionnaires, applications or other documents related to certain taxes which become payable in connection with the transactions contemplated by the merger agreement that are required or permitted to be filed on or before the effective time;

•	cooperation between Markit and IHS in connection with the exemption under Rule 16b-3 promulgated under the Exchange Act of the transactions under the merger agreement and any other dispositions of Markit and IHS equity securities by directors or officers of Markit or IHS;

•	keeping the other party reasonably informed regarding stockholder litigation commenced after the date of the merger agreement and giving such other party the opportunity to participate in the defense or settlement of such litigation (provided that no such settlement shall be agreed without the other party’s prior consent);

•	Markit taking all actions necessary to cause Merger Sub, and IHS, as the surviving corporation, to perform their respective obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement, including the merger; and

•	IHS using its reasonable best efforts to cause to be delivered to Markit, at or prior to the effective time, resignations executed by each director of IHS in office immediately prior to the effective time;

•	certain tax matters.

Conditions to Completion of the Merger

The obligations of each of Markit and IHS to effect the merger is subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable law) of the following conditions:

•	the approval by Markit shareholders of the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal;

•	the approval by IHS stockholders of the IHS merger proposal;

•	the termination or expiration of any applicable waiting period under the HSR Act (termination of such waiting period was granted on April 20, 2016);

•	approval from the BKartA;

•	the absence of any judgment, order, law or other legal restraint by a court or other governmental entity in certain jurisdictions as mutually agreed by Markit and IHS, that prevents the consummation of the merger;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the approval for listing by the [●], subject to official notice of issuance, of the Markit common shares issuable to the holders of IHS common stock in connection with the merger;

•	the representation and warranty of the other party relating to the absence of a material adverse effect since November 30, 2015 (in the case of IHS) or December 31, 2015 (in the case of Markit) being true and correct as of the closing date;

•	certain representations and warranties of the other party relating to capital structure being true and correct as of the closing date except for exceptions that are de minimis in the aggregate;

•	certain representations and warranties of the other party relating to organization, standing, corporate power, authority, capital structure and inapplicability of state antitakeover statutes being true and correct in all material respects as of the closing date (except to the extent such representations and warranties expressly relate to a specific date or as of the date of the merger agreement, in which case such representations and warranties must be true and correct in all material respects as of such date);

•	each other representation and warranty of the other party (without giving effect to any limitation as to materiality, material adverse effect or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated by the merger agreement) being true and correct as of the closing date (except to the extent such representations and warranties relate to a specific date or as of the date of the original merger agreement, in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on such party;

•	the other party having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

•	the receipt of an officer’s certificate executed by an executive officer of the other party certifying that the conditions in the four preceding bullet points have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of requisite stockholder approval, under the following circumstances:

•	by mutual written consent of Markit and IHS; or

•	by either Markit or IHS:

•	if the merger is not consummated by November 30, 2016, which we refer to as the outside date (except that if the closing shall not have occurred by such date and all conditions have been satisfied or waived (other than the antitrust conditions and those that by their terms are to be fulfilled at closing) then either Markit or IHS may elect to extend such date to February 28, 2017); provided that this right to terminate the merger agreement will not be available to a party whose failure to perform any of its material obligations under the merger agreement has been the primary cause of, or primarily resulted in, the failure of the merger to be consummated by such time;

•	if the approval of the IHS merger proposal will not have been obtained by reason of the failure to obtain the required vote at a duly convened IHS stockholders meeting (including any adjournment or postponement thereof);

•	if the approval of the Markit required shareholder proposals will not have been obtained by reason of the failure to obtain the required vote at a duly convened Markit shareholders meeting (including any adjournment or postponement thereof);

•	if any legal restraint is in effect in certain jurisdictions as mutually agreed by Markit and IHS, preventing the consummation of the merger or imposing a regulatory material adverse effect, and such restraint has become final and nonappealable, or if any governmental entity that must grant regulatory approval of the merger pursuant to the terms of the merger agreement has denied approval of the merger or has approved the merger conditional upon the imposition of a regulatory material adverse effect and such denial or conditional approval has become final and nonappealable; provided that the party seeking to terminate the merger agreement pursuant to this provision must have used reasonable best efforts to prevent the entry of and to remove such legal restraint or to obtain such regulatory approval or remove such condition, as the case may be; or

•	if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition to consummate the merger and (ii) is not cured within 30 days after receiving written notice; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

In addition, the merger agreement may be terminated by Markit or IHS, at any time prior to the other party’s special meeting, if a “triggering event” shall have occurred. For purposes of the termination provisions of the merger agreement, a “triggering event” shall be deemed to have occurred for either party if (i) the board of the other party shall have effected a board recommendation change, as described in the section entitled “—Description of the Merger Agreement—Changes in Board Recommendations” beginning on page 127, (ii) the other party shall have failed to include in this joint proxy statement the recommendation of its board, (iii) the board of the other party fails to reaffirm unanimously and publicly its recommendation of the IHS required stockholder approval or the Markit required shareholder approvals, as applicable, within five business days after requested by the first party, (iv) a tender or exchange offer relating to the other party’s shares of common stock or common shares, as applicable, shall have been commenced and such party shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer (or, if earlier, prior to its shareholder or stockholder meeting, as applicable), a statement rejecting such tender or exchange offer and reaffirming its recommendation of the IHS required stockholder approval or the Markit required shareholder approvals, as applicable, (v) an alternative transaction with respect to the other party is publicly announced and the other party fails to issue a press release that reaffirms unanimously its recommendation of the IHS required stockholder approval or the Markit required shareholder approvals, as applicable, within five business days after the other party requests in writing that such recommendation be affirmed publicly, or (vi) the other party or its representatives shall have breached the non-solicitation provisions of the merger agreement in any material respect.

If the merger agreement is terminated, the agreement will become void, without liability or obligation on the part of any of the parties, except in the case of willful breach of the merger agreement. The provisions of the merger agreement relating to fees and expenses, effects of termination, confidentiality, governing law, jurisdiction and specific performance, as well as the confidentiality agreement entered into between Markit and IHS and certain other provisions of the merger agreement will continue in effect notwithstanding termination of the merger agreement.

Expenses and Termination Fees

Generally, each party is required to pay all fees and expenses incurred by it in connection with the merger and the other transactions and agreements contemplated by the merger agreement, except that each of Markit and IHS will bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by Markit and IHS in connection with (i) the filing, printing and mailing of this Form F-4 and this joint proxy statement (including SEC filing fees), (ii) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees) and (iii) certain pre-merger financing transactions. However, upon a termination of the merger agreement, a party will become obligated to pay to the other party, a termination fee, in the following circumstances:

IHS will be obligated to pay a termination fee of $272,000,000 to Markit if:

•	the merger agreement is terminated by Markit upon the occurrence of a triggering event (as defined in the section entitled “—Description of the Merger Agreement—Termination of the Merger Agreement” beginning on page 132) at any time prior to the IHS stockholders meeting;

•	all of the following circumstances occur:

•	the merger agreement is terminated:

(i)	by Markit or IHS for the IHS stockholders having failed to approve the IHS merger proposal or (ii) by Markit for IHS having breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of the applicable condition to consummate the merger and (B) is not cured within 30 days after receiving written notice; provided that Markit is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and at or prior to (x) the IHS stockholders meeting in the case of the preceding clause (i) or (y) the time of such breach by IHS in the case of the preceding clause (ii), there shall have been publicly made directly to the IHS stockholders generally or shall otherwise have become known or any person shall have publicly announced an intention to make an offer or proposal for a transaction that would constitute an alternative transaction (except that all references in the definition of alternative transaction to “20%” shall be deemed replaced with “50%”), which we refer to as an IHS qualifying transaction, which shall not have been withdrawn on or prior to (a) the IHS stockholders meeting, in the case of the preceding clause (i) or (b) the time of such breach in the case of the preceding clause (ii); or

by Markit or IHS for the merger not having been consummated by the outside date (as it may be extended) if the Markit required shareholder approvals have been obtained at the Markit special meeting prior to such date and at or prior to the time of such termination there shall have been made to IHS, or shall have been made directly to the IHS stockholders generally or shall otherwise have become publicly known or any person shall have publicly announced an intention to make an offer or proposal for a transaction that would constitute an IHS qualifying transaction; and

•	within 12 months of such termination:

IHS or its subsidiaries enter into a definitive agreement with respect to an IHS qualifying transaction; or

any IHS qualifying transaction is consummated.

Markit will be obligated to pay a termination fee of $195,000,000 to IHS if:

•	the merger agreement is terminated by IHS upon the occurrence of a triggering event at any time prior to the Markit shareholders meeting;

•	all of the following circumstances occur:

•	the merger agreement is terminated:

(i)

by Markit or IHS for the Markit shareholders having failed to approve the Markit required shareholder approvals or (ii) by IHS for Markit having breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform (A) would give rise to the failure of the applicable condition to consummate the merger and (B) is not cured within 30 days after receiving written notice; provided that IHS is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and at or prior to (x) the Markit shareholders meeting in the case of the preceding clause (i) or (y) the time of such breach by Markit in the case of the preceding clause (ii), there shall have been publicly made directly to the Markit shareholders generally or shall otherwise have become known or any person shall have publicly announced an intention to make an offer or proposal for a transaction that would constitute an alternative transaction (except that all references in the definition of alternative transaction to “20%” shall be deemed replaced with “50%”), which we refer to as a Markit qualifying transaction, which shall not have been withdrawn on or prior to (a) the Markit shareholders meeting, in the case of the preceding clause (i) or (b) time of such breach in the case of the preceding clause (ii); or

by Markit or IHS for the merger not having been consummated by the outside date (as it may be extended) if the IHS required stockholder approval has been obtained at the IHS special meeting prior to such date and at or prior to the time of such termination there shall have been made to Markit, or shall have been made directly to the Markit shareholders generally or shall otherwise have become publicly known or any person shall have publicly announced an intention to make an offer or proposal for a transaction that would constitute a Markit qualifying transaction; and

•	within 12 months of such termination:

Markit or its subsidiaries enter into a definitive agreement with respect to a Markit qualifying transaction; or

any Markit qualifying transaction is consummated.

The merger agreement also provides that in the event that any termination fee is paid in accordance with the foregoing, such payment shall be the sole and exclusive remedy of such party and its representatives and affiliates (other than in the case of a willful breach of the merger agreement by the other party).

In addition, if either IHS or Markit terminates the merger agreement in the event the IHS required stockholder approval or the Markit required shareholder approvals are not obtained, IHS (in the case the IHS required stockholder approval is not obtained) or Markit (in the case the Markit required shareholder approvals are not obtained) is required to pay the other party’s expenses in an amount equal to $30,000,000. The expense reimbursement is credited against any termination fee payable as described above.

Amendments, Extensions and Waivers

Amendment. Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after receipt of the requisite stockholder approvals; provided that (i) after such stockholder approvals have been received, there may not be, without further approval of the Markit shareholders or IHS stockholders, as applicable, any amendment that changes the amount or the form of the consideration to be delivered to Markit shareholders or IHS stockholders or that by law otherwise expressly requires the further approval of the Markit shareholders or IHS stockholders, as the case may be, and (ii) except as provided in clause (i), no amendment of the merger agreement may be submitted to be approved by the Markit shareholders or IHS stockholders.

Extension; Waiver. At any time prior to the effective time, a party may, in writing, (i) extend the time for performance of any obligation or act of the other party, (ii) waive any inaccuracy in a representation or warranty of the other party, (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement or (iv) waive the satisfaction of any of the conditions contained in the merger agreement.

No Third Party Beneficiaries

The merger agreement is not intended to confer any rights or remedies upon any person other than the parties and, as described in the section entitled “—Description of the Merger Agreement—Indemnification, Exculpation and Insurance” beginning on page 129, the indemnified parties.

Specific Performance

The parties have agreed in the merger agreement that irreparable damage would occur and that monetary damages, even if available, would not be an adequate remedy in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. The parties have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach.

MARKIT AMENDED BYE-LAWS

The following summarizes material provisions of the Markit amended bye-laws. This summary does not purport to be complete and may not contain all of the information about the Markit amended bye-laws that is important to you. In particular, this summary only describes provisions of the Markit amended bye-laws that are not included in the current Markit bye-laws and does not describe any other provisions of the Markit amended bye-laws. For a comparison of the rights of Markit shareholders (including under the current Markit bye-laws), IHS stockholders and IHS Markit shareholders (including under the Markit amended bye-laws), please see the section entitled “Comparison of Rights of Markit Shareholders and IHS Stockholders” beginning on page 168. From and after the effective time, the rights and obligations of shareholders of IHS Markit will be governed by the express provisions of the Markit amended bye-laws and not by this summary or any other information contained in this joint proxy statement/prospectus. Markit shareholders and IHS stockholders are urged to read the Markit amended bye-laws carefully and in their entirety, as well as this joint proxy statement/prospectus, before making any voting decisions. This summary is qualified in its entirety by reference to the Markit amended bye-laws, the form of which is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein.

Pursuant to the terms of the merger agreement, Markit and IHS have agreed to certain governance related matters. Additional governance related matters agreed to by Markit and IHS are set forth in the proposed Markit amended bye-laws, the approval of which by Markit shareholders is a condition to the closing. The merger agreement provides that as of the effective time the IHS Markit board will initially consist of eleven directors, six of whom will be designated by IHS (each, which we refer to as an “IHS designee”), and five of whom will be designated by Markit (each, which we refer to as a “Markit designee”), with each class of directors to be made up, as near as possible, of an equal number of IHS designees and Markit designees. Additionally, the merger agreement provides that if, as of the effective time, Jerre Stead, the current Chief Executive Officer of IHS, is unwilling or unable to serve as a director, and at the change date described below, the Markit amended bye-laws provide that, the number of directors of the combined company will be reduced to ten, consisting of five IHS designees and five Markit designees. The Markit amended bye-laws provide that, prior to the change date, unless otherwise determined by an affirmative vote of not less than 75% of the IHS Markit board then in office (which we refer to as “supermajority approval”), the IHS Markit board will consist of eleven directors.

The merger agreement provides that, as of the effective time, (i) Mr. Stead will serve as Chairman and Chief Executive Officer of the combined company and (ii) Lance Uggla, the current Chief Executive Officer of Markit, will serve as President of the combined company. The merger agreement further provides that if, as of the effective time, Mr. Stead is unwilling or unable to serve as Chairman and Chief Executive Officer of the combined company, Mr. Uggla will serve as Chairman and Chief Executive Officer.

The Markit amended bye-laws provide that, effective as of the first date on which Mr. Stead is not the Chairman, a director and the Chief Executive Officer of the combined company (such date not being later than December 31, 2017, and which we refer to as the “change date”), Mr. Stead will cease to be Chairman, a director and Chief Executive Officer of the combined company and Mr. Uggla will be appointed Chairman and Chief Executive Officer of the combined company, in each case unless otherwise decided (excluding the vote of Mr. Uggla in the case of his appointment) by supermajority approval. The Markit amended bye-laws also provide that, prior to the change date, the appointment of Mr. Stead as Chairman and Chief Executive Officer will not be revoked (nor will a successor Chairman or chief executive officer be appointed) and the appointment of Mr. Uggla as President of the combined company will not be revoked (nor will a successor chief executive officer by appointed), in each case unless otherwise determined by supermajority approval (excluding the vote of Mr. Stead in the case of his appointments and the vote of Mr. Uggla in the case of his appointment). Other than as contemplated by the supermajority voting provisions, neither Mr. Stead nor Mr. Uggla will be required to recuse himself from voting on any matter contemplated by the Markit amended bye-laws.

The Markit amended bye-laws provide that, prior to the change date, if any IHS designee or Markit designee can no longer serve as a director of the combined company due to death, disability, disqualification or resignation, the remaining IHS designees (if the departing director is an IHS designee) or Markit designees (if the departing director is a Markit designee), will appoint his or her successor, in each case, acting by the affirmative vote of a majority of such remaining IHS designees or Markit designees, as applicable. The Markit amended bye-laws also provide that, prior to the change date, for any director election to occur by resolution of the IHS Markit shareholders, any person proposed or nominated by the IHS Markit board to replace an IHS designee will require the approval of the remaining IHS designees and any person proposed or nominated by the IHS Markit board to replace a Markit designee will require the approval of the remaining Markit designees, in each case, acting by the affirmative vote of such remaining IHS designees or remaining Markit designees, as applicable.

Additionally, Markit and IHS have agreed in the merger agreement to cooperate to cause, effective as of the effective time (and at all times prior to the change date, unless otherwise determined by supermajority approval, the Markit amended bye-laws require), each committee of the IHS Markit board to be comprised of an equal number of directors selected by each of Markit and IHS.

The Markit amended bye-laws also provide that the IHS Markit board will have a lead director, which we refer to as the lead director, who will serve as chairman of board meetings in the absence of the chairman, will serve as the liaison between the non-management directors and the management directors, will participate in the development of, and approve, the agenda for each board meeting and will preside over an in camera session of the non-management directors to be held at each board meeting and that, prior to the change date, unless otherwise determined by supermajority approval, the lead director will be a Markit designee.

In addition, the Markit amended bye-laws provide that, unless otherwise determined by supermajority approval prior to the change date or by the IHS Markit board from and after the change date, the headquarters of the combined company, including its principal executive offices, will be located in London, England.

The Markit amended bye-laws also provide that no provisions of the Markit amended bye-laws described above may be rescinded, altered or amended prior to the change date, and no new bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such bye-laws, until the same has been approved by supermajority approval (excluding Mr. Uggla or Mr. Stead, as applicable, with respect to the rescission, alteration or amendment of any bye-law that contain a supermajority approval provision that excludes Mr. Uggla or Mr. Stead, as applicable) and by a resolution of IHS Markit shareholders including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue.

MARKIT NAME CHANGE

As of the effective time, Markit will file for registration to change the name of Markit from “Markit Ltd.” to “IHS Markit Ltd.”, which we refer to as the Markit name change.

Approval of the Markit name change requires the affirmative vote of majority of the votes cast, either in person or by proxy, at the Markit special meeting. It is a condition to the completion of the merger, that the Markit shareholders approve the Markit name change. In addition, the implementation of the Markit name change is conditioned on the consummation of the merger.

MARKIT FOREIGN PRIVATE ISSUER STATUS AND FISCAL YEAR END

Markit currently qualifies as a foreign private issuer, or FPI, under the rules of the SEC. As a result, Markit qualifies for certain accommodations under the U.S. securities laws, including (i) being able to report its financial results in accordance with IFRS as adopted by the IASB, (ii) being subject to reduced disclosure requirements with respect to quarterly reporting and executive compensation, (iii) not being subject to the proxy rules under the Exchange Act, Section 16 under the Exchange Act or Regulation FD, and (iv) being able to follow certain home country rules in lieu of domestic company requirements under NASDAQ rules. Following completion of the transaction, IHS Markit will retain FPI status until at least the end of fiscal 2017. However, even while IHS Markit continues to qualify as an FPI, it will report its financial results in accordance with U.S. GAAP and it intends to elect to file its annual and interim reports on Forms 10-K, 10-Q and 8-K. Markit and IHS have not yet determined whether IHS Markit will avail itself of the other accommodations available to FPIs or whether IHS Markit will voluntarily comply with some or all of the requirements that would be applicable to domestic companies.

In addition, Markit currently operates on a December 31 fiscal year end, while IHS operates on a November 30 fiscal year end. Following completion of the transaction, IHS Markit will operate on a November 30 fiscal year end.

MARKIT PROPOSAL 1: MARKIT SHARE ISSUANCE

At the effective time, Merger Sub will be merged with and into IHS, with IHS surviving the merger as an indirect and wholly owned subsidiary of Markit. Subject to the terms and conditions set forth in the merger agreement, IHS stockholders will have the right to receive, with respect to each share of IHS common stock they hold at the effective time, 3.5566 Markit common shares, with cash paid in lieu of fractional Markit common shares based on then prevailing market prices.

The merger agreement provides that the merger consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, share consolidation, share subdivision, share bonus issue or stock dividend (including any dividend or distribution of securities convertible into the IHS common stock or Markit common shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of IHS common stock or Markit common shares issued and outstanding after the date hereof and prior to the effective time. However, the merger agreement does not contain any provision that would adjust the exchange ratio based on fluctuations in the market value of either company’s common stock. Because of this, the implied value of consideration to the IHS stockholders may fluctuate between now and the completion of the merger. The value of the consideration to IHS stockholders will depend on the market value of Markit common shares at the time the merger is completed.

Markit has filed with the SEC a registration statement on Form F-4 to register with the SEC the Markit common shares to be issued to IHS stockholders in the merger, of which this joint proxy statement/prospectus forms part.

Approval of the Markit share issuance requires the affirmative vote of majority of the votes cast, either in person or by proxy, at the Markit special meeting. It is a condition to the completion of the merger, that the Markit shareholders approve the Markit share issuance.

IF YOU ARE A MARKIT SHAREHOLDER, THE MARKIT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” MARKIT PROPOSAL 1.

MARKIT PROPOSAL 2: MARKIT AMENDED BYE-LAWS

As of the effective time, Markit will amend and restate its bye-laws.

Approval of this proposal requires the affirmative vote at the Markit special meeting of not less than 66 2/3% of the votes attaching to all shares in issue as of the Markit record date. It is a condition to the completion of the merger, that the Markit shareholders approve the Markit amended bye-laws. In addition, the implementation of the Markit amended bye-laws is conditioned on the consummation of the merger.

IF YOU ARE A MARKIT SHAREHOLDER, THE MARKIT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” MARKIT PROPOSAL 2.

MARKIT PROPOSAL 3: MARKIT NAME CHANGE

As of the effective time, Markit will file for registration to change the name of Markit from “Markit Ltd.” to “IHS Markit Ltd.”, which we refer to as the Markit name change.

Approval of the Markit name change requires the affirmative vote of majority of the votes cast, either in person or by proxy, at the Markit special meeting. It is a condition to the completion of the merger, that the Markit shareholders approve the Markit name change. In addition, the implementation of the Markit name change is conditioned on the consummation of the merger.

IF YOU ARE A MARKIT SHAREHOLDER, THE MARKIT BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” MARKIT PROPOSAL 3.

MARKIT PROPOSAL 4: POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

The Markit special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal. The Markit board does not intend to propose adjournment of the special general meeting if there are sufficient votes to approve the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal.

Markit is asking you to authorize the holder of any proxy solicited by the Markit board to vote in favor of any adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Markit share issuance proposal, the Markit amended bye-laws proposal and the Markit name change proposal.

Approval of the Markit adjournment proposal requires the affirmative vote of a majority of the voting rights held by those shareholders present at the Markit special meeting, in person or by proxy.

IF YOU ARE A MARKIT SHAREHOLDER, THE MARKIT BOARD

UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” MARKIT PROPOSAL 4.

IHS PROPOSAL 1: THE IHS MERGER PROPOSAL

Pursuant to the merger agreement, at the effective time, Merger Sub, a wholly owned, indirect subsidiary of Markit, will merge with and into IHS, with IHS continuing as the surviving corporation. As a result, IHS will be a wholly owned, indirect subsidiary of Markit and the IHS common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Holders of shares of IHS common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of shares of IHS common stock are directed to the merger agreement, a copy of which is attached as Annex A to this document.

Completion of the merger is conditioned on approval of the IHS merger proposal.

Vote Required and IHS Board Recommendation

The affirmative vote of a majority of the outstanding shares of IHS common stock entitled to vote on the IHS merger proposal at the IHS special meeting is required to approve the IHS merger proposal.

IF YOU ARE AN IHS STOCKHOLDER, THE IHS BOARD UNANIMOUSLY

RECOMMENDS THAT YOU VOTE “FOR” IHS PROPOSAL 1.

IHS PROPOSAL 2: THE IHS COMPENSATION PROPOSAL

Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, IHS is required to submit a proposal to its stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to its named executive officers in connection with the completion of the merger.

The IHS compensation proposal gives you the opportunity to vote, on a non-binding, advisory basis, on the compensation that may be paid or become payable to IHS’s named executive officers in connection with the merger. The compensation relating to the IHS compensation proposal is summarized in the table in the section entitled “The Merger Agreement—Merger Related Compensation—IHS” beginning on page 98, including the footnotes to the table and the related narrative. The IHS board encourages you to review carefully the named executive officer merger-related compensation information with respect to IHS’s named executive officers disclosed in this joint proxy statement/prospectus.

The vote on the IHS compensation proposal is a vote separate and apart from the vote on the IHS merger proposal. A stockholder may vote to approve the IHS merger proposal and vote not to approve the IHS compensation proposal, and vice versa. Because the IHS compensation proposal is advisory only, the outcomes of such vote will not be binding on IHS or IHS Markit. Accordingly, if the merger agreement is adopted by IHS stockholders and the merger is completed, the compensation with respect to the named executive officers of IHS will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the IHS compensation proposal.

Approval of the IHS compensation proposal requires the affirmative vote of IHS stockholders present, in person or represented by proxy, and entitled to vote at the IHS special meeting representing a majority of the votes actually cast on the matter.

If you are an IHS stockholder and fail to vote, fail to instruct your broker or nominee to vote, or mark your proxy or voting instructions to abstain, it will have no effect on the IHS compensation proposal, assuming a quorum is present.

Vote Required and IHS Board Recommendation

The affirmative vote of IHS stockholders present, in person or represented by proxy, and entitled to vote at the IHS special meeting representing a majority of the votes actually cast on the matter is required to approve, on an advisory basis, the IHS compensation proposal, and such vote will not be binding on IHS or its board of directors or any of its committees.

The IHS board unanimously recommends that IHS stockholders approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of IHS Inc. in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Merger Agreement—Interests of IHS Directors and Executive Officers in the Merger,” including the associated narrative discussion, and the agreements and plans pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

IF YOU ARE AN IHS STOCKHOLDER, THE IHS BOARD UNANIMOUSLY

RECOMMENDS THAT YOU VOTE “FOR” IHS PROPOSAL 2.

IHS PROPOSAL 3: POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

The IHS special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the IHS merger proposal. The IHS board does not intend to propose adjournment of the special meeting if there are sufficient votes to approve the IHS merger proposal.

IHS is asking you to authorize the holder of any proxy solicited by the IHS board to vote in favor of any adjournment of its special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the IHS merger proposal.

The affirmative vote of IHS stockholders present, in person or represented by proxy, and entitled to vote at the IHS special meeting representing a majority of the votes actually cast on the matter is required to approve the IHS adjournment proposal.

IF YOU ARE AN IHS STOCKHOLDER, THE IHS BOARD UNANIMOUSLY

RECOMMENDS THAT YOU VOTE “FOR” IHS PROPOSAL 3.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On March 21, 2016, Markit Ltd., a Bermuda company (“Markit”) and IHS Inc., a Delaware corporation (“IHS”), entered into an Agreement and Plan of Merger, dated as of March 20, 2016 (the “Merger Agreement”), pursuant to which IHS will become an indirect, wholly-owned subsidiary of Markit (the “Merger”) which will subsequently be renamed IHS Markit Ltd. (“IHS Markit”). As part of the Merger, IHS stockholders will receive 3.5566 common shares of IHS Markit for each share of IHS common stock.

The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) under Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). U.S. GAAP requires that one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. IHS will be treated as the acquiring entity for accounting purposes, and accordingly, the Markit assets acquired and liabilities assumed have been adjusted based on preliminary estimates of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The actual fair values will be determined upon the consummation of the Merger and may vary from these preliminary estimates. In identifying IHS as the acquiring entity for accounting purposes, IHS Markit took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company and the size of each of the companies. In assessing the size of each of the companies, IHS Markit evaluated various metrics, including, but not limited to: assets, revenue, operating income, EBITDA, adjusted EBITDA, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that IHS is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion. Following completion of the transaction, regardless of whether IHS Markit continues to qualify as a foreign private issuer, IHS Markit intends to report financial results in accordance with U.S. GAAP. In addition, Markit currently operates on a December 31 fiscal year end, while IHS operates on a November 30 year end. Following completion of the transaction, IHS Markit will operate on a November 30 year end.

The following unaudited pro forma condensed combined financial information and related notes (the “Pro Forma Financial Information”) is based on the historical consolidated financial statements of IHS and the historical consolidated financial statements of Markit, and has been prepared to reflect the Merger. The pro forma adjustments related to the Merger include:

•	The merging of IHS into Markit as a wholly-owned subsidiary and the issuance of 3.5566 common shares in IHS Markit for each share held in IHS common stock prior to the Merger;

•	The impact of preliminary fair value adjustments to the underlying assets and liabilities of Markit; and

•	The conversion of the Markit financial information from the applicable International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) to the IHS accounting policies in accordance with U.S. GAAP.

The unaudited pro forma condensed combined balance sheet (the “Pro Forma Balance Sheet”) gives effect to the transaction as if it had occurred on February 29, 2016 and the unaudited pro forma condensed combined statements of operations for the three months ended February 29, 2016 (the “Interim Pro Forma Statement of Operations”) and the year ended November 30, 2015 (the “2015 Pro Forma Statement of Operations”) (together, the “Pro Forma Statements of Operations”) give effect to the Merger as if it had occurred on December 1, 2014. The Pro Forma Financial Information does not include adjustments for other acquisitions completed by IHS or Markit during the periods presented, as these acquisitions were not considered significant individually or in the aggregate.

As the fiscal years of IHS and Markit differ by less than 93 days, financial information for IHS for the fiscal year ended November 30, 2015 and financial information for Markit for the fiscal year ended December 31, 2015 have been used in preparation of the 2015 Pro Forma Financial Information. The Interim Pro Forma Statement of Operations includes the consolidated statement of operations of IHS for the three months ended February 29,

2016 and consolidated income statement information of Markit for the three months ended December 31, 2015. The 2015 Pro Forma Statement of Operations includes the consolidated statement of operations of IHS for the fiscal year ended November 30, 2015 and the consolidated income statement of Markit for the fiscal year ended December 31, 2015. The Pro Forma Balance Sheet includes the consolidated balance sheet of IHS as of February 29, 2016 and the consolidated balance sheet of Markit as of December 31, 2015.

The Pro Forma Financial Information should be read in conjunction with:

•	Markit’s audited consolidated financial statements and related notes, as well as “Operating and Financial Review and Prospects”, in each case contained in Markit’s Annual Report on Form 20-F as of and for the year ended December 31, 2015, incorporated by reference in this registration statement; and

•	IHS’s audited consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case contained in IHS’s Annual Report on Form 10-K as of and for the year ended November 30, 2015, and IHS’s unaudited condensed and consolidated financial statements and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in each case contained in IHS’s Quarterly Report on Form 10-Q as of and for the three months ended February 29, 2016, incorporated by reference in this registration statement.

IHS’s historical consolidated financial statements (“IHS’s financial statements”) were prepared in accordance with U.S. GAAP. Markit’s historical consolidated financial statements (“Markit’s financial statements”) were prepared in accordance with IFRS. The Pro Forma Financial Information includes adjustments to convert the financial information of Markit from IFRS to U.S. GAAP as well as reclassifications to conform Markit’s historical accounting presentation to IHS’s accounting presentations, in each case for the relevant periods.

The pro forma adjustments are based upon the best available information and certain assumptions that IHS Markit believes to be reasonable. There can be no assurance that the final allocation of the purchase price and the fair values will not materially differ from the preliminary amounts reflected in the Pro Forma Financial Information. Adjustments included in the Pro Forma Financial Information are based on items that are factually supportable and directly attributable to the Merger, and for the purposes of the Pro Forma Statements of Operations, are expected to have a continuing impact on the combined results. The Pro Forma Financial Information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the Merger occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the enlarged group will experience after the completion of the Merger. The Pro Forma Financial Information does not reflect the cost of any integration activities or benefits from the Merger including potential synergies that may be derived in future periods.

IHS MARKIT

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED FEBRUARY 29, 2016

	Historical IHS for the three months ended February 29, 2016	Adjusted Markit for the three months ended December 31, 2015 (U.S. GAAP) (Note 2)	Pro forma merger adjustments (Note 4)	Note reference	Total pro forma combined
	($ in millions, except for per share amounts)
Revenue	548.4	291.5	—		839.9
Operating expenses:
Cost of revenue	210.8	131.2	11.3	4(b)(ii)4(c)	353.3
Selling, general and administrative	186.5	36.8	3.6	4(b)(ii)4(c)	226.9
Depreciation and amortization	60.5	57.9	(2.2)	4(b)(iii)	116.2
Restructuring charges	5.7	—	—		5.7
Acquisition-related costs	3.8	1.9	—		5.7
Net periodic pension and postretirement expense	0.4	—	—		0.4
Litigation related charges
Other expense (income), net	1.2	(4.6)	—		(3.4)

Total operating expenses	468.9	223.2	12.7		704.8

Operating income	79.5	68.3	(12.7)		135.1
Interest income	0.2	—	—		0.2
Interest expense	(28.1)	(6.6)	—		(34.7)

Non-operating expense, net	(27.9)	(6.6)	—		(34.5)
Equity in earnings of equity method investee	—	(3.2)	—		(3.2)

Income from continuing operations before income taxes	51.6	58.5	(12.7)		97.4
Provision for income taxes	(10.4)	(16.6)	3.7	4(b)4(c)	(23.3)

Income from continuing operations	41.2	41.9	(9.0)		74.1
Net income attributable to noncontrolling interests	—	0.1	—		0.1

Income from continuing operations attributable to IHS Markit stockholders	41.2	41.8	(9.0)		74.0

Basic earnings per share:
Income from continuing operations	0.61				0.18
Weighted average shares used in computing basic earnings per share (in millions)	67.4			5	416.6

Diluted earnings per share:
Income from continuing operations	0.61				0.17
Weighted average shares used in computing diluted earnings per share (in millions)	68.1			5	428.5

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

IHS MARKIT

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED NOVEMBER 30, 2015

	Historical IHS for the year ended November 30, 2015	Adjusted Markit for the year ended December 31, 2015 (U.S. GAAP) (Note 2)	Pro forma merger adjustments (Note 4)	Note reference	Total pro forma combined
	($ in millions, except for per share amounts)
Revenue	2,184.3	1,113.4	—		3,297.7
Operating expenses:
Cost of revenue	819.2	495.8	45.4	4(b)(ii)4(c)	1,360.4
Selling, general and administrative	795.4	152.4	14.4	4(b)(ii)4(c)	962.2
Depreciation and amortization	215.0	214.4	(8.6)	4(b)(iii)	420.8
Restructuring charges	39.4	—	—		39.4
Acquisition-related costs	1.4	4.1	—		5.5
Net periodic pension and postretirement expense	4.5	—	—		4.5
Litigation related charges	—	48.7	—		48.7
Other expense (income), net	1.6	(13.7)	—		(12.1)

Total operating expenses	1,876.5	901.7	51.2		2,829.4

Operating income	307.8	211.7	(51.2)		468.3
Interest income	0.9	0.1	—		1.0
Interest expense	(70.9)	(16.7)	—		(87.6)

Non-operating expense, net	(70.0)	(16.6)	—		(86.6)
Equity in earnings of equity method investee	—	(11.3)	—		(11.3)

Income from continuing operations before income taxes	237.8	183.8	(51.2)		370.4
Provision for income taxes	(48.9)	(55.1)	15.0	4(b)4(c)	(89.0)

Income from continuing operations	188.9	128.7	(36.2)		281.4
Net loss attributable to noncontrolling interests	—	(0.4)	—		(0.4)

Income from continuing operations attributable to IHS Markit stockholders	188.9	129.1	(36.2)		281.8

Basic earnings per share:
Income from continuing operations	2.76				0.67
Weighted average shares used in computing basic earnings per share (in millions)	68.5			5	423.2

Diluted earnings per share:
Income from continuing operations	2.73				0.65
Weighted average shares used in computing diluted earnings per share (in millions)	69.3			5	435.1

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

IHS MARKIT

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF FEBRUARY 29, 2016

	Historical IHS as of February 29, 2016	Adjusted Markit as of December 31, 2015 (U.S. GAAP) (Note 2)	Pro forma merger adjustments (Note 4)	Note reference	Total pro forma combined
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	60.5	146.0	(100.6)	4(a)	105.9
Accounts receivable, net	408.8	187.8	—		596.6
Income tax receivable	4.6	3.1	—		7.7
Deferred subscription costs	59.0	20.1	—		79.1
Assets held for sale	198.8	1.1	—		199.9
Other	74.1	68.5	—		142.6

Total current assets	805.8	426.6	(100.6)		1,131.8

Non-current assets:
Property and equipment, net	319.3	49.6			368.9
Intangible assets, net	1,339.4	979.6	2,091.1	4(b)(iii)	4,410.1
Goodwill	4,062.8	2,040.5	3,211.6	4(b)(v)	9,314.9
Deferred income taxes	6.6	2.3	—		8.9
Investment in joint venture	—	12.5	—		12.5
Other	28.5	0.5	—		29.0

Total non-current assets	5,756.6	3,085.0	5,302.7		14,144.3

Total assets	6,562.4	3,511.6	5,202.1		15,276.1

Liabilities, redeemable noncontrolling interest and stockholders’ equity
Current liabilities:
Short-term debt	588.2	86.4	—		674.6
Accounts payable	50.2	12.8	—		63.0
Accrued compensation	62.8	76.8	—		139.6
Accrued royalties	35.6	—	—		35.6
Other accrued expenses	138.0	125.5	—		263.5
Income tax payable	15.3	9.9	—		25.2
Deferred revenue	663.3	226.7	—		890.0
Liabilities held for sale	42.0	—	—		42.0

Total current liabilities	1,595.4	538.1	—		2,133.5

Long-term debt	2,410.0	737.6	—		3,147.6
Accrued pension and postretirement liability	26.3	—	—		26.3
Deferred income taxes	317.5	132.5	609.0	4(b)(ii)4(b)(iv)	1,059.0
Other liabilities	74.1	52.9	—		127.0
Commitments and contingencies
Redeemable noncontrolling interest	—	76.4	—		76.4
Stockholders’ equity:
Common stock	0.7	1.7	1.8	4(d)	4.2
Additional paid-in capital	1,071.1	356.8	5,891.8	4(d)	7,319.7
Treasury stock	(415.7)	—	415.7	4(d)	—
Retained earnings	1,700.3	1,785.6	(1,886.2)	4(a)4(d)	1,599.7
Accumulated other comprehensive income/(loss)	(217.3)	(170.0)	170.0	4(d)	(217.3)

Total stockholders’ equity	2,139.1	1,974.1	4,593.1		8,706.3

Total liabilities and stockholders’ equity	6,562.4	3,511.6	5,202.1		15,276.1

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of presentation

The Pro Forma Financial Information set forth herein is based upon the historical financial statements of IHS and Markit and has been prepared to illustrate the effects of the Merger, as if it had occurred on December 1, 2014 in respect of the Pro Forma Statements of Operations. In respect of the Pro Forma Balance Sheet, the Merger has been reflected as if it had occurred on February 29, 2016. The Pro Forma Financial Information is presented for illustrative purposes only and does not necessarily reflect the results of operations or the financial position of IHS Markit that actually would have resulted had the Merger occurred at the dates indicated, or project the results of operations or financial position of IHS Markit for any future dates or periods.

The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with U.S. GAAP under ASC 805. U.S. GAAP requires that one of the two companies in the Merger be designated as the acquirer for accounting purposes based on the evidence available. IHS will be treated as the acquiring entity for accounting purposes, and accordingly, the Markit assets acquired and liabilities assumed have been adjusted based on preliminary estimates of fair value. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. The actual fair values will be determined upon the consummation of the Merger and may vary from these preliminary estimates. In identifying IHS as the acquiring entity for accounting purposes, IHS Markit took into account the voting rights of all equity instruments, the intended corporate governance structure of the combined company and the size of each of the companies. In assessing the size of each of the companies, IHS Markit evaluated various metrics, including, but not limited to: assets, revenue, operating income, EBITDA, adjusted EBITDA, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that IHS is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion. Following completion of the transaction, regardless of whether IHS Markit continues to qualify as a foreign private issuer, IHS Markit intends to report financial results in accordance with U.S. GAAP. In addition, Markit currently operates on a December 31 fiscal year end, while IHS operates on a November 30 year end. Following completion of the transaction, IHS Markit will operate on a November 30 year end.

As the fiscal years of IHS and Markit differ by less than 93 days, financial information for IHS for the fiscal year ended November 30, 2015 and financial information for Markit for the fiscal year ended December 31, 2015 have been used in preparation of the 2015 Pro Forma Statement of Operations. The Interim Pro Forma Statement of Operations includes the consolidated statement of operations of IHS for the three months ended February 29, 2016 and consolidated income statement information of Markit for the three months ended December 31, 2015. The 2015 Pro Forma Statement of Operations includes the consolidated statement of operations of IHS for the fiscal year ended November 30, 2015 and the consolidated income statement of Markit for the fiscal year ended December 31, 2015. The Pro Forma Balance Sheet includes the consolidated balance sheet of IHS as of February 29, 2016 and the consolidated balance sheet of Markit as of December 31, 2015.

The unaudited financial information for Markit in relation to the three months ended December 31, 2015 has been extracted from the unaudited accounting records of Markit. It should be noted that the revenue and net profit of $291.5 million and $46.6 million, respectively, of Markit for the three months ended December 31, 2015 is also included in the year ended December 31, 2015, which is included in the 2015 Pro Forma Statement of Operations.

Pro forma adjustments reflected in the Pro Forma Balance Sheet are based on items that are factually supportable and directly attributable to the Merger. Pro forma adjustments reflected in the Pro Forma Statements of Operations are based on items that are factually supportable, which are directly attributable to the Merger and which are expected to have a continuing impact on IHS Markit’s results of operations. Any nonrecurring items directly attributable to the Merger are included in the pro forma balance sheet but not in the pro forma statement of operations. In contrast, any nonrecurring items that were already included in IHS’s or Markit’s historical consolidated financial statements and not directly related to the Merger have not been eliminated. The Pro Forma Financial Information does not reflect the cost of any integration activities or benefits from the Merger, including potential synergies that may be generated in future periods.

IHS’s financial statements were prepared in accordance with U.S. GAAP. Markit’s financial statements were prepared in accordance with IFRS. The Pro Forma Financial Information includes adjustments to convert the financial information of Markit from IFRS to IHS accounting policies under U.S. GAAP, as well as reclassifications to conform Markit’s historical accounting presentation to IHS’s accounting presentations, in each case for the relevant periods.

The estimated income tax impacts of the pre-tax adjustments that are reflected in the Pro Forma Financial Information are calculated using an estimated blended statutory rate, which is based on preliminary assumptions related to the jurisdictions in which the income (expense) adjustments will be recorded. The blended statutory rate and the effective tax rate of the combined group could be significantly different depending on the post-transaction activities and geographical mix of profit before taxes.

Note 2. Adjustments to Markit’s financial statements

The financial statements below illustrate the impact of adjustments made to Markit’s financial statements presented in accordance with IFRS in order to present them on a basis consistent with IHS’s accounting policies under U.S. GAAP. These adjustments reflect IHS Markit’s best estimates based upon the information currently available to IHS Markit, and could be subject to change once more detailed information is obtained.

Unaudited adjusted Markit income statement Three months ended December 31, 2015

	Historical Markit IFRS	Reclassifications (Note 2a)	U.S. GAAP adjustments (Notes 2b-j)	Note references	Markit U.S. GAAP
	($ in millions)
Revenue	291.5	—	—		291.5
Cost or revenue	—	(130.9)	(0.3)	(b)(e)(g)	(131.2)
Operating expenses	(155.4)	155.4	—		—
Selling, general and administrative	—	(39.1)	2.3	(e)(g)	(36.8)
Depreciation and amortization	—	(47.2)	(10.7)	(b)(d)	(57.9)
Restructuring charges
Exceptional items
Acquisition-related items	(2.0)	2.0	—		—
Acquisition-related costs	—	(2.0)	0.1	(e)	(1.9)
Amortization—acquisition related	(18.4)	18.4	—		—
Depreciation and amortization—other	(28.8)	28.8	—		—
Share based compensation and related items	(14.6)	14.6	—		—
Net periodic pension and postretirement expense
Litigation related charges
Other (expense) income, net	—	4.6	—		4.6
Other gains.(losses), net	4.6	(4.6)	—		—

Operating income	76.9	—	(8.6)		68.3
Interest income	—	—	—		—
Interest expense	—	(7.2)	0.6	(i)	(6.6)

Non-operating expense, net	—	(7.2)	0.6		(6.6)
Finance costs, net	(7.2)	7.2	—		—
Equity in earnings of equity method investee	—	(3.2)	—		(3.2)
Share of results from joint venture	(3.2)	3.2	—		—

Income from continuing operations before income taxes	66.5	—	(8.0)		58.5
Income tax expense	(19.9)	19.9	—		—
Provision for income taxes	—	(19.9)	3.3	(b)(c)(d)(g)(h)	(16.6)

Net income	46.6	—	(4.7)		41.9
Noncontrolling interest in net income attributable to noncontrolling interests	0.1	—	—		0.1

Net income attributable to Markit	46.5	—	(4.7)		41.8

Unaudited adjusted Markit income statement

Year ended December 31, 2015

	Historical Markit IFRS	Reclassifications (Note 2a)	U.S. GAAP adjustments (Notes 2b-j)	Note references	Markit U.S. GAAP
	($ in millions)
Revenue	1,113.4	—	—		1,113.4
Cost of revenue	—	(491.9)	(3.9)	(b)(e)(g)	(495.8)
Operating expenses	(600.4)	600.4	—		—
Selling, general and administrative	—	(159.3)	6.9	(e)(g)	(152.4)
Depreciation and amortization	—	(170.7)	(43.7)	(b)(d)	(214.4)
Restructuring charges
Exceptional items	(48.7)	48.7	—		—
Acquisition-related items	(4.2)	4.2	—		—
Acquisition-related costs	—	(4.2)	0.1	(e)	(4.1)
Amortization - acquisition related	(63.7)	63.7	—		—
Depreciation and amortization - other	(107.0)	107.0	—		—
Share based compensation and related items	(50.8)	50.8	—		—
Net periodic pension and postretirement expense
Litigation related charges	—	(48.7)	—		(48.7)
Other (expense) income, net	—	13.7	—		13.7
Other gains/(losses), net	13.7	(13.7)	—		—

Operating income	252.3	—	(40.6)		211.7
Interest income	—	0.1	—		0.1
Interest expense	—	(19.0)	2.3 (i)		(16.7)

Non-operating expense, net	—	(18.9)	2.3		(16.6)
Finance costs, net	(18.9)	18.9	—		—
Equity in earnings of equity method investee	—	(11.3)	—		(11.3)
Share of results from joint venture	(11.3)	11.3	—		—

Income from continuing operations before income taxes	222.1	—	(38.3)		183.8
Income tax expense	(70.0)	70.0	—		—
Provision for income taxes	—	(70.0)	14.9	(b)(c)(d)(g)(h)	(55.1)

Net income	152.1	—	(23.4)		128.7
Noncontrolling interest in net income attributable to noncontrolling interests	(0.4)	—	—		(0.4)

Net income attributable to Markit	152.5	—	(23.4)		129.1

Unaudited adjusted Markit balance sheet

As of December 31, 2015

	Historical Markit IFRS	Reclassifications (Note 2a)	U.S. GAAP adjustments (Notes 2b-j)	Note references	Markit U.S. GAAP
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	146.0	—	—		146.0
Trade and other receivables	272.5	(272.5)	—		—
Accounts receivable, net	—	187.8	—		187.8
Derivative financial instruments	3.9	(3.9)	—		—
Current income tax receivables	3.1	(3.1)	—		—
Income tax receivable		3.1	—		3.1
Deferred subscription costs	—	20.1	—		20.1
Assets held for sale	—	1.1	—		1.1
Other	—	68.5	—		68.5

Total current assets	425.5	1.1	—		426.6

Non-current assets:
Property, plant and equipment	49.6	(49.6)	—		—
Property and equipment, net	—	49.6	—		49.6
Intangible assets	3,076.8	(2,355.0)	257.8	(b)(d)	979.6
Goodwill		2,355.0	(314.5)	(c)(d)	2,040.5
Deferred income taxes	2.3		—		2.3
Derivative financial instruments	0.5	(0.5)	—		—
Investment in joint venture	12.5	—	—		12.5
Available for sale financial assets	1.1	(1.1)	—		—
Other	—	0.5	—		0.5

Total non-current assets	3,142.8	(1.1)	(56.7)		3,085.0

Total assets	3,568.3	—	(56.7)		3,511.6

Liabilities and stockholders’ equity
Current liabilities
Borrowings	86.4	(86.4)	—		—
Short term debt	—	86.4	—		86.4
Trade and other payables	213.4	(213.4)	—		—
Accounts payable	—	12.8	—		12.8
Accrued compensation	—	76.8	—		76.8
Accrued royalties	—	—	—		—
Other accrued expenses	—	125.5	—		125.5
Deferred income	226.7	(226.7)	—		—
Deferred revenue	—	226.7	—		226.7
Current income tax liabilities	9.9	(9.9)	—		—
Income tax payable	—	9.9	—		9.9
Derivative financial instruments	1.6	(1.6)	—		—

Total current liabilities	538.0	0.1	—		538.1

Borrowings	737.6	(737.6)	—		—
Long term debt	—	737.6	—		737.6
Accrued pension and postretirement liability	—	—	—		—
Trade and other payables	157.2	(157.2)	—		—
Derivative financial instruments	0.1	(0.1)	—		—
Deferred income taxes	22.9	—	109.6	(b)(c)(d)(g) (h)(j)	132.5
Other liabilities	—	157.2	(104.3)	(g)(i)	52.9
Redeemable noncontrolling interest	—	—	76.4	(i)	76.4
Equity					—
Common shares	1.7	—	—		1.7
Class A common shares	—	—	—		—
Share premium	177.2	(177.2)	—		—
Additional paid-in capital	—	177.2	179.6	(f)	356.8
Other reserves	(170.0)	170.0	—		—
Treasury shares	—	—	—		—
Retained earnings	2,067.4	—	(281.8)	(b)(c)(d)(f)(g) (h)(i)(j)	1,785.6
Accumulated other comprehensive income	—	(170.0)	—		(170.0)
Noncontrolling interests	36.2	—	(36.2)	(i)	—

Total liabilities and stockholders’ equity	3,568.3	—	(56.7)		3,511.6

a)	The classification of certain items presented by Markit under IFRS has been modified in order to align with the presentation used by IHS under U.S. GAAP. Specifically, the statement of operations has been modified to present costs on a functional basis rather than a single line item for operating expenses, in addition to other classification changes.

b)	Under U.S. GAAP, software that is developed for sale, lease or otherwise marketed requires either a detailed program design or a working model to achieve technological feasibility, at which point development costs for the software should cease to be expensed to research and development and begin to be capitalized as software development costs. Under IFRS, Markit’s accounting policy defines technological feasibility at an earlier point in development compared to U.S. GAAP as applied by IHS, allowing for a greater amount of software development costs to be captured and capitalized between the point at which technological feasibility is achieved and the development of the product is completed and made available for customers.

Intangible assets included in the balance sheet at December 31, 2015 were reduced by $27.3 million, with a corresponding decrease to retained earnings of $22.1 million and net charges of $1.5 million and $5.2 million to the income statement for the three months and year ended December 31, 2015, respectively. The net charge for the three months ended December 31, 2015 reflects an increase in cost of revenues of $4.5 million and a reduction of depreciation and amortization expense of $3.0 million. The net charge for the year ended December 31, 2015 reflects an increase in cost of revenues of $16.2 million and a reduction of depreciation and amortization expense of $11.0 million. Noncurrent deferred tax liabilities decreased by $3.3 million, with a corresponding increase in retained earnings of $2.4 million and a reduction in the provision for income taxes of $0.2 million and $0.9 million for the three months and year ended December 31, 2015, respectively.

c)	U.S. GAAP requires the assignment of goodwill to a reporting unit, while IFRS requires goodwill to be allocated to a cash generating unit (“CGU”) or group of CGUs that represent the lowest level within the entity at which goodwill is monitored for goodwill impairment testing. Under IFRS, goodwill impairment testing is historically carried out at a lower level than it would be under U.S. GAAP, resulting in goodwill impairments that would not be recognized under U.S. GAAP. Accordingly, these impairments have been reversed, resulting in an increase in goodwill of $119.0 million and corresponding increase in retained earnings. Deferred tax liabilities increased by $15.6 million related to temporary differences between book and tax deductible goodwill, with a corresponding $16.7 million decrease in retained earnings and a reduction in the provision for income taxes of $0.3 million and $0.9 million for the three months and year ended December 31, 2015, respectively.

d)	Upon the adoption of IFRS effective January 1, 2009, Markit elected for the IFRS 1 exemption for its accounting treatment of business combinations that had previously been accounted for under accounting principles generally accepted in the United Kingdom (“U.K. GAAP”). Application of U.S. GAAP to acquisitions made by Markit prior to January 1, 2009 has resulted in the following adjustments to goodwill, intangible assets, and depreciation and amortization:

i.	Reversal of goodwill amortization recorded by Markit from the acquisition dates through December 31, 2008; and

ii.	Recognition of intangible assets separately from goodwill.

Additional intangible assets of $285.1 million and a net decrease of goodwill of $583.9 million, respectively, have been recorded in the balance sheet as of December 31, 2015, with corresponding charges of $13.7 million and $54.7 million recorded as increases to depreciation and amortization for the three months and year ended December 31, 2015, respectively.

Goodwill was increased by $150.4 million resulting from deferred tax liabilities which would have been recognized at the date of the previous business combinations under U.S. GAAP. Deferred tax liabilities were increased at December 31, 2015 by $3.8 million, resulting in an increase to retained earnings of $127.7 million. The provision for income taxes was reduced by $4.7 million and $18.8 million for the three months and year ended December 31, 2015, and deferred tax liabilities increased by $3.8 million.

e)	Under U.S. GAAP, entities have a policy choice for the recognition of compensation cost for share-based payment awards with service conditions that have a graded vesting schedule. Under U.S. GAAP IHS has elected to use the straight-line method, while Markit has historically applied the graded method as required under IFRS. Accordingly, the compensation charge for the three months and year ended December 31, 2015 has been adjusted to align Markit’s accounting policy to IHS’s. For the three months ended December 31, 2015, cost of revenue, selling, general and administrative and acquisition-related costs decreased by $2.1 million, $1.1 million, and $0.1 million, respectively. For the year ended December 31, 2015, cost of revenue, selling, general and administrative and acquisition-related costs decreased by $7.8 million, $4.4 million, and $0.1 million, respectively.

f)	Under U.S. GAAP, historical stock compensation expense is recorded to additional paid-in capital, while under IFRS, Markit has historically recorded the amount to retained earnings, resulting in a reclassification from retained earnings to additional paid-in capital of $110.8 million.

Similarly, under both U.S. GAAP and IFRS, where share award tax deductions are greater than the corresponding expense, the excess (“windfall”) is recorded within equity. This excess is recorded within additional paid-in capital under U.S. GAAP, while Markit has historically recorded the amount to retained earnings under IFRS, resulting in a reclassification from retained earnings to additional paid-in capital of $68.8 million.

g)	Under U.S. GAAP, a liability for employee payroll taxes on employee share-based payment awards is recognized on the date of the event triggering the measurement and payment of the tax to the taxing authority (generally the exercise or vest date). Under IFRS, Markit accounts for the liability for employee payroll taxes on employee share-based payment awards over the vesting period as the services are being performed. As a result, the liability for social security costs on employee equity instruments included in the balance sheet at December 31, 2015 decreased by $27.9 million with a corresponding increase in retained earnings of $20.9 million and charges of $3.3 million and $7.0 million to the income statement for the three months and year ended December 31, 2015. For the three months ended December 31, 2015, cost of revenue and selling, general and administrative decreased by $2.1 million and $1.2 million. For the year ended December 31, 2015, cost of revenue and selling, general and administrative decreased by $4.5 million and $2.5 million. Deferred tax liabilities increased by $4.4 million with a corresponding decrease of $5.1 million in retained earnings and increase in the provision for income taxes of $0.2 million and $0.7 million for the three months and year ended December 31, 2015.

h)	Under U.S. GAAP, deferred tax assets arise from the cumulative compensation charge recognized for employee share awards and are later adjusted when the share option is exercised. Under IFRS, the deferred tax asset with respect to employee share awards is driven by expected future tax deductions available under applicable law, which are based on the share price at the balance sheet date. As Markit’s expected tax deductions on outstanding share awards as of December 31, 2015 exceeded the associated compensation expense, an adjustment has been made to reduce the deferred tax asset to an amount based on the cumulative share-based compensation charge recognized under U.S. GAAP. The deferred tax asset recognized under IFRS as a reduction to deferred tax liabilities at December 31, 2015 has been reduced by $66.9 million with a corresponding increase to retained earnings, while the provision for income taxes recognized in continuing operations for the three months and year ended December 31, 2015 has increased by $1.3 million and $4.6 million, respectively.

i)

Markit is contractually obligated to repurchase the noncontrolling interests (“NCI”) in CTI Tax Solutions (“CTI”) should the NCI holders put their interest to Markit. Therefore, under U.S. GAAP, the NCI is considered to be contingently redeemable, as it represents a contractual obligation of Markit upon the occurrence of an event that is not solely within its control. The contingently redeemable NCI is subsequently measured at the present value of the redemption amount and classified as mezzanine equity (i.e., temporary equity) in the consolidated financial statements. Under IFRS, CTI was fully consolidated into Markit from date of acquisition, with NCI measured at present value of the redemption amount and recognized in the balance sheet with a redemption liability of $76.4 million for the put option within other payables. Accordingly, as of December 31, 2015, $76.4 million of the other payables (non-current) relating to the CTI redemption liability has been reclassified to mezzanine equity. Accretion of the redemption liability amounting to $0.6 million and $2.3 million for the three months and year ended December 31, 2015, respectively, that was previously recorded within interest expense has been reversed. As a result, the provision for income taxes increased by $0.4 million for both the three months and year ended December 31, 2015. The NCI within equity of $36.2 million has been reclassified into retained earnings.

j)	Under U.S. GAAP, generally accepted practice is that the measurement of deferred tax with regards to investments in partnerships is based on the ‘outside’ basis, which is the difference between the financial statement carrying value of the ‘investment’ and the underlying tax basis in that ‘investment’. Under IFRS, deferred taxes are treated using the ‘inside’ basis, thus recognizing the deferred tax on its share of the underlying tax basis of the partnership assets. Using this inside basis approach, Markit recognized a deferred tax asset under IFRS for the additional tax basis in partnership assets that would ultimately be received in connection with the settlement of the redemption liability. After applying the outside basis ‘investment approach’ on the settlement of the redemption liability, the carrying value of the investment increased, along with a corresponding increase in the tax base, meaning that no temporary difference has been recognized. As a result, the deferred tax asset of $22.2 million on the redemption liability has been reversed against retained earnings.

Further explanatory notes:

1)	The net increase in cost of revenues of $0.3 million for the three months ended December 31, 2015 included a $4.5 million increase in research and development expenses discussed at footnote 2(b), a $2.1 million decrease in share-based payment expense discussed at footnote 2(e), and a $2.1 million decrease in payroll tax expense related to share-based payments discussed at footnote 2(g). The net increase of $3.9 million for the year ended December 31, 2015 included a $16.2 million increase in research and development expenses discussed at footnote 2(b), a $7.8 million decrease in share-based payment expense discussed at footnote 2(e), and a $4.5 million decrease in payroll tax expense related to share-based payments discussed at footnote 2(g).

2)	The decrease in selling, general and administrative expense of $2.3 million for the three months ended December 31, 2015 included a $1.1 million decrease in share-based payment expense discussed at footnote 2(e), and a $1.2 million decrease in payroll tax expense related to share-based payments discussed at footnote 2(g). The decrease of $6.9 million for the year ended December 31, 2015 included a $4.4 million decrease in share-based payment expense discussed at footnote 2(e), and a $2.5 million decrease in payroll tax expense related to share-based payments discussed at footnote 2(g).

3)	The net increase of depreciation and amortization expense of $10.7 million for the three months ended December 31, 2015 included a $13.7 million increase in amortization expense from additional intangible assets recognized in previous business combinations discussed at footnote 2(d), and a $3.0 million decrease in amortization expense resulting from the reduction in capitalized development costs discussed at footnote 2(b). The net increase of $43.7 million for the year ended December 31, 2015 included a $54.7 million increase in amortization expense from additional intangible assets recognized in previous business combinations discussed at footnote 2(d), and an $11.0 million decrease from the reduction in capitalized development costs discussed at footnote 2(b).

4)	The decrease in acquisition-related costs of $0.1 million for both the three months and the year ended December 31, 2015 was due to the decrease in share-based payment expense in both periods discussed at footnote 2(e).

5)	The $0.6 million and $2.3 million decreases in interest expense for the three months and the year ended December 31, 2015, respectfully, were due to the reversal of the redemption liability accretion discussed at footnote 2(i).

6)

The net decrease in the provision for income taxes of $3.3 million for the three months ended December 31, 2015 included a $4.7 million decrease from previous business combinations discussed at footnote 2(d), a $0.3 million decrease from book to tax differences discussed at footnote 2(c), and a $0.2 million decrease due to the change in development cost expenses discussed at footnote 2(b). These decreases were partially offset by a $1.3 million increase from the timing of recognition of taxes in relation to share based payments discussed at footnote 2(h), a $0.4 million increase from CTI NCI redemption liability discussed at footnote 2(i), and a $0.2 million increase due to the tax impact from the related change in payroll taxes, discussed at footnote 2(g). The net decrease of $14.9 million for the year ended December 31, 2015 included an $18.8 million decrease from previous business combinations discussed at footnote 2(d), a $0.9 million decrease from book to tax differences discussed at footnote 2(c), and a $0.9 million decrease due to the change in development cost expenses discussed at footnote 2(b). These decreases were partially offset by a $4.6 million increase from the timing of recognition of taxes in relation to share based payments discussed at footnote 2(h), a $0.4 million increase from CTI NCI redemption liability discussed at footnote 2(i), and a $0.7 million increase due to the tax impact from the related change in payroll taxes, discussed at footnote 2(g).

7)	The net increase of intangible assets of $257.8 million as of December 31, 2015 includes an increase of $285.1 million related to historical business combinations discussed at footnote 2(d) and a reduction of $27.3 million for software development costs discussed at footnote 2(b).

8)	The net decrease of goodwill of $314.5 million as of December 31, 2015 includes a decrease of $583.9 million related to historical business combinations discussed at footnote 2(d), offset by an increase of $119.0 million for historical impairments discussed at footnote 2(c), and an increase of $150.4 million related to deferred taxes arising from historical business combinations discussed at footnote 2(d).

9)	The net increase of deferred income tax liabilities of $109.6 million includes an increase of $66.9 million related to the timing difference for deferred tax recognition on share based compensation charges discussed at footnote 2(h), an increase of $22.2 million related to CTI NCI discussed at footnote 2(j), an increase of $15.6 million related to historical impairments discussed at footnote 2(c), an increase of $4.4 million related to employee payroll taxes on employee share based payment awards discussed at footnote 2(g), and an increase of $3.8 million related to historical business combinations discussed at footnote 2(d). These increases were partially offset by a decrease of $3.3 million related to software development costs discussed at footnote 2(b).

10)	The net decrease of other liabilities of $104.3 million as of December 31, 2015 includes a reduction of $76.4 million for the redemption liability discussed at footnote 2(i) and a decrease of $27.9 million related to employee payroll taxes on employee share based payment awards discussed at footnote 2(g).

11)	The net increase of redeemable noncontrolling interest of $76.4 million as of December 31, 2015 is related to the redemption liability discussed at footnote 2(i).

12)	The net increase in additional paid-in capital of $179.6 million as of December 31, 2015 includes an increases of $110.8 million and $68.8 million related to share based payments discussed at footnote 2(f).

13)	The net decrease in retained earnings of $281.8 million as of December 31, 2015 includes:

a.	Decreases of $110.8 million and $68.8 million related to share based payments discussed at footnote 2(f).

b.	A net decrease of $152.2 million related to historical business combinations from the $583.9 million decrease in goodwill and $3.8 million increase in deferred tax liabilities, these were partially offset by the increase in intangible assets of $285.1 million and increase in goodwill of $150.4 million discussed at footnote 2(d).

c.	Decrease of $66.9 million related to deferred tax assets discussed at footnote 2(h).

d.	A net decrease of $24.0 million arising from the $27.3 million decrease in capitalized development costs, partially offset by the $3.3 million decrease in deferred tax liabilities discussed at footnote 2(b).

e.	A decrease of $22.2 million related to the increase in deferred tax liabilities discussed at footnote 2(j).

f.	A net increase of $103.4 million arising from the $119.0 million increase in goodwill, partially offset by the $15.6 million increase in deferred tax liabilities discussed at footnote 2(c).

g.	An increase of $36.2 million from the inclusion of noncontrolling interest discussed at footnote 2(i).

h.	A net increase of $23.5 million arising from the $27.9 million decrease in other liabilities, partially offset by the $4.4 million increase in deferred tax liabilities as discussed at footnote 2(g).

14)	The decrease in noncontrolling interest of $36.2 million as of December 31, 2015 is due to the inclusion of this amount in retained earnings as discussed at footnote 2(j).

Note 3. Significant nonrecurring items included in the historical financial statements

For the year ended December 31, 2015, Markit recorded a $48.7 million charge pertaining to an agreement and related legal advisory fees to settle the consolidated U.S. antitrust class action lawsuit over credit derivatives and related markets. There were no other significant nonrecurring items included in the historical financial statements of IHS or Markit for any other periods presented.

Note 4. Pro forma adjustments related to the Merger

(a)	Transaction and related costs

IHS Markit has estimated total transaction and related costs of $100.6 million to be incurred in connection with the Merger, which include advisory, legal, audit, valuation and other professional fees. This has been presented in the Pro Forma Balance Sheet as a reduction to cash and a corresponding reduction to retained earnings. IHS also implemented a retention plan in anticipation of the Merger for specified employees, a portion of which is earned contingent upon the closing of the Merger. The aggregate value of the plan is approximately $13.5 million payable at various dates through March 2018. There were no transaction or related costs incurred by IHS during the three months ended February 29, 2016 or the year ended November 30, 2015 or by Markit for the three months and year ended December 31, 2015. Therefore, no adjustment has been made in the Interim Pro Forma Statement of Operations or the 2015 Pro Forma Statement of Operations, respectively.

(b)	Preliminary purchase consideration and allocation

The Merger will be accounted for as a business combination using the acquisition method of accounting in accordance with U.S. GAAP. Under this method, the Markit assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. In accordance with U.S. GAAP, IHS Markit defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The actual fair values will be determined upon the consummation of the transaction and may vary from these estimates.

The estimated purchase consideration, estimated fair values and residual goodwill are as follows:

(in $ millions, except per share data and share price)
Markit shares issued and outstanding as of December 31, 2015	176.8
Markit closing price as of March 31, 2016	35.35

Total equity consideration	6,249.9	(i)
Additional consideration for stock compensation	417.9	(ii)

Total purchase consideration	6,667.8
Add fair market value of total debt assumed	824.0
Less total cash acquired	(146.0)

Purchase consideration, including debt assumed and net of cash acquired	7,345.8

Allocation of purchase consideration, including debt assumed and net of cash acquired:
Net working capital (excluding cash)	55.6
Fixed assets	49.6
Other long-term assets	13.0
Other long-term liabilities	(129.3)
Deferred revenue	(226.7)
Identifiable intangible assets	3,070.7	(iii)
Deferred taxes, net	(739.2	) (iv)

Residual goodwill	5,252.1	(v)
Less Markit’s historical goodwill	(2,040.5)

Goodwill adjustment	3,211.6

(i)	The total equity consideration was estimated using a price of $35.35 for each Markit common share based on Markit’s closing share price on the NASDAQ Stock Exchange (“NASDAQ”) as of March 31, 2016, which was the last practicable date prior to the issuance of this unaudited pro forma financial information. The actual purchase consideration will be determined upon consummation of the Merger. A hypothetical 5% change in the price of Markit’s common shares, all other factors remaining constant, would result in a corresponding increase or decrease in the total purchase consideration of $312.0 million.

(ii)	The portion of the estimated purchase consideration attributable to stock compensation is a result of the accounting applicable to the reverse acquisition. From a legal perspective, the form of the awards held by Markit employees will not change; however, from an accounting perspective, the Markit award will be exchanged for an IHS award. The portion of the award that has been included as part of the consideration has been determined by multiplying the fair value of the award as of March 31, 2016 by the portion of the requisite service period that elapsed prior to the business combination divided by the total service period. An adjustment to deferred tax liabilities of $106.0 million utilizing a blended statutory tax rate of 28% has been made resulting from the stock compensation consideration.

The estimated portion of the award attributable to post-combination services resulted in additional compensation expense of $11.1 million in cost of revenue and $0.6 million in selling, general and administrative expense for the three months ended February 29, 2016 and $44.8 million in cost of revenue and $2.3 million in selling, general and administrative expense for the year ended November 30, 2015. This adjustment has been tax affected using a blended statutory tax rate of 28% resulting in an adjustment of $8.4 million and $33.9 million for the three months ended February 29, 2016 and year ended November 30, 2015, respectively.

(iii)	Except as discussed below, the carrying value of Markit’s assets and liabilities are considered to approximate their fair values.

As of February 29, 2016, the fair value of Markit’s intangible assets is estimated to be $3,070.7 million or a net increase of $2,091.1 million compared to a carrying value of $979.6 million. The primary intangible assets include customer relationships, technology, database content and trade names, for which the fair value estimates of identifiable intangible assets have been determined based on publicly available benchmark data using the income approach. The assumptions used by IHS Markit to arrive at the estimated fair value of the identifiable intangible assets have been derived primarily from publicly available information, including market transactions of varying degrees of comparability. However, a detailed analysis has not been completed and actual results may differ from these estimates.

The fair value and weighted-average estimated useful life of identifiable intangible assets are estimated as follows:

	Fair value	Weighted- average estimated useful life	Annual amortization
	($ in millions)	(in years)	($ in millions)
Customer relationships	1,737.9	22.5	77.2
Markit Tradename	185.5	25.0	7.4
Indices Tradenames	20.6	8.0	2.6
Technology	983.6	14.0	70.3
Database content	143.2	7.0	20.5

Total acquired identifiable intangible assets	3,070.7		178.0

Less Markit’s historical net book value of intangible assets	(979.6)

Adjustment to intangible assets, net	2,091.1

One quarter of the annual depreciation and amortization was calculated for the three months ended February 29, 2016. Based on the estimated respective fair values of identified intangible assets and the weighted average estimated useful lives, the following adjustment to depreciation and amortization expense has been included in the Interim Pro Forma Statement of Operations and 2015 Pro Forma Statement of Operations:

	Three months ended February 29, 2016	Year ended November 30, 2015
	($ in millions)
Amortization of identifiable intangible assets	44.5	178.0
Less Markit’s adjusted intangible amortization (U.S. GAAP)	(46.7)	(186.6)

Pro forma adjustment to depreciation and amortization	(2.2)	(8.6)

This adjustment has been tax affected using a blended statutory tax rate of 28% for the year ended November 30, 2015 and the three months ended February 29, 2016.

(iv)	The total adjustment of $609.0 million to non-current deferred tax liabilities has been recorded related to the total estimated purchase consideration including $715.0 million related to the estimated fair value step-up of $2,091.1 million on identified intangible assets, using a blended statutory tax rate of 23% partially offset by $106.0 million related to additional estimated purchase consideration attributable to stock compensation discussed at (ii) above.

(v)	The goodwill balance arising from the Merger is estimated to be $5,252.1 million, which results in a net adjustment to goodwill of $3,211.6 million. The goodwill arising from the Merger has been calculated as the excess of the total purchase consideration (including debt assumed and net of cash acquired) of $7,345.8 million over the fair value of the net assets acquired.

(c)	IHS restricted stock unit exchange and transitional awards

Pursuant to the merger agreement, certain performance-based vesting stock unit awards of IHS (“IHS PSU”) will become time-based vesting stock unit awards that vest on the February 1 following the expiration of the applicable performance period, with the respective attainment percentage conversions defined in the merger agreement. Additionally, the IHS HR Committee approved transitional equity awards for specific employees, including certain IHS NEO’s, to be granted in the form of IHS PSU Awards in shares of IHS common stock, contingent upon the closing of the Merger. Stock-based compensation expense included in cost of revenue and selling, general and administrative expense has been adjusted by $0.6 million and $12.1 million, respectfully, for the year ended November 30, 2015, and by $0.2 million and $3.0 million, respectfully, for the three months ended February 29, 2016 to reflect the impact of the conversion.

This adjustment has been tax affected using a blended statutory tax rate of 33% for the year ended November 30, 2015 and the three months ended February 29, 2016.

(d)	Impact to stockholders’ equity

The estimated impact to total stockholders’ equity is summarized as follows:

	Financing	Merger
	Transaction and related costs(1)	Eliminate Markit’s adjusted equity (U.S. GAAP)	Issuance of IHS Markit common stock(2)	Eliminate IHS’s historical common stock	Retired treasury stock(3)	Total Merger adjustments to equity
Common stock	—	(1.7)	4.2	(0.7)	—	1.8
Additional paid-in capital	—	(356.8)	6,663.6	0.7	(415.7)	5,891.8
Treasury stock	—	—	—	—	415.7	415.7
Retained earnings	(100.6)	(1,785.6)	—	—	—	(1,886.2)
Accumulated other comprehensive gain/(loss)	—	170.0	—	—	—	170.0

Total stockholders’ equity	(100.6)	(1,974.1)	6,667.8	—	—	4,593.1

(1)	Please refer to Note 4(a).
(2)	Issuance of 3.5566 common shares of IHS Markit for each share of IHS outstanding immediately prior to the Merger and reinstatement of Markit common shares at par value of $0.01 per share.
(3)	Retirement of IHS historical treasury shares per the Merger Agreement.

Note 5. Pro forma earnings per share

Pro forma earnings per share for the Pro Forma Statement of Operations have been recalculated to show the impacts of the Merger, which has been treated as a reverse acquisition. Through a reverse acquisition, the accounting acquirer’s legal capital is adjusted to reflect the legal capital of the legal acquirer. Accordingly, the equity structure of IHS Markit has been restated to reflect the number of shares of Markit issued and outstanding at the Pro Forma Balance Sheet date and the issuance of 3.5566 shares of IHS Markit for each outstanding share of IHS. Immediately upon consummation of the Merger, IHS Markit will issue replacement stock-based compensation awards in IHS Markit stock to holders of IHS stock-based compensation awards, adjusted for the exchange ratio per the Merger Agreement. Accordingly, the diluted weighted average shares has been adjusted to reflect the impact of IHS dilutive stock-based compensation awards on IHS Markit diluted earnings per share.

The weighted average number of shares used in computing basic earnings per share has been restated using the weighted average number of shares of Markit issued and outstanding and the weighted average number of shares of IHS outstanding, giving effect to the exchange ratio established in the Merger Agreement. For the three months ended February 29, 2016, IHS Markit pro forma basic earnings per share was calculated using 416.6 million weighted average shares, which reflects the 176.8 million weighted average shares of Markit issued and outstanding for the three months ended December 31, 2015 and the 67.4 million weighted average shares of IHS outstanding for the three months ended February 29, 2016 converted to 239.8 million shares of IHS Markit per the Merger Agreement. For the year ended November 30, 2015, IHS Markit pro forma basic earnings per share was calculated using 423.2 million weighted average shares, which reflects the 179.8 million weighted average shares of Markit issued and outstanding for the year ended December 31, 2015 and the 68.5 million weighted average shares of IHS outstanding for the year ended November 30, 2015 converted to 243.4 million shares of IHS Markit per the Merger Agreement.

Under U.S. GAAP, the amount of windfall tax benefits to be received by the entity upon exercise of the stock options included in the theoretical proceeds from the exercise are calculated as the amount of tax benefits that will be credited to additional paid in capital, while under IFRS, tax benefits for vested options are already recorded in the financial statements. These differences resulted in a net decrease in the Markit weighted average shares used in computing diluted earnings per share of 3.3 million and 2.3 million for the three months and year ended December 31, 2015, respectively. This calculation also reflects the impact of the future stock compensation expense to be recognized as a result of the reverse merger share exchange for Markit’s outstanding stock options further discussed in note 4(b)(ii).

The weighted average number of shares used in computing diluted earnings per share has been restated using the adjusted weighted average number of shares of Markit as per the paragraph above, the weighted average shares issued to IHS stockholders, the incremental weighted average number of dilutive shares of IHS outstanding giving effect to the exchange ratio established in the Merger Agreement, and the performance-based vesting RSU awards of IHS which will become time-based vesting RSUs as described at 4(c). For the three months ended February 29, 2016, IHS Markit pro forma diluted earnings per share was calculated using 428.5 million weighted average shares, which reflects the adjusted 184.8 million weighted average shares of Markit issued and outstanding for the three months ended December 31, 2015, the 239.8 million weighted average shares of IHS Markit issued to IHS stockholders, and the 0.7 million and 0.4 million dilutive IHS stock-based compensation awards outstanding and additional dilutive shares per the change in vesting, respectively, for the three months ended February 29, 2016 converted to 3.9 million per the Merger Agreement. For the year ended November 30, 2015, IHS Markit pro forma diluted earnings per share was calculated using 435.1 million weighted average shares, which reflects the adjusted 187.5 million weighted average shares of Markit issued and outstanding for the year ended December 31, 2015, the 243.4 million weighted average shares of IHS Markit issued to IHS stockholders, and the 0.8 million and 0.3 million dilutive IHS stock-based compensation awards outstanding and additional dilutive shares per the change in vesting, respectively, for the year ended November 30, 2015 converted to 4.2 million per the Merger Agreement.

COMPARATIVE STOCK PRICES

Markit common shares and IHS common stock are traded on the NASDAQ and NYSE under the symbols “MRKT” and “IHS”, respectively. The following table presents trading information for Markit common shares and IHS common stock on March 18, 2016, the last trading day before the public announcement of the execution of the merger agreement, and [●], 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	Markit Common Shares						IHS Common Stock
Date	High		Low		Close		High		Low		Close
March 18, 2016		$29.76		$28.70		$29.49		$111.93		$110.21		$110.71
[●], 2016	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]	$	[●]

Market Prices

The following tables set forth the high and low sales prices of Markit common shares and IHS common stock, each as reported in published financial sources, for the calendar quarters indicated.

Markit common shares

	High		Low
Year Ending December 31, 2016
Second Quarter (through [●], 2016)	$	[●]	$	[●]
First Quarter		$35.35		$26.51
Year Ending December 31, 2015
Fourth Quarter		$30.87		$28.14
Third Quarter		$29.98		$25.62
Second Quarter		$27.63		$24.96
First Quarter		$27.50		$24.93
Year Ending December 31, 2014
Fourth Quarter		$26.95		$20.99
Third Quarter		$27.20		$23.08
Second Quarter (from June 19, 2014)		$27.45		$26.06

Markit has not previously paid a dividend or adopted a dividend policy with respect to future dividends.

IHS Common Stock

	High		Low
Year Ending November 30, 2016
Second Quarter (through [●], 2016)	$	[●]	$	[●]
First Quarter		$124.60		$92.59
Fiscal Year Ending November 30, 2015
Fourth Quarter		$123.55		$104.65
Third Quarter		$135.17		$110.13
Second Quarter		$128.15		$107.00
First Quarter		$125.71		$106.03
Fiscal Year Ending November 30, 2014
Fourth Quarter		$143.92		$118.41
Third Quarter		$143.49		$124.62
Second Quarter		$126.83		$116.76
First Quarter		$123.95		$110.44
Fiscal Year Ending November 30, 2013
Fourth Quarter		$109.69		$89.58
Third Quarter		$115.64		$95.43
Second Quarter		$117.12		$95.03
First Quarter		$117.65		$107.31
Fiscal Year Ending November 30, 2012
Fourth Quarter		$118.93		$83.02
Third Quarter		$115.33		$96.00
Second Quarter		$103.25		$91.20
First Quarter		$94.74		$81.98

IHS has not previously paid a dividend or adopted a dividend policy with respect to future dividends.

COMPARISON OF RIGHTS OF MARKIT SHAREHOLDERS AND IHS STOCKHOLDERS

Markit is organized under the laws of Bermuda. IHS is organized under the laws of the State of Delaware. If the merger is consummated, the Markit amended bye-laws will be implemented and IHS stockholders will become shareholders of IHS Markit. After giving effect to the merger, the rights of shareholders of the combined company will be governed by Bermuda law, as well as the combined company’s constituent documents, including the Markit amended bye-laws. This section summarizes material differences between the rights of Markit shareholders and IHS stockholders before consummation of the merger and the rights of IHS Markit shareholders after consummation of the merger. These differences in stockholder rights result from the differences between the respective constituent documents of Markit, IHS and IHS Markit.

The following summary is not a complete statement of the rights of the shareholders of Markit, the stockholders of IHS or the shareholders of IHS Markit or a complete description of the specific provisions referred to below. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. This summary is qualified in its entirety by reference to the Bermuda Companies Act 1981, which we refer to as the Bermuda Act, the General Corporation Law of the State of Delaware, which we refer to as the DGCL, and Markit’s, IHS’s and IHS Markit’s constituent documents, which you are urged to read carefully.

The form of the Markit amended bye-laws is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Markit and IHS have filed with the SEC their respective constituent documents and will send copies of these documents to you, without charge, upon your request. For additional information, please see the section entitled “Where You Can Find More Information” beginning on page 198.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

Organizational Documents

The rights of Markit’s shareholders are currently governed by the Markit memorandum of association, referred to as the Markit memorandum of association, its bye-laws, referred to as the Markit bye-laws, and Bermuda law, including the Bermuda Act.	The rights of IHS stockholders are currently governed by IHS’s Amended and Restated Certificate of Incorporation, referred to as IHS’s Charter, its Amended and Restated Bylaws, referred to as IHS’s bylaws, and Delaware law, including the DGCL.	Upon consummation of the merger, the rights of IHS Markit shareholders will be governed by the Markit memorandum of association, the Markit amended bye-laws and Bermuda law, including the Bermuda Act.

Authorized Share Capital

The authorized share capital of Markit is $30,000,000.00 divided into shares of $0.01 each and the Markit board is authorized to designate from time to time the unissued share capital as common shares or as preference shares.	The authorized capital stock of IHS consists of 160,000,000 shares of Class A common stock par value $0.01 per share (referred to as “common stock”), and 1,600,000 shares of preferred stock, without par value per share.	There is no change in authorized share capital from Markit’s existing organization documents.

Common Shares

Subject to the rights of the holders of Markit preference shares and except as provided by the Bermuda Act, the holders of Markit common shares	The holders of common stock have the right to vote on all questions to the exclusion of all other stockholders. Common stock	There is no change from Markit’s existing organizational documents.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

have full voting powers on all matters requiring shareholder action, each such common share being entitled to one vote.	shall entitle the holder thereof to one vote per share.

Preference Shares

The Markit board is authorized to issue one or more series of preference shares and to establish the terms of any such series.	The IHS board is authorized to issue one or more series of preferred stock in series and to establish the terms of such series.	There is no change from Markit’s existing organizational documents.

Number and Qualification of Directors

The Markit bye-laws provide that the number of directors constituting the entire Markit board shall consist of such number of directors being not less than five directors or such greater number as the Markit board may from time to time determine.	The IHS board currently consists of nine members. IHS’s bylaws provide that the number of directors, which shall not be less than three or more than 15, may be determined from time to time by the vote of a majority of the entire IHS board. Directors need not be stockholders.

The Markit amended bye-laws provide that:

At all times prior to the change date, unless otherwise determined by supermajority approval, the IHS Markit board shall consist of eleven directors.

Effective as of the change date, unless otherwise determined by supermajority approval, (i) the office of director held by Jerre Stead shall be vacated and (ii) upon the vacancy of the office of director by Jerre Stead, the size of the IHS Markit board shall be reduced by one director.

From and after the change date the number of directors constituting the entire IHS Markit board shall consist of such number of directors being not less than five directors or such greater number as the IHS Markit board may from time to time determine.

Structure of Board of Directors; Term of Directors; Election of Directors

The Markit bye-laws provide that (i) the Markit board shall be divided into three classes, each of which shall consist, as nearly as possible, of one third of the total number of directors constituting the entire Markit board, (ii) one class of directors is elected annually, (iii) directors are elected for three year terms, (iv) a director

IHS’s Charter provides that the board is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one third of the IHS board is elected each year.

The IHS board is elected annually. IHS’s bylaws provide that each

There is no change from Markit’s existing organizational documents, except that the Markit amended bye-laws provide that, for any director election to occur by resolution of the shareholders prior to the change date, (i) any person proposed or nominated by the IHS Markit board to replace a

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

shall hold office until the annual general meeting for the year in which his or her term expires and (v) the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors; an absolute majority of votes cast shall not be a prerequisite to the election of such directors.	director holds office until the next annual election of directors and until the director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.	director, who (a) prior to the effective date, was a director of IHS or (b) was appointed as a director in accordance with the Markit amended bye-laws to replace a person referred to in (a), such person being referred to as a legacy IHS director, will require the approval of the legacy IHS directors, (acting by the affirmative vote of a majority of the legacy IHS directors, then in office) and (ii) any person proposed or nominated by the IHS Markit board to replace a director who was, (a) prior to the effective time, a director of Markit or (b) appointed as a director in accordance with the Markit amended bye-laws to replace a person referred to in (a), such person being referred to as a legacy Markit director will require the approval of the legacy Markit directors (acting by the affirmative vote of a majority of the legacy Markit directors then in office).

Alternate Directors

The Markit bye-laws provide that the election or appointment of a person or persons to act as a director in the alternative to any one or more directors shall not be permitted.	IHS’s charter and by-laws do not contemplate alternate directors.	There is no change from Markit’s existing organizational documents.

Removal of Directors

The Markit bye-laws provide that the shareholders entitled to vote for the election of directors may, at any special general meeting convened and held in accordance with the Markit bye-laws, remove a director only with cause, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and be served on such director not less than 14 days before the meeting and at such	IHS’s Charter and Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the votes of the outstanding shares of common stock entitled to be cast in the election of directors.	There is no change from Markit’s existing organizational documents.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

meeting the director shall be entitled to be heard on the motion for such director’s removal.

Vacancies on the Board of Directors

If a director is removed from the Markit board, the shareholders may fill the vacancy at the meeting at which such director is removed and in the absence of such election, the Markit board may fill the vacancy.

The Markit bye-laws provide that, (i) any vacancies in the Markit board occurring as a result of the death, disability, disqualification or resignation of any director, which we refer to as a casual vacancy, or as a result of an increase in the size of the Markit board, may be filled by the Markit board acting by a majority of directors, provided a quorum of directors remains in office, (ii) any director chosen to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the exiting director’s class and (iii) any increase in the size of the Markit board shall be apportioned among the director classes so as to maintain the number of directors in each class as nearly equal as possible.

	IHS’s Charter provides that any vacancies on the board will be filled only by the affirmative vote of a majority of the remaining directors even if the number of remaining directors does not constitute a quorum. Such directors so elected shall hold office for the unexpired term of the director whose place is vacant and until the election of his or her successor.	There is no change from Markit’s existing organization documents, except the Markit amended bye-laws provide that, if a casual vacancy appears on the IHS Markit board prior to the change date, the Markit board may only fill such vacancy in accordance with the following: (i) the legacy Markit directors (acting by the affirmative vote of a majority of the legacy Markit directors then in office) shall have the power to appoint any person as a director to fill a casual vacancy from any legacy Markit director, (ii) the legacy IHS directors (acting by the affirmative vote of a majority of the legacy IHS directors then in office) shall have the power to appoint any person as a director to fill a casual vacancy from any legacy IHS director and (iii) effective as of the change date, upon the vacancy of the office of director by Jerre Stead, the size of the IHS Markit board shall be reduced to ten directors and therefore no person shall be appointed as a director to fill any casual vacancy on the IHS Markit board occurring when his office is vacated.

Shareholder Action by Written Consent

The Markit bye-laws provide that anything which may be done by resolution of the company in general meeting or by resolution of a meeting of any class of the shareholders may, without a meeting and without any previous notice being required, be done by resolution in writing signed by or on behalf of all the	IHS’s Charter prohibits stockholder action by written consent. IHS’s Charter also provides that special meetings of IHS’s stockholders may be called only by the chairman of the IHS board or by IHS’s president or corporate secretary at the direction of the IHS board.	There is no change from Markit’s existing organizational documents.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

shareholders who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

Quorum

The Markit bye-laws provide that, subject to the rules of the NASDAQ Global Select Market, at any general meeting two or more persons present at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued shares in the company entitled to vote at such general meeting shall form a quorum for the transaction of business.

Markit’s bye-laws provide that the quorum necessary for the transaction of business at a Markit board meeting shall be a majority of the directors then in office, provided that if there is only one director for the time being in office the quorum shall be one. A resolution put to the vote at a Markit board meeting shall be carried by the affirmative votes of a majority of the votes cast, and in the case of an equality of votes the resolution shall fail.

IHS’s bylaws provide that, unless otherwise provided by statute, the holders of shares of a majority of the outstanding capital stock (without regard to voting rights) entitled to vote at a meeting of stockholders shall constitute a quorum at such meeting.

IHS’s bylaws provide that a majority of the total number of directors constitutes a quorum, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the board.

There is no change from Markit’s existing organizational documents.

Special General Meetings of Shareholders

The Markit bye-laws provide that the chairman or a majority of the directors then in office may convene a special general meeting of the shareholders whenever in their judgment such a meeting is necessary.

The Markit bye-laws further provide that the Markit board shall, on the requisition of shareholders holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting.

IHS’s bylaws provide that special meetings of IHS stockholders may be called by the Chairman of the board or by the President or Corporate Secretary at the direction of the IHS board. Special meetings may not be called by the stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

There is no change from Markit’s existing organizational documents.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

Notice of Shareholder Meetings

The Markit bye-laws provide that written notice of each meeting of shareholders, stating the date, time, place and general nature of the business to be conducted, shall be given to each shareholder entitled to attend and vote thereat, not less than 14 days before an annual general meeting, and not less than 10 days before a special general meeting.

The Markit bye-laws further provide that a general meeting shall, notwithstanding that it is called on shorter notice than that specified above, be deemed to have been properly called if it is so agreed by (i) all the shareholders entitled to attend and vote thereat in the case of an annual general meeting or (ii) by a majority in number of the shareholders having the right to attend and vote at the general meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

	In accordance with the DGCL, IHS’s bylaws provide that written notice of each meeting of stockholders, stating the place, date and hour of the meeting, and the purpose or purposes thereof, shall be mailed not less than 10 or more than 60 days before the date of such meeting to each stockholder entitled to vote at such meeting.	There is no change from Markit’s existing organizational documents.

Advance Notice Requirements for Shareholder Nominations and Other Provisions

The Markit bye-laws provide that for nominations and other business to be brought properly at a meeting of shareholders, a shareholder of record at such time who is entitled to vote at the meeting must have given timely notice.

The Markit bye-laws provide that to be timely, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary at Markit’s principal executive offices (i) in connection with an annual general meeting, not less than 90 days nor more than 120 days before the anniversary of the last general annual meeting or, in the event the annual general meeting is called for a date

	IHS’s bylaws provide that notice of stockholder proposals related to stockholder nominations for the election of directors must be received by the Corporate Secretary, in the case of an annual meeting, no later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, if the annual meeting is called for a date that is more than 30 days before or more than 70 days after that anniversary date, notice by the stockholder in order to be timely must be received no	There is no change from Markit’s existing organizational documents.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

that is greater than 30 days before or after such anniversary, the notice must be so delivered or mailed and received not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made and (ii) in the case of a special general meeting, not later than 7 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.	earlier than the close of business on the 120th day prior to such annual meeting or not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement is first made by IHS of the date of such meeting.

Amendments of the Memorandum of Association

The Markit bye-laws provide that no alteration or amendment to the memorandum of association may be made save in accordance with the Bermuda Act and until the same has been approved (i) by a resolution of the Markit board and (ii) by a resolution of the shareholders.

The DGCL provides that an amendment to a corporation’s certificate of incorporation requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and either call a special meeting of the stockholders entitled to vote in respect thereof for consideration of such amendment or direct that the amendment be considered at the next annual meeting of the stockholders (provided a meeting or vote is required pursuant to Section 242 of the DGCL) and (ii) the stockholders approve the amendment by a majority of outstanding shares entitled to vote (and a majority of the outstanding shares of each class entitled to vote, if any).

IHS’s Charter may be amended in accordance with the manner prescribed by the DGCL. IHS’s Charter provides that the following provisions in IHS’s Charter may be amended only by a vote of 66 2/3% or more of all of the votes of the outstanding shares

There is no change from Markit’s existing organizational documents.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

of common stock entitled to be cast: (i) the classified board, including the election and term of IHS’s directors; (ii) the removal of directors and the filling of vacancies on the IHS board; (iii) the prohibition on stockholder action by written consent; (iv) the ability to call a special meeting of stockholders being vested solely in the chairman of the IHS board or IHS’s president or corporate secretary acting at the direction of the IHS board; (v) the ability of the IHS board to adopt, amend and/or repeal IHS’s bylaws without a stockholder vote; and (vi) the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

Amendments of Bye-laws

Markit’s bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of the Markit board and by a resolution of its shareholders.

The Markit bye-laws further provide that no bye-law relating to (i) the election, removal, number, term, or classes of directors, (ii) business combinations or (iii) changes to the bye-laws, may be rescinded, altered or amended and no new bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such bye-laws, until the same has been approved by (x) a resolution of the Markit board including the affirmative vote of not less than 66 2/3% of the directors then in office and (y) a resolution of the shareholders including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue.

	IHS’s Charter and Bylaws provide that the Bylaws may be amended by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the IHS board, except that the provisions on special meetings of stockholders, stockholder notice, number and election of directors, board vacancies, removal of directors and amendment of the Bylaws may not be amended, altered, repealed or waived in any respect without the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of IHS then entitled to vote.	There is no change from Markit’s organizational documents, except that the Markit amended bye-laws provide that the changes made to the Markit bye-laws in connection with the merger may not be rescinded, altered or amended prior to the change date and no new bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such bye-laws prior to the change date, until the same has been approved by supermajority approval of the board of directors and by a resolution of the shareholders including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

Indemnification of Directors and Officers

Section 98 of the Bermuda Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Act.

The Markit bye-laws provide that Markit shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that Markit shall advance funds to its officers and directors for expenses incurred in their defence on condition to repay the funds if any allegation of fraud or dishonesty is proved. The Markit bye-laws further provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Act permits a company to

IHS’s Charter provides that a director of IHS shall not be liable to IHS or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by Delaware law, except for liability (i) for any breach of the director’s duty of loyalty to IHS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for transactions from which the director derived any improper personal benefit.

IHS’s Charter provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of IHS or is or was serving at the request of IHS as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, will be indemnified and held harmless by IHS to the fullest extent permitted by the DGCL. This right of indemnification includes the right to be paid by IHS the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by DGCL.

IHS’s Charter provides that IHS may purchase and maintain insurance on behalf of any person

There is no change from Markit’s existing organizational documents.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not such company may otherwise indemnify such officer or director. Markit has purchased and maintain a directors’ and officers’ liability policy for such purpose.	who is or was a director, officer, employee or agent of IHS, or is or was serving at the request of IHS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not IHS would have the power to indemnify such person against such liability under Delaware Law.

Preemptive Rights

Markit’s shareholders do not have preemptive rights. Thus, if additional Markit common shares are issued, the current holders of Markit common shares will own a proportionately smaller interest in a larger number of issued and outstanding common shares to the extent that they do not participate in the additional issuance.	IHS’s stockholders do not have preemptive rights. Thus, if additional shares of common stock are issued, the current holders of common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	There is no change from Markit’s existing organizational documents.

Dividends and Share Repurchases

The Bermuda Act provides that, subject to any restrictions in its memorandum of association or bye-laws, a company may not redeem or repurchase its own shares if, on the date on which the redemption or repurchase is to be effected, there are reasonable grounds for believing that the company is, or after the purchase would be, unable to pay its liabilities as they become due.

The Bermuda Act further provides that a company shall not declare or pay a dividend if there are reasonable grounds for believing that (i) the company is, or would after the payment be, unable to pay its liabilities as they become due or (ii) the realizable value of the

	The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets until the deficiency in the	There is no change from Markit’s existing organizational documents.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

company’s assets would thereby be less than its liabilities. The Markit bye-laws do not impose additional restrictions on the repurchase of shares or the payment of dividends.

amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

IHS’s Charter provides that subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the IHS board out of funds legally available therefor. In the event a dividend is paid in the form of shares of common stock or rights to acquire common stock, the holders of common stock shall receive common stock, or rights to acquire common stock, as the case may be.

Amalgamations and Mergers

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders.

As permitted by Bermuda law, the Markit bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary) that has been approved by the Markit board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy in excess of 50% of all issued and

Section 251 of the DGCL requires, with limited exceptions, a merger, consolidation or sale of substantially all of the assets of a company to be approved by the board and a majority of the issued and outstanding shares entitled to vote thereon.

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders

There is no change from Markit’s existing organizational documents.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

outstanding common shares. Any merger or amalgamation not approved by the Markit board must be approved by the holders of not less than 66-2/3% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

Under the Bermuda Act, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favour of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)-(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Neither IHS’s Charter nor Bylaws provides for appraisal rights in any additional circumstance other than as required by applicable law.

Stockholder Rights Plan
Markit does not currently have a shareholders’ rights plan in effect.	IHS does not currently have a stockholders’ rights plan in effect.	There is no change from Markit’s existing organizational documents.

Business Combination
The Markit bye-laws provide that, in addition to any other approval that may be required by applicable law, any business combination with an	Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets,	There is no change from Markit’s existing organizational documents.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by the Markit board and authorized at an annual or special general meeting by the affirmative vote of at least 66 2/3% of the votes attaching to Markit’s issued and outstanding voting shares that are not owned by the interested shareholder, unless (i) prior to the time that the shareholder becoming an interested shareholder, the Markit board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder or (ii) upon the consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned shares Markit representing at least 85% of the votes attaching to the issued and outstanding voting shares at the time the transaction commenced.

For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder. An “interested shareholder” is (i) a person that beneficially owns shares representing 15% or more of the votes attaching to Markit’s issued and outstanding voting shares and (ii) any person affiliated or associated with Markit that owned shares representing 15% or more of the votes attaching to Markit’s issued and outstanding voting shares at any time three years prior to the relevant time.

issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

IHS has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to IHS.

Markit Ltd.	IHS Inc.	IHS Markit Ltd.

Forum for Adjudication of Disputes
The Markit bye-laws provide that if any dispute arises concerning the Bermuda Act or out of or in connection with those bye-laws, including any question regarding the existence and scope of any bye-law and/or whether there has been any breach of the Bermuda Act or the bye-laws by an officer or director (whether or not such a claim is brought in the name of a shareholder or in the name of Markit), any such dispute shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda.	Neither the Charter nor the Bylaws set the forum for adjudication of disputes.	There is no change from Markit’s existing organizational documents.

Appointment of Officers
The Markit bye-laws provide that the Markit board may appoint such officers (who may or may not be directors) as the Markit board may determine for such terms as the Markit board deems fit.	IHS’s bylaws provide that the principal officers of IHS will be a Chairman, a Chief Executive Officer and/or President, a Secretary, those officers reporting directly to the Chief Executive Officer and/or President and such other officers, including one or more Controllers, as the IHS board may in its discretion designate as principal officers.	There is no change from Markit’s existing organizational documents, except the Markit amended bye-laws provide that, unless otherwise determined by supermajority approval, (i) prior to the change date, the appointment of Jerre Stead as chief executive officer of IHS Markit shall not be revoked (nor shall a successor chief executive officer be appointed), (ii) prior to the change date, the appointment of Lance Uggla as president of IHS Markit shall not be revoked (nor shall a successor president be appointed) and (iii) effective as of the change date (which in no event shall be later than December 31, 2017), (x) Jerre Stead shall cease to be chief executive officer of IHS Markit and (y) Lance Uggla shall be appointed as chief executive officer of IHS Markit.

Chairman
The Markit bye-laws provide that, unless otherwise agreed by a majority of the directors attending, the chairman of the Markit board shall act as chairman at all board meetings at which such person is present. In the chairman’s absence a chairman of the meeting shall be appointed or	IHS’s bylaws provide that the Chairman of the IHS board shall act as chairman of all stockholders meetings. In the chairman’s absence, a chairman of the meeting shall be designated by the vote of the majority of the directors present at such meeting.	There is no change from Markit’s existing organizational documents, except the Markit amended bye-laws provide that, in the chairman’s absence, the director appointed by the IHS Markit board as the lead director, which we refer to as the lead director

Markit Ltd.	IHS Inc.	IHS Markit Ltd.
elected by the directors present at the meeting unless otherwise determined in accordance with procedures adopted by the Markit board. The Markit bye-laws do not specify the role of lead director.	IHS’s bylaws do not specify the role of lead director.

shall act as chairman at all board meetings at which the lead director is present.

The Markit amended bye-laws also provide that unless otherwise determined by supermajority approval (i) prior to the change date, the appointment of Jerre Stead as chairman shall not be revoked and (ii) effective as of the change date (which shall in no event be later than December 31, 2017), (x) Jerre Stead shall cease to be chairman and (y) Lance Uggla shall be appointed as chairman.

The Markit amended bye-laws also provide that in addition to acting as chairman of board meetings as described above, the lead director shall (i) serve as the liaison between the non-management directors and the management directors, (ii) participate in the development of, and approve, the agenda for each board meeting and (ii) preside over an in camera session of the non-management directors to be held at each board meeting.

Finally, the Markit amended bye-laws provide that at all times prior to the change date, unless otherwise determined by supermajority approval, the lead director shall be a legacy Markit director and the IHS Markit board shall not have a vice chairman.

Headquarters
The Markit bye-laws do not specify a company headquarters.	IHS’s bylaws do not specify a company headquarters.	The Markit amended bye-laws provide that, unless otherwise determined by supermajority approval prior to the change date or by the IHS Markit board from and after the change date, the headquarters of IHS Markit, including its principal executive offices, will be located in London, England.

SHARE OWNERSHIP OF MARKIT DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS OF MARKIT

The following table sets forth information relating to the beneficial ownership of Markit’s common shares, as of March 31, 2016 by:

•	each of Markit’s current executive officers;

•	each of Markit’s current non-executive directors; and

•	all Markit’s current directors and executive officers as a group.

Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all common shares held by that person.

The percentage of common shares beneficially owned is computed on the basis of 205,374,554 common shares issued and outstanding as of March 31 2016. For purposes of the following table and accompanying footnotes relating to beneficial ownership of Markit’s common shares, the number of common shares issued and outstanding including 25,219,470 common shares held by the EBT.

Common shares beneficially owned(1)
Name	Number	Percentage
Executive Officers
Lance Uggla(2)	*	*
Kevin Gould(3)	3,697,855	1.80%
Jeffrey Gooch	*	*
Shane Akeroyd	*	*
Stephen Wolff	*	*
Non-Executive Directors
Edwin Cass	—	—
Jill Denham	*	*
Dinyar Devitre	*	*
William E. Ford(4)	23,275,970	11.33%
Timothy Frost	*	*
Robert Kelly	*	*
James A. Rosenthal	—	—
Cheng Chih Sung	—	—
Anne Walker	—	—
Total Executive Officers and Directors as a group (16 persons)	31,201,410	15.03%

*	Indicates beneficial ownership of less than 1% of the total issued and outstanding common shares.
(1)	The amounts and percentages of Markit’s common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest. Common shares that a person has the right to acquire within 60 days are deemed issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

(2)	These holdings do not reflect common shares and restricted shares held through a voting trust, of which Mr. Uggla and certain members of his family are beneficiaries.
(3)	Includes vested options to purchase 73,950 common shares granted to Mr. Gould on January 1, 2016.
(4)	Represents common shares held by GA Tango.

Security Ownership of Certain Beneficial Owners

The following table and accompanying footnotes set forth information relating to the beneficial ownership of Markit’s common shares by each person, or group of affiliated persons, known by Markit to beneficially own 5% or more of Markit’s issued and outstanding common shares. Markit has only one class of shares issued and outstanding, that being common shares, and all holders of Markit’s common shares have the same voting rights. The information provided in the table is based on information filed with the SEC and on information provided to Markit as of March 31, 2016.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all common shares held by that person.

The percentage of common shares beneficially owned is computed on the basis of 205,374,554 common shares issued and outstanding as of March 31, 2016. For purposes of the following table and accompanying footnotes relating to beneficial ownership of Markit’s common shares, the number of common shares issued and outstanding as of March 31, 2016 includes 25,219,470 common shares held by the EBT. Common shares that a person has the right to acquire within 60 days of March 31, 2016 are deemed issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person.

As of March 31, 2016, 125,951,025 common shares, representing 62.35% of Markit’s issued and outstanding common shares, were held by 29 U.S. record holders. Since certain of such shares are held by nominees, the foregoing figures are not representative of the number of beneficial holders.

To Markit’s knowledge, Markit is not controlled directly or indirectly, by any other corporation, government or any other natural or legal person. Markit does not know of any arrangements which would result in a change in Markit’s control.

	Common shares beneficially owned(1)
Name of beneficial owner	Number	Percentage
Esta Investments Pte Limited(2)	21,173,310	10.31%
General Atlantic Partners Tango, L.P.(3)	23,275,970	11.33%
Markit Group Holdings Limited Employee Benefit Trust(4)	25,210,470	12.28%
Canada Pension Plan Investment Board(5)	15,673,940	7.63%
Mawer Investment Management Ltd.(6)	10,630,740	5.18%

(1)	The amounts and percentages of Markit common shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest. Common shares that a person has the right to acquire within 60 days are deemed issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person.

(2)	Based on Schedule 13G filed on February 13, 2015, reflects 21,173,310 common shares held by Esta Investments Pte Limited (“Esta”). Esta is a wholly owned subsidiary of Tembusu Capital Pte. Ltd., which in turn is a wholly owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). Accordingly, as of December 31, 2014, each of Tembusu Capital Pte. Ltd. and Temasek may be deemed to beneficially own the shares held by Esta. The address for each of Esta, Tembusu Capital Pte. Ltd. and Temasek is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore, 238891.
(3)	Based on Schedule 13G filed on February 13, 2015, reflects 23,275,970 common shares held by General Atlantic Partners Tango, L.P. (“GA Tango”). The general partner of GA Tango is GAP (Bermuda) Limited (“GAP (Bermuda) Limited”). The limited partners of GA Tango are the following General Atlantic investment funds (the “GA Funds”): General Atlantic Partners (Bermuda) II, L.P. (“GAP Bermuda II”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments CDA, L.P. (“GAPCO CDA”) and GAPCO GmbH & Co. KG (“GAPCO KG”). The general partner of GAP Bermuda II is General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”) and the general partner of GenPar Bermuda is GAP (Bermuda) Limited. General Atlantic LLC (“GA LLC”) is the managing member of GAPCO III and GAPCO IV and the general partner of GAPCO CDA. GAPCO Management GmbH (“Management GmbH”) is the general partner of GAPCO KG. The Managing Directors of GA LLC are also the directors and voting shareholders of GAP (Bermuda) Limited. The Managing Directors of GA LLC make voting and investment decisions with respect to securities held by GAPCO KG and Management GmbH. As of February 13, 2015, there are 23 Managing Directors of GA LLC, including Mr. Ford, one of Markit’s directors. Each of the Managing Directors of GA LLC disclaims ownership of the common shares held by the GA Tango except to the extent he has a pecuniary interest therein. By virtue of the foregoing, GA Tango, GAP (Bermuda) Limited, GAP Bermuda II, GAPCO III, GAPCO IV, GAPCO CDA, GAPCO KG, GenPar Bermuda, Management GmbH, and GA LLC may be deemed to share voting power and the power to direct the disposition of the common shares that each owns of record. GA Tango, GAP (Bermuda) Limited, GenPar Bermuda, GAP Bermuda II, GAPCO III, GAPCO IV, GAPCO CDA, GAPCO KG, Management GmbH and GA LLC are a “group” within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended and may be deemed to beneficially own the number of common shares held by GA Tango. The principal business address of GA Tango, GAP (Bermuda) Limited, GAP Bermuda II, GAPCO III, GAPCO IV, GAPCO CDA, GAPCO KG, GenPar Bermuda, Management GmbH, and GA LLC is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd Floor, New York, New York 10055.
(4)	Based on Schedule 13G filed on February 18, 2015, Elian Employee Benefit Trustee Limited (“EEBTL”) is the trustee of the EBT and has the sole power to vote, direct the voting of, dispose of and direct the disposition of all the common shares held by EBT. The address for EEBTL is 44 Esplanade, St Helier, Jersey JE4 9WG, Channel Islands. Unless Markit directs otherwise, EEBTL may not vote any of the shares held by the EBT and is also generally obliged to forgo dividends.
(5)	Based on Schedule 13D/A filed on December 10, 2015 the business address of the Canada Pension Plan Investment Board is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5.
(6)	Based on Schedule 13G filed on February 4, 2016, the business address of Mawer Investment Management Ltd. is 600, 517—10th Avenue SW, Calgary, Alberta, Canada T2R 0A8.

Since the formation of Markit, the only significant changes of which Markit has been notified in the percentage ownership of Markit’s shares by its major shareholders described above were that:

•	each of Esta Investments Pte Limited, General Atlantic Partners Tango, L.P., JPMorgan Chase & Co., and Markit Group Holdings Limited Employee Benefit Trust received their common shares at the completion of the 2014 corporate reorganization, upon the cancellation of their ownership interests in Markit Group Holdings Limited and the reclassification of Markit’s voting and non-voting common shares into a single class of common shares;

•	JPMorgan Chase & Co. sold 5,000,740 common shares in Markit’s initial public offering in June 2014;

•	CPPIB purchased 10,420,000 common shares in Markit’s initial public offering in June 2014;

•	on February 4, 2015, JPMorgan Chase & Co. made a public filing that it held 11,669,246 common shares representing 6.4% of the class;

•	on December 10, 2015, CPPIB purchased 5,253,940 common shares from JPMorgan Chase & Co. and on January 20, 2015, JPMorgan Chase & Co. made a public filing that it held 7,114,510 common shares representing less than 5% of Markit’s issued and outstanding shares; and

•	on February 4, 2016, Mawer Investment Management Ltd. made a made a public filing that it held 10,630,740 common shares representing 5.9% of Markit’s issued and outstanding shares.

•	on December 10, 2015, CPPIB purchased 5,253,940 common shares from JPMorgan Chase & Co. and on January 20, 2015, JPMorgan Chase & Co. made a public filing that it held 7,114,510 common shares representing less than 5% of Markit’s issued and outstanding shares; and

•	on February 4, 2016, Mawer Investment Management Ltd. made a made a public filing that it held 10,630,740 common shares representing 5.9% of Markit’s issued and outstanding shares.

SHARE OWNERSHIP OF IHS DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS OF IHS

The following table shows the number of ordinary shares beneficially owned by each current director and nominee for director, each executive officer named in the Summary Compensation Table and IHS’s directors and executive officers as a group, as of April 30, 2016, to IHS’s knowledge, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act.

A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares or the right to acquire such power within 60 days of the date of the table. Ordinary shares subject to stock options presently exercisable or exercisable within 60 days of April 30, 2016, and restricted units are deemed to be outstanding and beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. There were [●] IHS common stock outstanding as of [●], 2016 and the calculations of percentage ownership below are based on such number of outstanding shares regardless of the date of the information regarding beneficial ownership reported below.

Name and Address of Beneficial Owner(1)	Number of Common Shares Beneficially Owned(2)	% of Class and Total Voting Power
Jerre L. Stead(3)	382,217	*
Todd Hyatt	17,391	*
Daniel Yergin(4)	37,784	*
Jonathan Gear	17,240	*
Anurag Gupta	20,093	*
Ruann F. Ernst	19,830	*
Christoph von Grolman	11,844	*
Brian H. Hall	27,888	*
Roger Holtback	31,225	*
Balakrishnan S. Iyer(5)	35,118	*
Deborah Doyle McWhinney	2,510	*
Jean-Paul Montupet(6)	7,173	*
Richard W. Roedel(7)	57,683	*
All current directors and executive officers as a group (14 persons)	679,381	1.0%
T. Rowe Price Associates, Inc.(8)	8,306,176	12.3%
Artisan Partners(9)	8,105,331	12.0%
The Vanguard Group(10)	4,643,641	6.8%
Edgewood Management LLC(11)	4,335,863	6.4%

*	Represents less than 1 percent.
(1)	Unless otherwise stated below, the address of each beneficial owner listed on the table is “c/o IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112.”
(2)	The number of shares reported as owned in this column includes deferred stock units, as described in the table below. None of the executive officers or directors holds stock options that are exercisable within 60 days. Excludes unvested RSUs that are reported for the executive officers on the SEC Form 4, Table 1—Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned, and excludes PSUs held by our executive officers that may be payable in common stock depending upon the achievement of certain performance goals.

Details of these holdings as of April 30, 2016, are described in the following table.

	Included in Security Ownership Table Above	Excluded in Security Ownership Table Above
Name	Deferred Stock Units	Unvested Restricted Stock Units with Time-Based Vesting	Unvested Restricted Stock Units with Performance- Based Vesting(a)
Jerre L. Stead	1,617	—	80,000
Todd Hyatt	—	7,000	37,000
Daniel Yergin	—	81,000	46,000
Jonathan Gear	—	10,200	35,200
Anurag Gupta	—	15,200	25,200
Ruann F. Ernst	15,450	1,452	—
Christoph von Grolman	11,844	1,452	—
Brian H. Hall	27,888	1,452	—
Roger Holtback	25,157	1,452	—
Balakrishnan S. Iyer	16,539	1,452	—
Jean-Paul Montupet	6,173	1,452	—
Richard W. Roedel	35,082	1,452	—
Deborah Doyle McWhinney	—	3,432	—
All current directors and executive officers as a group (14 persons)	139,750	128,496	231,900

(a)	PSUs are reported at target performance level.
(3)	Mr. Stead’s reported ownership includes 258,889 shares held by JMJS II LLP, a family trust. Ownership includes 100,000 shares pledged as collateral to secure certain personal indebtedness.
(4)	Dr. Yergin’s reported ownership includes 12,000 shares held in an irrevocable family trust.
(5)	Mr. Iyer’s reported ownership includes 12,500 shares held in irrevocable trusts for his children.
(6)	Mr. Montupet’s reported ownership includes 1,000 shares held in irrevocable family trusts.
(7)	Mr. Roedel’s reported ownership includes 2,517 shares indirectly held by a defined benefit plan, 584 shares held by a profit sharing plan, and 54,582 shares held by his wife. Mr. Roedel disclaims beneficial ownership of these shares.
(8)	This information was obtained from the Schedule 13G/A filed with the SEC on February 11, 2016, by T. Rowe Price Associates, Inc. (“Price Associates”). The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. To the knowledge of Price Associates, it does not hold more than five percent of the class on behalf of another person. Price Associates has sole voting power over 2,330,348 shares and sole dispositive power over 8,306,176 shares. Persons other than Price Associates are entitled to receive all dividends from, and proceeds from the sale of, those shares.
(9)	This information was obtained from the Schedule 13G/A jointly filed with the SEC on February 2, 2016, by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP, Artisan Partners Asset Management Inc., and Artisan Partners Funds, Inc. (collectively, “Artisan Partners”). The address of Artisan Partners is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. These securities have been acquired on behalf of discretionary clients of APLP. Artisan Partners has shared voting power over 7,628,320 shares and shared dispositive power over 8,105,331 shares. APLP holds 8,105,331 shares, including 3,554,505 shares on behalf of Artisan Partners Funds, Inc., over which shares Artisan Partners Funds, Inc. holds shared voting and dispositive power. Persons other than APLP are entitled to receive all dividends from, and proceeds from the sale of, those shares.
(10)	This information was obtained from the Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 11, 2016. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. To the knowledge of Vanguard, it does not hold more than five percent of the class on behalf of another person. Vanguard has sole voting power over 64,736 shares, shared voting power over 6,700 shares, sole dispositive power over 4,568,368 shares, and shared dispositive power over 75,273 shares.

(11)	This information was obtained from the Schedule 13G filed with the SEC on February 11, 2016 by Edgewood Management LLC (“Edgewood Management”). The address of Edgewood Management is 535 Madison Avenue, 15th Floor, New York, NY 10022. To the knowledge of Edgewood Management, it does not hold more than five percent of the class on behalf of another person. Edgewood Management has shared voting power and shared dispositive power over 4,335,863 shares.

BERMUDA COMPANY CONSIDERATIONS

Bermuda Company Considerations

Markit’s corporate affairs are governed by its memorandum of association and bye-laws and by the corporate law of Bermuda. Upon consummation of the merger, the rights of IHS Markit shareholders will be governed by the Markit memorandum of association, the Markit amended bye-laws and Bermuda law. The provisions of the Bermuda Act, which applies to Markit, differ in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware, including IHS, and their stockholders. The following is a summary of significant differences between the Bermuda Act (including modifications adopted pursuant to Markit’s bye-laws) and Bermuda common law applicable to Markit and its shareholders and the provisions of the DGCL to U.S. companies, including IHS, organized under the laws of Delaware and their stockholders.

Bermuda	Delaware

Shareholder meetings
• May be called by the Markit board and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
• May be held in or outside Bermuda.	• May be held in or outside of Delaware.
• Notice:	• Notice:
• Shareholders must be given at least five days’ advance notice of a general meeting, but the unintentional failure to give notice to any person does not invalidate the proceedings at a meeting.	• Written notice shall be given not less than 10 nor more than 60 days before the meeting.
• Under the Markit bye-laws, at least 14 days’ notice of any annual general meeting or 10 days’ notice of a special general meeting must be given to each shareholder entitled to vote at such meeting.
• Notice of general meetings must specify the place, the day and hour of the meeting and in the case of special general meetings, the general nature of the business to be considered.

•       Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder’s voting rights
• Shareholders may act by written consent to elect directors. Shareholders may not act by written consent to remove a director or auditor.	• With limited exceptions, stockholders may act by written consent to elect directors.
• Generally, except as otherwise provided in the bye-laws, or the Bermuda Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Any	• Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

Bermuda	Delaware
person authorized to vote may authorize another person or persons to act for him or her by proxy.

•       The voting rights of shareholders are regulated by the company’s bye-laws and, in certain circumstances, by the Bermuda Act. The bye-laws may specify the number to constitute a quorum and if the bye-laws permit, a general meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied.

•       For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

• The Markit bye-laws provide that when a quorum is once present in general meeting it is not broken by the subsequent withdrawal of any shareholders.	• When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.
• The bye-laws may provide for cumulative voting, although the Markit bye-laws do not.	• The certificate of incorporation may provide for cumulative voting.

•       The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.

•       Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting.

•       Every company may at any meeting of its board of directors sell, lease or exchange all or substantially all of its property and assets as its board of directors deems expedient and in the best interests of the company to do so when authorized by a resolution adopted by the holders of a majority of issued and outstanding shares of a company entitled to vote.

•       Every corporation may at any meeting of the board of directors sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

•       Any company which is the wholly-owned subsidiary of a holding company, or one or more companies which are wholly-owned subsidiaries of the same holding company, may amalgamate or merge without the vote or consent of shareholders provided that the approval of the board of directors is obtained and that a director or officer of each such company signs a statutory solvency declaration in respect of the relevant company.

•       Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

Bermuda	Delaware
• Any mortgage, charge or pledge of a company’s property and assets may be authorized without the consent of shareholders subject to any restrictions under the bye-laws.

•       Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Directors
• The board of directors of a company must consist of at least one director.	• The board of directors must consist of at least one member.
• The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the board of directors and/or the shareholders in accordance with the company’s bye-laws.

•       Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

• Removal:	• Removal:

•       Under the Markit bye-laws, any or all directors may be removed, with cause, by the holders of a majority of the shares entitled to vote at a special meeting convened and held in accordance with the bye-laws for the purpose of such removal.

•       Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

•       In the case of a classified board, stockholders may effect removal of any or all directors only for cause.

Duties of directors

•       The Bermuda Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Bermuda Act or the company’s bye-laws to be exercised by the shareholders of the company. The Markit bye-laws provide that Markit business is to be managed and conducted by the Markit board. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•       a duty to act in good faith in the best interests of the company;

•       a duty not to make a personal profit from opportunities that arise from the office of director;

•       a duty to avoid conflicts of interest; and

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a

Bermuda	Delaware
• a duty to exercise powers for the purpose for which such powers were intended	director, officer or controlling shareholder and not shared by the stockholders generally.

•       The Bermuda Act imposes a duty on directors and officers of a Bermuda company:

•       to act honestly and in good faith with a view to the best interests of the company; and

•       to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

•       The Bermuda Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders, creditors or any class thereof. Markit shareholders may not have a direct cause of action against Markit directors.

•       In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Takeovers

•       An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•       By a procedure under the Bermuda Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Supreme Court of Bermuda. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•       Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporate does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights.

•       Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

•       If the acquiring party is a company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the “offeror”), or any of its subsidiaries. If an offeror has, within four months after the

Bermuda	Delaware

making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•       Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Dissenter’s rights of appraisal

•       A dissenting shareholder (that did not vote in favor of the amalgamation or merger) of a Bermuda exempted company is entitled to be paid the fair value of his or her shares in an amalgamation or merger.

•       With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.

•       The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Dissolution
• Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each	• Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and

Bermuda	Delaware

make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar of Companies in Bermuda. The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all stockholders entitled to vote thereon consent in writing to such dissolution.

Shareholder’s derivative actions

•       Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

•       In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

LEGAL MATTERS

The validity of the Markit common shares to be issued in the merger will be passed upon by Conyers Dill & Pearman Limited, special Bermuda counsel to Markit.

EXPERTS

Markit

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Markit’s Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

IHS

The consolidated financial statements of IHS Inc., appearing in IHS Inc.’s Annual Report (Form 10-K) for the fiscal year ended November 30, 2015, and the effectiveness of IHS Inc.’s internal control over financial reporting as of November 30, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and IHS Inc. management’s assessment of the effectiveness of internal control over financial reporting as of November 30, 2015 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Markit

A notice of a shareholder nomination or proposal intended to be presented at the Markit 2016 annual meeting must comply with the Markit bye-laws and have been received by the Secretary of Markit between January 8, 2016 and February 7, 2016. A copy of the Markit bye-laws may be found on Markit’s website at www.markit.com. Alternatively, a copy will be sent without charge to any shareholder who sends a written request to the Secretary at c/o Company Secretary, Markit Legal Department, Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England.

Shareholder nominations or proposals must be received in writing by the Secretary and must comply with the requirements of the Markit bye-laws in order to be considered for Markit’s 2017 annual general meeting. Nominations or proposals for the 2017 annual general meeting of shareholders must be submitted between January 5, 2017 and February 4, 2017. Proposals should be directed to the Secretary at c/o Company Secretary, Markit Legal Department, Markit Ltd., 4th Floor, Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, England.

Additionally, under Bermuda law, shareholders holding not less than five percent of the total voting rights or 100 or more shareholders together may require Markit to give notice to Markit’s shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received by Markit at its registered office in Bermuda, located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

Additional information regarding Markit’s procedures is located in Markit’s Proxy Statement for Markit’s 2016 annual meeting filed as Exhibit 99.1 to the Form 6-K filed by Markit on March 28, 2016. See “Where You Can Find More Information” beginning on page 198.

IHS

If the merger is completed, IHS will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed or if IHS is otherwise required to do so under applicable law, IHS will hold an annual meeting of stockholders with respect to fiscal year 2017. Any stockholder nominations or proposals for other business intended to be presented at IHS’s next annual meeting must be submitted to IHS as set forth below.

At each IHS annual meeting, IHS stockholders are asked to elect directors to serve on the IHS board, to ratify the appointment of IHS’s independent registered public accounting firm for the year and to approve, by advisory vote, executive compensation. The IHS board or stockholders may submit other proposals to be included in the proxy statement. To be considered for inclusion in the 2017 annual meeting proxy statement, stockholder proposals must meet the requirements of SEC Rule 14a-8 and must have been received no later than October 27, 2016. IHS’s bylaws provide that a stockholder may otherwise propose business for consideration or nominate persons for election to the IHS board, in compliance with federal proxy rules, applicable state law and other legal requirements and without seeking to have the proposal included in IHS’s proxy statement pursuant to Rule 14a-8. IHS’s bylaws currently require that notice of such proposals or nominations for IHS’s 2017 annual meeting be received between December 7, 2016, and January 6, 2017. Any such notice must satisfy the other requirements in IHS’s bylaws applicable to such proposals and nominations.

Additional information regarding IHS’s procedures is located in IHS’s Proxy Statement on Schedule 14A filed on February 24, 2016. See “Where You Can Find More Information” beginning on page 198.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Markit board nor the IHS board knows of any matters that will be presented for consideration at either the Markit special meeting or the IHS special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as householding, potentially provides extra convenience for stockholders and cost savings for companies.

Markit

Markit has not elected to institute householding.

IHS

IHS has elected to implement the SEC’s householding rules. Accordingly, only one copy of this joint proxy statement/prospectus is being delivered to IHS stockholders residing at the same address, unless such stockholders have notified IHS of their desire to receive multiple copies of the joint proxy statement/prospectus. If you are an IHS stockholder and you received a householded mailing, and you would prefer to receive additional copies of this joint proxy statement/prospectus, or if you would like to opt out of householding for future mailings, please submit your request to Corporate Secretary, IHS Inc., 15 Inverness Way East, Englewood, Colorado 80112, or call (303) 790-0600. If you share a single address and are receiving multiple copies of this joint proxy statement/prospectus and you wish to receive a single copy at that address in the future, you will need to contact your bank, broker or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

IHS files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. Markit files annual reports and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Markit and IHS, which file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Markit’s or IHS’s respective websites for more information concerning the merger described in this joint proxy statement/prospectus. Markit’s website is www.markit.com. IHS’s website is www.ihs.com. The information contained on the websites of Markit, IHS and the SEC (except for the filings described below) is not incorporated by reference into this joint proxy statement/prospectus.

Markit has filed with the SEC a registration statement on Form F-4 to register with the SEC the Markit common shares to be issued to IHS stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Markit in addition to being a proxy statement of Markit and IHS for the special meetings. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the annexes to the registration statement.

In addition, the SEC allows Markit and IHS to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Markit has previously filed with the SEC. They contain important information about Markit, its financial condition and other matters:

•	Form 6-K filed on February 10, 2016, March 21, 2016 and March 28, 2016; and

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2015.

In addition, Markit incorporates by reference any future filing it makes with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Markit special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, or from Markit by requesting them in writing or by telephone at the following address:

Markit

4th Floor, Ropemaker Place

25 Ropemaker St.

London EC2Y 9LY

England

Attention: Investor Relations

+44 20 7260 2000

These documents are available from Markit without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that IHS has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about IHS, its financial condition and other matters.

•	Annual Report on Form 10-K for the fiscal year ended November 30, 2015.

•	Proxy Statement on Schedule 14A filed on February 24, 2016.

•	Quarterly Report on Form 10-Q filed with the SEC on March 21, 2016.

•	Current Report on Form 8-K filed with the SEC on April 5, 2016.

In addition, IHS incorporates by reference any future filing it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of this joint proxy statement/prospectus and prior to the date of the IHS special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above, or from IHS by requesting them in writing or by telephone at the following address:

IHS

15 Inverness Way East

Englewood, CO 80112

Attention: Stockholder Relations

+1 303-397-2969

These documents are available from IHS without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

If you are a Markit shareholder or an IHS stockholder and would like to request documents, please do so by [●], 2016, to receive them before the Markit special meeting or the IHS special meeting, as applicable. If you request any documents from Markit or IHS, Markit or IHS will mail them to you by first class mail, or another equally prompt means, within one business day after Markit or IHS receives your request.

This joint proxy statement/prospectus is a prospectus of Markit and is a joint proxy statement of Markit and IHS for the Markit special meeting and the IHS special meeting. You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Neither Markit nor IHS has authorized anyone to give any information or make any representation about the merger or Markit or IHS that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Markit or IHS has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus, and the information contained in any of the materials that Markit or IHS has incorporated by reference into this joint proxy statement/prospectus speaks only as of the date of such materials, unless the information specifically indicates that another date applies. Neither our mailing of this joint proxy statement/prospectus to Markit shareholders or IHS stockholders, nor the issuance by Markit of common shares pursuant to the merger, will create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

MARKIT LTD.,

MARVEL MERGER SUB, INC.,

and

IHS INC.

dated as of March 20, 2016

		Page

ARTICLE I

THE MERGER

Section 1.1	The Merger	1
Section 1.2	Closing	1
Section 1.3	Effective Time	2
Section 1.4	Effects of the Transaction	2
Section 1.5	Transaction Steps	2

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1	Name, Exchange and Trading Symbol	2
Section 2.2	Governance Matters	2
Section 2.3	Organizational Documents	3

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY; EXCHANGE OF CERTIFICATES

Section 3.1	Effect on Capital Stock of the Company	4
Section 3.2	Exchange of Shares and Certificates	5

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations and Warranties of the Company	8
Section 4.2	Representations and Warranties of Parent and Merger Sub	21

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1	Conduct of Business	32
Section 5.2	No Solicitation by the Company	39
Section 5.3	No Solicitation by Parent	41

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1	Preparation of the Form F-4 and the Joint Proxy Statement; Stockholders’ and Shareholders’ Meetings	43
Section 6.2	Access to Information; Confidentiality	44
Section 6.3	Reasonable Best Efforts	45
Section 6.4	Indemnification, Exculpation and Insurance	46

i

ii

INDEX OF DEFINED TERMS

Defined Term	Page
Action	17
affiliate	75
Agreement	1
Antitrust Laws	13
Applicable Laws	17
Book-Entry Share	7
Certificate	7
Certificate of Merger	2
Closing	2
Closing Date	2
COBRA	18
Code	10
Company	1
Company Alternative Transaction	52
Company Benefit Plan	76
Company Certificate of Incorporation	11
Company Common Stock	1
Company Disclosure Letter	11
Company DSU Award	76
Company Equity Plans	76
Company Expenses	71
Company Filed SEC Documents	10
Company Financial Advisor	28
Company Financial Statements	15
Company Material Contracts	24
Company Measurement Date	13
Company Permits	17
Company Preferred Stock	13
Company PSU Award	76
Company Qualifying Transaction	71
Company Recommendation Change	53
Company RSU Award	76
Company SEC Documents	15
Company Stockholder Approval	22
Company Stockholders Meeting	58
Company Superior Proposal	54
Company Termination Fee	71
Company Third Party	52
Company Title IV Plan	19
Company Triggering Event	76
Confidentiality Agreement	52
Continuing Employees	77
control	75
controlled group	77
Controlled Group Liability	77
Effect	77
Effective Time	2
Enforceability Exceptions	12
Environmental Claim	25

iv

Defined Term	Page
Environmental Laws	25
Environmental Permits	24
ERISA	77
ERISA Affiliate	77
Excess Shares	9
Exchange	2
Exchange Act	13
Exchange Agent	7
Exchange Fund	7
Exchange Ratio	5
Expenses Reimbursements	71
Financing Disclosure	63
Foreign Corrupt Practices Act	26
Form F-4	13
GAAP	15
Governmental Entity	12
Hazardous Materials	26
HSR Act	12
IFRS	32
Indemnified Parties	61
Intellectual Property	23
IRS	18
Joint Proxy Statement	13
knowledge	77
Liens	12
Material Adverse Effect	77
Maximum Amount	62
Merger	1
Merger Consideration	5
Merger Sub	1
Multiemployer Plan	78
Multiple Employer Plan	78
New Plans	64
Old Plans	64
Options	39
Outside Date	69
Parent	1
Parent Alternative Transaction	55
Parent Amended Bye-laws	4
Parent Benefit Plan	78
Parent Bye-laws	29
Parent Common Share	79
Parent Disclosure Letter	28
Parent EAG	39
Parent Equity Awards	79
Parent Equity Plans	79
Parent Expenses	70
Parent Filed SEC Documents	28
Parent Financial Advisor	42
Parent Financial Statements	32
Parent Material Contracts	40

v

Defined Term	Page
Parent Measurement Date	30
Parent Memorandum of Association	29
Parent Name Change	29
Parent Option	79
Parent Permits	34
Parent Qualifying Transaction	72
Parent Recommendation Change	56
Parent Restricted Share	79
Parent Restricted Stock Unit	79
Parent SEC Documents	32
Parent Share Issuance	29
Parent Shareholder Amended Bye-laws Approval	79
Parent Shareholder Approvals	80
Parent Shareholder Issuance Approval	80
Parent Shareholder Name Change Approval	80
Parent Shareholders Meeting	59
Parent Superior Proposal	56
Parent Termination Fee	72
Parent Third Party	55
Parent Title IV Plan	36
Parent Triggering Event	79
Parent Undesignated Shares	30
PBGC	19
Permitted Liens	27
person	80
Pre-Merger Financing Transaction	51
Release	26
Representative	52
Required Consents	60
Restraints	67
Sarbanes-Oxley Act	15
SEC	10
Securities Act	15
subsidiary	80
Surviving Corporation	2
Tax	22
Tax Return	22
Taxes	22
Taxing Authority	22
Termination Fees	72
Transactions	1
VAT	73
Willful Breach	80

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of March 20, 2016 (this “Agreement”), by and among MARKIT LTD., a Bermuda company (“Parent”), MARVEL MERGER SUB, INC., a Delaware corporation (“Merger Sub”), and IHS INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties hereto wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation and a wholly-owned, indirect, subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the Merger, each share of Class A common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of the Company Common Stock to be cancelled in accordance with Section 3.1(b)) shall be cancelled and each holder of such shares of the Company Common Stock shall have the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the Merger and this Agreement, determined that the consummation of the transactions contemplated hereby (the “Transactions”) is advisable and fair to, and in the best interest of, the Company and its stockholders and resolved to recommend that the Company’s stockholders approve and adopt this Agreement pursuant to the DGCL;

WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement, determined that the consummation of the Transactions is in the best interest of Parent and its shareholders and resolved to recommend that Parent’s shareholders vote to approve the Parent Share Issuance (as defined below), the Parent Name Change (as defined below) and the Parent Amended Bye-laws (as defined below);

WHEREAS, the Board of Directors of Merger Sub has unanimously adopted resolutions approving the Merger and this Agreement, determined that the consummation of the Transactions is advisable and fair to, and in the best interest of, Merger Sub and its sole shareholder and resolved to recommend that Merger Sub’s sole shareholder approve and adopt this Agreement pursuant to the DGCL; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1       The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) as a wholly owned indirect subsidiary of Parent and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Merger Sub in accordance with the DGCL.

Section 1.2       Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on the third business day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153, unless another time, date or place is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).

Section 1.3       Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Certificate of Merger”), duly executed and completed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective on such time on the Closing Date as shall be agreed by Parent and the Company and specified in the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

Section 1.4       Effects of the Transaction. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

Section 1.5       Transaction Steps. After the date of this Agreement, Parent and the Company shall cooperate in good faith to prepare and agree on a mutually acceptable plan of specific transaction steps relating to the Merger and the anticipated timing for completing such transaction steps.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1       Name, Exchange and Trading Symbol. The parties shall cause, prior to or as of the Effective Time, (a) the name of Parent to be changed to “IHS Markit Ltd.”, (b) the Parent Common Shares to be listed on the NASDAQ Global Market or the New York Stock Exchange as shall be mutually agreed upon by the Company and Parent (as so agreed, the “Exchange”) prior to the Effective Time and (b) the ticker symbol of Parent to be changed to a ticker symbol as shall be mutually agreed upon by the Company and Parent prior to the Effective Time.

Section 2.2       Governance Matters.

(a)      Board of Directors of Parent.

(i)      Subject to Section 2.2(a)(ii), the Company and Parent shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, (A) the Board of Directors of Parent to be comprised of six directors selected by the Company and identified in writing to Parent and five directors selected by Parent and identified in writing to the Company (for a total of eleven directors), with each class of directors of the Board of Directors of Parent to be made up, as near as possible, of an equal number of directors selected by the Company and directors selected by Parent, and (B) Jerre Stead to be the Chairman of the Board of Directors of Parent, in each case to hold such seat in accordance with the Parent Amended Bye-laws.

(ii)      If, as of the Effective Time, Jerre Stead is unwilling or unable to serve as a director of Parent as a result of his death, disability, disqualification, resignation or removal as a director of the Company, then the Company and Parent shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, (A) the Board of Directors of Parent to be comprised of five directors selected by the Company and identified in writing to Parent and five directors selected by Parent and identified in writing to the Company (for a total of ten directors), with each class of directors of the Board of Directors Parent to be made up, as near as possible, of an equal number of directors selected by the Company and directors selected by Parent, and (B) Lance Uggla to be the Chairman of the Board of Directors of Parent, in each case to hold such seat in accordance with the Parent Amended Bye-laws.

2

(iii)      The new members appointed to the Board of Directors of Parent shall be appointed by the Board of Directors of Parent in accordance with the Parent Bye-laws. Parent shall use its reasonable best efforts to cause to be delivered to the Company resignations effective upon the Effective Time executed by the directors of Parent in office as of immediately prior to the Effective Time who will not be continuing in office after the Effective Time.

(b)      Committees of Parent. The Company and Parent shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, each committee of the Board of Directors of Parent to be comprised of an equal number of directors selected by each of the Company and Parent to serve on the Board of Directors of Parent in accordance with the Parent Amended Bye-laws.

(c)      Officers of Parent. Subject to the following sentence, the Company and Parent shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, (i) Jerre Stead, the current Chief Executive Officer of the Company, to serve as Chief Executive Officer of Parent, (ii) Lance Uggla, the current Chief Executive Officer of Parent, to serve as President of Parent and (iii) such other individuals as mutually agreed by Parent and the Company to serve as the other officers of Parent, in each case to hold such office in accordance with the Parent Amended Bye-laws. If, as of the Effective Time, Jerre Stead is unwilling or unable to serve as Chief Executive Officer of Parent as a result of his death, disability, disqualification, resignation or removal as Chief Executive Officer of the Company, then the Company and Parent shall cooperate and take all action as is necessary to cause, effective as of the Effective Time, Lance Uggla to serve as Chief Executive Officer of Parent, to hold such office in accordance with the Parent Amended Bye-laws.

(d)      Tax Residency. It is the intention of the parties that, following the consummation of the Transactions, Parent will continue to be, and the parties will take all reasonable actions necessary to ensure that Parent remains, resident in the United Kingdom for tax purposes.

Section 2.3       Organizational Documents.

(a)      At the Effective Time, the Parent Bye-laws shall be amended and restated to read in their entirety as the Bye-laws set forth in Exhibit A (the “Parent Amended Bye-laws”).

(b)      At the Effective Time, the certificate of incorporation and the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

(c)      From and after the Effective Time, the persons listed on Section 1.5 of the Company Disclosure Letter shall be the initial directors of the Surviving Corporation (unless otherwise agreed to in writing by Parent and the Company), and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the initial officers of the Surviving Corporation, and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal.

3

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY;

EXCHANGE OF CERTIFICATES

Section 3.1       Effect on Capital Stock of the Company.

(a)      Conversion of the Company Common Stock and the Merger Sub Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company or Merger Sub, or the holders of any shares of the Company Common Stock (or options thereon):

(i)      Each issued and outstanding share of the Company Common Stock (other than any shares of the Company Common Stock to be cancelled pursuant to Section 3.1(b)) shall be converted into the right to receive 3.5566 (the “Exchange Ratio”) fully paid and nonassessable Parent Common Shares, together with cash in lieu of fractional Parent Common Shares as specified below, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. As of the Effective Time, each holder of a Certificate or Book-Entry Share representing any shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.2.

(ii)      Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for the cancellation of the shares of Merger Sub common stock and the funding of the aggregate Merger Consideration by Parent, the Surviving Corporation shall issue an equivalent number of fully paid and non-assessable shares of common stock, par value $0.01 per share, all of which shares shall be held by a subsidiary of Parent, and which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

(b)      Cancellation of Treasury Shares. Each share of the Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)      Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, share consolidation, share subdivision, share bonus issue or stock dividend (including any dividend or distribution of securities convertible into the Company Common Stock or Parent Common Shares, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of the Company Common Stock or Parent Common Shares issued and outstanding after the date hereof and prior to the Effective Time.

(d)      Treatment of the Company Equity Awards.

(i)      Each Company RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Parent restricted share unit award on the terms and conditions (including any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of Parent Common Shares, with the aggregate number of Parent restricted share units with respect to such Parent Common Shares held by each holder rounded up to the nearest whole unit, determined by multiplying the number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time by the Exchange Ratio.

(ii)      Each Company PSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the

4

part of the holder thereof, be converted into a Parent restricted share unit award on the terms and conditions (including any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of Parent Common Shares, with the aggregate number of Parent restricted share units with respect to such Parent Common Shares held by each holder rounded up to the nearest whole unit, determined by multiplying the number (A) of shares of Company Common Stock subject to such Company PSU Award immediately prior to the Effective Time by (B) the Exchange Ratio, provided that, except as set forth on Section 3.1(d)(ii) of the Company Disclosure Letter, each unvested Company PSU Award outstanding immediately prior to the Effective Time shall be converted into Parent restricted share units vesting on the February 1 following the expiration of the applicable performance period under the Company PSU Award, with respect to a number of Parent Common Shares, with the aggregate number of Parent restricted share units with respect to such Parent Common Shares held by each holder rounded up to the nearest whole unit, determined based on the percentages set forth on Section 3.1(d)(ii) of the Company Disclosure Letter, under the terms of the Company PSU Award and multiplied by the Exchange Ratio.

(iii)      Each Company DSU Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Parent deferred share unit award on the terms and conditions under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of Parent Common Shares, with the aggregate number of Parent deferred share units with respect to such Parent Common Shares held by each holder rounded up to the nearest whole unit, determined by multiplying the number of shares of Company Common Stock subject to such Company DSU Award immediately prior to the Effective Time by the Exchange Ratio.

(iv)      Effective as of the Effective Time, Parent shall assume (A) the Company RSU Awards, Company PSU Awards and Company DSU Awards that are outstanding immediately prior to the Effective Time (collectively, the “Company Equity Awards”) in accordance with the terms of this Section 3.1(d) and (B) sponsorship of each Company Equity Plan, provided that references to the Company therein shall thereupon be deemed references to Parent and references to Company Common Stock therein shall be deemed references to Parent Common Shares with appropriate equitable adjustments to reflect the Transactions.

(v)      Prior to the Effective Time, the Board of Directors of the Company or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Company Equity Awards and the Company Equity Plans as contemplated by this Section 3.1(d).

(vi)      As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of Parent Common Shares necessary to fulfill Parent’s obligations under this Section 3.1(d). Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery with respect to the Company Equity Awards assumed by it in accordance with this Section 3.1(d).

(e)      No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Company Common Stock in connection with the Merger.

Section 3.2       Exchange of Shares and Certificates.

(a)      Exchange Agent. Prior to the Effective Time, Parent or Merger Sub shall designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange Agent”) for the purpose of exchanging, in accordance with this Article III, Certificates and Book-Entry Shares for the Merger Consideration. In addition, at or prior to the Effective Time, Parent or Merger Sub shall deposit or cause to be deposited with the Exchange Agent for the benefit of holders of shares of Company Common Stock evidence of Parent Common

5

Shares representing the aggregate amount of Parent Common Shares sufficient to deliver the Merger Consideration (such shares, together with any dividends or distributions with respect thereto, hereinafter, the “Exchange Fund”). The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.1 out of the Exchange Fund.

(b)      Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, whose shares were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share, as applicable, for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor that number of whole Parent Common Shares and/or cash, as applicable, that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration of such Merger Consideration that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares.

(c)      Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to any Parent Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e), in each case until the surrender of such Certificate or Book-Entry Share in accordance with this Article III. Subject to the effect of Applicable Laws, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of Parent Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Shares to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Common Shares.

(d)      No Further Ownership Rights in Company Common Stock. All Parent Common Shares issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock, theretofore represented by such Certificates or Book-Entry Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by Applicable Law.

6

(e)      Fractional Shares.

(i)      No certificates representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.

(ii)      Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Shares (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full Parent Common Shares delivered to the Exchange Agent by Parent for issuance to holders of Certificates or Book-Entry Shares over (ii) the aggregate number of full Parent Common Shares to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on the Exchange, all in the manner provided herein.

(iii)      The sale of the Excess Shares by the Exchange Agent shall be executed on the Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.2(e).

(f)      Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.2(a) that remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to Parent for payment of their claim for any Parent Common Shares, any cash in lieu of fractional Parent Common Shares and any dividends or distributions with respect to Parent Common Shares.

(g)      No Liability. None of the Company, Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any Parent Common Shares, any cash in lieu of fractional Parent Common Shares or any dividends or distributions with respect to Parent Common Shares in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

7

(h)      Investment of Merger Consideration. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided, that no losses on such investments shall affect the cash payable to former holders of shares of the Company Common Stock pursuant to this Article III. Any interest and other income resulting from such investments shall be paid to Parent.

(i)      Withholding Rights. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(j)      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of the Company Common Stock formerly represented thereby, any cash in lieu of fractional Parent Common Shares, and unpaid dividends and distributions on Parent Common Shares deliverable in respect thereof, pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1        Representations and Warranties of the Company. Except as set forth in any Company SEC Document filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the “Company Filed SEC Documents”) and filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2014 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by the Company to Parent prior to the date of this Agreement (the “Company Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), the Company represents and warrants to Parent as follows:

(a)      Organization, Standing and Corporate Power. Each of the Company and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to or made available to Parent prior to the date of this Agreement true and complete copies of any amendments to the Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) and the Bylaws of the Company not filed as of the date of this Agreement with the Company Filed SEC Documents.

8

(b)      Corporate Authority; Non-contravention.

(i)       The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject (in the case of the Merger) to the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the state of Delaware. The Board of Directors of the Company (at a meeting duly called and held) has, by the unanimous vote of all directors of the Company: (a) determined that entering this Agreement and consummating the Transactions, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; and (c) recommended the adoption of this Agreement by the holders of the Company Common Stock and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders Meeting, and, subject to Section 5.2(b), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(ii)      The execution and delivery of this Agreement by the Company do not, and the consummation of the Transactions and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of the Company or any of its subsidiaries, under (A) the Company Certificate of Incorporation or the Bylaws of the Company or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on the Company or (2) prevent or materially delay the consummation of any of the Transactions.

(iii)      No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”) is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the

9

“HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”); (B) the filing with the SEC of (x) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, together with the proxy statement relating to the Parent Shareholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”), (y) the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance (the “Form F-4”) and (z) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Transactions; (C) the filing of the Certificate of Merger with the Secretary of State of the state of Delaware and appropriate documents with the relevant authorities of other states in which the Company and Parent or their respective subsidiaries are qualified to do business; (D) such filings with and approvals of the Exchange to permit the Parent Common Shares that are to be issued in the Merger to be listed on the Exchange; and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on the Company or (2) prevent or materially delay the consummation of any of the Transactions.

(c)       Capital Structure.

(i)      The authorized capital stock of the Company consists of 160,000,000 shares of Company Common Stock and 1,600,000 shares of preferred stock, without par value per share (the “Company Preferred Stock”). At the close of business on March 17, 2016 (the “Company Measurement Date”), (A) 67,426,093 shares of Company Common Stock were issued and outstanding, (B) 3,653,427 shares of Company Common Stock were held by the Company in its treasury, (C) no shares of Company Preferred Stock were issued and outstanding, (D) 942,982 shares of Company Common Stock were subject to issuance pursuant to Company RSU Awards, (E) 1,477,878 shares of Company Common Stock were subject to issuance pursuant to Company PSU Awards (assuming satisfaction of any performance vesting conditions at maximum levels taking into account the conversion percentages set forth on Section 3.1(d)(ii) of the Company Disclosure Letter, where applicable), and (F) 139,750 shares of Company Common Stock were subject to issuance pursuant to Company DSU Awards. The Company has provided to Parent a true and complete list of all Company RSU Awards, Company PSU Awards and Company DSU Awards, including with respect to each such award, as applicable, the date of grant, vesting schedule, expiration date and number of shares of Company Common Stock subject thereto. Five Business Days prior to the Closing Date, the Company shall provide to Parent a revised version of such information, updated as of such date.

(ii)       All outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.1(c) and except for changes since the Company Measurement Date resulting from the issuance of shares of Company Common Stock pursuant to Company RSU Awards, Company PSU Awards or Company DSU Awards or as expressly permitted by Section 5.1(a)(ii), (A) there are not issued or outstanding (x) any shares of capital stock or other voting securities of the Company, (y) any securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of the Company or (z) any warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries (including any subsidiary trust), or obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of the Company, and (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

10

(iii)      There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or its subsidiaries. Neither the Company nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(d)      Subsidiaries.

(i)      The subsidiaries set forth on Section 4.1(d)(i) of the Company Disclosure Letter are the only Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) of the Company. All outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(ii)      There are no outstanding (A) securities of the Company or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options or other rights to acquire from the Company or any of its subsidiaries, or any obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any subsidiary of the Company or (C) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(e)       SEC Documents; Financial Statements; Undisclosed Liabilities.

(i)      The Company and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since December 1, 2012 (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii)      The consolidated financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the Company SEC Documents (the “Company Financial Statements”) were prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

11

(iii)      Except (A) as reflected or reserved against in the Company’s audited balance sheet as of November 30, 2015 (or the notes thereto) as included in the Company Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since November 30, 2015 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(iv)      the Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets. Since December 1, 2012, none of the Company, the Company’s independent accountants, the Board of Directors of the Company or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(v)      The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(vi)      Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the Company’s or such subsidiary’s published financial statements or other Company SEC Documents.

(f)      Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is

12

made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Form F-4 or the Joint Proxy Statement.

(g)      Absence of Certain Changes or Events.

(i)      From November 30, 2015, through the date of this Agreement, other than with respect to the Transactions, the businesses of the Company and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii)      Since November 30, 2015, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

(h)      Compliance with Applicable Laws; Outstanding Orders.

(i)      The Company, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of the Company and its subsidiaries (the “Company Permits”), except where the failure to have any such Company Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its subsidiaries are in compliance with the terms of the Company Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (collectively, “Applicable Laws”) relating to the Company and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Company Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii)      Neither the Company nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of any of the Transactions.

(i)      Litigation. There is no action, suit, investigation or proceeding (each, an “Action”) pending against or, to the knowledge of the Company, threatened in writing against or affecting the Company or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on the Company or (B) prevent or materially delay the consummation of any of the Transactions.

(j)      Benefit Plans.

(i)      Section 4.1(j)(i) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan or, in the case of employment or offer letters or agreements, forms thereof that are substantially the same as any individual agreements. With respect to each material Company Benefit Plan, the Company has made available, upon request, to Parent complete and accurate copies of (A) such Company Benefit Plan and, to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto and (E) the most recently received IRS determination letter or opinion, if applicable.

(ii)      Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (A) each of the Company Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the

13

Code and in each case the regulations thereunder; (B) no Company Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law; (C) all contributions or other amounts payable by the Company or its subsidiaries as of the Effective Time pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP; (D) neither the Company nor any of its subsidiaries has engaged in a transaction in connection with which the Company or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) there are no pending, or to the knowledge of the Company, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(iii)      Except as set forth on Section 4.1(j)(iii) of the Company Disclosure Letter, none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv)      Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v)      Section 4.1(j)(v) of the Company Disclosure Letter sets forth each Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Company Title IV Plan”). With respect to each Company Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Company Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (D) none of the Company, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of the Company, is expected to be incurred by the Company or any of its subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Company Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of the Company, any of its subsidiaries or any of their respective ERISA Affiliates. Since July 1, 2014, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Title IV Plan, or any material change in the manner in which contributions to any Company Title IV Plan are made or the basis on which such contributions are determined.

(vi)      Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (A) result in any payment

14

(including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or its subsidiaries under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vii)      No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 or Section 4985 of the Code or any Taxes required by Section 409A or Section 457A of the Code.

(viii)      Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, all the Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k)      Labor and Employment Matters.

(i)      Neither the Company nor any of its subsidiaries is a party to or bound by, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract with a labor union or labor organization. Neither the Company nor any of its subsidiaries is subject to a (and during the three-year period preceding the date of this Agreement, there has not been any) labor dispute, strike or work stoppage except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its subsidiaries is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(ii)      The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any of its subsidiaries, other than (x) any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to (i) be material to the Company or (ii) prevent the execution of this Agreement or the consummation of the Transactions or (y) any such consents or notifications that are attributable to the combined employee population resulting from the Transactions.

(l)      Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

(i)      (A) All Tax Returns required to be filed by the Company and its subsidiaries, have been timely filed, (B) all such Tax Returns are true, complete and correct in all respects, (C) all Taxes shown as due and payable on such Tax Returns have been paid, (D) all Taxes of the Company or its subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have, to the extent relevant or required, been properly reserved for in the Company Financial Statements and (E) the Company and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

15

(ii)      No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person.

(iii)      (A) No audits or other administrative proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of the Company or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (B) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any of its subsidiaries may be liable, which has not been fully paid or finally settled.

(iv)      Neither the Company nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its subsidiaries or an agreement entered into in the ordinary course of business which does not relate primarily to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company is the common parent corporation), (C) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of foreign, state or local Tax law or (D) has any liability for the payment of Taxes of any person (other than the Company or any of its subsidiaries) as a successor or transferee.

(v)      None of the assets of the Company or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vi)      Neither the Company nor any of its subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax law in any other jurisdiction by reason of a change in accounting method or otherwise.

(vii)      Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 as relates to Section 355) (A) in the two years prior to the date of this Agreement or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(viii)      Neither the Company nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(ix)      Section 4.1(l)(ix) of the Company Disclosure Letter sets forth, for each calendar quarter ending after January 1, 2010, the aggregate repurchases by the Company of shares of capital stock or other voting securities of the Company, including the number of shares repurchased, the average purchase price for such repurchases, and the aggregate purchase price of such repurchases. The Company has made no other distributions with respect to its capital stock or other voting securities since January 1, 2010 until the date hereof.

(x)      As used in this Agreement, “Tax” or “Taxes” means all taxes, charges, levies or other like assessments imposed by any Governmental Entity, including any income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or additional

16

amounts imposed by any Governmental Entity, whether disputed or not, and any liability for any of the foregoing as transferee or as a result of being party to any Tax sharing agreement other than any agreement the principal purpose of which is not the sharing of Taxes. “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes. “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns and any schedules or amendments thereto filed or required to be filed with any Taxing Authority relating to Taxes.

(m)      Voting Requirements. The affirmative vote at the Company Stockholders Meeting of the holders of a majority of all outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) is necessary to adopt this Agreement. The Company Stockholder Approval is the only vote of holders of any securities of the Company or its subsidiaries necessary to approve and consummate the Transactions.

(n)      Takeover Statutes and Charter Provisions. Assuming that neither Parent nor any of its “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL, the Board of Directors of the Company has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to the Company or any of its subsidiaries in connection with this Agreement, the Merger or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its subsidiaries is subject, party or otherwise bound.

(o)      Intellectual Property.

(i)      the Company and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements, permissions or otherwise all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The conduct of the Company’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, except for infringements, misappropriations, dilutions or other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. No claims are pending or, to the knowledge of the Company, threatened in writing adversely affecting the Intellectual Property rights of the Company, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property rights of the Company or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(ii)      As used in this Agreement, “Intellectual Property” means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), rights in computer programs and computer databases and related data, technology, trade secrets, confidential business information (including confidential ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development

17

information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

(p)      Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of $50,000,000 or any guarantee thereof, or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of the Company and its subsidiaries (including, for purposes of this Section 4.1(p), Parent and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted (all contracts of the types described in clauses (i) through (iii), collectively, the “Company Material Contracts”). The Company has delivered or made available to Parent, prior to the date of this Agreement, true and complete copies of all the Company Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Company Filed SEC Documents. Each Company Material Contract is valid and binding on the Company (or, to the extent a subsidiary of the Company is a party, such subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and the Company and each subsidiary of the Company have in all material respects performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(q)      Environmental Protection.

(i)      Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company:

(A)      the Company and each of its subsidiaries are and have been since January 1, 2010 in compliance with all applicable Environmental Laws and neither the Company nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that the Company or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.

(B)      the Company and each of its subsidiaries have obtained or have applied for all environmental, health and safety permits and governmental authorizations (collectively, the “Environmental Permits”) necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its subsidiaries are in compliance with all terms and conditions of the material Environmental Permits.

(C)      There are no Environmental Claims pending or, to the knowledge of the Company, threatened in writing (I) against the Company or any of its subsidiaries, (II) to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law, or (III) against any real or personal property or operations which the Company or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2010, in whole or in part.

18

(D)      There has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries, or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(ii)      Definitions. As used in this Agreement:

(A)      “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings, requests for information, orders or written notices of noncompliance or violation by any person or entity (including any Governmental Entity), alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (I) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries (for purposes of this Section 4.1(q)) or by Parent or any of its subsidiaries (for purposes of Section 4.2(q)), (II) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (III) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

(B)      “Environmental Laws” means all federal, state, foreign and supranational and local laws, rules and regulations, including civil and common laws, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(C)      “Hazardous Materials” means (I) any petroleum or petroleum products, radioactive materials, asbestos in any form, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (II) any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import under any Environmental Law and (III) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its subsidiaries operates (for purposes of this Section 4.1(q)) or in which Parent or any of its subsidiaries operates (for purposes of Section 4.2(q)).

(D)      “Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the atmosphere, soil, surface water, groundwater or property.

(r)      Foreign Corrupt Practices Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”), and any other applicable foreign or domestic anticorruption or anti-bribery laws, (ii) the Company and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and anti-bribery laws, and (iii) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices

19

Act and other Applicable Laws), neither the Company nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

(s)      Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company: (A) the Company and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) all such real property (I) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (II) has sufficient access to a public road and (III) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable the Company Permits and Applicable Laws with respect to the Company and its subsidiaries, (C) there are no existing (or to the Company’s knowledge, threatened in writing) condemnation proceedings with respect to any such real property, and (D) with respect to all such leased real property, the Company and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither the Company nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure. As used herein, “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Company Filed SEC Documents or Parent Filed SEC Documents, as the case may be, together with the following (without duplication): (A) Liens imposed by law, such as any mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against the Company or Parent, as the case may be, with respect to which the Company or Parent, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of the Company or Parent, as the case may be, in accordance with GAAP, (B) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Company or Parent, as the case may be, in accordance with GAAP, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from licenses of Intellectual Property, (F) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or Parent, as the case may be, in the ordinary course of business, (G) leases, subleases, licenses and occupancy agreements by the Company or Parent, as the case may

20

be, as landlord, sublandlord or licensor, (H) Liens disclosed on any title insurance policy held by the Company or Parent, as the case may be, in existence on the date of this Agreement, and (I) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.

(t)      Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. (the “Company Financial Advisor”), to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Stock (other than Parent and its affiliates). An executed copy of such opinion will be made available to Parent solely for informational purposes promptly after receipt thereof by the Board of Directors of the Company. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(u)      Brokers. Except for fees payable to the Company Financial Advisor, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

(v)      Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, as of the date hereof, (a) all current, insurance policies and contracts of the Company and its subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid. Neither the Company nor any of its subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.2       Representations and Warranties of Parent and Merger Sub. Except as set forth in any Parent SEC Document filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the “Parent Filed SEC Documents”) and filed with the SEC since June 19, 2014 (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Parent to the Company prior to the date of this Agreement (the “Parent Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a)      Organization, Standing and Corporate Power. Each of Parent, Merger Sub and the other subsidiaries of Parent is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent, Merger Sub and the other subsidiaries of Parent is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent has delivered to or made available to the Company prior to the date of this Agreement true and complete copies of any amendments to its Certificate of Incorporation, Memorandum of Association (the “Parent Memorandum of Association”) and Bye-laws (the “Parent Bye-laws”) not filed as of the date of this Agreement with the Parent Filed SEC Documents.

21

(b)      Corporate Authority; Non-contravention.

(i)      Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, subject (in the case of the issuance of Parent Common Shares in the Merger (the “Parent Share Issuance”), the name change of “Markit Ltd.” to “IHS Markit Ltd.” (the “Parent Name Change”) and the Parent Amended Bye-laws) to the Parent Shareholder Approvals and (in the case of Merger Sub) to the adoption of this Agreement by Merger Sub’s sole shareholder (which adoption shall occur immediately after the execution and delivery of this Agreement), to consummate the Transactions, including the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject (in the case of the Parent Share Issuance, the Parent Name Change and the Parent Amended Bye-laws) to the Parent Shareholder Approvals and (in the case of Merger Sub) to the adoption of this Agreement by Merger Sub’s sole shareholder (which adoption shall occur immediately after the execution and delivery of this Agreement) and the filing of the Certificate of Merger with the Secretary of State of the state of Delaware. The Board of Directors of Parent (at a meeting duly called and held) has, by the unanimous vote of all directors of Parent: (a) determined that entering this Agreement and consummating the Transactions, including the Parent Share Issuance, the Parent Name Change and the Parent Amended Bye-laws, are advisable and fair to, and in the best interests of, Parent and its shareholders; (b) authorized and approved the execution, delivery and performance of this Agreement by Parent and approved the Parent Share Issuance, the Parent Name Change and the Parent Amended Bye-laws; and (c) recommended that the shareholders of Parent vote in favor of the approval of the Parent Share Issuance, the Parent Name Change and the Parent Amended Bye-laws, and, subject to Section 5.3(b), such resolutions have not been rescinded, modified or withdrawn in any way. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except for the Enforceability Exceptions.

(ii)      The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries, under (A) the Parent Memorandum of Association or the Parent Bye-laws or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Parent or any of its subsidiaries is a party or by which Parent, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses, restrictions or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Parent or (2) prevent or materially delay the consummation of any of the Transactions.

(iii)      No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Merger Sub or any other subsidiaries of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions, except for (A) compliance with any applicable requirements of the Antitrust Laws; (B) the filing with the SEC of (x) a proxy statement relating to the Parent Shareholders Meeting (as defined in Section 6.1(c)), (y) the Form F-4 and (z) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection

22

with this Agreement and the Transactions; (C) the filing of the Certificate of Merger with the Secretary of State of the state of Delaware and appropriate documents with the relevant authorities of other states in which Parent and the Company or their respective subsidiaries are qualified to do business; (D) such filings with and approvals of the Exchange to permit the Parent Common Shares that are to be issued in the Merger to be listed on the Exchange; and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Parent or (2) prevent or materially delay the consummation of any of the Transactions.

(c)      Capital Structure.

(i)      The authorized share capital of Parent consists of 3,000,000,000 Parent Common Shares and undesignated shares, par value $0.01 per share (the “Parent Undesignated Shares”). At the close of business on March 16, 2016 (the “Parent Measurement Date”), (A) 201,659,059 Parent Common Shares were issued and outstanding (of which, (1) 25,219,470 Parent Common Shares were held by the Employee Benefit Trust (as defined in the Parent Disclosure Letter) and (2) 176,439,589 Parent Common Shares were held by other shareholders), (B) no Parent Common Shares were held by Parent in its treasury, (C) no shares of Parent Undesignated Shares were issued and outstanding, (D) there were 3,131,373 Parent Common Shares that were Parent Restricted Shares, (E) 50,651,572 Parent Common Shares were subject to issuance pursuant to outstanding Parent Options and (F) 106,070 Parent Common Shares were subject to issuance pursuant to Parent Restricted Stock Units. Parent has provided to the Company a true and complete list of each tranche of Parent Options, including with respect to each such tranche, the date of grant, vesting schedule, expiration date and the aggregate number of shares of Parent Common Shares subject to such tranche. Five Business Days prior to the Closing Date, the Company shall provide to Parent a revised version of such information, updated as of such date.

(ii)       All issued and outstanding shares of Parent are, and all shares of Parent that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.2(c) and except for changes since the Parent Measurement Date resulting from the issuance of Parent Common Shares pursuant to Parent Options and awards of Parent Restricted Shares and Parent Restricted Stock Units, or as expressly permitted by Section 5.1(b)(ii), (A) there are not issued and outstanding (x) any shares or other voting securities of Parent, (y) any securities of Parent, Merger Sub or any other subsidiaries of Parent convertible into or exchangeable or exercisable for, or based upon the value of, shares or voting securities of Parent or (z) any warrants, calls, options or other rights to acquire from Parent, Merger Sub or any other subsidiaries of Parent (including any subsidiary trust), or obligations of Parent, Merger Sub or any other subsidiaries of Parent to issue, any shares, capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, shares or voting securities of Parent, and (B) there are no outstanding obligations of Parent, Merger Sub or any other subsidiaries of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii)       There are no voting trusts or other agreements or understandings to which Parent, Merger Sub or any other subsidiaries of Parent is a party with respect to the voting of shares, capital stock or other equity interest of Parent, Merger Sub or other subsidiaries of Parent. None of Parent, Merger Sub or any other subsidiaries of Parent has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

(d)       Subsidiaries.

(i)       The subsidiaries set forth on Section 4.2(d)(i) of the Parent Disclosure Letter are the only Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) of Parent. All

23

outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(ii)       There are no outstanding (A) securities of Parent or any of its subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (B) warrants, calls, options or other rights to acquire from Parent or any of its subsidiaries, or any obligation of Parent or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any subsidiary of Parent, or (C) obligations of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities of subsidiaries of Parent or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(e)       SEC Documents; Financial Statements; Undisclosed Liabilities.

(i)       Parent and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since June 19, 2014 (the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to the knowledge of Parent, none of the Parent SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii)       The consolidated financial statements (including all related notes and schedules) of Parent and its subsidiaries included in the Parent SEC Documents (the “Parent Financial Statements”) were prepared in all material respects in accordance with the International Financial Reporting Standards (“IFRS”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii)       Except (A) as reflected or reserved against in Parent’s audited balance sheet as of December 31, 2015 (or the notes thereto) as included in the Parent Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2015 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by IFRS to be reflected on a consolidated balance sheet of Parent and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(iv)       Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with

24

IFRS, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s properties or assets. Since January 1, 2013, none of Parent, Parent’s independent accountants, the Board of Directors of Parent or its audit committee has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Parent, (ii) “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(v)       The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(vi)       Neither Parent nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its subsidiaries in Parent’s or such subsidiary’s published financial statements or other Parent SEC Documents.

(f)       Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to Parent’s shareholders or at the time of the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form F-4 or the Joint Proxy Statement.

(g)       Absence of Certain Changes or Events.

(i)       From December 31, 2015, through the date of this Agreement, other than with respect to the Transactions, the businesses of Parent and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii)       Since December 31, 2015, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent.

(h)       Compliance with Applicable Laws; Outstanding Orders.

(i)       Parent, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of

25

the businesses of Parent and its subsidiaries (the “Parent Permits”), except where the failure to have any such Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Parent, Merger Sub and the other subsidiaries of Parent are in compliance with the terms of the Parent Permits and all Applicable Laws relating to Parent, Merger Sub and the other subsidiaries of Parent or their respective businesses or properties, except where the failure to be in compliance with such Parent Permits or Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(ii)       Neither Parent nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on Parent or (B) prevent or materially delay the consummation of any of the Transactions.

(i)       Litigation. There is no Action pending against or, to the knowledge of Parent, threatened in writing against or affecting Parent, Merger Sub or any other subsidiaries of Parent or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Parent or (B) prevent or materially delay the consummation of any of the Transactions.

(j) Benefit Plans.

(i)       Section 4.2(j)(i) of the Parent Disclosure Letter sets forth a true and complete list of each material Parent Benefit Plan or, in the case of employment or offer letters or agreements, forms thereof that are substantially the same as any individual agreements. With respect to each material Parent Benefit Plan, Parent has made available, upon request, to the Company complete and accurate copies of (A) such Parent Benefit Plan and, to the extent applicable, summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto and (E) the most recently received IRS determination letter or opinion, if applicable.

(ii)       Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (A) each of the Parent Benefit Plans has been operated and administered in compliance with its terms and in accordance with Applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (B) no Parent Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law; (C) all contributions or other amounts payable by Parent or its subsidiaries as of the Effective Time pursuant to each Parent Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with IFRS; (D) neither Parent nor any of its subsidiaries has engaged in a transaction in connection with which Parent or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (E) there are no pending, or to the knowledge of Parent, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans or any trusts related thereto.

(iii)       Except as set forth on Section 4.2(j)(iii) of the Parent Disclosure Letter, none of Parent, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of Parent, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years,

26

withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv)       Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v)       Section 4.2(j)(v) of the Parent Disclosure Letter sets forth each Parent Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code (each, a “Parent Title IV Plan”). With respect to each Parent Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Parent Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (D) none of Parent, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the PBGC have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of Parent, is expected to be incurred by Parent or any of its subsidiaries and (G) the PBGC has not instituted proceedings to terminate any such Parent Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of Parent, any of its subsidiaries or any of their respective ERISA Affiliates. Since July 1, 2014, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Parent Title IV Plan, or any material change in the manner in which contributions to any Parent Title IV Plan are made or the basis on which such contributions are determined.

(vi)       Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of Parent or its subsidiaries under any Parent Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vii)       No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Parent or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 or Section 4985 of the Code or any Taxes required by Section 409A or Section 457A of the Code.

(viii)       Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, all Parent Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

27

(k)       Labor and Employment Matters.

(i)       Neither Parent nor any of its subsidiaries is a party to, or bound by, and is not currently negotiating in connection with entering into, any collective bargaining agreement or other contract with a labor union or labor organization. Neither Parent nor any of its subsidiaries is subject to a (and during the three-year period preceding the date of this Agreement, there has not been any) labor dispute, strike or work stoppage except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. To the knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any of its subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of its subsidiaries is in compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

(ii)       The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Parent or any of its subsidiaries, other than (x) any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to (i) be material to Parent or (ii) prevent the execution of this Agreement or the consummation of the Transactions or (y) any such consents or notifications that are attributable to the combined employee population resulting from the Transactions.

(l)       Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent:

(i)      (A) All Tax Returns required to be filed by Parent and its subsidiaries, have been timely filed, (B) all such Tax Returns are true, complete and correct in all respects, (C) all Taxes shown as due and payable on such Tax Returns have been paid, (D) all Taxes of Parent or its subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have, to the extent relevant or required, been properly reserved for in the Parent Financial Statements and (E) Parent and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii)       No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Parent or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person.

(iii)      (A) No audits or other administrative proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Parent or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (B) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Parent or any of its subsidiaries may be liable, which has not been fully paid or finally settled.

(iv)       Neither Parent nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among Parent and its subsidiaries or an agreement entered into in the ordinary course of business which does not relate primarily to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Parent is the common parent corporation), (C) has entered into a closing agreement pursuant to Section 7121 of the Code, or

28

any predecessor provision or any similar provision of foreign, state or local Tax law or (D) has any liability for the payment of Taxes of any person (other than Parent or any of its subsidiaries) as a successor or transferee.

(v)       None of the assets of Parent or any of its subsidiaries is subject to any Liens for Taxes (other than Liens for Taxes that are Permitted Liens).

(vi)       Neither Parent nor any of its subsidiaries has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax law in any other jurisdiction by reason of a change in accounting method or otherwise.

(vii)       Neither Parent nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 as relates to Section 355) (A) in the two years prior to the date of this Agreement or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(viii)       Neither Parent nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(ix)       Parent is, and at all times since its formation has been, treated as a foreign corporation for U.S. federal income Tax purposes.

(x) Parent is, and at all times since its formation has been, Tax resident in the United Kingdom.

(xi)       Neither Parent nor any member of the Parent “expanded affiliated group” within the meaning of Code Section 7874 (the “Parent EAG”) has (i) issued any options (or similar interests within the meaning of Code Section 7874 and the Treasury regulations promulgated thereunder, collectively “Options”) or (ii) any knowledge that any Options of Parent or any member of the Parent EAG have been transferred or acquired, in each case, with a principal purpose of avoiding the application of Code Section 7874 after the Merger or, in the case of clause (i) only, the probability of exercise of which is remote.

(xii)       There have not been and will not be any acquisitions by Parent or any member of the Parent EAG of domestic corporations and/or domestic partnerships, in each case that are part of the same plan or series of transactions as, or that are otherwise related to, the Merger. No stock of Parent has been or will be (i) sold in a public offering related to the Merger or (ii) transferred in a transaction related to the Merger that increases the fair market value of the assets of Parent or decreases the amount of its liabilities.

(xiii)       Immediately following the Merger, no stock of Parent will be held by members of the Parent EAG within the meaning of Code Section 7874 other than by Parent as treasury stock.

(m)       Voting Requirements. The Parent Shareholder Approvals are the only votes of holders of any securities of Parent or its subsidiaries necessary to approve and consummate the Transactions.

(n)       Takeover Statutes and Charter Provisions. Assuming that neither the Company nor any of its “affiliates” or “associates” is, or at any time during the last three years has been, an “interested shareholder” of Parent, in each case as defined in Bye-law 74.1(c) of the Parent Bye-laws, the Board of Directors of Parent has taken all action necessary to render the restrictions on “Business Combinations” (as defined in Bye-law 74.1(c) of the Parent Bye-laws) as set forth in Bye-Law 74 of the Parent Bye-laws inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no antitakeover statute or regulation applies with respect to Parent or any of its subsidiaries in connection with this Agreement, the Merger or any of the other transactions

29

contemplated hereby. As of the date of this Agreement, there is no shareholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Parent or any of its subsidiaries is subject, party or otherwise bound.

(o)       Intellectual Property. Parent and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements, permissions or otherwise all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The conduct of Parent’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, except for infringements, misappropriations, dilutions or other violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. No claims are pending or, to the knowledge of Parent, threatened in writing adversely affecting the Intellectual Property rights of Parent, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property rights of Parent or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(p)       Certain Contracts. Except for this Agreement, as of the date of this Agreement, neither Parent nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of $50,000,000 or any guarantee thereof, or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the businesses of Parent and its subsidiaries (including, for purposes of this Section 4.2(p), the Company and its subsidiaries, assuming the Merger has taken place), taken as a whole, is or would be conducted (all contracts of the types described in clauses (i) through (iii), collectively, the “Parent Material Contracts”). Parent has delivered or made available to the Company, prior to the date of this Agreement, true and complete copies of all Parent Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Parent Filed SEC Documents. Each Parent Material Contract is valid and binding on Parent (or, to the extent a subsidiary of Parent is a party, such subsidiary) and is in full force and effect (subject to the Enforceability Exceptions), and Parent and each subsidiary of Parent have in all material respects performed all obligations required to be performed by them to date under each Parent Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of Parent, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Parent Material Contract. To the knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(q)       Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent:

(i)       Parent and each of its subsidiaries are and have been since January 1, 2010 in compliance with all applicable Environmental Laws and neither Parent nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that Parent or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.

(ii)       Parent and each of its subsidiaries have obtained or have applied for all Environmental Permits necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been

30

timely filed and is pending agency approval, and Parent and its subsidiaries are in compliance with all terms and conditions of the material Environmental Permits.

(iii)       There are no Environmental Claims, pending or, to the knowledge of Parent, threatened in writing (A) against Parent or any of its subsidiaries, (B) to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law, or (C) against any real or personal property or operations which Parent or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2010, in whole or in part.

(iv)       There has been no Release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Parent or any of its subsidiaries, or, to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(r)       Foreign Corrupt Practices Act. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent and its affiliates, directors, officers and employees have complied with the Foreign Corrupt Practices Act and any other applicable foreign or domestic anticorruption or antibribery laws, (ii) Parent and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws, and (iii) except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws), neither Parent nor any of its affiliates, directors, officers, employees, agents or other representatives acting on its behalf have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts.

(s)       Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent: (A) Parent and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to each and all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) all such real property (I) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (II) has sufficient access to a public road and (III) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Parent Permits and Applicable Laws with respect to Parent and its subsidiaries, (C) there are no existing (or to Parent’s knowledge, threatened in writing) condemnation proceedings with respect to any such real property, and (D) with respect to all such leased real property, Parent and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Parent nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

31

(t)       Opinion of Financial Advisor. Parent has received the opinion of J.P. Morgan Securities LLC (the “Parent Financial Advisor”), to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Exchange Ratio is fair from a financial point of view to Parent. An executed copy of such opinion will be made available to the Company solely for informational purposes promptly after receipt thereof by the Board of Directors of Parent. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(u)       Brokers. Except for fees payable to the Parent Financial Advisor, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

(v)       No Merger Sub Activity. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with this Agreement.

(w)       Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, as of the date hereof, (a) all current, insurance policies and contracts of Parent and its subsidiaries are in full force and effect and are valid and enforceable and (b) all premiums due thereunder have been paid. Neither Parent nor any of its subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1        Conduct of Business.

(a)       Conduct of Business by the Company. Except as set forth in Section 5.1(a) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement or as consented to by Parent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in Section 5.1(a) of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement or as consented to by Parent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

(i)      (A) other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of a Company Equity Award under a Company Equity Plan

32

in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any awards granted under a Company Equity Plan that are outstanding on the date of this Agreement);

(ii)       issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of Company Equity Awards under the Company Equity Plans and outstanding as of the date of this Agreement in accordance with their present terms and (B) Company Equity Awards granted in accordance with Section 5.1(a)(ix)(C);

(iii)      (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Company Material Contract except in connection with any amendments to, and normal renewals of, Company Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of the Company or its subsidiaries containing (1) any material restriction on the ability of the Company or its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger, (2) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Effective Time, would impose obligations on Parent or its affiliates, or (3) any provision of the type described in clause (iii) of the definition of Company Material Contracts;

(iv)      (A) merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (C) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (D) enter into any new line of business, except (x) in the case of clauses (A) and (C), (1) in the ordinary course of business consistent with past practice, (2) transactions involving only direct or indirect wholly-owned subsidiaries of the Company, or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $50,000,000; (y) in the case of clause (B), any transactions involving only the direct or indirect wholly-owned subsidiaries of the Company; and (z) each of clauses (A), (B) and (C) are subject to the restrictions set forth in Section 6.3;

(v)      (A) transfer, sell, lease, sublease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of the Company or any of its subsidiaries, or (B) mortgage or pledge any material assets or material properties of the Company or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations, or (3) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $50,000,000;

(vi)       create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness incurred in the ordinary course of business and consistent with past practice under the Company’s current borrowing agreements and facilities or any refinancing, substitution or replacement thereof, (B) for any

33

inter-company indebtedness solely involving the Company and/or direct or indirect wholly-owned subsidiaries, (C) as required by existing contracts entered into in the ordinary course of business, (D) incremental indebtedness for borrowed money not to exceed $50,000,000 in the aggregate outstanding at any time incurred by the Company or any of its subsidiaries other than in accordance with clauses (A) through (C), or (E) guarantees by the Company of indebtedness for borrowed money of its subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(a)(vi);

(vii)       without limiting Section 6.13, waive, release, assign, settle or compromise any pending or threatened (in writing) Action which is material to the business of the Company and its subsidiaries, taken as a whole;

(viii)      (A) make, change or revoke any material Tax election, (B) settle or compromise Tax claims or liabilities in an amount in excess of a $30,000,000 income statement expense for all such Tax claims or liabilities during the period from the date of this Agreement through the Closing Date, (C) take any action which would reasonably be expected to cause the Company or any subsidiary of the Company to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions or (D) change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes, provided, that with respect to each of (A) and (D) of this Section 5.1(a)(viii), any such elections or changes, as applicable, occurring during the period from the date of this Agreement through the Closing Date would not reasonably be expected to have an impact in excess of a $30,000,000 income statement expense;

(ix)       except as required by Applicable Law or any Company Benefit Plan, (A) increase the compensation or benefits payable or to be provided to any of its directors, officers, employees or consultants (other than increases in annual base salaries and incentive compensation opportunities at times and in amounts in the ordinary course of business consistent with past practice), (B) grant or increase to any of its directors, officers, employees or consultants any severance, termination, change in control or retention pay (other than severance payments made in connection with the termination of employment of employees (other than employees with the title of senior vice president or above) occurring in the ordinary course of business consistent with past practice), (C) grant any equity or equity-based awards except for the grants of Company Equity Awards pursuant to the Company Equity Plans in the ordinary course of business consistent with past practice in connection with the hirings of new employees, provided that any such grants of Company Equity Awards, together with all other grants of Company Equity Awards on or after the Company Measurement Date (including, for the avoidance of doubt, any grants of Company Equity Awards permitted by or contemplated under Section 5.1(a) of the Company Disclosure Letter), shall not provide for the issuance in the aggregate (based on the maximum number of shares of Company Common Stock that may be issued under each such Company Equity Award taking into account the conversion percentages set forth on Section 3.1(d)(ii) of the Company Disclosure Letter, where applicable) of more than 495,000 shares of Company Common Stock, provided, further, that, Company Equity Awards shall only be granted as Company PSU Awards to the extent expressly set forth on Section 5.1(a)(ix) of the Company Disclosure Letter, (D) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation (other than the payment of accrued and unpaid cash bonuses or other cash incentive compensation), (E) enter into any employment, severance, retention or change in control agreement with any of its directors, officers, employees or consultants (other than offer letters that do not otherwise provide for severance, retention or change in control payments or benefits), and severance or separation agreements entered into in connection with severance payments to be made in accordance with clause (B) above), (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan (or a plan or arrangement that would be a Company Benefit Plan if in existence as of the date hereof), or (G) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees or consultants;

34

(x)       change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with the Company’s outside auditor, or (B) as required by Applicable Law;

(xi)       make or authorize any payment of, commitment for, or accrual of aggregate capital expenditures for any 12-month period that are greater than 110% of the amount set forth on Section 5.1(a)(xi) of the Company Disclosure Letter;

(xii)       write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be consistent with the Company’s financial accounting policies and procedures and GAAP as determined in consultation with the Company’s outside auditor;

(xiii)       amend the Company Certificate of Incorporation or Bylaws of the Company; or

(xiv)       authorize, or commit or agree to take, any of the foregoing actions.

(b)       Conduct of Business by Parent. Except as set forth in Section 5.1(b) of the Parent Disclosure Letter or as otherwise expressly contemplated by this Agreement or as consented to by the Company in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use all reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use reasonable best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Except as set forth in Section 5.1(b) of the Parent Disclosure Letter or as otherwise expressly contemplated by this Agreement or as consented to by the Company in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its subsidiaries to:

(i)      (A) other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Parent to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its shares or capital stock, (B) split, combine or reclassify any of its shares or capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares or shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares or shares of capital stock of Parent or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of an award under a Parent Equity Plan in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of any equity or equity-based awards granted under a Parent Equity Plan that are outstanding on the date of this Agreement), except pursuant to the Parent share repurchase programs announced prior to the date hereof and set forth on Section 5.1(b)(i)(C) of the Parent Disclosure Letter;

(ii)       issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) in connection with the settlement of Parent Equity Awards granted under the Parent Equity Plans and outstanding as of the date of this Agreement in accordance with their present terms, (B) Parent Equity Awards granted in accordance with Section 5.2(a)(ix)(C);and (C) pursuant to the Parent share repurchase programs announced prior to the date hereof and set forth on Section 5.1(b)(i)(C) of the Parent Disclosure Letter);

35

(iii)      (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive any material provision of any Parent Material Contract except in connection with any amendments to, and normal renewals of, Parent Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of Parent or its subsidiaries containing (1) any material restriction on the ability of Parent or its subsidiaries to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger, (2) with respect to any material agreement, contract or other binding obligation, any restrictions granting “most favored nation” status that, following the Effective Time, would impose obligations on Parent or its affiliates, or (3) any provision of the type described in clause (iii) of the definition of Parent Material Contracts;

(iv)      (A) merge with or enter into a consolidation with or otherwise acquire an interest of 50% or more of the outstanding equity interests in any person or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (B) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (C) otherwise acquire (including, through leases, subleases and licenses of real property) any assets, or (D) enter into any new line of business, except, (x) in the case of clauses (A) and (C), (1) in the ordinary course of business consistent with past practice, (2) transactions involving only direct or indirect wholly-owned subsidiaries of Parent, or (3) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $50,000,000; (y) in the case of clause (B), transactions involving only the direct or indirect wholly-owned subsidiaries of Parent (other than Merger Sub); and (z) each of clauses (A), (B) and (C) are subject to the restrictions set forth in Section 6.3;

(v)      (A) transfer, sell, lease, sublease, license, sublicense, grant a non-assert with respect to or otherwise abandon or dispose of any material assets or material properties of Parent or any of its subsidiaries, or (B) mortgage or pledge any material assets or material properties of Parent or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) in addition to transfers, sales, leases, subleases, licenses, sublicenses or other dispositions pursuant to clauses (1) and (2), in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $50,000,000;

(vi)       create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except (A) for indebtedness incurred in the ordinary course of business and consistent with past practice under Parent’s current borrowing agreements and facilities or any refinancing, substitution or replacement thereof, (B) for any inter-company indebtedness solely involving Parent and/or direct or indirect wholly-owned subsidiaries, (C) as required by existing contracts entered into in the ordinary course of business, (D) incremental indebtedness for borrowed money not to exceed $50,000,000 in the aggregate outstanding at any time incurred by Parent or any of its subsidiaries other than in accordance with clauses (A) through (C), or (E) guarantees by Parent of indebtedness for borrowed money of its subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(b)(vi);

(vii)       without limiting Section 6.13, waive, release, assign, settle or compromise any pending or threatened (in writing) Action which is material to the business of Parent and its subsidiaries, taken as a whole;

36

(viii)      (A) make, change or revoke any material Tax election, (B) settle or compromise Tax claims or liabilities in an amount in excess of a $30,000,000 income statement expense for all such Tax claims or liabilities during the period from the date of this Agreement through the Closing Date, (C) take any action which would reasonably be expected to cause the Company or any subsidiary of the Company to be treated as an “expatriated entity” within the meaning of Section 7874(a)(2) of the Code as a result of the Transactions or (D) change (or make a request to any Taxing Authority to change) any material aspect of its method of accounting for Tax purposes; provided, that with respect to each of (A) and (D) of this Section 5.1(b)(viii), any such elections or changes, as applicable, occurring during the period from the date of this Agreement through the Closing Date would not reasonably be expected to have an impact in excess of a $30,000,000 income statement expense;

(ix)       except as required by Applicable Law or any Parent Benefit Plan, (A) increase the compensation or benefits payable or to be provided to any of its directors, officers, employees or consultants (other than increases in annual base salaries and incentive compensation opportunities at times and in amounts in the ordinary course of business consistent with past practice), (B) grant or increase to any of its directors, officers, employees or consultants any severance, termination, change in control or retention pay (other than severance payments made in connection with the termination of employment of employees (other than employees with the title of managing director or above) occurring in the ordinary course of business consistent with past practice), (C) grant any equity or equity-based awards except for the granting of Parent Equity Awards pursuant to the Parent Equity Plans in the ordinary course of business consistent with past practice in connection with the hirings of new employees, (D) pay or award, or commit to pay or award, any cash bonuses or cash incentive compensation (other than the payment of accrued and unpaid cash bonuses or other cash incentive compensation), (E) enter into any employment, severance, retention or change in control agreement with any of its directors, officers, employees or consultants (other than offer letters that do not otherwise provide for severance, retention or change in control payments or benefits), and severance or separation agreements entered into in connection with severance payments to be made in accordance with clause (B) above), (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Parent Benefit Plan (or a plan or arrangement that would be a Parent Benefit Plan if in existence as of the date hereof), or (G) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any of its directors, officers, employees or consultants;

(x)       change any of its material financial accounting policies or procedures currently in effect, except (A) as required by IFRS, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with Parent’s outside auditor or (B) as required by Applicable Law;

(xi)       make or authorize any payment of, commitment for, or accrual of aggregate capital expenditures for any 12-month period that are greater than 110% of the amount set forth on Section 5.1(b)(xi) of the Parent Disclosure Letter;

(xii)       write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be consistent with Parent’s financial accounting policies and procedures and IFRS as determined in consultation with Parent’s outside auditor;

(xiii)       amend the Parent Memorandum of Association or the Parent Bye-laws; or

(xiv)       authorize, or commit or agree to take, any of the foregoing actions.

(c)       Other Actions. Except as required by law, during the period from the date of this Agreement to the Effective Time, neither the Company nor Parent shall, nor shall either permit any of its subsidiaries to, take any action that would, or that would reasonably be expected to, prevent or materially delay the satisfaction of any of the conditions to the Merger set forth in Article VII.

37

(d)       Financing Cooperation.

(i)       Subject to the limitation set forth in Section 5.1, during the period from the date of this Agreement to the Effective Time, the parties hereto shall cooperate in good faith to implement any necessary, appropriate or desirable arrangements in connection with each party’s indentures or other documents governing or relating to indebtedness with respect to any financing matters concerning the Company, Parent and the Transactions.

(ii)       The parties hereto acknowledge and agree that, prior to the Effective Time, subject to the limitation set forth in Section 5.1, it may be necessary for the Company and/or Parent to enter into financing transactions (including, without limitation, the raising of new financing, the refinancing of existing indebtedness, the retirement, prepayment or redemption of existing indebtedness and/or producing amendments, amendment and restatements, modifications, waivers or consents in relating to existing indebtedness) (any such financing transaction, a “Pre-Merger Financing Transaction”). In connection with any Pre-Merger Financing Transaction, the parties hereto shall, and shall cause their subsidiaries and their respective officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents, financial advisors and other advisors and representatives to cooperate and use their reasonable best efforts to provide such information and documentation to each other as may be necessary or reasonably desirable in connection with the structuring, marketing and execution of any Pre-Merger Financing Transaction, including (A) participating in meetings and due diligence sessions and rating agency presentations in connection with the Pre-Merger Financing Transaction and preparing materials in connection therewith, (B) assisting with the preparation of any portion of the disclosure in relation to the Pre-Merger Financing Transaction that relates to the Merger or the Transactions (including any historical and pro forma financial information and operational data), (C) executing and delivering any pledge and security document, guarantees, indentures, other definitive financing documents, and other certificates or documents and legal opinions as may be reasonably requested (provided such documents will not take effect until the Effective Time) and (D) delivering, or procuring the delivery of, such information, certificates, authorization letters, comfort letters, representation letters and other documents as may be necessary or desirable by any party to any such Pre-Merger Financing Transaction (including, without limitation, any investment or commercial banks appointed in any capacity with respect to any Pre-Merger Financing Transaction). Neither party shall enter into any Pre-Merger Financing Transaction, or incur any fees and expenses in connection with any Pre-Merger Financing Transaction that would be subject to reimbursement under Section 6.5, without the other party’s prior written consent (not to be unreasonably withheld); provided that, for the avoidance of doubt, consent shall not be required for (x) any inter-company indebtedness solely involving Parent and/or direct or indirect wholly-owned subsidiaries of Parent or solely involving the Company and/or direct or indirect wholly-owned subsidiaries of the Company and (y) any other action permitted by Section 5.1(a)(vi) or Section 5.1(b)(vi), as applicable.

(iii)       Notwithstanding anything to the contrary in this Section 5.1(d), neither the Company nor Parent shall be required to (x) enter into any Pre-Merger Financing Transaction that is not conditioned upon the consummation of the Merger or (y) disclose any information pursuant to this Section 5.1(d) to the extent that (A) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (B) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (C) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (A) through (C) of this Section 5.1(d), the Company or Parent, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company and Parent and (3) in the case of clauses (A) through (C), utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege.

38

Section 5.2        No Solicitation by the Company.

(a)       The Company shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative (a “Representative”) retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Company Alternative Transaction or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Company Alternative Transaction, except to notify such person (or group of persons) as to the existence of the provisions of this Section 5.2; provided, however, that if, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a material breach of this Section 5.2(a) constitutes or could reasonably be expected to result in a Company Superior Proposal, subject to compliance with Section 5.2(c), the Company and its Representatives may (A) furnish information with respect to the Company and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality (it being understood that such confidentiality agreement need not include any “standstill” terms) generally no less restrictive than the terms of the confidentiality agreement, dated December 24, 2015, as amended, entered into between the Company and Parent (the “Confidentiality Agreement”), and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Company Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Parent and its subsidiaries (including Merger Sub) (such person (or group of persons), a “Company Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the issued and outstanding shares of Company Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or similar transaction pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, assets or businesses of the Company or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its subsidiaries taken as a whole, (iii) any transaction pursuant to which any Company Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and any entity surviving any merger or combination including any of them) of the Company or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its subsidiaries taken as a whole or (iv) any disposition of assets to a Company Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and its subsidiaries, taken as a whole.

(b)       Except as permitted by this Section 5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “Company Recommendation Change”), provided, that nothing herein shall restrict or otherwise limit the Company from making accurate disclosure to its stockholders of factual information regarding the business, financial condition or results of operations of the Company or, so long as the Company provides Parent with reasonable advance notice and a copy of the proposed disclosure, the fact that a proposal the consummation

39

of which would constitute a Company Alternative Transaction has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be a Company Recommendation Change), so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the recommendation made by the Board of Directors of the Company or (iii) cause the Company or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Company Alternative Transaction or requiring, or reasonably likely to cause, the Company to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 5.3(a)). Notwithstanding the foregoing, in the event that prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company determines in good faith, after it has received a Company Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) effect a Company Recommendation Change, but only at a time that is after the fourth business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Company Superior Proposal specifying the material terms and conditions of such Company Superior Proposal, identifying the person making such Company Superior Proposal and stating that it intends to make a Company Recommendation Change; provided that in the event of a subsequent modification to the material terms and conditions of such Company Superior Proposal, the Board of Directors of the Company may only effect a Company Recommendation Change after the later of (x) the fourth business day following Parent’s receipt of the initial written notice advising Parent of the Company Superior Proposal and (y) the second business day following Parent’s receipt of written notice from the Company advising Parent of the modification to such terms and conditions; and provided further that during such four or two business day notice period, as applicable, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the proposal to enter into a Company Alternative Transaction no longer constitutes a Company Superior Proposal. For purposes of this Agreement, a “Company Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Company Third Party to enter into a Company Alternative Transaction (with all references to 20% in the definition of Company Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a material breach of Section 5.2(a), (B) is on terms that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the Company’s stockholders than the Transactions, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Parent in response to such proposal to enter into a Company Alternative Transaction and the identity of the person making such proposal to enter into a Company Alternative Transaction), and (C) is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(c)       In addition to the obligations of the Company set forth in Section 5.2(a) and Section 5.2(b), the Company shall promptly, and in any event within 24 hours of receipt thereof, advise Parent orally and in writing of any request for information or of any proposal relating to a Company Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal. The Company shall (i) keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between the Company or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such request or proposal.

(d)       Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or

40

from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Company Recommendation Change shall be subject to the provisions of Section 5.2(b).

Section 5.3        No Solicitation by Parent.

(a)       Parent shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any Representatives retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Parent Alternative Transaction or (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Parent Alternative Transaction, except to notify such person (or group of persons) as to the existence of the provisions of this Section 5.3; provided, however, that if, at any time prior to obtaining the Parent Shareholder Approvals, the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a material breach of this Section 5.3(a) constitutes or could reasonably be expected to result in a Parent Superior Proposal, subject to compliance with Section 5.3(c), Parent and its Representatives may (A) furnish information with respect to Parent and its subsidiaries to the person (or group of persons) making such proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to the Company or is provided to the Company prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality (it being understood that such confidentiality agreement need not include any “standstill” terms) generally no less restrictive than the terms of the Confidentiality Agreement and (B) participate in discussions or negotiations regarding such proposal with the person (or group of persons) making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Parent Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than the Company and its subsidiaries (such persons (or group of persons), a “Parent Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the issued and outstanding Parent Common Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of Parent, whether from Parent or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or similar transaction pursuant to which any Parent Third Party acquires or would acquire, directly or indirectly, assets or businesses of Parent or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its subsidiaries taken as a whole, (iii) any transaction pursuant to which any Parent Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Parent and any entity surviving any merger or combination including any of them) of Parent or any of its subsidiaries representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its subsidiaries taken as a whole or (iv) any disposition of assets to a Parent Third Party representing 20% or more of the revenues, net income or assets (in each case on a consolidated basis) of Parent and its subsidiaries, taken as a whole.

(b)       Except as permitted by this Section 5.3(b), neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, or fail to make, in each case in a manner adverse to the Company, the approval or recommendation by such Board of Directors or such committee of the Parent Share Issuance, the Parent Name Change or the Parent Amended Bye-laws or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Parent Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “Parent Recommendation Change”), provided, that nothing herein shall restrict or otherwise limit Parent from making accurate disclosure to its shareholders of factual information regarding the business, financial condition or results

41

of operations of Parent or, so long as Parent provides the Company with reasonable advance notice and a copy of the proposed disclosure, the fact that a proposal the consummation of which would constitute a Parent Alternative Transaction has been made, the identity of the party making such proposal or the material terms of such proposal (and such disclosure shall not be deemed to be a Parent Recommendation Change), so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the recommendation made by the Board of Directors of Parent or (iii) cause Parent or any of its controlled affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Parent Alternative Transaction or requiring, or reasonably likely to cause, Parent to terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the consummation of the Merger or any of the other transactions contemplated by this Agreement (other than a confidentiality agreement referred to in Section 5.3(a)). Notwithstanding the foregoing, in the event that prior to obtaining the Parent Shareholder Approvals, the Board of Directors of Parent determines in good faith, after it has received a Parent Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of Parent may (subject to this and the following sentences) effect a Parent Recommendation Change, but only at a time that is after the fourth business day following the Company’s receipt of written notice from Parent advising the Company that the Board of Directors of Parent has received a Parent Superior Proposal specifying the material terms and conditions of such Parent Superior Proposal, identifying the person making such Parent Superior Proposal and stating that it intends to make a Parent Recommendation Change; provided that in the event of a subsequent modification to the material terms and conditions of such Parent Superior Proposal, the Board of Directors of Parent may only effect a Parent Recommendation Change after the later of (x) the fourth business day following the Company’s receipt of the initial written notice advising the Company of the Parent Superior Proposal and (y) the second business day following the Company’s receipt of written notice from Parent advising the Company of the modification to such terms and conditions; and provided further that during such four or two business day notice period, as applicable, Parent engages (to the extent requested by the Company) in good faith negotiations with the Company to amend this Agreement in such a manner that the proposal to enter into a Parent Alternative Transaction no longer constitutes a Parent Superior Proposal. For purposes of this Agreement, a “Parent Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Parent Third Party to enter into a Parent Alternative Transaction (with all references to 20% in the definition of Parent Alternative Transaction being treated as references to 50% for these purposes) that (A) did not result from a material breach of Section 5.3(a), (B) is on terms that the Board of Directors of Parent determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to Parent’s shareholders than the Transactions, taking into account all relevant factors (including any changes to this Agreement that may be proposed by the Company in response to such proposal to enter into a Parent Alternative Transaction and the identity of the person making such proposal to enter into a Parent Alternative Transaction) and (C) is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

(c)       In addition to the obligations of Parent set forth in Sections 5.3(a) and 5.3(b), Parent shall promptly, and in any event within 24 hours of receipt thereof, advise the Company orally and in writing of any request for information or of any proposal relating to a Parent Alternative Transaction, the material terms and conditions of such request or proposal (including any changes thereto) and the identity of the person making such request or proposal. Parent shall (i) keep the Company reasonably informed of the status and details (including amendments or proposed amendments) of any such request or proposal on a current basis and (ii) provide to the Company as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written materials exchanged between Parent or its subsidiaries or any of their Representatives, on the one hand, and any person making such request or proposal, on the other hand, in each case that describes in any material respect any of the material terms or conditions of any such request or proposal.

(d)       Nothing contained in this Section 5.3 shall prohibit Parent from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or

42

from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Parent Recommendation Change shall be subject to the provisions of Section 5.3(b).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1        Preparation of the Form F-4 and the Joint Proxy Statement; Stockholders’ and Shareholders’ Meetings.

(a)       As soon as practicable following the date of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC, the Joint Proxy Statement, and Parent shall prepare and cause to be filed with the SEC the Form F-4 with respect to the Parent Common Shares issuable in the Merger, in which the Joint Proxy Statement shall be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement received from the SEC. Parent and the Company shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form F-4 prior to filing such with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form F-4 shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Form F-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided, further, that this approval right shall not apply with respect to information relating to a Company Recommendation Change or a Parent Recommendation Change. The Company shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to the Company’s stockholders, and Parent shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Parent’s shareholders, in each case as promptly as practicable after the Form F-4 is declared effective under the Securities Act. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement or the Form F-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company, Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to any of the Form F-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company and shareholders of Parent.

(b)       The Company shall, as promptly as practicable after the Form F-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) in accordance with the DGCL for the purpose of obtaining the Company Stockholder Approval and shall subject to the provisions of Section 5.2(b), through its Board of Directors, recommend to its stockholders the adoption of this Agreement. The Company may only postpone or adjourn the Company

43

Stockholders Meeting (i) if necessary to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting; provided, however, that the Company shall postpone or adjourn the Company Stockholders Meeting up to two (2) times for up to thirty days each time upon the request of Parent if necessary to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval.

(c)       Parent shall, as promptly as practicable after the Form F-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholders Meeting”) in accordance with the Companies Act 1981 of Bermuda and the Parent Bye-laws for the purpose of obtaining the Parent Shareholder Approvals and shall subject to the provisions of Section 5.3(b), through its Board of Directors, recommend to its shareholders the adoption of this Agreement. Parent may only postpone or adjourn the Parent Shareholders Meeting (i) if necessary to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approvals, (ii) for the absence of a quorum, and (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Parent prior to the Parent Shareholders Meeting; provided, however, that Parent shall postpone or adjourn the Parent Shareholders Meeting up to two (2) times for up to thirty days each time upon the request of the Company if necessary to solicit additional proxies for the purpose of obtaining the Parent Shareholders Approvals.

(d)      The Company and Parent shall use reasonable best efforts to hold the Company Stockholders Meeting and the Parent Shareholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

(e)      The only matters to be voted upon at each of the Company Stockholders Meeting and the Parent Shareholders Meeting are (i) in the case of the Company, the Merger, (ii) in the case of Parent, the Parent Share Issuance, the Parent Name Change, and the Parent Amended Bye-laws, (iii) any adjournment or postponement of the Company Stockholders Meeting or the Parent Shareholders Meeting, as applicable, and (iv) any other matters as are required by Applicable Law.

Section 6.2       Access to Information; Confidentiality. Subject to the Confidentiality Agreement and subject to Applicable Law, upon reasonable notice, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that the foregoing shall not require the Company and Parent to disclose any information pursuant to this Section 6.2 to the extent that (i) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 6.2, the Company or Parent, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Company or Parent and (3) in the case of clauses (i) through (iii), utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating

44

Applicable Law or jeopardizing such privilege. No review pursuant to this Section 6.2 shall affect any representation or warranty given by the other party hereto. Each of the Company and Parent shall hold, and shall cause its respective affiliates, officers, employees and Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

Section 6.3       Reasonable Best Efforts.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts in (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, including any required action or non-action under the Antitrust Laws (the “Required Consents”) prior to the Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) the contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement, (v) refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger and (vi) unless there has been a Company Recommendation Change made in compliance with Section 5.2(b) (in the case of the Company’s obligation to use its reasonable best efforts) or a Parent Recommendation Change made in compliance with this Section 5.3(b) (in the case of Parent’s obligation to use its reasonable its best efforts), obtaining the Company Stockholder Approval and the Parent Shareholder Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, (ii) appropriate filings, if any are required, pursuant to foreign Antitrust Laws as promptly as practicable and (iii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to the Antitrust Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the Antitrust Laws and the receipt of the Required Consents as soon as practicable. The parties agree that the use of “reasonable best efforts” in this Section 6.3 shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (x) the sale, divestiture or disposition of such assets or businesses of either party or its Subsidiaries or affiliates and (y) restrictions, or actions that after the Effective Time would limit the Company’s or Parent’s or its other subsidiaries’ or affiliates’ freedom of action or operations with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in each case (A) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions, (B) conditioned upon the consummation of the Merger and (C) unless such sale, divestiture, disposition, restriction or action would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the business, properties, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or the Company and its subsidiaries, taken as a whole (a “Regulatory Material Adverse Effect”).

(b)      The parties shall jointly develop, and each of the parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any

45

Antitrust Law prior to their submission. Each of the parties shall (i) promptly notify the other party of any communication inquiry or investigation received by that party from, or given by it to, any Governmental Entity and, subject to Applicable Law, permit the other party to review in advance any proposed communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein and (iii) promptly furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective officers, directors, employees and Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Merger in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (i) and (ii), provided that materials furnished pursuant to this Section 6.3(b) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 6.4       Indemnification, Exculpation and Insurance.

(a)      From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its subsidiaries as a director or officer of another person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors of officers occurring prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent as such Indemnified Parties are indemnified as of the date of this Agreement by the Company pursuant to the Company Certificate of Incorporation, the Bylaws of the Company or the governing or organizational documents of any subsidiary of the Company and any indemnification agreements in existence as of the date of this Agreement. In the event of any such claim, action, suit or proceeding, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation or Parent to the same extent as such Indemnified Parties are entitled to advance of expenses as of the date of this Agreement by the Company pursuant to the Company Certificate of Incorporation, the Bylaws of the Company or the governing or organizational documents of any subsidiary of the Company; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the Company Certificate of Incorporation or the Bylaws of the Company, and any indemnification agreements in existence as of the date of this Agreement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (ii) Parent shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Parent and/or the Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of Parent and/or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.4.

(b)      For a period of six years from and after the Effective Time, the Surviving Corporation shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or any of their subsidiaries or provide substitute polices

46

for of not less than the existing coverage and have other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies (or substitute insurance policies) of the Company in respect of any one policy year more than 300% of the annual premium payable by the Company for such insurance for the prior twelve months (the “Maximum Amount”), and if Parent or the Surviving Corporation is unable to obtain the insurance required by this Section 6.4 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period; provided that in lieu of the foregoing, the Company may obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Maximum Amount.

(c)      The provisions of this Section 6.4 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.5       Fees and Expenses. Except as set forth in this Section 6.5 and in Section 8.2, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties hereto in connection with (i) the filing, printing and mailing of the Form F-4 and the Joint Proxy Statement (including SEC filing fees), (ii) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees) and (iii) with the matters contemplated by Section 5.1(d) (including any commitment fees, consent fees or other similar fees).

Section 6.6       Public Announcements. The Company, Parent, and Merger Sub shall consult with each other before issuing any press release or Financing Disclosure or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or Financing Disclosure or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any such press release, Financing Disclosure or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its reasonable best efforts to consult with the other party, (b) the first sentence of this Section 6.6 shall not apply with respect to a Company Recommendation Change (or any responses thereto) or a Parent Recommendation Change (or any responses thereto), or the proviso in Sections 5.2(b)(ii) and 5.3(b)(ii) (or any response to a statement made pursuant to Sections 5.2(b)(ii) and 5.3(b)(ii)), (c) the first sentence of this Section 6.6 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement, (d) the first sentence of this Section 6.6 shall not apply in respect of any such content that has been previously consented to by the other party, or otherwise exempted from this Section 6.6, to the extent replicated in whole or in party in any subsequent press release or other announcement, and (e) the first sentence of this Section 6.6 shall not apply to any public statement regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, or to internal announcements to employees, so long as such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties and otherwise in compliance with this Section 6.6 and do not reveal material nonpublic information regarding this Agreement or the Transactions. As used above, “Financing Disclosure” means any reference to, or information in connection with, the Merger and the Transactions that is included in any documents to be filed with any person (including the SEC), issued, published and/or distributed by the Company, Parent, or Merger Sub in connection with any financing transaction to be entered into by any of those parties.

47

Section 6.7       Exchange Listing. The Company and Parent shall use reasonable best efforts to cause the Parent Common Shares issuable under Article III to be approved for listing on the Exchange, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 6.8       Delisting. Each of the parties hereto agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.9       Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the Transactions, each of the parties hereto and its respective Board of Directors shall (i) grant such approvals and take all such actions as are legally permissible so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Section 6.10       Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

Section 6.11       Employee Benefits.

(a)      From and after the Effective Time, Parent shall honor, or shall cause one of its subsidiaries (including the Company) to honor, all contractual obligations under the Company Benefit Plans and Parent Benefit Plans (including, without limitation, and in accordance with the terms thereof, the arrangements identified on Section 6.11 of the Company Disclosure Letter and Section 6.11 of the Parent Disclosure Letter, as applicable). For all purposes under the employee benefit plans of Parent and its subsidiaries (including the Company) providing benefits to any Continuing Employee after the Effective Time (the “New Plans”), and subject to Applicable Law, each Continuing Employee shall be credited with his or her years of service with the Company, Parent or any of their respective subsidiaries, as the case may be, before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plans or Parent Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits and except for benefit accruals under any defined benefit pension plan. In addition, and without limiting the generality of the foregoing, and subject to any Applicable Law: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan or Parent Benefit Plan, as applicable, in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent or the Company, as applicable, shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and Parent or the Company, as applicable, shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b)      Nothing contained in this Section 6.11 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of the

48

Company or Parent or any of their subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person (including any Continuing Employee or former employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with the Company or Parent or any of their subsidiaries, or any of their respective affiliates, or (iv) limit the right of the Company or Parent (or any of their subsidiaries) to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

Section 6.12       Section 16(b). The Company and Parent shall each take all such steps as are reasonably necessary to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent (including derivative securities) in connection herewith by any individual who is a director or officer of the Company or at the Effective Time will become a director or officer of Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13       Certain Litigation. Each party shall promptly advise the other party of any litigation commenced after the date hereof against such party or any of its directors (in their capacity as such) by any stockholders or shareholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the Transactions, and shall keep the other party reasonably informed regarding any such litigation. Such party shall give the other party the opportunity to participate in the defense or settlement of any such litigation brought by any stockholders or shareholders, and no such settlement shall be agreed to without the other party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.14       Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.15       Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent, at or prior to the Effective Time, resignations, effective upon the Effective Time, executed by each director of the Company in office immediately prior to the Effective Time.

Section 6.16       Tax Matters.

(a)      Prior to (a) consummating any transaction that (i) is described in clause (i), (iv) or (vi) of Section 5.1(a) and (ii) is not subject to Parent’s consent right provided in Section 5.1(a) on the basis that such transaction involves solely the Company and one or more of its subsidiaries or solely Company’s subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among the Company and its wholly-owned subsidiaries or among the Company’s wholly-owned subsidiaries, in each case, other than in the ordinary course of business consistent with past practice, the Company shall consult with Parent reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without Parent’s consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by Parent or any of its subsidiaries (including, after the Effective Time, the Company or any of its subsidiaries), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to the Company and its subsidiaries or, after the Effective Time, to Parent and its subsidiaries.

(b)      Except as set forth in Section 6.16 of the Parent Disclosure Letter, prior to (a) consummating any transaction that (i) is described in clause (i), (iv) or (vi) of Section 5.1(b) and (ii) is not subject to the Company’s consent right provided in Section 5.1(b) on the basis that such transaction involves solely Parent and one or more of its subsidiaries or solely Parent’s subsidiaries, or (b) altering any intercompany arrangements or agreements or the ownership structure among Parent and its wholly-owned subsidiaries or among Parent’s

49

wholly-owned subsidiaries, in each case, other than in the ordinary course of business consistent with past practice, Parent shall consult with the Company reasonably prior to consummating any such transaction and shall not proceed with any such action or transaction described in clause (a) or (b) hereof without the Company’s consent (not to be unreasonably conditioned, withheld or delayed) if such action or transaction would, without taking into account any action or transaction entered into by the Company or any of its subsidiaries (including actions or transactions after the Effective Time), reasonably be expected to have adverse Tax consequences that, individually or in the aggregate, are material to Parent and its subsidiaries (including, after the Effective Time, the Company or any of its subsidiaries).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger, as applicable, is subject to the satisfaction or waiver, in whole or in part, (to the extent permitted by Applicable Law) on or prior to the Closing Date of the following conditions:

(a)      Stockholder and Shareholder Approvals. Each of the Company Stockholder Approval and the Parent Shareholder Approvals shall have been obtained.

(b)      HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c)      Foreign Approvals. All applicable waiting periods (or extensions thereof) or necessary approvals relating to the Merger under the Applicable Laws of the jurisdictions or Governmental Entities set forth in Section 7.1(c) of the Company Disclosure Letter and Section 7.1(c) of the Parent Disclosure Letter (the “Requisite Regulatory Approvals”) shall have expired, been terminated or received, in each case without the imposition of any Regulatory Material Adverse Effect.

(d)      No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger or, in the case of any Restraint in connection with the matters contemplated by Section 7.1(b) or Section 7.1(c), or imposing a Regulatory Material Adverse Effect; (it being understood and agreed by the parties that, with respect to any Restraints, only a court of competent jurisdiction or other Governmental Entity in the jurisdictions identified on Section 7.1(d) of the Company Disclosure Letter shall constitute a court of competent jurisdiction or other Governmental Entity for purposes of this Section 7.1(d)).

(e)      Form F-4. The Form F-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of the Company and Parent to their respective stockholders or shareholders, and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

(f)      Exchange Listing. The Parent Common Shares issuable to the stockholders of the Company as contemplated by Article III shall have been approved for listing on the Exchange, subject to official notice of issuance.

50

Section 7.2       Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to satisfaction or waiver, in whole or in part, (to the extent permitted by Applicable Law) of the following conditions:

(a)      Representations and Warranties. (i) the representations and warranties of the Company contained in Section 4.1(a), Section 4.1(b)(i), Section 4.1(c)(ii), Section 4.2(c)(iii) and Section 4.1(n) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties, shall be true and correct in all material respects as of such date); (ii) the representations and warranties of the Company contained in Section 4.1(c)(i) and Section 4.1(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date, except with respect to Section 4.1(c)(i) for breaches of representations and warranties which are de minimis in the aggregate; and (iii) each of the representations and warranties of the Company contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the Transactions set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on the Company.

(b)      Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)      Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

Section 7.3       Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver, in whole or in part, (to the extent permitted by Applicable Law) of the following conditions:

(a)      Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.2(a), Section 4.2(b)(i), Section 4.2(c)(ii), Section 4.1(c)(iii) and Section 4.2(n) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.2(c)(i) and Section 4.2(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date, except with respect to Section 4.2(c)(i) for breaches of representations and warranties which are de minimis in the aggregate; and (iii) each of the representations and warranties of Parent and Merger Sub contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the Transactions set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Parent.

(b)      Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

51

(c)      Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Parent and an officer of Merger Sub to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1       Termination. This Agreement may be terminated at any time prior to the Effective Time, and (except in the case of Section 8.1(e) or 8.1(f)) whether before or after the Company Stockholder Approval or the Parent Shareholder Approvals:

(a)      by mutual written consent of the Company and Parent;

(b)      by either the Company or Parent:

(i)      if the Merger shall not have been consummated by November 30, 2016 (the “Outside Date”); provided, that if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) (solely as it relates to any Antitrust Laws) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing), then either Parent or the Company may elect (by delivery written notice to the other party at or prior to 11:59 p.m. New York time, on November 30, 2016) to extend the Outside Date to February 28, 2017; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its material obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by such time;

(ii)      if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a Company Stockholders Meeting duly convened therefor (including any adjournment or postponement thereof);

(iii)      if the Parent Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at a Parent Shareholders Meeting duly convened therefor (including any adjournment or postponement thereof);

(iv)      if any Restraint having any of the effects set forth in Section 7.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or has approved the Merger conditional upon the imposition of a Regulatory Material Adverse Effect and such denial or conditional approval has become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(iv) shall have used reasonable best efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval or remove such condition, as the case may be;

(c)      by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) and (ii) is not cured by the Company within 30 days of written notice thereof;

(d)      by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants

52

or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (ii) is not cured by Parent or Merger Sub within 30 days of written notice thereof;

(e)      by Parent, at any time prior to the Company Stockholders Meeting, if a Parent Triggering Event shall have occurred; and

(f)      by the Company, at any time prior to the Parent Shareholders Meeting, if a Company Triggering Event shall have occurred.

Section 8.2       Effect of Termination.

(a)      In the event of termination of this Agreement as provided in Section 8.1, and subject to the provisions of Section 9.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 8.2, the last sentence of Section 6.2, Section 6.5 and Article IX shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any Willful Breach hereof.

(b)      If either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(ii), within three (3) business days after such termination the Company shall pay or cause to be paid to Parent $30,000,000, in cash, which amount the parties agree represents Parent’s estimated out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) that will be incurred by or on behalf of Parent in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the Transactions (the “Parent Expenses”); provided that the payment by the Company of the Parent Expenses pursuant to this Section 8.2(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.2(b) except to the extent indicated in such section, and (ii) shall not relieve the Company from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. To the extent a Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(b) shall be credited against such obligation of the Company to pay the Termination Fee.

(c)      If either Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(iii), within three (3) business days after such termination Parent shall pay or cause to be paid to the Company $30,000,000, in cash, which amount the parties agree represents the Company’s estimated out-of-pocket fees and expenses (including fees and expenses of financial advisors, outside legal counsel, accountants, experts, consultants and other Representatives) that will be incurred by or on behalf of the Company in connection with the authorization, preparation, negotiation, execution or performance of this Agreement and the Transactions (the “Company Expenses” and, together with the Parent Expenses Reimbursement, the “Expenses Reimbursement”); provided that the payment by Parent of the Company Expenses pursuant to this Section 8.2(c) shall not relieve Parent of any subsequent obligation to pay the Termination Fee pursuant to Section 8.2(e) except to the extent indicated in such section, and (ii) shall not relieve Parent from any liability for damages resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud. To the extent a Termination Fee becomes payable, any payment previously made pursuant to this Section 8.2(c) shall be credited against such obligation of Parent to pay the Termination Fee.

(d)      If this Agreement is terminated (i) by Parent pursuant to Section 8.1(e); provided, that if either Parent or the Company terminates this Agreement pursuant to Section 8.1(b)(ii) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(e), this Agreement shall be deemed terminated pursuant to Section 8.1(e) for purposes of this Section 8.2(d), (ii) by Parent or the Company pursuant to Section 8.1(b)(ii) or by Parent pursuant to Section 8.1(c) and at or prior to the Company Stockholders Meeting, in the case of a termination pursuant to Section 8.1(b)(ii), or at or prior to the time of such breach by the

53

Company referred to in the case of a termination pursuant to Section 8.1(c), there shall have been publicly made directly to the stockholders of the Company generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Company Alternative Transaction (a “Company Qualifying Transaction”), which shall not have been withdrawn on or prior to the Company Stockholders Meeting in the case of a termination pursuant to Section 8.1(b)(ii) or prior to the time of such breach in the case of a termination pursuant to Section 8.1(c) or (iii) by Parent or the Company pursuant to Section 8.1(b)(i) because the Merger has not been consummated at or prior to the Outside Date (as it may be extended) if the Parent Shareholder Approvals shall have been obtained prior to the Outside Date (as it may be extended), and at or prior to the time of such termination there shall have been made to the Company, or shall have been made directly to the stockholders of the Company generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Company Qualifying Transaction (whether or not such offer or proposal will have been withdrawn prior to the Outside Date (as it may be extended)), and, in the case of clauses (d)(ii) and (d)(iii), if within 12 months of termination of this Agreement (A) the Company or its subsidiaries enters into a definitive agreement with any Company Third Party with respect to a Company Qualifying Transaction or (B) any Company Qualifying Transaction is consummated, then, in each case set forth above, the Company shall pay to Parent, not later than (x) in the case of clause (d)(i), the date of termination of this Agreement and (y) in the case of clauses (d)(ii) and (d)(iii), one business day after the earlier of the date the agreement referred to in clause (A) is entered into or the Company Qualifying Transaction referred to in clause (B) is consummated, a termination fee of $272,000,000 (the “Company Termination Fee”); provided that for the purpose of the definition of the Company Qualifying Transaction, the term the Company Alternative Transaction shall have the meaning assigned to the term in Section 5.3, except that all references to “20%” shall be deemed replaced with “50%”.

(e)      If this Agreement is terminated (i) by the Company pursuant to Section 8.1(f); provided, that if either the Company or Parent terminates this Agreement pursuant to Section 8.1(b)(iii) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(f), this Agreement shall be deemed terminated pursuant to Section 8.1(f) for purposes of this Section 8.2(e), (ii) by Parent or the Company pursuant to Section 8.1(b)(iii) or by the Company pursuant to Section 8.1(d) and at or prior to the Parent Shareholders Meeting, in the case of a termination pursuant to Section 8.1(b)(iii), or at or prior to the time of such breach by Parent referred to in the case of a termination pursuant to Section 8.1(d), there shall have been publicly made directly to the shareholders of Parent generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Parent Alternative Transaction (a “Parent Qualifying Transaction”), which shall not have been withdrawn on or prior to the Parent Shareholders Meeting in the case of a termination pursuant to Section 8.1(b)(iii) or prior to the time of such breach in the case of Section 8.1(d) or (iii) by the Company or Parent pursuant to Section 8.1(b)(i) because the Merger has not been consummated at or prior to the Outside Date (as it may be extended) if the Company Stockholder Approval shall have been obtained prior to the Outside Date (as it may be extended), and at or prior to the time of such termination there shall have been made to Parent, or shall have been made directly to the shareholders of Parent generally or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Parent Qualifying Transaction (whether or not such offer or proposal will have been withdrawn prior to the Outside Date (as it may be extended)), and, in the case of clauses (e)(ii) and (e)(iii), if within 12 months of termination of this Agreement (A) Parent or its subsidiaries enters into a definitive agreement with any Parent Third Party with respect to a Parent Qualifying Transaction or (B) any Parent Qualifying Transaction is consummated, then, in each case set forth above, Parent shall pay to the Company, not later than (x) in the case of clause (e)(i), the date of termination of this Agreement, and (y) in the case of clauses (e)(ii) and (e)(iii), one business day after the earlier of the date the agreement referred to in clause (A) is entered into or the Parent Qualifying Transaction referred to in clause (B) is consummated, a termination fee of $195,000,000 (the “Parent Termination Fee” and, together with the Company Termination Fee, the “Termination Fees”); provided that for the purpose of the definition of Parent Qualifying Transaction, the term Parent Alternative Transaction shall have the meaning assigned to the term in Section 5.3, except that all references to “20%” shall be deemed replaced with “50%”.

54

(f)      Each Expenses Reimbursement payable under Section 8.2(b) and Section 8.2(c) and each Termination Fee payable under Section 8.2(d) and Section 8.2(e) shall be payable in immediately available funds no later than the applicable date set forth in Section 8.2(b), Section 8.2(c), Section 8.2(d) and Section 8.2(e). If a party fails to promptly pay to the other party any fee due under such Section 8.2(b), Section 8.2(c), Section 8.2(d) and Section 8.2(e), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

(g)      Each party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with, a Willful Breach hereof), (i) in the event that any Termination Fee is paid to a party in accordance with this Section 8.2, the payment of such Termination Fee shall be the sole and exclusive remedy of such party, its subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or Affiliates for, and (ii) in no event will the party being paid any Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, in each case of clause (i) and (ii), (A) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (B) the termination of this Agreement, (C) any liabilities or obligations arising under this Agreement, or (D) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (iii) upon payment of any Termination Fee in accordance with this Section 8.2, no party nor any affiliates or Representatives of any party shall have any further liability or obligation to the other party relating to or arising out of this Agreement or the Transactions; provided that (x) the Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms and (y) payment of the Termination Fee shall not shall relieve either party from any liability or obligation under Section 6.5.

(h)      The parties shall use reasonable best efforts to secure that any Expenses Reimbursement and any Termination Fee payable under this Section 8.2 will not be subject to any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere (“VAT”). However, if a Taxing Authority determines that such sum constitutes all or part of the consideration for a supply made for VAT purposes then: (i) if the sum is determined by a Taxing Authority to be consideration for a taxable supply in respect of which the recipient of the sum (or the representative member of the VAT group of which the recipient of the sum is a member) is liable to account for VAT, to the extent that such VAT is recoverable by the payor of the sum (or the representative member of the VAT group of which the payor is a member) by repayment or credit, the amount of the sum shall be increased to such amount so that the amount of the sum (including any amount in respect of VAT), less the amount of such repayment or credit equals the amount of the sum had no such VAT arisen; for the avoidance of doubt if and to the extent that such VAT is irrecoverable by the payor (or the representative member of the VAT group of which the payor is a member) then no additional amount shall to that extent be paid in respect of such VAT and the sum shall, to that extent, be VAT inclusive; and (ii) if a Taxing Authority determines that VAT is due from the payor of the sum (or the representative member of the VAT group of which the payor is a party) under the reverse charge mechanism, to the extent that any VAT chargeable on the supply is not recoverable by such payor (or the representative member of the VAT group of which the payor is a member) by repayment or credit, the amount of the sum shall be reduced to such amount so that the aggregate of the sum and such irrecoverable reverse charge VAT equals the amount of the sum had no such irrecoverable reverse charge VAT arisen. Such adjusting payment as may be required between the parties to give effect to this Section 8.2(h) shall be made five Business Days after the date on which the determination by the Taxing Authority has been communicated to the party required to make the payment (together with such evidence of it as it is reasonable in the circumstances to provide and, where Section 8.2(h)(i) applies, together with the provision of a valid VAT invoice) or, if later (in the case of Section 8.2(h)(i)) five Business Days after the VAT is recovered or (in the case of Section 8.2(h)(ii)) five Business Days before the VAT is required to be accounted for. The party paying the sum shall (or shall procure that the representative member of the VAT group of which such party is a member shall) use its reasonable best efforts to obtain any available repayment or credit in respect of VAT (as referred to in this Section 8.2(h)) and for the purposes of this Section 8.2(h) the extent of such repayment or credit shall be determined by such party, or the relevant representative member of the VAT group, acting reasonably.

55

Section 8.3       Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Company Stockholder Approval or the Parent Shareholder Approvals; provided, however, that (a) after any such approval, there may not be, without further approval of the stockholders of the Company (in the case of the Company Stockholder Approval) and the shareholders of Parent (in the case of the Parent Shareholder Approvals), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder or that by law otherwise expressly requires the further approval of the stockholders of the Company or shareholders of Parent, as the case may be, and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of the Company or the shareholders of Parent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

Section 8.4       Extension; Waiver. At any time prior to the Effective Time, a party hereto may, subject to the proviso of Section 8.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company or Parent shall require the approval of the stockholders of the Company or the shareholders of Parent, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1       Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit Section 8.2(a) or any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

Section 9.2       Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or faxed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)      if to the Company, to:

IHS Inc.

2 Grand Central Tower

140 East 45th Street, 40th Floor

New York, NY 10018

Attention: Stephen Green

Facsimile: (212) 850-8540

56

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello, Esq.

Email: michael.aiello@weil.com

Facsimile: (212) 310-8007

(b)      if to Parent or Merger Sub, to:

Markit Ltd.

4th Floor, Ropemaker Place

25 Ropemaker Street

London, UK, EC2Y 9LY

Attention: General Counsel / Head of Corporate Strategy

Facsimile: +44 20 7260 2001

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10170

Attention: Louis L. Goldberg, Esq.

Email: louis.goldberg@davispolk.com

Attention: H. Oliver Smith, Esq.

Email: oliver.smith@davispolk.com

Section 9.3       Definitions. For purposes of this Agreement:

(a)      An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b)      “Company Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Company or any of its subsidiaries or which the Company or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;

(c)      “Company DSU Award” means an outstanding award of deferred stock units in respect of shares of Company Common Stock granted under the IHS Inc. 2004 Directors Stock Plan that are not subject to vesting granted to a non-employee director of the Company.

(d)      “Company Equity Plans” means the IHS Inc. 2004 Long-Term Incentive Plan and the IHS Inc. 2004 Directors Stock Plan;

(e)      “Company PSU Award” means an outstanding award of restricted stock units in respect of shares of Company Common Stock granted under a Company Equity Plan whose vesting is conditioned in whole or part on the satisfaction of performance criteria;

57

(f)      “Company RSU Award” means an outstanding award of restricted stock units in respect of shares of Company Common Stock granted under a Company Equity Plan whose vesting is not conditioned in any part on the satisfaction of performance criteria;

(g)      “Company Triggering Event” shall be deemed to have occurred if: (A) the Board of Directors of Parent or any committee thereof shall have made a Parent Recommendation Change; (B) Parent shall have failed to include in the Joint Proxy Statement the recommendation of the Board of Directors of Parent; (C) the Board of Directors of Parent fails to reaffirm unanimously and publicly its recommendation of this Agreement, the Parent Share Issuance, the Parent Amended Bye-laws and the Parent Name Change within five (5) business days (or, if earlier, prior to the date of the Parent Shareholders Meeting) after the Company requests in writing that such recommendation be reaffirmed publicly; (D) a tender or exchange offer relating to Parent Common Shares shall have been commenced and Parent shall not have sent to its shareholders, within ten (10) business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Parent Shareholders Meeting), a statement disclosing that Parent recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Parent Share Issuance, the Parent Amended Bye-laws and the Parent Name Change; (E) a Parent Alternative Transaction is publicly announced, and Parent fails to issue a press release that reaffirms unanimously its recommendation of this Agreement, the Parent Share Issuance, the Parent Amended Bye-laws and the Parent Name Change, within five (5) business days (or, if earlier, prior to the Parent Shareholders Meeting) after the Company requests in writing that such recommendation be reaffirmed publicly; or (F) Parent or any Representative of Parent shall have breached any of the provisions set forth in Section 5.3 in any material respect;

(h)      “Continuing Employees” means any employee of Parent or the Company or their respective subsidiaries who continues employment with Parent or any of its subsidiaries (including the Company) after the Effective Time.

(i)      “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412, 430 and 4971 of the Code, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (E) under corresponding or similar provisions of foreign laws;

(j)      “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

(k)      “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(l)      “knowledge” of any person that is not a natural person means the knowledge of such person’s Chief Executive Officer, Chief Financial Officer, General Counsel and head of human resources;

(m)      “Material Adverse Effect” on the Company or Parent means any fact, circumstance, effect, change, event or development (each, an “Effect”) that materially adversely affects the business, properties, financial condition or results of operations of the Company and its subsidiaries, or Parent and its subsidiaries, in each case taken as a whole, respectively, excluding any Effect to the extent that it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, other than any Effect that affects either the Company and its subsidiaries or Parent and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and its subsidiaries or Parent and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has

58

occurred), (B) any failure, in and of itself, by the Company or Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company or Parent, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (C) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto and including the impact thereof on relationships, contractual or otherwise, with employees, customers, suppliers, Governmental Entities and other persons (except that this clause (C) shall not apply with respect to (1) the representations or warranties in Section 4.1(b)(ii) and (iii) and, to the extent related thereto, Section 7.2(a), in the case of the Company, and Section 4.2(b)(ii) and (iii) and, to the extent related thereto, Section 7.3(a), in the case of Parent or (2) the covenants in Section 6.3), (D) any change, in and of itself, in the market price or trading volume of the Company’s or Parent’s, respectively, securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company or Parent, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (E) any change in Applicable Law, regulation, IFRS or GAAP, as applicable (or authoritative interpretation thereof) (in each case, other than any Effect that affects either the Company and its subsidiaries or Parent and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and its subsidiaries or Parent and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (in each case, other than any Effect that affects either the Company and its subsidiaries or Parent and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and its subsidiaries or Parent and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), (G) any hurricane, tornado, flood, earthquake or other natural disaster (in each case, other than any Effect that affects either the Company and its subsidiaries or Parent and its subsidiaries, as applicable, in a materially disproportionate manner as compared to other companies that participate in the businesses that the Company and its subsidiaries or Parent and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of any such Effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred), or (H) any action expressly required by Section 6.3 of this Agreement (except that this clause (H) shall not apply with respect to the covenants in Section 6.3);

(n)      “Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA;

(o)      “Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;

(p)      “Parent Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, share purchase, share or share-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Parent or any of its subsidiaries or which Parent or any of its subsidiaries is obligated to sponsor, maintain or contribute to, but excluding any Multiemployer Plan;

(q)      “Parent Common Share” means a common share of par value $0.01 in Parent.

59

(r)      “Parent Equity Awards” means Parent Options, Parent Restricted Shares and Parent Restricted Stock Units;

(s)      “Parent Equity Plans” means Markit 2014 Equity Incentive Award Plan and Markit Key Employee Incentive Program and any other annual equity-based plan pursuant to which Parent Equity Awards are issued;

(t)      “Parent Option” means an outstanding option to purchase Parent Common Shares with respect to Parent Common Shares;

(u)      “Parent Restricted Share” means an issued and outstanding Parent Common Share granted under a Parent Equity Plan that is subject to vesting or other restrictions.

(v)      “Parent Restricted Stock Unit” means a right relating to a Parent Common Share granted under a Parent Equity Plan that is subject to vesting or other restrictions;

(w)      “Parent Triggering Event” shall be deemed to have occurred if: (A) the Board of Directors of the Company or any committee thereof shall have made a Company Recommendation Change; (B) the Company shall have failed to include in the Joint Proxy Statement the recommendation of the Board of Directors of the Company; (C) the Board of Directors of the Company fails to reaffirm unanimously and publicly its recommendation of this Agreement and the Merger, within five (5) business days (or, if earlier, prior to the date of the Company Stockholders Meeting) after Parent requests in writing that such recommendation be reaffirmed publicly; (D) a tender or exchange offer relating to shares of the Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Stockholders Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Merger; (E) an the Company Alternative Transaction is publicly announced, and the Company fails to issue a press release that reaffirms unanimously its recommendation of this Agreement and the Merger, within five (5) business days (or, if earlier, prior to the Company Stockholders’ Meeting) after Parent requests in writing that such recommendation be reaffirmed publicly; or (F) the Company or any Representative of the Company shall have breached any of the provisions set forth in Section 5.2 in any material respect;

(x)      “Parent Shareholder Amended Bye-laws Approval” means the approval by holders of Parent Common Shares representing the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue at the Parent Shareholder Meeting in favor of the Parent Amended Bye-laws;

(y)      “Parent Shareholder Approvals” means the Parent Shareholder Issuance Approval, the Parent Shareholder Name Change Approval and the Parent Shareholder Amended Bye-laws Approval;

(z)      “Parent Shareholder Issuance Approval” means the approval by holders of Parent Common Shares representing a majority of the votes cast at the Parent Shareholder Meeting in favor of the issuance of the aggregate Merger Consideration pursuant to the Merger;

(aa)      “Parent Shareholder Name Change Approval” means the approval by holders of Parent Common Shares representing a majority of the votes cast at the Parent Shareholder Meeting in favor of the Parent Name Change;

(bb)      “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(cc)      a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of

60

Directors or other governing body (or, if there are no such voting interests, greater than 50% of the equity interests of which) is owned directly or indirectly by such first person; and

(dd)      “Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 9.4       Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever a consent or approval of the Company or Parent is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party.

Section 9.5       Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 9.6       Entire Agreement; No Third-Party Beneficiaries; No Additional Representations.

(a)      This Agreement (including the documents, exhibits, schedules and instruments referred to herein), taken together with the Confidentiality Agreement, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Merger and the other transactions contemplated by this Agreement and (ii) except for the provisions of Section 6.4, is not intended to confer upon any person other than the parties any rights or remedies.

(b)      The parties acknowledge and agree that none of the Company, Parent or any other person has (i) made any representation or warranty, expressed or implied, as to the respective businesses of the Company and Parent, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties and (ii) relied on any representation or warranty of the Company, Parent or any other person, as applicable, except as expressly set forth in this Agreement.

Section 9.7       GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.8       Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence

61

shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9       Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.10 below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 9.10       Jurisdiction. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.2 shall be effective service of process for any such action.

Section 9.11       Headings, etc. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.12 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

62

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

MARKIT LTD.

By:	/s/ Lance Uggla
Name:	Lance Uggla
Title:	Chief Executive Officer

MARVEL MERGER SUB, INC.

By:	/s/ Lance Uggla
Name:	Lance Uggla
Title:	President

IHS INC.

By:	/s/ Stephen Green
Name: Stephen Green
Title: Executive Vice President, Legal and Corporate Secretary

[Signature Page to Agreement and Plan Merger]

Annex B

AMENDED AND RESTATED

BYE-LAWS

OF

IHS MARKIT LTD.

EFFECTIVE AS OF [●], 2016

IHS Markit Ltd.

INTERPRETATION		1

1.	Definitions	1

SHARES		3

2.	Power to Issue Shares	3
3.	Power of the Company to Purchase its Shares	4
4.	Rights Attaching to Shares	4
5.	Calls on Shares	5
6.	Forfeiture of Shares	6
7.	Share Certificates	6
8.	Fractional Shares	7

REGISTRATION OF SHARES		7

9.	Register of Members	7
10.	Registered Holder Absolute Owner	7
11.	Transfer of Registered Shares	7
12.	Transmission of Registered Shares	8

ALTERATION OF SHARE CAPITAL		10

13.	Power to Alter Capital	10
14.	Variation of Rights Attaching to Shares	10

DIVIDENDS AND CAPITALISATION		10

15.	Dividends	10
16.	Power to Set Aside Profits	10
17.	Method of Payment	11
18.	Capitalisation	11

MEETINGS OF MEMBERS		11

19.	Annual General Meetings	11
20.	Special General Meetings	12
21.	Requisitioned General Meetings and Other Business	12
22.	Notice	13
23.	Giving Notice and Access	13
24.	Postponement or Cancellation of General Meeting	14
25.	Electronic Participation and Security in General Meetings	14
26.	Quorum at General Meetings	14
27.	Chairman to Preside at General Meetings	15
28.	Voting on Resolutions	15
29.	Power to Demand a Vote on a Poll	15
30.	Voting by Joint Holders of Shares	16

2

IHS Markit Ltd.

31.	Instrument of Proxy	17
32.	Representation of Corporate Member	17
33.	Adjournment of General Meeting	17
34.	Written Resolutions	18
35.	Directors Attendance at General Meetings	18

DIRECTORS AND OFFICERS		19

36.	Election of Directors	19
37.	Number of Directors	20
38.	Classes of Directors	20
39.	Term of Office of Directors	20
40.	Alternate Directors	21
41.	Removal of Directors	21
42.	Vacancy in the Office of Director	21
43.	Remuneration of Directors	22
44.	Defect in Appointment	22
45.	Directors to Manage Business	22
46.	Powers of the Board of Directors	22
47.	Register of Directors and Officers	23
48.	Appointment of Officers	23
49.	Appointment of Secretary	24
50.	Duties of Officers	24
51.	Remuneration of Officers	24
52.	Conflicts of Interest	24
53.	Indemnification and Exculpation of Directors and Officers	24

MEETINGS OF THE BOARD OF DIRECTORS		25

54.	Board Meetings	25
55.	Notice of Board Meetings	25
56.	Electronic Participation in Meetings	26
57.	Quorum at Board Meetings	26
58.	Board to Continue in the Event of Vacancy	26
59.	Chairman; Lead Director	26
60.	Written Resolutions	26
61.	Validity of Prior Acts of the Board	26

CORPORATE RECORDS		27

62.	Minutes	27
63.	Place Where Corporate Records Kept	27
64.	Form and Use of Seal	27

ACCOUNTS		27

65.	Records of Account	27
66.	Financial Year End	27

3

IHS Markit Ltd.

AUDITS		28

67.	Annual Audit	28
68.	Appointment of Auditor	28
69.	Remuneration of Auditor	28
70.	Duties of Auditor	28
71.	Access to Records	28
72.	Financial Statements and the Auditor’s Report	28
73.	Vacancy in the Office of Auditor	29

BUSINESS COMBINATIONS		29

74.	Business Combinations	29

VOLUNTARY WINDING-UP AND DISSOLUTION		32

75.	Winding-Up	32

CHANGES TO CONSTITUTION		33

76.	Changes to Bye-laws	33
77.	Changes to the Memorandum of Association	33
78.	Discontinuance	33
79.	Exclusive Jurisdiction	33
80.	Headquarters	33

4

Insight Marvel Ltd.

INTERPRETATION

1.	Definitions

1.1.	In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981;

Auditor	includes an individual or partnership;

Board	the board of directors appointed or elected pursuant to these Bye-laws and acting by resolution in accordance with the Act and these Bye-laws or the directors present at a meeting of directors at which there is a quorum;

Board Supermajority Approval	approval by a resolution of the Board including the affirmative vote of not less than 75% of the Directors then in office ((i) in the case of Bye-laws, 48.2(b)-(c), 59.2(b) and, to the extent relating to Bye-law, 48.2(b)-(c) or 59.2(b), Bye-law 76.3, excluding Lance Uggla from the vote and from the number of directors for purposes of calculating the 75% and (ii) in the case of Bye-laws, 48.2(a), 59.2(a) and, to the extent relating to Bye-law 48.2(a) or 59.2(a), Bye-law 76.3, excluding Jerre Stead from the vote and from the number of directors for purposes of calculating the 75%);

Chairman	the chairman of the Board;

Change Date	the first date on or after the Effective Date on which Jerre Stead is not the Chairman, a Director and the chief executive officer of the Company (in the event that the Change Date is the Effective Date, then, for purposes of these Bye-laws, any provisions effective as of the Change Date shall supersede any provisions effective as of the Effective Date);

Company	the company for which these Bye-laws are approved and confirmed;

Director	a director of the Company;

Effective Date	the effective date of the merger of Marvel Merger Sub, Inc. with and into IHS pursuant to the Merger Agreement;

Exchange	the Nasdaq Global Select Market, the U.S. stock exchange on which the Company’s Common Shares are listed;

IHS	IHS Inc., a Delaware corporation;

1

Insight Marvel Ltd.

Lead Director	a Director appointed by the Board to such office to perform the role specified in Bye-law 59;

Legacy IHS Director	(a) a Director who, prior to the Effective Date, was a director of IHS and (b) any person appointed as a Director in accordance with Bye-law 42.2 to fill a vacancy on the Board occurring as a result of the death, disability, disqualification, resignation or removal of, or any person elected as a Director who was nominated in accordance with Bye-law 36.4 to replace, any Director referred to in clause (a) of this definition or any Director appointed or elected as described in this clause (b);

Legacy Markit Director	(a) a Director who, prior to the Effective Date, was a director of the Company and (b) any person appointed as a Director in accordance with Bye-law 42.2 to fill a vacancy on the Board occurring as a result of the death, disability, disqualification, resignation or removal of, or any person elected as a Director who was nominated in accordance with Bye-law 36.4 to replace, any Director referred to in clause (a) of this definition or any Director appointed or elected as described in this clause (b);

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

Merger Agreement	the Agreement and Plan of Merger, dated as of March 20, 2016, by and among the Company, IHS and Marvel Merger Sub, Inc.;

notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company and includes the Secretary;

Register of Directors and Officers	the register of directors and officers referred to in these Bye-laws;

Register of Members	the register of members referred to in these Bye-laws;

2

Insight Marvel Ltd.

Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary; and

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

1.2.	In these Bye-laws, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:-

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof;

(f)	the word “corporation” means a corporation whether or not a company within the meaning of the Act; and

(g)	unless otherwise provided herein, words or expressions defined in the Act shall bear the same meaning in these Bye-laws.

1.3.	In these Bye-laws expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4.	Headings used in these Bye-laws are for convenience only and are not to be used or relied upon in the construction hereof.

SHARES

2.	Power to Issue Shares

2.1.	Subject to these Bye-laws, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares on such terms and conditions as it may determine.

2.2.	Without limitation to the provisions of Bye-law 4, subject to the Act, any preference shares may be issued or converted into shares that (at a determinable date or at the option of the Company or the holder) are liable to be redeemed on such terms and in such manner as may be determined by the Board or any committee designated thereby (before the issue or conversion of such shares).

3

Insight Marvel Ltd.

3.	Power of the Company to Purchase its Shares

3.1.	The Company may purchase its own shares for cancellation or acquire them as Treasury Shares in accordance with the Act on such terms as the Board shall think fit.

3.2.	The Board may exercise all the powers of the Company to purchase or acquire all or any part of its own shares in accordance with the Act.

4.	Rights Attaching to Shares

4.1.	At the date these Bye-laws are adopted, the share capital of the Company is divided into two classes: (i) common shares (the “Common Shares”) and (ii) preference shares (the “Preference Shares”).

4.2.	The holders of Common Shares shall, subject to these Bye-laws (including, without limitation, the rights attaching to any Preference Shares):

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends and other distributions as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

4.3.	The Board is authorised to provide for the issuance of the Preference Shares in one or more series, and to establish from time to time the number of shares to be included in each such series, to allot and redesignate such portion of the unissued share capital to such series as it shall determine to be appropriate and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preference Shares shall not be deemed to vary the rights attached to the Common Shares or, subject to the terms of any other series of Preference Shares, to vary the rights attached to any other series of Preference Shares). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)	the number of shares constituting that series and the distinctive designation of that series;

(b)	the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c)	whether the series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

(d)	whether the series shall have conversion or exchange privileges (including, without limitation, conversion into Common Shares) and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e)

whether or not the shares of that series shall be redeemable or repurchaseable and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of

4

Insight Marvel Ltd.

redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f)	whether that series shall have a sinking fund for the redemption or repurchase of shares of that series and, if so, the terms and amount of such sinking fund;

(g)	the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any issued shares of the Company;

(h)	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment in respect of shares of that series; and

(i)	any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

4.4.	Any Preference Shares of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorised and unissued Preference Shares of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Shares to be created by resolution or resolutions of the Board or as part of any other series of Preference Shares, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preference Shares.

4.5.	At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the Company, the Company may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued Common Shares, other shares, option rights, securities having conversion or option rights, or obligations of the Company or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

4.6.	All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company while it holds such Treasury Share and, except where required by the Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the Company.

5.	Calls on Shares

5.1.	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members (and not made payable at fixed times by the terms and conditions of issue) and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5

Insight Marvel Ltd.

5.2.	Any amount which, by the terms of issue of a share, becomes payable upon issue or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Bye-laws be deemed to be an amount on which a call has been duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of these Bye-laws as to payment of interest, costs and expenses, forfeiture or otherwise shall apply as if such amount had become payable by virtue of a duly made and notified call.

5.3.	The joint holders of a share shall be jointly and severally liable to pay all calls and any interest, costs and expenses in respect thereof.

5.4.	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by such Member, although no part of that amount has been called up or become payable.

6.	Forfeiture of Shares

6.1.	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

IHS Markit Ltd. (the “Company”)

You have failed to pay the call of [amount of call] made on the [date], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [date], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [             ] per annum computed from the said [date] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [date]

[Signature of Secretary] By Order of the Board

6.2.	If the requirements of such notice are not complied with, any such share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Bye-laws and the Act.

6.3.	A Member whose share or shares have been so forfeited shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such share or shares at the time of the forfeiture, together with all interest due thereon and any costs and expenses incurred by the Company in connection therewith.

6.4.	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

7.	Share Certificates

7.1.

Subject to Bye-law 7.4, every Member shall be entitled to a certificate under the common seal of the Company (or a facsimile thereof) or bearing the signature (or a facsimile thereof) of a Director or the

6

Insight Marvel Ltd.

Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

7.2.	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been allotted.

7.3.	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed, the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

7.4.	Notwithstanding any provisions of these Bye-laws:

(a)	the Board shall, subject always to the Act and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated shares and to the extent such arrangements are so implemented, no provision of these Bye-laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of shares in uncertificated form; and

(b)	unless otherwise determined by the Board and as permitted by the Act and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any share for so long as the title to that share is evidenced otherwise than by a certificate and for so long as transfers of that share may be made otherwise than by a written instrument.

8.	Fractional Shares

The Company shall not issue its shares in fractional denominations.

REGISTRATION OF SHARES

9.	Register of Members

9.1.	The Board shall cause to be kept in one or more books a Register of Members and shall enter therein the particulars required by the Act.

9.2.	The Register of Members shall be open to inspection without charge at the registered office of the Company on every business day, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each business day be allowed for inspection. The Register of Members may, after notice has been given in accordance with the Act, be closed for any time or times not exceeding in the whole thirty days in each year.

10.	Registered Holder Absolute Owner

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.	Transfer of Registered Shares

11.1.	Shares may be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Act.

7

Insight Marvel Ltd.

11.2.	Notwithstanding anything to the contrary in these Bye-laws, shares that are listed or admitted to trading on an appointed stock exchange may be transferred in accordance with the rules and regulations of such exchange.

11.3.	An instrument of transfer for shares which may not be transferred pursuant to either Bye-law 11.1 or Bye-law 11.2 shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

IHS Markit Ltd. (the “Company”)

FOR VALUE RECEIVED [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] shares of the Company.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

11.4.	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such share until the same has been registered as having been transferred to the transferee in the Register of Members.

11.5.	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the shares to which it relates and by such other evidence as the Board may reasonably require showing the right of the transferor to make the transfer.

11.6.	The joint holders of any share may transfer such share to one or more of such joint holders, and the surviving holder or holders of any share previously held by them jointly with a deceased Member may transfer any such share to the executors or administrators of such deceased Member.

11.7.	The Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a share which is not fully paid up. The Board shall refuse to register a transfer unless all applicable consents, authorisations and permissions of any governmental body or agency in Bermuda have been obtained. The Board shall have the authority to request from any Member, and such Member shall provide, such information as the Board may reasonably request for the purpose of determining whether the transfer of any share requires such consent, authorisation or permission and whether the same has been obtained. If the Board refuses to register a transfer of any share, the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

12.	Transmission of Registered Shares

12.1.

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a

8

Insight Marvel Ltd.

sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the Act, for the purpose of this Bye-law 12.1, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the shares of a deceased Member.

12.2.	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case, unless the shares may be transferred pursuant to either Bye-law 11.1 or Bye-law 11.2, the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member

IHS Markit Ltd. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased/bankrupt Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [date]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

12.3.	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the share by that Member before such Member’s death or bankruptcy, as the case may be.

12.4.	Where two or more persons are registered as joint holders of a share or shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to such share or shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

9

Insight Marvel Ltd.

ALTERATION OF SHARE CAPITAL

13.	Power to Alter Capital

13.1.	The Company may if authorised by resolution of the Members increase, divide, consolidate, subdivide, change the currency denomination of, diminish or otherwise alter or reduce its authorised share capital in any manner permitted by the Act.

13.2.	Where, on any alteration or reduction of share capital, fractions of shares or some other difficulty would arise, the Board may deal with or resolve the same in such manner as it thinks fit.

14.	Variation of Rights Attaching to Shares

If, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class. The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

DIVIDENDS AND CAPITALISATION

15.	Dividends

15.1.	The Board may, subject to these Bye-laws and in accordance with the Act, declare a dividend to be paid to the Members, in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of any assets.

15.2.	The Board may fix any date as the record date for determining the Members entitled to receive any dividend.

15.3.	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

15.4.	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

15.5.	No unpaid dividend, distribution or other monies payable by the Company on or in respect of any share shall bear interest against the Company unless otherwise provided by the rights attached to such share.

16.	Power to Set Aside Profits

The Board may, before declaring a dividend or distribution, set aside out of the surplus or profits of the Company, such amount as it thinks proper as a reserve to be used to meet contingencies, for equalising dividends, securing equality of distribution or for any other purpose.

10

Insight Marvel Ltd.

17.	Method of Payment

17.1.	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by such means as the Board shall determine, including by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members (in the case of joint holders of shares, unless directed in writing otherwise by such joint holders, to the senior joint holder, seniority being determined by the order in which the names stand in the Register of Members). Every such cheque or draft shall be made payable to the order of the person to whom it is sent or to such persons as the Member may direct, and payment of the cheque or draft shall be a good discharge to the Company. Every such cheque or draft shall be sent at the risk of the person entitled to the money represented thereby. If two or more persons are registered as joint holders of any shares, any one of them can give an effectual receipt for any dividend, distributions or other monies payable in respect of such shares.

17.2.	The Board may deduct from any dividend, distribution or other monies payable to any Member all monies due from such Member to the Company on account of calls or otherwise in respect of a share which is not fully paid.

17.3.	Any dividend, distribution and/or other monies payable in respect of a share which has remained unclaimed for a period of six years from the date when it became due for payment shall, if the Board so resolves, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend, distribution or other monies payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect thereof.

17.4.	The Company shall be entitled to cease sending dividend cheques and drafts by post or otherwise to a Member if those instruments have been returned undelivered to, or left uncashed by, that Member on at least two consecutive occasions or, following one such occasion, reasonable enquiries have failed to establish the Member’s new address. The entitlement conferred on the Company by this Bye-law in respect of any Member shall cease if the Member claims a dividend or cashes a dividend cheque or draft.

18.	Capitalisation

18.1.	The Board may capitalise any amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for dividend or distribution by applying such amount in paying up unissued shares to be allotted as fully paid bonus shares pro-rata (except in connection with the conversion of shares of one class to shares of another class) to the Members.

18.2.	The Board may capitalise any amount for the time being standing to the credit of a reserve account or amounts otherwise available for dividend or distribution by applying such amounts in paying up in full, partly or nil paid shares of those Members who would have been entitled to such amounts if they were distributed by way of dividend or distribution.

MEETINGS OF MEMBERS

19.	Annual General Meetings

An annual general meeting of the Company shall be held in each year (other than the year of incorporation) at such time and place in or outside Bermuda as the Board shall appoint.

11

Insight Marvel Ltd.

20.	Special General Meetings

The Chairman or a majority of the Directors then in office may convene a special general meeting whenever in their judgment such a meeting is necessary.

21.	Requisitioned General Meetings and Other Business

21.1.	The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings, forthwith proceed to convene a special general meeting and the provisions of the Act shall apply.

21.2.	In addition to any rights of Members under the Act or these Bye-laws, business may be brought before any annual general meeting or any special general meeting by any person who: (i) is a Member of record on the date of the giving of the notice provided for in this Bye-law 21 and on the record date for the determination of Members entitled to receive notice of and vote at such meeting; and (ii) complies with the notice procedures set forth in this Bye-law 21.

21.3.	In addition to any other applicable requirements, for other business to be proposed by a Member pursuant to Bye-law 21.2, such Member must have given timely notice thereof in proper written form to the Secretary.

21.4.	To be timely, a notice given to the Secretary pursuant to Bye-law 21.3 must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company as set forth in the Company’s filings with the U.S. Securities and Exchange Commission: (i) in the case of an annual general meeting, not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is greater than 30 days before or after such anniversary, the notice must be so delivered or mailed and received not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public disclosure of the date of the annual general meeting was made; and (ii) in the case of a special general meeting, not later than 7 days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made.

21.5.

To be in proper written form, a notice given to the Secretary pursuant to Bye-law 21.3 must set forth as to each matter such Member proposed to bring before the general meeting: (i) a brief description of the business desired to be brought before the general meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bye-laws of the Company, the language of the proposed amendment) and the reasons for conducting such business at the general meeting; (ii) the name and record address of such Member and the beneficial owner, if any, on whose behalf the business is being proposed; (iii) the class or series and number of shares of the Company which are registered in the name of or beneficially owned by such Member and such beneficial owner (including any shares as to which such Member or such beneficial owner has a right to acquire ownership at any time in the future); (iv) a description of all derivatives, swaps or other transactions or series of transactions engaged in, directly or indirectly, by such Member or such beneficial owner, the purpose or effect of which is to give such Member or such beneficial owner economic risk similar to ownership of shares of the Company; (v) a description of all agreements, arrangements, understandings or relationships engaged in, directly or indirectly, by such Member or such beneficial owner, the purpose or effect of which is to mitigate loss to, reduce the economic risk (or ownership or otherwise) of any class or series of shares of the Company, manage the risk of share price changes for, or increase or decrease the voting power of, such Member or beneficial owner, or which

12

Insight Marvel Ltd.

provides, directly or indirectly, such Member or beneficial owner with the opportunity to profit from any decrease in the price or value of the shares of any class or series of shares of the Company; (vi) a description of all agreements, arrangements, understandings or relationships between such Member or such beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such Member and any material interest of such Member or such beneficial owner in such business; and (vii) a representation that such Member intends to appear in person or by proxy at the general meeting to bring such business before the general meeting.

21.6.	Once business has been properly brought before the general meeting in accordance with the procedures set forth in this Bye-law 21, nothing in this Bye-law shall be deemed to preclude discussion by any Member of such business. If the chairman of a general meeting determines that business was not properly brought before the meeting in accordance with this Bye-law 21, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

21.7.	No business may be transacted at a general meeting, other than business that is either (i) properly brought before the general meeting by or at the direction of the Board (or any duly authorised committee thereof); or (ii) properly brought before the general meeting by any Member or Members in accordance with the Act or these Bye-laws.

22.	Notice

22.1.	At least 14 days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held, that the election of Directors will take place thereat, and as far as practicable, the other business to be conducted at the meeting.

22.2.	At least 10 days’ notice of a special general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, time, place and the general nature of the business to be considered at the meeting.

22.3.	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting.

22.4.	A general meeting shall, notwithstanding that it is called on shorter notice than that specified in these Bye-laws, be deemed to have been properly called if it is so agreed by (i) all the Members entitled to attend and vote thereat in the case of an annual general meeting; or (ii) by a majority in number of the Members having the right to attend and vote at the general meeting, being a majority together holding not less than 95% in nominal value of the shares giving a right to attend and vote thereat in the case of a special general meeting.

22.5.	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that general meeting.

23.	Giving Notice and Access

23.1.	A notice may be given by the Company to a Member:

(a)	by delivering it to such Member in person, in which case the notice shall be deemed to have been served upon such delivery; or

(b)	by sending it by post to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served five days after the date on which it is deposited, with postage prepaid, in the mail; or

13

Insight Marvel Ltd.

(c)	by sending it by courier to such Member’s address in the Register of Members, in which case the notice shall be deemed to have been served two days after the date on which it is deposited, with courier fees paid, with the courier service; or

(d)	by transmitting it by electronic means (including facsimile and electronic mail, but not telephone) in accordance with such directions as may be given by such Member to the Company for such purpose, in which case the notice shall be deemed to have been served at the time that it would in the ordinary course be transmitted; or

(e)	by delivering it in accordance with the provisions of the Act pertaining to delivery of electronic records by publication on a website, in which case the notice shall be deemed to have been served at the time when the requirements of the Act in that regard have been met.

23.2.	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

23.3.	In proving service under paragraphs 23.1(b), (c) and (d), it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted or sent by courier, and the time when it was posted, deposited with the courier, or transmitted by electronic means.

24.	Postponement or Cancellation of General Meeting

The Secretary may, and on the instruction of the Chairman, the Secretary shall, postpone or cancel any general meeting called in accordance with these Bye-laws (other than a general meeting requisitioned under these Bye-laws) provided that notice of postponement or cancellation is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed or cancelled meeting shall be given to the Members in accordance with these Bye-laws.

25.	Electronic Participation and Security in General Meetings

25.1.	The Board may, but shall not be required to, make arrangements permitting Members to participate in any general meeting by such telephonic, electronic or other communications facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation by way of such facilities or means in such a meeting shall constitute presence in person at such meeting.

25.2.	The Board may, and at any general meeting, the chairman of such meeting may, make any arrangement and impose any requirement or restriction the Board or such chairman considers appropriate to ensure the security of a general meeting including, without limitation, requirements for evidence of identity to be produced by those attending the meeting, the searching of their personal property and the restriction of items that may be taken into the meeting place. The Board and, at any general meeting, the chairman of such meeting are entitled to refuse entry to a person who refuses to comply with any such arrangements, requirements or restrictions.

26.	Quorum at General Meetings

26.1.	Subject to the rules of the Exchange, at any general meeting two or more persons present at the start of the meeting and representing in person or by proxy in excess of 50% of the total issued shares in the Company entitled to vote at such general meeting shall form a quorum for the transaction of business.

14

Insight Marvel Ltd.

26.2.	If within half an hour from the time appointed for the meeting a quorum is not present, then, in the case of a meeting convened on a requisition, the meeting shall be deemed cancelled and, in any other case, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Secretary may determine. If the meeting shall be adjourned to the same day one week later or the Secretary shall determine that the meeting is adjourned to a specific date, time and place, it is not necessary to give notice of the adjourned meeting other than by announcement at the meeting adjourned. If the Secretary shall determine that the meeting be adjourned to an unspecified date, time or place, fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

27.	Chairman to Preside at General Meetings

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman shall act as chairman of the meeting at all general meetings at which such person is present. In the Chairman’s absence the Lead Director shall act as chairman of the meeting. In the absence of both the Chairman and the Lead Director a chairman of the meeting shall be appointed or elected by the Directors present at the meeting and in their absence by a majority of those present at the meeting and entitled to vote.

28.	Voting on Resolutions

28.1.	Subject to the Act, these Bye-laws and the rules of the Exchange, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with these Bye-laws and in the case of an equality of votes the resolution shall fail.

28.2.	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all shares held by such Member.

28.3.	At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to these Bye-laws and any rights or restrictions for the time being lawfully attached to any class of shares, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand.

28.4.	In the event that a Member participates in a general meeting by telephone, electronic or other communication facilities or means permitted by the Board pursuant to Bye-law 25.1, the chairman of the meeting shall direct the manner in which such Member may cast his vote in the form of an electronic record or otherwise on a show of hands.

28.5.	At any general meeting if an amendment is proposed to any resolution under consideration and the chairman of the meeting rules on whether or not the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

28.6.	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Bye-laws, be conclusive evidence of that fact.

29.	Power to Demand a Vote on a Poll

29.1.	Notwithstanding the foregoing, a poll may be demanded by any of the following persons:

(a)	the chairman of such meeting; or

15

Insight Marvel Ltd.

(b)	at least three Members present in person or represented by proxy; or

(c)	any Member or Members present in person or represented by proxy and holding between them not less than one-tenth of the total voting rights of all the Members having the right to vote at such meeting; or

(d)	any Member or Members present in person or represented by proxy holding shares in the Company conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total amount paid up on all such shares conferring such right.

29.2.	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meeting, including persons present by telephone, electronic or other communications facilities, shall have one vote for each share of which such person is the holder or for which such person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, electronic or other communication facilities or means, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A person holding multiple shares or holding a proxy in respect of multiple shares need not use all his votes or cast all the votes he uses in the same way.

29.3.	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and in such manner during such meeting as the chairman (or acting chairman) of the meeting may direct. Any business other than that upon which a poll has been demanded may be conducted pending the taking of the poll.

29.4.	Where a vote is taken by poll, each person present and entitled to vote, including each person present by telephone, electronic or other communications facilities, shall record his vote in such manner as the chairman of the meeting may direct having regard to the nature of the question on which the vote is taken. Each ballot shall be marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the votes cast in accordance with such directions shall be examined and counted by one or more inspectors of votes or a committee appointed by the chairman of the meeting for the purpose. The result of the poll shall be declared by the chairman of the meeting.

30.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

16

Insight Marvel Ltd.

31.	Instrument of Proxy

31.1.	A Member may appoint a proxy by

(a)	such telephonic, electronic or other means as may be approved by the Board from time to time; or

(b)	an instrument appointing a proxy in writing in substantially the following form or such other form as the Board may determine from time to time:

Proxy

IHS Markit Ltd. (the “Company”)

I/We, [insert names here] , being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members to be held on [date] and at any adjournment thereof. [Any restrictions on voting to be inserted here.]

Signed this [date]

Members

31.2.	The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted shall be invalid.

31.3.	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

31.4.	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

32.	Representation of Corporate Member

32.1.	A corporation which is a Member may, by written instrument, authorise such person or persons as it thinks fit to act as its representative at any general meeting and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

32.2.	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

33.	Adjournment of General Meeting

33.1.	The chairman of a general meeting at which a quorum is present may, with the consent of the Members holding a majority of the voting rights of those Members present in person or by proxy (and shall if so directed by Members holding a majority of the voting rights of those Members present in person or by proxy) adjourn the meeting.

17

Insight Marvel Ltd.

33.2.	The chairman of a general meeting may adjourn a meeting to another time and place without the consent or direction of the Members if it appears to him that:

(a)	it is likely to be impracticable to hold or continue that meeting because of the number of Members wishing to attend who are not present; or

(b)	the unruly conduct of persons attending the meeting prevents, or is likely to prevent, the orderly continuation of the business of the meeting; or

(c)	an adjournment is otherwise necessary so that the business of the meeting may be properly conducted.

33.3.	Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat in accordance with these Bye-laws.

34.	Written Resolutions

34.1.	Subject to these Bye-laws, anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing signed by or on behalf of all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

34.2.	A resolution in writing may be signed in any number of counterparts.

34.3.	A resolution in writing made in accordance with this Bye-law is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Bye-law to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

34.4.	A resolution in writing made in accordance with this Bye-law shall constitute minutes for the purposes of the Act.

34.5.	This Bye-law shall not apply to:

(a)	a resolution passed to remove an Auditor from office before the expiration of his term of office; or

(b)	a resolution passed for the purpose of removing a Director before the expiration of his term of office.

34.6.	For the purposes of this Bye-law, the date of the resolution is the date when the resolution is signed by or on behalf of the last Member to sign and any reference in any Bye-law to the date of passing of a resolution is, in relation to a resolution made in accordance with this Bye-law, a reference to such date.

35.	Directors Attendance at General Meetings

The Directors shall be entitled to receive notice of, attend and be heard at any general meeting.

18

Insight Marvel Ltd.

DIRECTORS AND OFFICERS

36.	Election of Directors

36.1.	Only persons who are proposed or nominated in accordance with this Bye-law shall be eligible for election as Directors. Any Member or the Board may propose any person for election as a Director. Where any person, other than a Director retiring at the meeting or a person proposed for re-election or election as a Director by the Board, is to be proposed for election as a Director, notice must be given to the Company of the intention to propose him and of his willingness to serve as a Director. Where a Director is to be elected:

(a)	at an annual general meeting, such notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting or, in the event the annual general meeting is called for a date that is greater than 30 days before or after such anniversary, the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to Members or the date on which public disclosure of the date of the annual general meeting was made;

(b)	at a special general meeting, such notice must be given not later than 7 days following the earlier of the date on which notice of the special general meeting was posted to Members or the date on which public disclosure of the date of the special general meeting was made;

(c)	in the case of an election at any general meeting, such notice must set forth: (i) as to each person whom the Member proposes to nominate for election as a Director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of the Company owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to applicable laws or regulations or that the Company may reasonably request in order to determine the eligibility of such person to serve as a Director of the Company; (ii) the name and record address of the Member giving the notice and the beneficial owner, if any, on whose behalf the nomination is proposed; (iii) the class or series and number of shares of the Company which are registered in the name of or beneficially owned by such Member and such beneficial owner (including any shares as to which such Member or such beneficial owner has a right to acquire ownership at any time in the future); (iv) a description of all derivatives, swaps or other transactions or series of transactions engaged in, directly or indirectly, by such Member or such beneficial owner, the purpose or effect of which is to give such Member or such beneficial owner economic risk similar to ownership of shares of the Company; (v) a description of all agreements, arrangements, understandings or relationships engaged in, directly or indirectly, by such Member or such beneficial owner, the purpose or effect of which is to mitigate loss to, reduce the economic risk (or ownership or otherwise) of any class or series of shares of the Company, manage the risk of share price changes for, or increase or decrease the voting power of, such Member or beneficial owner, or which provides, directly or indirectly, such Member or beneficial owner with the opportunity to profit from any decrease in the price or value of the shares of any class or series of shares of the Company; (vi) a description of all agreements, arrangements, understandings or relationships between such Member or such beneficial owner and any other person or persons (including their names) in connection with the proposed nomination by such Member and any material relationship between such Member or such beneficial owner and the person proposed to be nominated for election; and (vii) a representation that such Member intends to appear in person or by proxy at the general meeting to propose such nomination; and

19

Insight Marvel Ltd.

(d)	in the case of an election at any general meeting, such notice must be accompanied by a written consent of each person whom the Member proposes to nominate for election as a Director to being named as a nominee and to serve as a Director if elected.

36.2.	Where persons are validly proposed for re-election or election as a Director, the persons receiving the most votes (up to the number of Directors to be elected) shall be elected as Directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such Directors.

36.3.	At any general meeting the Members may authorise the Board to fill any vacancy in their number left unfilled at a general meeting.

36.4.	For any Director election to occur by resolution of the Members prior to the Change Date, (i) any person proposed or nominated by the Board to replace a Legacy IHS Director will require the approval of the Legacy IHS Directors (acting by the affirmative vote of a majority of the Legacy IHS Directors then in office) and (ii) any person proposed or nominated by the Board to replace a Legacy Markit Director will require the approval of the Legacy Markit Directors (acting by the affirmative vote of a majority of the Legacy Markit Directors then in office). This Bye-law 36.4 will be implemented so as to comply with applicable Exchange rules.

37.	Number of Directors

37.1.	At all times prior to the Change Date, unless otherwise determined by Board Supermajority Approval, the Board shall consist of eleven directors.

37.2.	Effective as of the Change Date (which in no event shall be later than December 31, 2017), unless otherwise determined by Board Supermajority Approval, (i) the office of Director held by Jerre Stead shall be vacated and (ii) upon the vacancy of the office of Director by Jerre Stead, the size of the Board shall be reduced by one director (i.e., if prior to the vacancy of the office of Director by Jerre Stead the Board consisted of eleven directors, to ten directors).

37.3.	From and after the Change Date, the Board shall consist of such number of Directors being not less than five Directors or such greater number as the Board may from time to time determine.

38.	Classes of Directors

The Directors shall be divided into three classes designated Class I, Class II and Class III. Each class of Directors shall consist, as nearly as possible, of one third of the total number of Directors constituting the entire Board.

39.	Term of Office of Directors

At the first annual general meeting which is held after the date of adoption of these Bye-laws, the Class I Directors shall be elected for a three year term of office. At the second annual general meeting which is held after the date of adoption of these Bye-laws, the Class II Directors shall be elected for a three year term of office. At the third annual general meeting which is held after the date of adoption of these Bye-laws, the Class III Directors shall be elected for a three year term of office. At each succeeding annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class, but in no case shall a decrease in the

20

Insight Marvel Ltd.

number of Directors shorten the term of any Director then in office. A Director shall hold office until the annual general meeting for the year in which his term expires, subject to his office being vacated pursuant to Bye-law 42.

40.	Alternate Directors

The election or appointment of a person or persons to act as a Director in the alternative to any one or more Directors shall not be permitted.

41.	Removal of Directors

41.1.	Subject to any provision to the contrary in these Bye-laws, the Members entitled to vote for the election of Directors may, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director only with cause, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

41.2.	If a Director is removed from the Board under this Bye-law, the Members may fill the vacancy at the meeting at which such Director is removed, provided the nominee for the vacancy is proposed in accordance with Bye-law 36. In the absence of such election or appointment, the Board may fill the vacancy; provided that, if such removal is prior to the Change Date, the Board may only fill such vacancy in accordance with Bye-law 42.2 as if such vacancy had arisen under Bye-law 42.1.

41.3.	For the purposes of this Bye-law 41, “cause” shall mean a conviction for a criminal offence involving dishonesty or engaging in conduct which brings the Director or the Company into disrepute and which results in material financial detriment to the Company.

42.	Vacancy in the Office of Director

42.1.	The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Bye-laws or is prohibited from being a Director by law;

(b)	is or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or dies; or

(d)	resigns his office by notice to the Company.

42.2.	The Legacy Markit Directors (acting by the affirmative vote of a majority of the Legacy Markit Directors then in office) shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring prior to the Change Date as a result of the death, disability, disqualification or resignation of any Legacy Markit Director. The Legacy IHS Directors (acting by the affirmative vote of a majority of the Legacy IHS Directors then in office) shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring prior to the Change Date as a result of the death, disability, disqualification or resignation of any Legacy IHS Director.

42.3.

Provided a quorum of Directors remains in office, the Board shall have the power to appoint any person as a Director to fill a vacancy on the Board occurring from and after the Change Date as a result of the death, disability, disqualification or resignation of any Director or occurring at any time as a result of an increase in the size of the Board (it being understood that, effective as of the Change Date, upon the vacancy of the office of Director by Jerre Stead, the size of the Board shall be reduced to ten directors and therefore no

21

Insight Marvel Ltd.

person shall be appointed as a Director to fill any vacancy on the Board occurring as a result of the death, disability, disqualification or resignation of Jerre Stead).

43.	Remuneration of Directors

Directors may receive compensation for their services as Director, including compensation for service on any committee appointed by the Board and any additional fees for committee chairs, in amounts, and on such basis, as shall be established from time to time by the Board. The Directors may also be paid all travel, hotel and other reasonable out-of-pocket expenses properly incurred by them in attending and returning from Board meetings, meetings of any committee appointed by the Board or general meetings, or in connection with the business of the Company or their duties as Directors generally.

44.	Defect in Appointment

All acts done in good faith by the Board, any Director, any committee appointed by the Board, any member of any such committee, any person to whom the Board may have delegated any of its powers, or any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that he was, or any of them were, disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director or act in the relevant capacity.

45.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Act or by these Bye-laws, required to be exercised by the Company in general meeting.

46.	Powers of the Board of Directors

Subject to the provisions of these Bye-laws, the Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more persons to the office of chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)

by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may

22

Insight Marvel Ltd.

contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company and listing the shares of the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board which may consist partly or entirely of non-Directors, provided that every such committee shall be subject to the oversight and central control of the Board, shall conform to such directions as the Board shall impose on them and provided further that the meetings and proceedings of any such committee shall be governed by the provisions of these Bye-laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board, and provided further that, prior to the Change Date, unless otherwise determined by Board Supermajority Approval, each committee shall consist of an equal number of Legacy Markit Directors and Legacy IHS Directors;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board may see fit, provided always that the execution of those powers remains subject to the oversight and control of the Board;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any deed, agreement, document or instrument on behalf of the Company.

47.	Register of Directors and Officers

The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers and shall enter therein the particulars required by the Act.

48.	Appointment of Officers

48.1.	Subject to this Bye-law 48, the Board may appoint such Officers (who may or may not be Directors) as the Board may determine for such terms as the Board deems fit.

48.2.	Unless otherwise determined by Board Supermajority Approval:

(a)	prior to the Change Date, the appointment of Jerre Stead as chief executive officer of the Company shall not be revoked (nor shall a successor chief executive officer be appointed);

(b)	prior to the Change Date, the appointment of Lance Uggla as president of the Company shall not be revoked (nor shall a successor president be appointed);

(c)	effective as of the Change Date (which in no event shall be later than December 31, 2017), (i) Jerre Stead shall cease to be chief executive officer of the Company and (ii) Lance Uggla shall be appointed as chief executive officer of the Company.

23

Insight Marvel Ltd.

49.	Appointment of Secretary

The Secretary shall be appointed by the Board from time to time.

50.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time, provided always that the execution of those powers and the performance of those duties remain subject to the general oversight and central control of the Board.

51.	Remuneration of Officers

The Officers shall receive such remuneration as the Board or a committee appointed by the Board may determine.

52.	Conflicts of Interest

52.1.	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company on such terms, including with respect to remuneration, as may be agreed between the parties. Nothing herein contained shall authorise a Director or a Director’s firm, partner or company to act as Auditor to the Company.

52.2.	A Director who is directly or indirectly interested in a contract or proposed contract with the Company (an “Interested Director”) shall declare the nature of such interest as required by the Act.

52.3.	Following a declaration of interest being made pursuant to Bye-law 52.2, the Interested Director shall be disqualified from participating in the discussion or voting on the matter unless the chairman of the meeting determines that such Interested Director shall not be disqualified as such. In the event the chairman of the meeting makes a declaration under Bye-law 52.2, such determination may be made by a majority of the votes cast by the Directors not having such an interest. In addition, an Interested Director may, but shall not be required to, recuse himself from the discussion or voting on any particular matter because of a possible conflict or for any other reason disclosed to the other Directors. Any Interested Director that is so disqualified or that elects to be recused shall nevertheless be counted toward a quorum for the meeting.

In the event that one or more Interested Directors are disqualified or elect to be recused from voting on a matter, or one or more Directors are later found to have an interest or conflict that should have been declared, the matter shall be approved or stand approved if it is or was approved by a majority of the votes cast by the Directors that do not have an interest or conflict in the matter, even if less than a quorum.

Other than as contemplated by the definition of “Board Supermajority Approval” and notwithstanding anything to the contrary in the first paragraph of this Bye-law 52.3, neither Jerre Stead nor Lance Uggla shall be required to recuse himself from voting on any matter contemplated by these Bye-laws (including, from and after the Change Date, any revocation of Lance Uggla’s appointment as Chairman or chief executive officer).

53.	Indemnification and Exculpation of Directors and Officers

53.1.

The Directors, Resident Representative, Secretary and other Officers, and any person appointed to any committee by the Board in accordance with these Bye-Laws acting in relation to any of the affairs of the Company or any subsidiary thereof and the liquidator or trustees (if any) acting in relation to any of the

24

Insight Marvel Ltd.

affairs of the Company or any subsidiary thereof and every one of them (whether for the time being or formerly), and their heirs, executors and administrators (each of which an “indemnified party”), shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any monies or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any monies of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the indemnified parties. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company or any subsidiary thereof, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to such Director or Officer.

53.2.	The Company may purchase and maintain insurance for the benefit of any Director or Officer against any liability incurred by him under the Act in his capacity as a Director or Officer or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

53.3.	The Company may advance monies to a Director or Officer for the costs, charges and expenses incurred by the Director or Officer in defending any civil or criminal proceedings against him, on condition that the Director or Officer shall repay the advance if any allegation of fraud or dishonesty in relation to the Company is proved against him.

MEETINGS OF THE BOARD OF DIRECTORS

54.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Subject to these Bye-laws, a resolution put to the vote at a Board meeting shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

55.	Notice of Board Meetings

The Chairman may, and the Secretary on the requisition of the Chairman shall, at any time summon a Board meeting. Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to such Director verbally (including in person or by telephone) or otherwise communicated or sent to such Director by post, electronic means or other mode of representing words in a visible form at such Director’s last known address or in accordance with any other instructions given by such Director to the Company for this purpose.

25

Insight Marvel Ltd.

56.	Electronic Participation in Meetings

Directors may participate in any Board meeting by such telephonic, electronic or other communication facilities or means as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

57.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a Board meeting shall be a majority of the Directors then in office, provided that if there is only one Director for the time being in office the quorum shall be one.

58.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number but, if and so long as its number is reduced below the number fixed by these Bye-laws as the quorum necessary for the transaction of business at Board meetings, the continuing Directors or Director may act for the purpose of (i) summoning a general meeting; or (ii) preserving the assets of the Company.

59.	Chairman; Lead Director

59.1.	Unless otherwise agreed by a majority of the Directors attending, (i) the Chairman shall act as chairman at all Board meetings at which such person is present and (ii) in the Chairman’s absence, the Lead Director shall act as chairman at all Board meetings at which such person is present. In the absence of both the Chairman and the Lead Director, a chairman of the meeting shall be appointed or elected by the Directors present at the meeting unless otherwise determined in accordance with procedures adopted by the Board.

59.2.	Unless otherwise determined by Board Supermajority Approval:

(a)	prior to the Change Date, the appointment of Jerre Stead as Chairman shall not be revoked; and

(b)	effective as of the Change Date (which shall in no event be later than December 31, 2017), (i) Jerre Stead shall cease to be Chairman and (ii) Lance Uggla shall be appointed as Chairman.

59.3.	In addition to acting as chairman of Board meetings in accordance with Bye-law 59.1, the Lead Director shall (a) serve as the liaison between the non-management Directors and the management Directors, (b) participate in the development of, and approve, the agenda for each Board meeting and (c) preside over an in camera session of the non-management Directors to be held at each Board meeting. At all times prior to the Change Date, unless otherwise determined by Board Supermajority Approval, the Lead Director shall be a Legacy Markit Director and the Board shall not have a vice chairman.

60.	Written Resolutions

A resolution signed by all the Directors, which may be in counterparts, shall be as valid as if it had been passed at a Board meeting duly called and constituted, such resolution to be effective on the date on which the resolution is signed by the last Director.

61.	Validity of Prior Acts of the Board

No regulation or alteration to these Bye-laws made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

26

Insight Marvel Ltd.

CORPORATE RECORDS

62.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each Board meeting and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, Board meetings, meetings of managers and meetings of committees appointed by the Board.

63.	Place Where Corporate Records Kept

Minutes prepared in accordance with the Act and these Bye-laws shall be kept by the Secretary at the registered office of the Company.

64.	Form and Use of Seal

64.1.	The Company may adopt a seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Bermuda.

64.2.	A seal may, but need not, be affixed to any deed, instrument or document, and if the seal is to be affixed thereto, it shall be attested by the signature of (i) any Director, or (ii) any Officer, or (iii) the Secretary, or (iv) any person authorised by the Board for that purpose.

64.3.	A Resident Representative may, but need not, affix the seal of the Company to certify the authenticity of any copies of documents.

ACCOUNTS

65.	Records of Account

65.1.	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all amounts of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

65.2.	Such records of account shall be kept at the registered office of the Company or, subject to the Act, at such other place as the Board thinks fit and shall be available for inspection by the Directors during normal business hours.

65.3.	Such records of account shall be retained for a minimum period of five years from the date on which they are prepared.

66.	Financial Year End

The financial year end of the Company may be determined by resolution of the Board and failing such resolution shall be 30th November in each year.

27

Insight Marvel Ltd.

AUDITS

67.	Annual Audit

Subject to any rights to waive laying of accounts or appointment of an Auditor pursuant to the Act, the accounts of the Company shall be audited at least once in every year.

68.	Appointment of Auditor

68.1.	Subject to the Act, the appointment of an auditor of the accounts of the Company for each fiscal year shall be submitted to the Members for their approval at the annual general meeting or at a subsequent general meeting.

68.2.	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

69.	Remuneration of Auditor

The remuneration of an Auditor shall be fixed by the Members or by the Board (or a committee appointed by the Board), if it is authorised to do so by the Members, save that the remuneration of an Auditor appointed by the Board to fill a casual vacancy in accordance with these Bye-laws shall be fixed by the Board.

70.	Duties of Auditor

70.1.	The financial statements provided for by these Bye-laws shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards.

70.2.	The generally accepted auditing standards referred to in this Bye-law may be those of a country or jurisdiction other than Bermuda or such other generally accepted auditing standards as may be provided for in the Act. If so, the financial statements and the report of the Auditor shall identify the generally accepted auditing standards used.

71.	Access to Records

The Auditor shall at all reasonable times have access to all books kept by the Company and to all account and vouchers relating thereto, and the Auditor may call on the Directors or Officers for any information in their possession relating to the books or affairs of the Company.

72.	Financial Statements and the Auditor’s Report

72.1.	Subject to the following bye-law, the financial statements and/or the auditor’s report as required by the Act shall:

(a)	be laid before the Members at the annual general meeting; or

(b)	be received, accepted, adopted, approved or otherwise acknowledged by the Members by written resolution passed in accordance with these Bye-laws.

28

Insight Marvel Ltd.

72.2.	If all Members and Directors shall agree, either in writing or at a meeting, that in respect of a particular interval no financial statements and/or auditor’s report thereon need be made available to the Members, and/or that no auditor shall be appointed, then there shall be no obligation on the Company to do so.

73.	Vacancy in the Office of Auditor

The Board may fill any casual vacancy in the office of the auditor.

BUSINESS COMBINATIONS

74.	Business Combinations

74.1.	(a)

Any Business Combination with any Interested Shareholder within a period of three years following the time of the transaction in which the person became an Interested Shareholder must be approved by the Board and authorised at an annual or special general meeting, by the affirmative vote of at least 66 2/3% of the votes attaching to the issued and outstanding voting shares of the Company that are not owned by the Interested Shareholder unless:

(i)	prior to the time that the person became an Interested Shareholder, the Board approved either the Business Combination or the transaction which resulted in the person becoming an Interested Shareholder; or

(ii)	upon consummation of the transaction which resulted in the person becoming an Interested Shareholder, the Interested Shareholder owned shares representing at least 85% of the votes attaching to the issued and outstanding voting shares of the Company at the time the transaction commenced, excluding for the purposes of determining the number of shares issued and outstanding those shares owned by (A) persons who are Directors and also Officers and (B) employee share plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer.

(b)	The restrictions contained in this Bye-law 74.1 shall not apply if:

(i)	a Member becomes an Interested Shareholder inadvertently and (A) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Shareholder; and (B) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(ii)	the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (A) constitutes one of the transactions described in the following sentence; (B) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (C) is approved or not opposed by a majority of the members of the Board then in office who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by resolution of the Board approved by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(1)	a merger, amalgamation or consolidation of the Company (except an amalgamation or merger in respect of which, pursuant to the Act, no vote of the shareholders of the Company is required);

29

Insight Marvel Ltd.

(2)	a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company (other than to the Company or any entity directly or indirectly wholly-owned by the Company) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company; or

(3)	a proposed tender or exchange offer for 50% or more of the issued and outstanding voting shares of the Company.

The Company shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in subparagraphs (1) or (2) of the second sentence of this paragraph (ii).

(c)	For the purpose of this Bye-law 74 only, the term:

(i)	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person;

(ii)	“associate”, when used to indicate a relationship with any person, means: (A) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (B) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a Director or Officer or a director or officer of any of the Company’s parents or subsidiaries;

(iii)	“Business Combination”, when used in reference to the Company and any Interested Shareholder of the Company, means:

(A)	any merger, amalgamation or consolidation of the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company, wherever incorporated, with (1) the Interested Shareholder or any of its affiliates, or (2) with any other company, partnership, unincorporated association or other entity if the merger, amalgamation or consolidation is caused by the Interested Shareholder;

(B)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any entity directly or indirectly wholly-owned or majority-owned by the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the issued and outstanding shares of the Company;

(C)

any transaction which results in the issuance or transfer by the Company or by any entity directly or indirectly wholly-owned or majority-owned by the Company of any shares of the Company, or any share of such entity, to the Interested Shareholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which securities were issued and outstanding prior to the time that the Interested Shareholder became such;

30

Insight Marvel Ltd.

(2) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company, or shares of any such entity, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (3) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of such shares; or (4) any issuance or transfer of shares by the Company; provided however, that in no case under items (2)-(4) of this subparagraph (C) shall there be an increase in the Interested Shareholder’s proportionate share of any class or series of shares;

(D)	any transaction involving the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares of the Company, or shares of any such entity, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any repurchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(E)	any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (A)-(D) of this paragraph) provided by or through the Company or any entity directly or indirectly wholly-owned or majority-owned by the Company;

(iv)	“control”, including the terms “controlling”, “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the issued and outstanding voting shares of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; provided that notwithstanding the foregoing, such presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity;

(v)

“Interested Shareholder” means any person (other than the Company and any entity directly or indirectly wholly- owned or majority-owned by the Company) that (A) is the owner of shares representing 15% or more of the votes attaching to the issued and outstanding voting shares of the Company, (B) is an affiliate or associate of the Company and was the owner of shares representing 15% or more of the votes attaching to the issued and outstanding voting shares of the Company at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder or (C) is an affiliate or associate of any person listed in (A) or (B) above; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company unless such person referred to in this proviso acquires additional voting shares of the Company otherwise than as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Company deemed to be issued and outstanding shall include voting shares deemed to be owned by the person through application of paragraph (viii) below, but shall not include any other

31

Insight Marvel Ltd.

unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(vi)	“person” means any individual, company, partnership, unincorporated association or other entity;

(vii)	“voting shares” means, with respect to any company, shares of any class or series entitled to vote generally in the election of Directors and, with respect to any entity that is not a company, any equity interest entitled to vote generally in the election of the governing body of such entity;

(viii)	“owner”, including the terms “own” and “owned”, when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(A)	beneficially owns such shares, directly or indirectly; or

(B)	has (1) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares are accepted for purchase or exchange; or (2) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(C)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B)(2) of subparagraph (B) of this paragraph (viii)), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

74.2.	In respect of any Business Combination to which the restrictions contained in Bye-law 74.1 do not apply but which the Act requires to be approved by the Members, then (i) for any Business Combination that has been approved by the Board the necessary general meeting quorum and Members’ approval shall be as set out in Bye-laws 26 and 28 respectively; and (ii) for any Business Combination not approved by the Board such Business Combination requires a resolution of the Members including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution.

VOLUNTARY WINDING-UP AND DISSOLUTION

75.	Winding-Up

If the Company shall be wound up, the liquidator may, with the sanction of a resolution of the Members, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

32

Insight Marvel Ltd.

CHANGES TO CONSTITUTION

76.	Changes to Bye-laws

76.1.	No Bye-law may be rescinded, altered or amended and no new Bye-law may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

76.2.	Bye-laws 36, 37, 38, 39, 41, 74 and 76 may not be rescinded, altered or amended and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws, until the same has been approved by a resolution of the Board including the affirmative vote of not less than 66 2/3% of the Directors then in office and by a resolution of the Members including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue.

76.3.	Bye-laws 1, 36.4, 37, 41, 42, 46(g), 48, 59, 76.3, 77 and 80 may not be rescinded, altered or amended prior to the Change Date and no new Bye-law may be made which would have the effect of rescinding, altering or amending the provisions of such Bye-laws prior to the Change Date, until the same has been approved by Board Supermajority Approval and by a resolution of the Members including the affirmative vote of not less than 66 2/3% of the votes attaching to all shares in issue.

77.	Changes to the Memorandum of Association

No alteration or amendment to the Memorandum of Association may be made save in accordance with the Act and until the same has been approved by a resolution of the Board and by a resolution of the Members.

78.	Discontinuance

The Board may exercise all the powers of the Company to discontinue the Company to a jurisdiction outside Bermuda pursuant to the Act.

79.	Exclusive Jurisdiction

In the event that any dispute arises concerning the Act or out of or in connection with these Bye-laws, including any question regarding the existence and scope of any Bye-law and/or whether there has been any breach of the Act or these Bye-laws by an Officer or Director (whether or not such a claim is brought in the name of a shareholder or in the name of the Company), any such dispute shall be subject to the exclusive jurisdiction of the Supreme Court of Bermuda.

80.	Headquarters

Unless otherwise determined by Board Supermajority Approval prior to the Change Date or by the Board from and after the Change Date, the headquarters of the Company, including its principal executive offices, shall be located in London, England.

33

Annex C

March 20, 2016

The Board of Directors

Markit Ltd

Clarendon House

2 Church Street

Hamilton HM11, Bermuda

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Markit Ltd (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of Marvel Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Subsidiary”), with IHS Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated March 20, 2016, by and among the Company, Merger Subsidiary and the Merger Partner (the “Agreement”), the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury, will be converted into the right to receive 3.5566 (the “Exchange Ratio”) common shares of par value $0.01 in the Company (“Company Common Shares”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Shares and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they

383 Madison Avenue, Floor 42, New York, New York 10179

J.P. Morgan Securities LLC

have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Shares will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on the Company’s initial public offering of common shares in June, 2014, acting as joint bookrunner on the Company’s follow-on equity offering in June, 2015, acting as joint bookrunner on the Merger Partner’s senior notes offering in June 2014, acting as a lead arranger and joint bookrunner for the Merger Partner’s subsidiary, IHS Global Inc., in connection with its credit facility in October 2014 and acting as a lead arranger and joint bookrunner on two of the Merger Partner’s credit facilities in October 2014 and February 2016. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Merger Partner and less than 2% of the outstanding common shares of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

U002857

Annex D

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

March 20, 2016

Board of Directors

IHS Inc.

15 Inverness Way East

Englewood, CO 80112

Ladies and Gentlemen:

Attached is our opinion letter, dated March 20, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Markit Ltd. (“Markit”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of IHS Inc. (the “Company”) of the exchange ratio of 3.5566 common shares, par value $0.01 per share, of Markit to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of March 20, 2016, by and among Markit, Marvel Merger Sub, Inc., a wholly owned, indirect subsidiary of Markit, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Securities and Investment Services Provided by Goldman, Sachs & Co.

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

March 20, 2016

Board of Directors

IHS Inc.

15 Inverness Way East

Englewood, CO 80112

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Markit Ltd. (“Markit”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.01 per share (the “Shares”), of IHS Inc. (the “Company”) of the exchange ratio of 3.5566 common shares, par value $0.01 per share (the “Markit Common Stock”), of Markit to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of March 20, 2016 (the “Agreement”), by and among Markit, Marvel Merger Sub, Inc., a wholly owned, indirect subsidiary of Markit, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Markit, any of their respective affiliates and third parties, including General Atlantic LLC (“GA”), Temasek Holdings Private Limited (“Temasek”) and CPP Investment Board Inc. (“CPPIB”), each an affiliate of a significant shareholder of Markit, and any of their respective affiliates and portfolio companies, including the Republic of Singapore, an affiliate of Temasek, and its agents or instrumentalities, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as manager with respect to a public offering of the Company’s 5% Notes due November 2022 (aggregate principal amount $750,000,000) in October 2014. We have provided certain financial advisory and/or underwriting services to Markit and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as book running manager with respect to an initial public offering of 53,472,353 shares of Markit Common Stock in June 2014 and book running manager with respect to a public offering of 25,746,604 shares of Markit Common Stock in June 2015. We have provided certain financial advisory and/or underwriting services to GA and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as manager with respect to a public offering of 5.870% Senior Notes due 2022 (aggregate principal amount $300,000,000) for Quality Technology Services Inc., a portfolio company of GA, in July 2014; as book running manager with respect to a public offering of 9,350,000 shares of common stock of Quality Technology Services Inc. in February 2015; as financial advisor to MedExpress Urgent Care PLLC, a portfolio company of

Securities and Investment Services Provided by Goldman, Sachs & Co.

Board of Directors

IHS Inc.

March 20, 2016

GA, in connection with its sale in April 2015; as book running manager with respect to a public offering of 7,000,000 shares of common stock of Quality Technology Services Inc. in June 2015; as financial advisor to TE Connectivity Ltd., a portfolio company of GA, in connection with the sale of Network Solutions LLC, a subsidiary of TE Connectivity Ltd., in August 2015; and as financial advisor to Amedes Holding AG, a portfolio company of GA, in connection with its sale in August 2015. We have provided certain financial advisory and/or underwriting services to Temasek and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as book running manager with respect to a public offering of 15,000,000 shares of common stock of Quintiles Transnational Corporation, a portfolio company of Temasek, in March 2014; as book running manager with respect to a public offering of 78,000,000 shares of common stock of New China Life Insurance Co. Ltd., a portfolio company of Temasek, in July 2014; as book running manager with respect to a public offering of 35,000,000 shares of common stock of Shanghai Pharmaceuticals Holdings Co., Ltd., a portfolio company of Temasek, in March 2015; and as book running manager with respect to a public offering of 15,000,000 shares of common stock of Evonik Industries AG, a portfolio company of Temasek, in June 2015. We have provided certain financial advisory and/or underwriting services to the Republic of Singapore and its agents or instrumentalities and their respective affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We have provided certain financial advisory and/or underwriting services to CPPIB and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead arranger in connection with a bank loan facility (aggregate principal amount $3,772,000,000) for IMS Health Inc., a portfolio company of CPPIB, in March 2014; as financial advisor to CPPIB in connection with the acquisition of Wilton Re in June 2014; as joint lead arranger in connection with a bank loan facility (aggregate principal amount $2,761,000,000) for Gates Global Inc., a portfolio company of CPPIB, in June 2014; as financial advisor to Gates Global Inc. in connection with its sale in July 2014; as book running manager with respect to a public offering of 51,000,000 shares of common stock of IMS Health Holdings, Inc., a portfolio company of CPPIB, in May 2015; and as financial advisor to CPPIB in connection with the acquisition of Informatica Corporation in August 2015. We may also in the future provide financial advisory and/or underwriting services to the Company, Markit, GA, Temasek and CPPIB, and their respective affiliates and portfolio companies, for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. also may have co-invested with GA, Temasek and CPPIB and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of GA, Temasek and CPPIB from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 1O-K of the Company for the five fiscal years ended November 30, 2015; annual reports to shareholders and Annual Reports on Form 20-F of Markit for the two years ended December 31, 2015; Markit’s Registration Statement on Form F-1, including the prospectus contained therein dated June 18, 2014 relating to an initial public offering of 53,472,353 shares of Markit Common Stock; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain interim reports to shareholders on Form 6-K of Markit; certain other communications from the Company and Markit to their respective stockholders or shareholders; certain publicly available research analyst reports for the Company and Markit; certain financial analyses and forecasts for Markit prepared by its management; certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analyses and forecasts for Markit prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”); and certain operating cost and revenue synergies projected by the managements of the Company and Markit to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and with members of the senior managements of the Company and Markit regarding their assessments of the past and current business

Board of Directors

IHS Inc.

March 20, 2016

operations, financial condition and future prospects of Markit; reviewed the reported price and trading activity for the Shares and shares of Markit Common Stock; compared certain financial and stock market information for the Company and Markit with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the information services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Markit or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Markit or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Markit and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Markit, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Markit Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Markit or the ability of the Company or Markit to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Markit and its affiliates) of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

Board of Directors

IHS Inc.

March 20, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Section 98 of the Bermuda Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to such company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Bermuda Act. Section 98 further provides that any provision, whether contained in the bye-laws of a company or in any contract or arrangement between such company and any director exempting or indemnifying him against any liability which would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to such company, shall be void.

Section 98A of the Bermuda Act permits a Bermuda company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not such Bermuda company may otherwise indemnify such officer or director.

Markit’s bye-laws and the Markit amended bye-laws contain provisions that provide that it shall indemnify its officers and directors, except where such liability arises from fraud or dishonesty.

The combined company may enter into employment agreements with its executive officers which contain provisions pursuant to which it has agreed to indemnify each executive to the fullest extent contemplated by Bermuda law, and to maintain customary insurance policies providing for indemnification.

The combined company may purchase insurance on behalf of its directors and officers for liabilities arising out of their capacities as such.

The merger agreement requires Markit to cause IHS, as the surviving corporation, to indemnify and hold harmless each individual who is as of the date of the merger agreement or becomes prior to the effective time, a director or officer of IHS and any of its subsidiaries, and each person who was serving as a director or officer of another person at the request of IHS and any of its subsidiaries, each referred to as an indemnified party, to the same extent as such indemnified parties were indemnified as of the date of the merger agreement pursuant to the organizational documents IHS or any of its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement.

Markit has also agreed to cause IHS, as the surviving corporation in the merger, to maintain for six years following the merger either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by IHS and any of its subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, except that in no event will the annual cost to IHS for maintaining such policies exceed 300% of the annual premium paid by IHS, referred to as the maximum amount. IHS may obtain a six-year “tail” policy under its existing directors and officers insurance policy in lieu of the foregoing, for a cost not to exceed the applicable maximum amount.

Item 21. Exhibits

The following Exhibits are filed as part of, or are incorporated by reference in, this Registration Statement:

Exhibit Number	Title

2.1	Agreement and Plan of Merger, dated as of March 20, 2015, by and among Markit Ltd., IHS Inc. and Marvel Merger Sub, Inc. (included as Annex A to the joint proxy statement/prospectus).†

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Markit’s registration statement on Form F-1 (file no. 333-198711), as amended, as filed on May 5, 2014).

3.2	Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.2 to Markit’s registration statement on Form F-1 (file no. 333-198711), as amended, as filed on June 3, 2014).

3.3	Bye-laws of the Registrant (incorporated by reference to Exhibit 3.3 to Markit’s registration statement on Form F-1 (file no. 333-198711), as amended, as filed on June 3, 2014).

3.4	Form of Amended and Restated Bye-laws of the Registrant to be adopted upon completion of the merger (included as Annex B to the joint proxy statement/prospectus).

3.5	Memorandum of Increase of Share Capital of the Registrant (incorporated by reference to Exhibit 1.3 to Markit’s Annual Report on Form 20-F for the year ended December 31, 2015 (file no. 001-36495) as filed on March 11, 2016).

5.1	Opinion of Conyers Dill & Pearman Limited as to the validity of common shares to be issued by Markit Ltd.*

8.1	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)*

23.1	Consent of PricewaterhouseCoopers LLP relating to Markit’s financial statements.

23.2	Consent of Ernst & Young LLP relating to IHS’s financial statements.

24.1	Power of Attorney (contained in the signature page to this registration statement)

99.1	Form of Proxy Card of Markit Ltd.

99.2	Form of Proxy Card of IHS Inc.

99.3	Opinion of J.P. Morgan (included as Annex C to this proxy statement/prospectus).

99.4	Consent of J.P. Morgan

99.5	Opinion of Goldman, Sachs & Co. (included as Annex D to this proxy statement/prospectus).

99.6	Consent of Goldman, Sachs & Co.

99.7	Consent of Jerre Stead to Become a Director

*	To be filed by amendment.
†	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, which we refer to as the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8A of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering.

(5) that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) that, for purposes of determining liability under the Securities Act, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness (provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use).

(7) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) that every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(10) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(12) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city and state set forth below, on May 10, 2016.

Markit Ltd.

By:	/s/ Jeffrey Gooch
Name:	Jeffrey Gooch
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on May 10, 2016. Each person whose signature appears below hereby authorizes each of Lance Uggla, Jeffrey Gooch and Sari Granat, each with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Lance Uggla, Jeffrey Gooch and Sari Granat, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title

/s/ Lance Uggla Lance Uggla	Authorized Executive Officer and Director (Chief Executive Officer and Chairman)

/s/ Jeffrey Gooch Jeffrey Gooch	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Timothy Frost Timothy Frost	Director

/s/ James A. Rosenthal James A. Rosenthal	Director

/s/ Anne Walker Anne Walker	Director

/s/ Edwin Cass Edwin Cass	Director

/s/ Jill Denham Jill Denham	Director

/s/ William E. Ford William E. Ford	Director

/s/ Dinyar Devitre Dinyar Devitre	Director

/s/ Robert Kelly Robert Kelly	Director

Signature	Title

/s/ Cheng Chih Sung Cheng Chih Sung	Director

/s/ Colleen A. DeVries Colleen A. DeVries Senior Vice President on behalf of National Corporate Research, Ltd.	Authorized Representative in the United States

EXHIBIT INDEX

Exhibit Number	Title

2.1	Agreement and Plan of Merger, dated as of March 20, 2015, by and among Markit Ltd., IHS Inc. and Marvel Merger Sub, Inc. (included as Annex A to the joint proxy statement/prospectus).†

3.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Markit’s registration statement on Form F-1 (file no. 333-198711), as amended, as filed on May 5, 2014).

3.2	Memorandum of Association of the Registrant (incorporated by reference to Exhibit 3.2 to Markit’s registration statement on Form F-1 (file no. 333-198711), as amended, as filed on June 3, 2014).

3.3	Bye-laws of the Registrant (incorporated by reference to Exhibit 3.3 to Markit’s registration statement on Form F-1 (file no. 333-198711), as amended, as filed on June 3, 2014).

3.4	Form of Amended and Restated Bye-laws of the Registrant to be adopted upon completion of the merger (included as Annex B to the joint proxy statement/prospectus).

3.5	Memorandum of Increase of Share Capital of the Registrant (incorporated by reference to Exhibit 1.3 to Markit’s Annual Report on Form 20-F for the year ended December 31, 2015 (file no. 001-36495) as filed on March 11, 2016).

5.1	Opinion of Conyers Dill & Pearman Limited as to the validity of common shares to be issued by Markit Ltd.*

8.1	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1)*

23.1	Consent of PricewaterhouseCoopers LLP relating to Markit’s financial statements.

23.2	Consent of Ernst & Young LLP relating to IHS’s financial statements.

24.1	Power of Attorney (contained in the signature page to this registration statement)

99.1	Form of Proxy Card of Markit Ltd.

99.2	Form of Proxy Card of IHS Inc.

99.3	Opinion of J.P. Morgan (included as Annex C to this proxy statement/prospectus).

99.4	Consent of J.P. Morgan

99.5	Opinion of Goldman, Sachs & Co. (included as Annex D to this proxy statement/prospectus).

99.6	Consent of Goldman, Sachs & Co.

99.7	Consent of Jerre Stead to Become a Director

*	To be filed by amendment.
†	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the Agreement and Plan of Merger have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.